      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000
                                                     REGISTRATION NO.:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                NETGATEWAY, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                             7373                            87-0591719
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                                NETGATEWAY, INC.

                           300 OCEANGATE, 5(TH) FLOOR
                          LONG BEACH, CALIFORNIA 90802
                     (562)308-0010/(562)308-0021 (TELECOPY)
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's principal executive offices)
                           --------------------------

                             CRAIG S. GATARZ, ESQ.
                                GENERAL COUNSEL
                                NETGATEWAY, INC.
                            300 OCEANGATE, 5TH FLOOR
                          LONG BEACH, CALIFORNIA 90802
                     (562)308-0010/(562)308-0021 (TELECOPY)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                           --------------------------

                                    COPY TO:


             C. THOMAS HOPKINS, ESQ.                            BRENT C. CHRISTENSEN, ESQ.
               Nida & Maloney, LLP                               GEORGE M. FLINT III ESQ.
                800 Anacapa Street                             Parsons, Behle & Latimer PC
         Santa Barbara, California 93101                            201 S. Main Street
                                                                Salt Lake City, Utah 84145

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED         PROPOSED MAXIMUM
                                                  AMOUNT          MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
   TITLE OF SECURITIES TO BE REGISTERED     TO BE REGISTERED(1)    PRICE PER SHARE         PRICE(2)         REGISTRATION FEE
Common Stock, par value $.001 per share...       5,000,000               --               $18,466,236            $4,876

(1) Based upon the maximum number of shares of common stock, par value $0.001 per share, of Netgateway that may be issued pursuant to the merger.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended. This fee has been computed pursuant to Rules 457(f) and (c) thereof and is based on
    (i) $2.3125, the average of the bid and ask price per share of the common stock, par value $0.007 per share, of Galaxy Enterprises, Inc. on the Nasdaq OTC Bulletin Board on May 2, 2000, and (ii) the maximum number of shares of Galaxy Enterprises common stock to be acquired by Netgateway pursuant to the merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]
                                 [      ], 2000

Dear Stockholder of Netgateway, Inc.:

    Your board of directors has approved a merger agreement that would result in Netgateway, Inc. acquiring Galaxy Enterprises, Inc., a provider of educational seminars and Web-based technology designed to help small businesses establish a presence on and use the Internet to conduct business. Your board of directors is excited about this opportunity to expand and complement Netgateway's business. If the merger is completed, Netgateway will exchange approximately 0.63 shares of Netgateway common stock for each share of Galaxy Enterprises common stock, as more fully described in this joint proxy statement/prospectus. In addition, each outstanding option or warrant to purchase shares of Galaxy Enterprises common stock will be assumed by Netgateway and converted into an option or warrant, respectively, to purchase shares of Netgateway common stock, as more fully described in this joint proxy statement/prospectus. Netgateway expects to issue approximately 3.9 million shares of Netgateway common stock to the former stockholders of Galaxy Enterprises, as more fully described in this joint proxy statement/prospectus. Netgateway common stock is listed on The Nasdaq National Market under the symbol "NGWY." Galaxy Enterprises common stock is currently traded on the Nasdaq OTC Bulletin Board under the symbol "GLXY."

    After careful consideration, your board of directors has unanimously approved the terms and conditions of the merger and merger agreement and unanimously recommends that you vote to approve and adopt the merger and merger agreement.

    Netgateway can complete the merger only if Netgateway's stockholders approve the merger. Accordingly, Netgateway asks that you either attend the Netgateway special meeting or send back the enclosed proxy card.

    To complete the merger, you are asked to vote at a special meeting of
stockholders to be held on [        ], 2000, beginning at 9:00 a.m. California
time. At the Netgateway special meeting, your board of directors is asking you to approve the merger agreement which provides for Galaxy Enterprises becoming a wholly owned subsidiary of Netgateway. Only stockholders of record at the close
of business on [            ], 2000 will be entitled to vote at the Netgateway
special meeting.

    Whether or not you plan to attend the special meeting, Netgateway urges you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. Your vote is very important regardless of the number of shares you own. I urge you to vote in favor of the merger.

    This joint proxy statement/prospectus provides you with detailed information concerning Netgateway, Galaxy Enterprises and the merger. Please read these materials carefully. In particular you should carefully consider the discussion in the section entitled "Risk Factors" on page [ ].

                                         Very truly yours,

                                         /s/ Roy W. Camblin

                                         Roy W. Camblin III
                                          CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SHARES OF NETGATEWAY COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

    This joint proxy statement/prospectus is dated [  ], 2000 and was first
mailed to Netgateway's stockholders on or about [            ], 2000.

                                     [LOGO]

                                   [  ], 2000

Dear Stockholder of Galaxy Enterprises, Inc.:

    Your board of directors has unanimously approved a merger which will result in the acquisition of Galaxy Enterprises, Inc. by Netgateway, Inc., a provider of eCommerce services, in exchange for shares of Netgateway's common stock. If the merger is completed, Netgateway will issue approximately 0.63 of a share of Netgateway common stock for each share of Galaxy Enterprises common stock, as more fully described in this joint proxy statement/prospectus. In addition, each outstanding option or warrant to purchase shares of Galaxy Enterprises common stock will be assumed by Netgateway and converted into an option or warrant, respectively, to purchase shares of Netgateway common stock, as more fully described in this joint proxy statement/prospectus. Netgateway common stock is listed on The Nasdaq National Market under the symbol "NGWY." Galaxy Enterprises common stock is currently traded on the Nasdaq OTC Bulletin board under the symbol "GLXY."

    After careful consideration, your board of directors has unanimously approved the terms and conditions of the merger and merger agreement and unanimously recommends that you vote to approve and adopt the merger and merger agreement.

    Galaxy Enterprises can complete the merger with Netgateway only if Galaxy Enterprises' stockholders approve the merger. Galaxy Enterprises is a Nevada corporation. Under Nevada law, the affirmative vote of a majority of the outstanding shares of Galaxy Enterprises common stock entitled to vote at the special meeting is required to approve the merger. Stockholders of Galaxy Enterprises owning approximately 19% of its common stock have agreed to vote all of the shares of common stock owned by them in favor of the merger agreement.

    To complete the merger, you are asked to vote at a special meeting of
stockholders to be held on [        ], 2000, beginning at 10:00 a.m. Utah time.
At the Galaxy Enterprises special meeting, your board of directors is asking you to approve the merger agreement which provides for Galaxy Enterprises becoming a wholly owned subsidiary of Netgateway. Only stockholders of record at the close
of business on [        ], 2000 will be entitled to vote at the Galaxy
Enterprises special meeting.

    Whether or not you plan to attend the special meeting, Galaxy Enterprises urges you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD AND/OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. Your vote is very important regardless of the number of shares you own. I urge you to vote in favor of the merger.

    This joint proxy statement/prospectus provides you with detailed information concerning Netgateway, Galaxy Enterprises and the merger. Please read these materials carefully. In particular you should carefully consider the discussion in the section entitled "Risk Factors" on page [ ].

                                         Very truly yours,

                                         /s/ John J. Poelman

                                         John J. Poelman
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SHARES OF NETGATEWAY COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

    This joint proxy statement/prospectus is dated [            ], 2000 and was
first mailed to Galaxy Enterprises' stockholders on or about [            ],
2000.

                                     [LOGO]
                           300 OCEANGATE, 5(TH) FLOOR
                              LONG BEACH, CA 90802

To the Stockholders of Netgateway, Inc.:

    Netgateway, Inc. will hold a special meeting of the stockholders of
Netgateway on [        ], 2000, beginning at 9:00 a.m. California time, at the
Hilton Hotel--Long Beach, Two World Trade Center, Long Beach, California, for the following purposes:

    - To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated March 10, 2000. The merger agreement provides for the merger of a subsidiary of Netgateway into Galaxy Enterprises, Inc. and the issuance of approximately 0.63 shares of Netgateway common stock in exchange for each outstanding share of common stock of Galaxy Enterprises, as more fully described in this joint proxy statement/prospectus. In addition, each outstanding option or warrant to purchase shares of Galaxy Enterprises common stock will be assumed by Netgateway and converted into an option or warrant, respectively, to purchase shares of Netgateway common stock, as more fully described in this joint proxy statement/prospectus.

    - To transact such other business as may properly be brought before the Netgateway special meeting or any postponement or adjournment of the special meeting by its board of directors including, without limitation, potential adjournments or postponements of the special meeting for the purpose of soliciting additional proxies to approve the merger agreement and the merger.

    Only holders of record of Netgateway common stock at the close of business
on [            ], 2000, the record date for the Netgateway special meeting, are entitled to notice of, and to vote at, the Netgateway special meeting and any adjournments or postponements of the special meeting.

    Your vote is very important. Netgateway can complete the merger with Galaxy Enterprises only if holders of a majority of the shares of Netgateway common stock present and entitled to vote at the special meeting vote in favor of the merger. None of Netgateway's stockholders will have appraisal rights in connection with the merger.

    Whether or not you plan to attend the Netgateway special meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope to ensure that your shares will be voted at the special meeting.

    You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy.

                                         By Order of the Board of Directors
                                          /s/ Craig S. Gatarz

                                          Craig S. Gatarz, Esq.
                                          GENERAL COUNSEL AND CORPORATE
                                          SECRETARY

Long Beach, California
[            ], 2000

                                     [LOGO]

                            754 E. TECHNOLOGY AVENUE
                                OREM, UTAH 84097

To the Stockholders of
Galaxy Enterprises, Inc.:

    Galaxy Enterprises, Inc. will hold a special meeting of the stockholders of
Galaxy Enterprises on [      ], 2000, at 10:00 a.m. Utah time, at 754 E.
Technology Avenue, Orem, Utah, for the following purposes:

    - To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated March 10, 2000. The merger agreement provides for the merger of a wholly owned subsidiary of Netgateway, Inc. into Galaxy Enterprises with Galaxy Enterprises continuing as the surviving corporation and the exchange of approximately 0.63 of a share of Netgateway common stock for each share of Galaxy Enterprises common stock, as more fully described in this joint proxy statement/prospectus. In addition, each outstanding option or warrant to purchase shares of Galaxy Enterprises common stock will be assumed by Netgateway and converted into an option or warrant, respectively, to purchase shares of Netgateway common stock, as more fully described in this joint proxy statement/prospectus.

    - To transact such other business as may properly be brought before the Galaxy Enterprises special meeting or any postponement or adjournment of the special meeting by its board of directors including, without limitation, potential adjournments or postponements of the special meeting for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger.

    Only holders of record of Galaxy Enterprises common stock at the close of
business on [        ], 2000, the record date for the Galaxy Enterprises special meeting, are entitled to notice of, and to vote at, the Galaxy Enterprises special meeting and any adjournments or postponements of the special meeting.

    Galaxy Enterprises' stockholders are entitled to assert dissenters' rights of appraisal pursuant to Sections 92A.300 ET SEQ. of the Nevada Revised Statutes. Galaxy Enterprises stockholders who comply with the provisions of applicable Nevada law relating to dissenters' rights, will be entitled to object to the merger and make written demand that Netgateway pay them in cash the fair value of their shares. A copy of the dissenters' rights statute is attached to the enclosed joint proxy statement/prospectus as Appendix B.

    Your vote is important. Galaxy Enterprises can complete the merger with Netgateway only if holders of a majority of the shares of Galaxy Enterprises common stock entitled to vote at the special meeting vote in favor of the merger. Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting.

    Failure to return a properly executed proxy card and/or to vote at the special meeting will have the same effect as a vote against the proposal.

    You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy.

    Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

                                         By Order of the Board of Directors

                                         /s/ Frank C. Heyman

                                         Frank C. Heyman
                                          CORPORATE SECRETARY

Orem, Utah
[            ], 2000

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 5, 2000

                              NETGATEWAY, INC. AND
                            GALAXY ENTERPRISES, INC.
                             JOINT PROXY STATEMENT

                             ---------------------

                                NETGATEWAY, INC.
                                   PROSPECTUS

                             ---------------------

    Netgateway, Inc. and Galaxy Enterprises, Inc. have entered into an agreement and plan of merger. In the merger, (1) Galaxy Enterprises will become a wholly owned subsidiary of Netgateway, (2) Galaxy Enterprises stockholders will receive approximately 0.63 of a share of Netgateway common stock for each share of Galaxy Enterprises common stock held by them, and (3) each outstanding option or warrant to purchase shares of Galaxy Enterprises common stock will be converted into an option or warrant, respectively, to purchase shares of Netgateway common stock.

    The terms of the merger are more fully described in this joint proxy statement/prospectus.

    This joint proxy statement/prospectus also constitutes the prospectus of Netgateway with respect to approximately 3.9 million shares of Netgateway common stock to be issued to Galaxy Enterprises stockholders in the merger in exchange for the outstanding shares of Galaxy Enterprises common stock, as more fully described in this joint proxy statement/prospectus.

    Netgateway common stock is designated for quotation on The Nasdaq National Market under the symbol "NGWY," and will continue to trade under that symbol after the merger. Galaxy Enterprises common stock currently trades on the Nasdaq OTC Bulletin Board under the symbol "GLXY." Netgateway has agreed to apply to have the shares of Netgateway common stock issued to the Galaxy Enterprises stockholders approved for trading on The Nasdaq National Market. That approval must be obtained before the merger is completed.

    On December 10, 1999, the last full trading day prior to the public announcement of the proposed merger, the closing price of Netgateway common stock on The Nasdaq National Market was $10.125 per share and the closing price of Galaxy Enterprises common stock on the Nasdaq OTC Bulletin Board was $5.0625
per share. On [    ], 2000, the closing price of Netgateway common stock was
$[      ] per share and the closing price of Galaxy Enterprises was $[  ] per share.

    The merger requires the approval of both Netgateway and Galaxy Enterprises stockholders. THE BOARDS OF DIRECTORS OF NETGATEWAY AND GALAXY ENTERPRISES UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND A SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

    This joint proxy statement/prospectus provides detailed information about the merger, a description of which begins on page [ ]. YOU SHOULD ALSO CAREFULLY READ THE SECTION ENTITLED, "RISK FACTORS," BEGINNING ON PAGE [ ], FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED MERGER.

    Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued in this transaction or determined that this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    This joint proxy statement/prospectus is dated [        ], 2000, and is
first being mailed or delivered to stockholders of Netgateway and Galaxy
Enterprises on or about [        ], 2000.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................       v
SUMMARY.....................................................       1
  The Companies.............................................       1
  The Merger................................................       1
  Netgateway Stockholder Approval...........................       2
  Galaxy Enterprises Stockholder Approval...................       2
  Voting Agreements.........................................       2
  Voting Shares Held by Your Broker in Street Name..........       2
  Changing Your Vote........................................       2
  Completion of the Merger..................................       2
  Exchanging Your Stock Certificates........................       2
  Netgateway's Reasons for the Merger; Recommendation of
    Netgateway's Board......................................       3
  Galaxy Enterprises' Reasons for the Merger; Recommendation
    of Galaxy Enterprises' Board............................       3
  Opinion of Financial Advisor to Netgateway................       3
  Opinion of Financial Advisor to Galaxy Enterprises........       4
  Interests of Certain Persons in the Merger................       4
  Rights of Dissenting Stockholders.........................       4
  Conditions to the Merger..................................       4
  No Solicitation...........................................       5
  Termination of the Merger Agreement.......................       5
  Termination Fee and Expenses..............................       5
  Netgateway Stock Option...................................       5
  Federal Income Tax Consequences...........................       6
  Anticipated Accounting Treatment..........................       6
  Forward-Looking Statements May Prove Inaccurate...........       6
  Who Can Help Answer Your Questions........................       6
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.....       7
  Netgateway Selected Historical Consolidated Financial
    Data....................................................       7
  Galaxy Enterprises Selected Historical Consolidated
    Financial Data..........................................       8
  Selected Unaudited Pro Forma Combined Financial Data......       9
  Comparative Per Share Data................................      10
  Recent Share Prices.......................................      12
RISK FACTORS................................................      13
  Risks Related to the Merger...............................      13
  Risks Specific to Netgateway..............................      15
  Risks Specific to Galaxy Enterprises......................      16
  Risks Related to Netgateway and Galaxy Enterprises as a
    Combined Company........................................      16
  Investment Risks..........................................      26
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      28
THE NETGATEWAY, INC. SPECIAL MEETING........................      29
  Date, Time and Place of Special Meeting...................      29
  Matters to be Considered at Special Meeting...............      29
  Record Date for Voting on the Merger; Stockholders
    Entitled to Vote........................................      29
  Voting and Revocation of Proxies..........................      29
  Stockholder Vote is Required to Approve the Merger........      30
  Board Recommendation......................................      30
THE GALAXY ENTERPRISES, INC. SPECIAL MEETING................      30
  Date, Time and Place of Special Meeting...................      30
  Matters to be Considered at Special Meeting...............      30

  Record Date for Voting on the Merger; Stockholders
    Entitled to Vote........................................      30
  Voting and Revocation of Proxies..........................      30
  Stockholder Vote is Required to Approve the Merger........      31
  Board Recommendation......................................      31
  Solicitation of Proxies; Expenses.........................      32
THE MERGER..................................................      33
  Background of the merger..................................      33
  Netgateway's Reasons for the Merger.......................      35
  Board Recommendation of Netgateway's Board of Directors...      37
  Galaxy Enterprises' Reasons for the Merger................      37
  Board Recommendation of Galaxy Enterprises Board of
    Directors...............................................      39
  Opinion of Roth Capital Partners..........................      40
  Opinion of Houlihan Lokey Howard & Zukin..................      41
  Interests of Certain Persons in the Merger................      44
  Appraisal Rights of Dissenting Stockholders...............      46
  Federal Income Tax Considerations.........................      48
  Completion and Effectiveness of the Merger................      50
  Anticipated Accounting Treatment..........................      50
  Delisting and Deregistration of Galaxy Enterprises Common
    Stock...................................................      50
  Listing of Netgateway Common Stock to be Issued in the
    Merger..................................................      50
  Restriction on Resales of Netgateway Common Stock.........      50
  Operations After the Merger...............................      50
THE MERGER AGREEMENT........................................      51
  The Merger................................................      51
  The Effective Time........................................      51
  Directors and Officers of Galaxy Enterprises After the
    Merger..................................................      51
  Conversion of Shares in the Merger........................      51
  Galaxy Enterprises' Stock Option and Stock Purchase
    Plans...................................................      52
  The Exchange Agent........................................      52
  Procedures for Exchanging Stock Certificates..............      52
  Holders of Galaxy Enterprises Common Stock Should Not
    Surrender Their Galaxy Enterprises Stock Certificates
    Until They Receive the Letter of Transmittal From the
    Exchange Agent..........................................      52
  Distributions with Respect to Unexchanged Shares..........      53
  No Fractional Shares......................................      53
  Dissenting Shares.........................................      53
  Representations and Warranties............................      53
  Concept of Material Adverse Effect........................      55
  Conduct of Business of Galaxy Enterprises Pending
    Completion of the Merger................................      55
  Conduct of Business of Netgateway Pending Completion of
    the Merger..............................................      56
  No Solicitation...........................................      56
  Director and Officer Indemnification and Release of
    Personal Guaranties.....................................      57
  Conditions to the Merger..................................      58
  Termination of the Merger Agreement.......................      58
  Fees and Expenses.........................................      58
  Amendment or Waiver of the Merger Amendment...............      59
NETGATEWAY STOCK OPTION AGREEMENT...........................      60
VOTING AND AFFILIATE AGREEMENTS.............................      60
  Voting Agreement..........................................      60
  Galaxy Enterprises Affiliate Agreements...................      60
eCOMMERCE SERVICES AGREEMENT................................      60
FUTURE AGREEMENT............................................      61

FINDER'S FEE AGREEMENT......................................      61
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........      62
DESCRIPTION OF NETGATEWAY AND GALAXY ENTERPRISES CAPITAL
STOCK.......................................................      68
COMPARISON OF RIGHTS OF HOLDERS OF GALAXY ENTERPRISES COMMON
  STOCK AND NETGATEWAY COMMON STOCK.........................      70
  Comparison of Rights of Netgateway's Stockholders and
    Galaxy Enterprises' Stockholders........................      70
  Indemnification...........................................      70
  Restrictions on Business Combinations.....................      71
  Directors.................................................      71
  Amendment of Organizational Documents.....................      72
  Voting Rights.............................................      72
  Treasury Shares...........................................      72
  Stockholder Meetings......................................      73
  Dissenters' Rights........................................      73
INFORMATION REGARDING NETGATEWAY............................      74
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF NETGATEWAY...................      76
  General...................................................      76
  Fluctuations in Quarterly Results and Seasonality.........      76
  Results of Operations.....................................      76
  Liquidity and Capital Resources...........................      77
  Recent Events.............................................      77
MARKET PRICE AND DIVIDEND INFORMATION FOR NETGATEWAY........      78
  Dividends.................................................      78
BUSINESS OF NETGATEWAY......................................      79
  General...................................................      79
  Industry Background.......................................      79
  The Netgateway Solution...................................      81
  Business Strategy.........................................      82
  Services Offered..........................................      83
  Sales and Marketing.......................................      85
  Clients and Strategic Relationships.......................      85
  Research and Development..................................      88
  Competition...............................................      89
  Intellectual Property.....................................      90
  Employees.................................................      91
  Facilities................................................      91
  Governmental Regulation...................................      92
  Legal Matters.............................................      92
MANAGEMENT OF NETGATEWAY....................................      93
  Our Directors and Executive Officers......................      93
  Director Compensation.....................................      97
  Board of Directors Meetings and Committees................      97
  Election of Officers......................................      98
  Executive Compensation....................................      98
  Employment Agreements.....................................     101
  Stock Option Grants in Last Fiscal Year...................     103
  Aggregated Stock Option Exercises in Last Fiscal Year and
    Fiscal Year End Option Values...........................     104
  Stock Option Plans........................................     105
  Compensation Committee Interlocks and Insider
    Participation...........................................     109
  Limitation of Liability and Indemnification Matters.......     109

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
NETGATEWAY..................................................     110
  Stockholder Return for Last Fiscal Year...................     110
RELATED PARTY TRANSACTIONS..................................     111
INFORMATION REGARDING GALAXY ENTERPRISES, INC...............     113
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF GALAXY ENTERPRISES...........     115
  Results of Operations.....................................     115
  Capital Resources.........................................     117
  Liquidity.................................................     119
MARKET PRICE AND DIVIDEND INFORMATION FOR GALAXY
ENTERPRISES.................................................     120
BUSINESS OF GALAXY ENTERPRISES..............................     121
  General...................................................     121
  Services Offered..........................................     121
  IMI Business..............................................     123
  Sales and Marketing.......................................     123
  Competition...............................................     124
  Real Property.............................................     125
  Suppliers and Customers...................................     125
  Intellectual Property.....................................     125
  Governmental Regulations..................................     125
  Research and Development..................................     126
  Compliance With Environmental Laws........................     126
  Employees.................................................     126
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF GALAXY
  ENTERPRISES...............................................     127
  Stockholders..............................................     127
  Legal Proceedings.........................................     128
  Indemnification of Directors and Officers.................     128
FUTURE STOCKHOLDER PROPOSALS................................     128
EXPERTS.....................................................     129
LEGAL MATTERS...............................................     129
WHERE YOU CAN FIND MORE INFORMATION.........................     129
APPENDICES TO THE JOINT PROXY STATEMENT/PROSPECTUS
  Appendix A--Agreement and Plan of Merger..................     A-1
  Appendix B--Rights of Dissenting Stockholders.............     B-1
  Appendix C--Opinion of Roth Capital Partners..............     C-1
  Appendix D--Opinion of Houlihan Lokey Howard & Zukin......     D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT IS THE MERGER?

A. The merger will combine the businesses of Galaxy Enterprises and Netgateway. After the merger, Galaxy Enterprises will be a wholly owned subsidiary of Netgateway. Based on the capitalization of Netgateway as of March 31, 1999, the former stockholders of Galaxy Enterprises will receive in the merger a number of shares of Netgateway representing approximately 18% of Netgateway's outstanding common stock after giving effect to the merger.

Q:    WHY DOES NETGATEWAY PROPOSE TO ACQUIRE GALAXY ENTERPRISES?

A: This is a unique opportunity to acquire a complementary business that markets internet solutions to small businesses. Netgateway offers solutions to businesses wanting to conduct commercial transactions with other businesses over the Internet. The marketing and educational expertise and existing client base of Galaxy Enterprises will provide Netgateway the opportunity to effectively offer its solutions to a larger pool of potential clients.

Q:    WHY DOES GALAXY ENTERPRISES PROPOSE TO BE ACQUIRED BY
      NETGATEWAY?

A: The acquisition will allow Galaxy Enterprises stockholders to obtain increased liquidity and participate in the growth of the combined company following the merger. In addition, it will offer Galaxy Enterprises access to a number of important additional channels of distribution.

Q:    WHAT I WILL RECEIVE IN THE MERGER?

A: NETGATEWAY STOCKHOLDERS: You will not receive any consideration in the merger.

      GALAXY ENTERPRISES STOCKHOLDERS: You will receive approximately 0.63 of a share of Netgateway common stock for each share of Galaxy Enterprises common stock you hold, as more fully described in this joint proxy statement/prospectus. For example, if you own 100 shares of Galaxy Enterprises common stock, we currently estimate that you will receive approximately 63 shares of Netgateway common stock in exchange for your shares. In addition, each outstanding option or warrant to purchase shares of Galaxy
      Enterprises common stock will be assumed by Netgateway and converted into an option or warrant, respectively, to purchase shares of Netgateway common stock, as more fully described in this joint proxy statement/prospectus.

      Netgateway will not issue fractional shares of common stock.
      Instead, Galaxy Enterprises stockholders otherwise entitled to receive a fractional share of Netgateway common stock will receive cash based on the average closing sale price of Netgateway common stock for the 20 most recent trading days ending on the trading day immediately prior to the effective time of the merger.

      The number of shares of Netgateway common stock to be issued in the merger will not be adjusted based upon changes in the value of Netgateway common stock. As a result, the value of Netgateway common stock that you receive in the merger will not be determined at the time you vote on the merger and its value will go up or down as the market price of Netgateway common stock goes up or down.

    The following table reflects the value of Netgateway common stock that you will receive per share of Galaxy Enterprises common stock for various market prices of Netgateway common stock and assumes an exchange ratio of 0.63217. Netgateway's stock price is volatile and the exchange ratio may change under certain circumstances. The values shown are purely hypothetical, and the actual market price and the corresponding value of Netgateway common stock that you may receive in the merger may be more or less than the range of values shown in the table.

      MARKET PRICE PER SHARE OF          MERGER VALUE PER SHARE OF GALAXY
       NETGATEWAY COMMON STOCK               ENTERPRISES COMMON STOCK
      -------------------------          --------------------------------
               $ 2.50                                  $1.58
               $ 5.00                                  $3.16
               $ 7.50                                  $4.74
               $10.00                                  $6.32
               $12.50                                  $7.90

      On [    ], 2000, the closing sale price per share of
      Netgateway common stock on The Nasdaq National Market was
      $[  ]. Neither party is permitted to terminate the merger
      agreement based solely on changes in the value of Netgateway common stock prior to the closing of the merger.

Q.    HOW DOES MY BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A. Netgateway's and Galaxy Enterprises' boards of directors unanimously recommend that their stockholders vote in favor of the merger.

Q.    WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER TO VOTE FOR
      THE MERGER?

A. In evaluating the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page[ ].

Q:    IF NETGATEWAY IS NOT ITSELF MERGING, WHY ARE NETGATEWAY'S
      STOCKHOLDERS BEING ASKED TO VOTE?

A: The number of shares of Netgateway common stock to be issued in the merger is likely to equal or exceed 20% of the number of shares of Netgateway common stock outstanding immediately before the merger is completed. Netgateway common stock is traded on The Nasdaq National Market which requires stockholder approval in these circumstances. In addition, the merger agreement provides that Netgateway must obtain stockholder approval as a condition to closing.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE SENT IN MY PROXY CARD?

A: Yes. You can change your vote any time before your proxy is voted at the special meeting. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and deliver a new proxy. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to Netgateway's or Galaxy Enterprises' secretary, as the case may be, before your stockholders meeting. Finally, you can attend your special meeting and vote in person.
      Simply attending your meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE
      BROKER VOTE THE SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: Netgateway and Galaxy Enterprises are working to complete the merger as soon as possible. Netgateway and Galaxy
      Enterprises expect to complete the merger during the third quarter of calendar year 2000.

Q.    AM I ENTITLED TO APPRAISAL RIGHTS?

A.    NETGATEWAY STOCKHOLDERS:  No.

      GALAXY ENTERPRISES STOCKHOLDERS: Yes. Under Nevada law you are entitled to exercise dissenters' rights of appraisal. If you comply with the provisions of applicable law relating to dissenters' rights, you will be entitled to object to the merger and make a written demand that Netgateway pay you in cash the fair value of your shares of Galaxy Enterprises common stock. The requirements under Nevada law for exercising dissenters' rights are very specific and must be followed exactly.

Q:    SHOULD I SEND IN MY GALAXY ENTERPRISES STOCK CERTIFICATES
      NOW?

A: No. Galaxy Enterprises will send you a letter of transmittal for surrendering certificates representing shares of Galaxy
      Enterprises common stock. DO NOT SEND YOUR STOCK
      CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

Q.    WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A. Netgateway and Galaxy Enterprises do not expect that you will recognize gain or loss for United States Federal income tax purposes if the merger is completed, except with respect to cash received instead of fractional shares. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q:    WHO CAN I CALL WITH QUESTIONS?

A:                      NETGATEWAY STOCKHOLDERS:                    GALAXY ENTERPRISES STOCKHOLDERS:

                              NETGATEWAY, INC.                                GALAXY ENTERPRISES, INC.
                              300 Oceangate, 5(th) Floor                      754 E. Technology Avenue
                              Long Beach, CA 90802                            Orem, Utah 84097
                              Attention: Investor Relations                   Attention: Investor Relations
                              (562) 308-0010                                  (801) 227-0004

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION THAT IS PROVIDED IN GREATER DETAIL ELSEWHERE IN THIS DOCUMENT. EVEN THOUGH WE HAVE HIGHLIGHTED FOR YOU WHAT WE BELIEVE IS THE MOST IMPORTANT INFORMATION, NETGATEWAY AND GALAXY ENTERPRISES ENCOURAGE YOU TO CAREFULLY READ THE ENTIRE JOINT PROXY STATEMENT/ PROSPECTUS FOR A COMPLETE UNDERSTANDING OF THE PROPOSED MERGER.

THE COMPANIES

Netgateway, Inc.
300 Oceangate, 5(th) Floor
Long Beach, CA 90802
Attention: Investor Relations
(562) 308-0010

    Netgateway provides electronic commerce, or eCommerce, services that enable its clients to extend their business to the Internet. The hub of the Netgateway eCommerce solution is its proprietary Internet Commerce Center-TM-, which consists of the hardware and licensed software, as well as related technical and other services, necessary for its clients to transact business over the Internet. Netgateway also designs and builds custom interfaces, or spokes, to connect business clients to the Internet Commerce Center.

Galaxy Enterprises, Inc.
754 E. Technology Avenue
Orem, Utah 84097
Attention: Investor Relations
(801) 227-0004

    Galaxy Enterprises, through its subsidiary Galaxy Mall, Inc., sells electronic home pages, or storefronts, on its Internet shopping mall. It also hosts those storefront sites on its Internet server. Storefronts are designed and programmed by Galaxy Mall or its customers for display on the Galaxy Mall at HTTP://WWW.GALAXYMALL.COM. Galaxy Mall also operates the portal and search engine, MatchSite.com, at HTTP://WWW.MATCHSITE.COM.

    Galaxy Enterprises' subsidiary, IMI, Inc., also designs, manufactures and markets multimedia brochures, shaped compact disks and other products and services to facilitate traditional marketing and bridge the gap between conventional and Internet marketing.

    Galaxy Mall attracts its customers primarily through Internet marketing workshops. The workshops provide an intensive training course on Internet marketing using e-mail, news groups, auto-responders and other Internet tools to market products and services.

THE MERGER (PAGE   )

    Netgateway and Galaxy Enterprises have entered into a merger agreement that sets forth the terms and conditions of the proposed merger of Netgateway and Galaxy Enterprises. If the merger is approved, Galaxy Acquisition Corp., a subsidiary of Netgateway, will merge with and into Galaxy Enterprises and Galaxy Enterprises will become a wholly owned subsidiary of Netgateway. Galaxy Enterprises stockholders will become stockholders of Netgateway following the merger. We currently estimate that each share of Galaxy Enterprises will be exchanged for approximately 0.63 of a share of Netgateway common stock, as more fully described in this joint proxy statement/prospectus. In addition, each outstanding option or warrant to purchase shares of Galaxy Enterprises common stock will be assumed by Netgateway and converted into an option or warrant, respectively, to purchase shares of Netgateway common stock, as more fully described in this joint proxy statement/prospectus.

NETGATEWAY STOCKHOLDER APPROVAL (PAGE   )

    The holders of a majority of the shares of Netgateway common stock present in person or by proxy at the meeting must approve the merger. Therefore, a failure to vote or attend the meeting will not have the effect of a vote against the merger. Netgateway stockholders may cast one vote for each share of
Netgateway common stock held at the close of business on [        ], 2000.

    On that date, Netgateway's directors and executive officers and their
affiliates beneficially owned approximately [            ] shares of Netgateway
common stock entitling them to exercise about [      ]% of the voting power of
the Netgateway common stock entitled to vote at the special meeting.

GALAXY ENTERPRISES STOCKHOLDER APPROVAL (PAGE   )

    The holders of a majority of the outstanding shares of Galaxy Enterprises common stock must approve the merger. Therefore, a failure to vote will have the same effect as voting against the merger. Galaxy Enterprises stockholders may cast one vote for each share of Galaxy Enterprises common stock held at the
close of business on [           ], 2000.

    On that date, Galaxy Enterprises' directors and executive officers and their
affiliates beneficially owned approximately [         ] shares of Galaxy
Enterprises common stock entitling them to exercise about [    ]% of the voting
power of the Galaxy Enterprises common stock entitled to vote at the special meeting.

VOTING AGREEMENTS (PAGE   )

    Galaxy Enterprises stockholders owning approximately 19% of Galaxy Enterprises' outstanding common stock have agreed to vote all of their shares of Galaxy Enterprises common stock for approval of the merger.

VOTING SHARES HELD BY YOUR BROKER IN STREET NAME (PAGE   )

    Your broker will vote your shares only if you provide instructions on how to vote. If you do not instruct your broker on how to vote, your shares will not be voted at the special meeting and, if you are a Galaxy Enterprises stockholder, it will have the same effect as voting against approval of the merger.

CHANGING YOUR VOTE (PAGE   )

    If you want to change your vote, send a later-dated, signed proxy card to the secretary of Netgateway or Galaxy Enterprises, as applicable, before the respective special meeting or attend the respective special meeting in person and vote. You may also revoke your proxy by sending written notice to the secretary of Netgateway or Galaxy Enterprises, as applicable, before the respective special meeting of Netgateway or Galaxy Enterprises.

COMPLETION OF THE MERGER (PAGE   )

    Assuming approval of the merger and the satisfaction or waiver of all other conditions of the merger agreement, we anticipate that the merger will occur on the date of the special meetings and in any event will occur within a few days following the meetings.

EXCHANGING YOUR STOCK CERTIFICATES (PAGE   )

    If you are a Galaxy Enterprises stockholder, do not send in your stock certificates now. After the merger is completed, we will send you written instructions for exchanging your Galaxy Enterprises stock certificates for Netgateway stock certificates.

NETGATEWAY'S REASONS FOR THE MERGER; RECOMMENDATION OF NETGATEWAY'S BOARD (PAGE
  )

    After careful consideration, Netgateway's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Netgateway and its stockholders. In reaching its decision, Netgateway's board of directors identified several potential benefits of the merger, the most important of which included:

    - Netgateway's stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

    - Netgateway will gain valuable expertise in the Internet marketing and training workshop industry, which will be a key component to Netgateway's continued growth and development;

    - Being part of a combined company will reduce the risks of continuing as a relatively small company in an industry that is rapidly consolidating and increasingly competitive; and

    - Combining with Galaxy Enterprises will increase the business services, advertising and eCommerce relationships and opportunities available to Netgateway.

NETGATEWAY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
  APPROVAL OF THE MERGER.

GALAXY ENTERPRISES' REASONS FOR THE MERGER; RECOMMENDATION OF GALAXY
ENTERPRISES' BOARD (PAGE   )

    After careful consideration, Galaxy Enterprises' board of directors has determined that the terms of the merger are fair to, and in the best interests of, Galaxy Enterprises and its stockholders. In reaching its decision, Galaxy Enterprises' board of directors identified several potential benefits of the merger, the most important of which included:

    - Galaxy Enterprises' stockholders will have the opportunity to participate in the potential growth of the combined company after the merger;

    - Being part of a combined company will reduce the risks of continuing as a relatively small company in an industry that is rapidly consolidating and increasingly competitive;

    - Combining with Netgateway will increase the financial resources, business services, advertising and eCommerce relationships and opportunities available to Galaxy Enterprises;

    - Combining with Netgateway will give Galaxy Enterprises the opportunity to expand its channels of distribution by giving it access to Netgateway's Internet Commerce Center infrastructure, existing cable partners and other eCommerce business relationships;

    - The anticipated exchange ratio in the merger represented a premium of approximately 217% over the average closing price for Galaxy Enterprises common stock over the 20-day trading period ending on December 10, 2000, the last trading day before the letter of intent between Netgateway and Galaxy Enterprises was publicly announced; and

    - Galaxy Enterprises stockholders will be afforded substantially increased trading liquidity for their investment.

GALAXY ENTERPRISES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
  APPROVAL OF THE MERGER.

OPINION OF FINANCIAL ADVISOR TO NETGATEWAY (PAGE   AND APPENDIX C)

    In deciding to approve the merger, Netgateway's board of directors considered the opinion of Roth Capital Partners, its financial advisor, that, as of the date of the merger agreement, the exchange ratio was fair, from a financial point of view, to the holders of Netgateway common stock. The opinion was provided for the information and assistance of Netgateway's board of directors in connection with the merger and does not constitute a recommendation as to how any stockholder of Netgateway should vote with respect to the merger. The full text of the written opinion of Roth Capital Partners, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. You are urged to read the Roth Capital Partners opinion in its entirety.

OPINION OF FINANCIAL ADVISOR TO GALAXY ENTERPRISES (PAGE   AND APPENDIX D)

    In deciding to approve the merger, Galaxy Enterprises' board of directors considered the opinion of Houlihan Lokey Howard & Zukin, its financial advisor, that, as of the date of the merger agreement, the consideration to be received in the merger by Galaxy Enterprises' public stockholders was fair to them from a financial point of view. The opinion was provided for the information and assistance of Galaxy Enterprises' board of directors in connection with the merger and does not constitute a recommendation as to how any stockholder of Galaxy Enterprises should vote with respect to the merger. The full text of the written opinion of Houlihan Lokey, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D. You are urged to read the Houlihan Lokey opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE   )

    In considering the Galaxy Enterprises' board of directors' recommendation that you vote to approve the merger, you should note that certain officers and directors of Galaxy Enterprises have interests in the merger that are different from, or in addition to, your interests. These interests relate to, among other things, employment agreements, which include stock option grants and increases in salary, assurance that certain loans made by Netgateway to Galaxy Enterprises will be repaid and indemnification rights. As a result, directors and officers may be more likely to vote to approve the merger than Galaxy Enterprises' stockholders generally.

RIGHTS OF DISSENTING STOCKHOLDERS (PAGE   )

    Holders of Galaxy Enterprises common stock on [            ], 2000 are
entitled to exercise dissenters' rights of appraisal pursuant to
Section 92A.300 ET SEQ. of the Nevada Revised Statutes. A holder of Galaxy Enterprises common stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to object to the merger and make written demand that Netgateway pay in cash the fair value of the shares of Galaxy Enterprises common stock held by such holder as determined in accordance with statutory provisions. Stockholders wishing to exercise dissenters' rights of appraisal must follow exactly all requirements for the exercise of those rights as set forth in Section 92A.300 ET SEQ. of the Nevada Revised Statutes, a copy of which is attached as Appendix B to this joint proxy statement/prospectus.

CONDITIONS TO THE MERGER (PAGE   )

    Netgateway and Galaxy Enterprises will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, some of which include:

    - the representations and warranties of the respective parties made in the merger agreement remain accurate;

    - the parties perform their respective covenants and obligations in the merger agreement;

    - the Galaxy Enterprises stockholders and Netgateway stockholders approve the merger;

    - there are no restraining orders, injunctions or administrative actions or proceedings preventing completion of the merger;

    - the SEC has declared this registration statement effective; and

    - the shares of Netgateway common stock to be issued in the merger are authorized for listing on The Nasdaq National Market.

NO SOLICITATION (PAGE   )

    Galaxy Enterprises has agreed not to initiate or, subject to certain limited exceptions, engage in discussions with another party regarding any business combination while the proposed merger with Netgateway is pending.

TERMINATION OF THE MERGER AGREEMENT (PAGE   )

    The boards of directors of both companies may mutually agree to terminate the merger agreement at any time without completing the merger. Either Netgateway or Galaxy Enterprises may terminate the merger agreement if:

    (1) the merger is not completed by July 31, 2000;

    (2) the Galaxy Enterprises stockholders or Netgateway stockholders do not approve the merger;

    (3) a governmental authority or legal action permanently prohibits the merger;

    (4) the other company breaches any representations or warranties, or any of the representations or warranties become inaccurate, in either case such that the other company is unable to satisfy certain conditions to the completion of the merger, and the breach or inaccuracy is not cured; or

    (5) Galaxy Enterprises' board of directors withholds, withdraws, amends or modifies its recommendation with respect to the merger after it receives an unsolicited acquisition offer from a third party that Netgateway does not match.

       In addition, Netgateway may terminate the merger agreement if:

    (6) Galaxy Enterprises intentionally breaches its obligations under the "no solicitation" section of the merger agreement and Netgateway is in compliance with the merger agreement.

TERMINATION FEE AND EXPENSES (PAGE   )

    Galaxy Enterprises will be required to pay Netgateway a termination fee of $1.5 million plus up to $500,000 of Netgateway's expenses incurred in connection with the merger if the merger agreement is terminated in the circumstances described in paragraphs (5) or (6) above or if Netgateway terminates the merger agreement because (a) the Galaxy Enterprises stockholders did not approve the merger, (b) a third party announced and did not withdraw a proposal to acquire Galaxy Enterprises before the vote to approve the merger and (c) Galaxy Enterprises enters into a definitive agreement to be acquired within 12 months of the termination of the merger agreement.

    Except as provided above, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated.

NETGATEWAY STOCK OPTION (PAGE   )

    In connection with the merger agreement, John J. Poelman, president, chief executive officer and a principal stockholder of Galaxy Enterprises, granted Netgateway an option to purchase up to 980,213 shares of Galaxy Enterprises common stock held by Mr. Poelman at a price per share equal to the product of
(1) the exchange ratio in the merger and (2) the average closing price of one share of

Netgateway common stock for the 20 most recent trading days ending on March 9, 2000, or $8.6982. The 980,213 shares represented approximately 16% of Galaxy Enterprises' outstanding shares at the time the merger agreement was signed. The option is not currently exercisable. However, if the merger agreement is terminated under circumstances in which Galaxy Enterprises is required to pay a termination fee, Netgateway may be able to exercise the stock option.

    Netgateway required Mr. Poelman to grant the stock option as a condition to entering into the merger agreement. The stock option, the voting agreements, the termination fee and the non-solicitation provisions of the merger agreement may discourage third parties who are interested in acquiring a significant stake in Galaxy Enterprises and were required by Netgateway to increase the likelihood that the merger will be completed.

FEDERAL INCOME TAX CONSEQUENCES (PAGE   )

    Netgateway and Galaxy Enterprises expect that the merger will qualify as a tax-free reorganization for federal income tax purposes. If the merger qualifies as a tax-free reorganization, Galaxy Enterprises stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of their Galaxy Enterprises common stock for Netgateway common stock, except with respect to any cash received instead of a fractional share of Netgateway common stock. The availability of this tax treatment is not, however, a condition to the merger.

ANTICIPATED ACCOUNTING TREATMENT (PAGE   )

    Netgateway and Galaxy Enterprises expect that the merger will be accounted for as a pooling of interests, which means that Netgateway and Galaxy Enterprises will be treated as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is not, however, a condition to the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE   )

    Each of Netgateway and Galaxy Enterprises has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts and actual results may differ materially from these forward-looking statements. Words such as "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to "Risk Factors" on page [ ].

WHO CAN HELP ANSWER YOUR QUESTIONS

    If you have questions about the merger, you should contact:

NETGATEWAY STOCKHOLDERS:               GALAXY ENTERPRISES STOCKHOLDERS:

Netgateway, Inc.                       Galaxy Enterprises, Inc.
300 Oceangate, 5(th) Floor             754 E. Technology Avenue
Long Beach, California 90802           Orem, Utah 84097
Telephone: (562) 308-0010              Telephone: (801) 227-0004
Attention: Investor Relations          Attention: Investor Relations

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

NETGATEWAY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Netgateway's consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Netgateway" which are included elsewhere in this document and reflect the acquisitions of Infobahn Technologies, LLC d/b/a Digital Genesis completed on June 2, 1998 and Spartan Multimedia, Ltd. completed on January 15, 1999. The consolidated statement of operations data for the period from March 4, 1998 (inception) through June 30, 1998 and the year ended June 30, 1999, and the consolidated balance sheet data at June 30, 1998 and 1999 are derived from the consolidated financial statements of Netgateway which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this document. The unaudited consolidated statement of operations data for the six months ended December 31, 1998 and 1999, and the unaudited consolidated balance sheet data at December 31, 1999 are derived from the unaudited consolidated financial statements and are included elsewhere in this document. The unaudited consolidated balance sheet data at December 31, 1998 is derived from the unaudited financial records of Netgateway. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                              PERIOD FROM
                                                               MARCH 4,
                                                                 1998                      SIX MONTHS
                                                              (INCEPTION)     YEAR            ENDED
                                                                THROUGH      ENDED        DECEMBER 31,
                                                               JUNE 30,     JUNE 30,   -------------------
                                                                 1998         1999       1998       1999
                                                              -----------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................    $     3         157         80      1,173
Loss from operations........................................     (4,553)    (11,449)    (5,255)   (18,410)
Loss before extraordinary item..............................     (4,572)    (12,429)    (5,291)   (23,178)
Net loss....................................................     (4,572)    (10,776)    (3,638)   (23,178)
Net loss per common share
  Basic and diluted.........................................      (0.84)      (1.21)     (0.43)     (1.96)
Weighted average common shares outstanding
  Basic and diluted.........................................      5,416       8,912      8,454     11,820

                                                                    AT JUNE 30           AT DECEMBER 31
                                                              ----------------------   -------------------
                                                                 1998         1999       1998       1999
                                                              -----------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................    $   255         569        231     13,120
Working capital (deficit)...................................     (1,960)     (1,834)      (796)    12,243
Total assets................................................        872       3,458        519     17,880
Short-term debt.............................................      2,052       1,698        197         --
Long-term debt..............................................        368          --         --         --
Stockholder's equity (deficit)..............................     (1,828)        245       (304)    15,272

Note 1--Netgateway, Inc. was formed on March 4, 1998, as a Nevada corporation. In June 1998, Video Calling Card, Inc., a Nevada public shell corporation, acquired 100% of the outstanding common stock of Netgateway. Since the stockholders of Netgateway received the majority voting interests in the combined company, Netgateway is the acquiring enterprise for financial reporting purposes.

Note 2--In November and December 1999, Netgateway sold 3,795,000 shares of common stock in a public offering generating net proceeds of $23,057,844.

Note 3--Netgateway changed its method of accounting for revenue from the completed contract method to the percentage-of-completion method in fiscal year 1999. The percentage-of-completion method is preferable according to Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, issued by the American Institute of Certified Public Accountants. The new method has been applied retroactively by restating Netgateway's consolidated financial statements for prior periods in accordance with Accounting Principles Board Opinion (APB) No. 20.

GALAXY ENTERPRISES SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Galaxy Enterprises' consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Galaxy Enterprises" included elsewhere in this document. The consolidated statement of operations data for each of the three years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998 and 1999, are derived from the consolidated financial statements of Galaxy Enterprises which have been audited by Wisan, Smith, Racker & Prescott, LLP, independent accountants, and are included elsewhere in this document. The unaudited consolidated statement of operations data for the six months ended December 31, 1998 and 1999, are derived from the unaudited financial records of Galaxy Enterprises. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                               SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,          DECEMBER 31,
                                                             ------------------------------   -------------------
                                                               1997       1998       1999       1998       1999
                                                             --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue....................................................   $2,495     11,448     17,934      5,280     11,558
Income (loss) from operations..............................      126         18     (7,111)      (616)    (4,661)
Net income (loss)..........................................       87         35    (12,639)      (346)   (10,113)
Net income (loss) per common share
  Basic....................................................     0.02     0.0067      (2.23)   (0.0657)     (1.78)
  Diluted..................................................     0.02     0.0062      (2.23)   (0.0657)     (1.78)
Weighted average common shares outstanding
  Basic....................................................    5,272      5,272      5,676      5,272      5,676
  Diluted..................................................    5,272      5,725      5,676      5,272      5,676

                                                                AT DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................  $    25        133
Working capital (deficit)...................................     (800)   (11,330)
Total assets................................................    1,335      3,231
Short-term debt.............................................      115        162
Long-term debt..............................................       --          4
Stockholder's equity (deficit)..............................      256    (10,594)

Note 1--In calendar year 1999, Galaxy Enterprises acquired substantially all of the assets of Impact Media, LLC. The operations of Impact Media, LLC are included in the consolidated statement of operations of Galaxy Enterprises since the date of acquisition.

Note 2--In calendar year 1997, Galaxy Enterprises purchased all of the assets of both Profit Education Systems, Inc. (PES) and CO-OP Business Services (CO-OP). Galaxy Enterprises agreed to assume the liabilities of PES and CO-OP in exchange for their assets.

Note 3--As of December 31, 1999, Galaxy Enterprises recorded a charge of
$5.45 million ($.96 per share), which represents the cumulative effect of a change in accounting principle regarding revenue recognition. Upon evaluation of the accounting requirements of Staff Accounting Bulletin (SAB) 101, Galaxy Enterprises determined that it is required to adopt the provisions and that revenue recognition will more closely parallel the time period over which the revenue is earned. The adoption of this modification in revenue recognition policy is reflected in the 1999 financial statements as of and for the year ended December 31, 1999.

Note 4--During calendar year 1999, Galaxy Enterprises' board of directors granted an additional 788,750 options pending the approval of Galaxy Enterprises' stockholders. Stockholder approval is necessary in order to expand the number of shares authorized under the plan from 1,000,000 to 2,000,000 shares. As stockholder approval had not been obtained prior to December 31, 1999, all options granted above the original 1,000,000 shares authorized are not considered outstanding and have not been included in the preceding analysis. Management is seeking shareholder approval at the next annual meeting of the stockholders of Galaxy Enterprises on May 17, 2000. Once stockholder approval is obtained, the additional options will be effectively granted and the appropriate APB 25 and Statement of Financial Accounting Standard (SFAS) 123 calculations can be completed.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data give effect to the proposed merger of Netgateway and Galaxy Enterprises on a pooling of interests basis. The Netgateway and Galaxy Enterprises unaudited pro forma combined financial data are based on the historical consolidated financial statements of Netgateway and the historical consolidated financial statements of Galaxy Enterprises, which are included elsewhere in this document. The Netgateway and Galaxy Enterprises unaudited pro forma combined balance sheet data assumes that the merger of Netgateway and Galaxy Enterprises took place on December 31, 1999 and combines Netgateway's historical consolidated balance sheet with Galaxy Enterprises' historical consolidated balance sheet as of that date. The Netgateway and Galaxy Enterprises unaudited pro forma combined statements of operations data assume that the merger of Netgateway and Galaxy Enterprises took place as of the beginning of the periods presented. The unaudited pro forma combined statement of operations combines Netgateway's audited historical statement of operations for the period ended June 30, 1997 and 1998 with Galaxy Enterprises audited historical statement of operations for the years ended December 31, 1997 and 1998. As Netgateway had no operations in 1997, these unaudited pro forma statement of operations consist solely of Galaxy Enterprises. The unaudited pro forma combined statement of operations for the year ended June 30, 1999 combines Netgateway's audited historical statement of operations for the year ended June 30, 1999 with Galaxy Enterprises statement of operations for the period July 1, 1998 through June 30, 1999 which was derived from Galaxy Enterprises financial records. The unaudited pro forma combined statement of operations for the six months end December 31, 1999 was derived from Netgateway and Galaxy Enterprises unaudited statements of operations for the same period included elsewhere in the document. This presentation is consistent with the periods expected to be combined after the date of the closing of the merger.

    The unaudited pro forma combined financial data are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data for each of the three years in the three-year period ended
June 30, 1999, and for the six months ended December 31, 1999, are derived from the unaudited pro forma combined financial statements included elsewhere in this document and should be read in conjunction with those statements and notes thereto.

                                                                        YEAR ENDED                 SIX MONTHS
                                                            -----------------------------------       ENDED
                                                             JUNE 30,     JUNE 30,    JUNE 30,    DECEMBER 31,
                                                               1997         1998        1999          1999
                                                            -----------   ---------   ---------   -------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenue...................................................   $    493       7,151       10,775         12,731
Cost of sales.............................................        144         386        1,345          5,065
                                                             --------      ------      -------       --------
Gross profit..............................................        349       6,765        9,430          7,666
Product development.......................................        150         275        1,695          1,835
License fees..............................................         --       3,822           --             --
Selling and marketing.....................................      1,769       8,952       11,704         11,327
General and administrative................................        292       1,858       10,732         16,988
Depreciation and amortization.............................         48         164          455            409
                                                             --------      ------      -------       --------
Total operating expenses..................................      2,259      15,071       24,586         30,559
                                                             --------      ------      -------       --------
Loss from operations......................................     (1,910)     (8,306)     (15,156)       (22,893)
Loss on sale of equity securities.........................         --          --          (55)            --
Other income (expense)....................................         --           5           15              4
Interest expense..........................................         --         (23)        (933)        (4,774)
                                                             --------      ------      -------       --------
Net loss..................................................     (1,910)     (8,324)     (16,129)       (27,663)
Net loss per common share
  Basic and diluted.......................................   $  (0.49)     $(0.89)     $ (1.26)      $  (1.76)
                                                             ========      ======      =======       ========
  Weighted average common shares outstanding..............      3,924       9,340       12,836         15,744
                                                             ========      ======      =======       ========

                                                                                                    AT
                                                                                               DECEMBER 31,
                                                                                                   1999
                                                                                               -------------
COMBINED BALANCE SHEET DATA:
Cash........................................................................................      $ 13,253
Working capital.............................................................................           748
Total assets................................................................................        20,837
Short-term debt.............................................................................           162
Long-term debt..............................................................................             5
Stockholder's equity........................................................................         4,404

COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the historical net income (loss) and book value per share of Netgateway common stock and the historical net loss and book value per share of Galaxy Enterprises common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Netgateway with Galaxy Enterprises on a pooling of interests basis and (b) the equivalent historical net loss and book value per share attributable to the estimated 0.63217 of a share of Netgateway common stock which will be received for each share of Galaxy Enterprises common stock. The information presented in the following tables should be read in conjunction with the unaudited pro forma combined financial statements included in this document, the historical consolidated financial statements and related notes of Netgateway and the historical consolidated financial statements and related notes of Galaxy Enterprises that are included elsewhere in this document.

                                           PERIOD FROM
                                          MARCH 4, 1998
                                           (INCEPTION)                      SIX MONTHS
                                             THROUGH       YEAR ENDED          ENDED
                                          JUNE 30, 1998     JUNE 30,       DECEMBER 31,
                                          --------------   ----------   -------------------
NETGATEWAY PER SHARE DATA                      1998           1999        1998       1999
-------------------------                 --------------   ----------   --------   --------
Netgateway supplementary historical per
  common share:
  Net loss per common share--basic and
    diluted(2)..........................      (0.84)          (1.21)     (0.43)     (1.96)
Book value per share(1).................      (0.34)           0.03      (0.04)      1.29

                                                                               SIX MONTHS
                                                    YEAR ENDED                    ENDED
                                                   DECEMBER 31                DECEMBER 31,
                                          ------------------------------   -------------------
GALAXY ENTERPRISES PER SHARE DATA           1997       1998       1999       1998       1999
---------------------------------         --------   --------   --------   --------   --------
Galaxy Enterprises historical per common
  share:
  Net income (loss) per common share--
    basic(2)............................    0.02      0.0067     (2.23)    (0.0657)    (1.78)
  Net income (loss) per common share--
    diluted(2)..........................    0.02      0.0062     (2.23)    (0.0657)    (1.78)
Book value per share(1).................    0.04        0.05     (1.87)       0.05     (1.87)

                                                                              SIX MONTHS
                                               FISCAL YEAR ENDED                 ENDED
                                                    JUNE 30                  DECEMBER 31,
                                         ------------------------------   -------------------
PRO FORMA COMBINED PER SHARE DATA          1997       1998       1999       1998       1999
---------------------------------        --------   --------   --------   --------   --------
Pro forma combined per common share:
  Net loss per Netgateway share--basic
    and diluted(2).....................   (0.49)      (0.89)    (1.26)                (1.76)
  Net loss per equivalent Galaxy
    Enterprises share--basic and
    diluted(2).........................   (0.31)      (0.56)    (0.80)                (1.11)
Book value per Netgateway share(1).....                                                0.28
Book value per Galaxy Enterprises
  share(3).............................                                                0.18

------------------------

(1) The historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock outstanding for that period. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity (deficit) by the pro forma number of shares of Netgateway common stock outstanding as of December 31, 1999 assuming the merger had occurred as of that date.

(2) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidilutive.

(3) The pro forma combined book value per Galaxy Enterprises shares is calculated by dividing the pro forma combined share amounts by the exchange ratio of 0.63217 shares of Netgateway common stock for each share of Galaxy Enterprises common stock.

RECENT SHARE PRICES

    The following table sets forth the closing sales prices per share of Netgateway common stock on The Nasdaq National Market and the closing sales prices per share of the Galaxy Enterprises common stock on the Nasdaq OTC Bulletin Board on (1) December 10, 1999, the last full trading date prior to the
public announcement of the merger, and (2) [      ] [  ], 2000, the latest
practicable trading day before the printing of this proxy statement/prospectus. The equivalent Galaxy Enterprises per share price as of any given date, including the dates indicated, is determined by multiplying the price of one share of Netgateway common stock as of such date by 0.63, the estimated exchange ratio set forth in the merger agreement, and represents what the market value of one share of Galaxy Enterprises' common stock would have been if the merger had been consummated on or prior to such day.

                                                      GALAXY      EQUIVALENT GALAXY
                                     NETGATEWAY    ENTERPRISES     ENTERPRISES PER
                                    COMMON STOCK   COMMON STOCK         SHARE
                                    ------------   ------------   -----------------
December 10, 1999.................    $10.125         $5.062            $6.401
[    ]   , 2000...................    $

    No assurance can be given as to the market prices of Netgateway common stock or Galaxy Enterprises common stock at any time before the closing of the merger or as to the market price of Netgateway common stock at any time thereafter. The exchange ratio will not be adjusted to compensate Galaxy Enterprises stockholders for decreases in the market price of Netgateway common stock which could occur before the merger becomes effective. If the market price of Netgateway common stock decreases or increases prior to the effective time of the merger, the market value of Netgateway common stock to be received in the merger in exchange for Galaxy Enterprises common stock will correspondingly decrease or increase.

    Stockholders of Galaxy Enterprises and Netgateway are urged to obtain current market quotations of Galaxy Enterprises common stock and Netgateway common stock.

                                  RISK FACTORS

    YOU SHOULD CONSIDER THESE RISK FACTORS IN EVALUATING WHETHER TO APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF EITHER OR BOTH OF NETGATEWAY AND GALAXY ENTERPRISES MAY BE SERIOUSLY HARMED. IN THAT CASE, THE TRADING PRICE OF NETGATEWAY COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE MERGER

    EXPECTED BENEFITS OF THE MERGER MAY NOT BE REALIZED

    If we are not able to effectively integrate our technology, operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized. In particular, if the integration is not successful:

    - our operating results may be adversely affected;

    - we may lose key personnel; and

    - we may not be able to retain Netgateway's and Galaxy Enterprises' customers.

    In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could have a material adverse impact on the business of the combined company. In addition, anticipated synergies from the merger may not materialize.

    THE MERGER COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS

    If the benefits of the merger do not exceed the costs associated with the merger, including transaction costs and the dilution to Netgateway's stockholders resulting from the issuance of shares in connection with the merger, Netgateway's financial results, including earnings per share, could be adversely affected. Specifically, Netgateway and Galaxy Enterprises estimate that they will incur direct transaction costs of approximately $700,000 and $550,000, respectively, in connection with the proposed merger, which will be charges to operations in the quarter in which the merger is consummated. These amounts are preliminary estimates and could change. Netgateway may incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.

    GALAXY ENTERPRISES STOCKHOLDERS WILL RECEIVE APPROXIMATELY 0.63 SHARES OF
     NETGATEWAY COMMON STOCK FOR EACH SHARE OF GALAXY ENTERPRISES COMMON STOCK THEY HOLD, DESPITE CHANGES IN THE MARKET VALUE OF EITHER OR BOTH OF GALAXY ENTERPRISES COMMON STOCK AND NETGATEWAY COMMON STOCK.

    The specific dollar value of Netgateway common stock to be received by Galaxy Enterprises stockholders depends on the market value of Netgateway at the time of completion of the merger. The value of Netgateway common stock may decrease from the date that any Galaxy Enterprises stockholder submits a proxy. Each share of Galaxy Enterprises common stock will be exchanged for approximately 0.63 of a share of Netgateway common stock upon completion of the merger. The actual exchange ratio will be calculated by dividing five million by the sum of the number of outstanding shares of Galaxy Enterprises common stock and the outstanding unexercised Galaxy Enterprises employee stock options at the time of the merger. This exchange ratio will not be adjusted for changes in the market price of either Galaxy Enterprises common stock or Netgateway common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of Netgateway common stock or Galaxy Enterprises common stock. Stockholders are urged to obtain recent market quotations for Netgateway common stock and Galaxy Enterprises common stock. We cannot predict or give any assurances as to the market price of Netgateway common stock at any time before or after the merger.

    THE MARKET PRICE OF NETGATEWAY COMMON STOCK MAY DECLINE AS A RESULT OF THE
     MERGER

    The market price of Netgateway common stock may decline as a result of the merger, if:

    - the integration of Netgateway and Galaxy Enterprises is unsuccessful;

    - we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

    - the effect of the merger on our financial results is not consistent with the expectations of financial analysts or investors.

    FAILURE OF THE MERGER TO QUALIFY AS A POOLING OF INTERESTS WOULD NEGATIVELY
     AFFECT COMBINED FINANCIAL RESULTS

    Netgateway intends to account for the merger as a pooling of interests, but availability of this treatment is not a condition to the merger. The failure of the merger for any reason to qualify for pooling of interests accounting treatment for financial reporting purposes would materially and adversely affect Netgateway's reported earnings and, likely, the price of Netgateway common stock.

    If the merger does not qualify for pooling of interests accounting treatment, the purchase method of accounting would apply. Under that method, Netgateway would record the estimated fair value of common stock issued in the merger as the cost of acquiring the business of Galaxy Enterprises. That cost would be allocated to the net assets acquired.

    The availability of pooling of interests accounting treatment for the merger depends upon circumstances and events occurring after the effective time of the merger. For example, there must not be any significant changes in the business of the combined company, including significant dispositions of assets, for a period of two years following the effective time of the merger. Further, affiliates of Netgateway and Galaxy Enterprises must not sell any shares of either Netgateway or Galaxy Enterprises capital stock, except certain limited amounts, until Netgateway publicly announces financial results covering at least 30 days of combined operations of Netgateway and Galaxy Enterprises after the merger. If the effective time of the merger occurs prior to July 31, 2000, we expect that such combined financial results would be published in November 2000. If affiliates of Netgateway or Galaxy Enterprises sell shares of Netgateway common stock in excess of the limited exception prior to that time, despite a contractual obligation not to do so, the merger may not qualify for pooling of interests accounting for financial reporting purposes.

    GALAXY ENTERPRISES MAY LOSE AN OPPORTUNITY TO ENTER INTO A MERGER OR
     BUSINESS COMBINATION WITH ANOTHER PARTY ON MORE FAVORABLE TERMS BECAUSE OF PROVISIONS IN THE MERGER AGREEMENT

    While the merger agreement is in effect, Galaxy Enterprises is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, with any person other than Netgateway. As a result of this prohibition, Galaxy Enterprises may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

    SOME OF GALAXY ENTERPRISES' DIRECTORS AND OFFICERS HAVE INTERESTS THAT
     DIFFER IN SEVERAL RESPECTS FROM GALAXY ENTERPRISES STOCKHOLDERS

    In considering the recommendation of the Galaxy Enterprises board of directors to approve the merger agreement and the merger, you should consider that some of these directors and officers have interests that differ from, or are in addition to, their interests as Galaxy Enterprises stockholders generally. These interests may include the receipt of Netgateway stock options, benefits provided to them by Netgateway under employment agreements, the continuation of certain indemnification arrangements, indemnification with respect to personal guarantees given by them of certain obligations of Galaxy Enterprises and the agreement of Netgateway that it will cause Galaxy Enterprises to repay the $450,000 of loans made to it by Netgateway with respect to which John J. Poelman is the co-obligor and for which he has personally provided collateral immediately following the merger.

RISKS SPECIFIC TO NETGATEWAY

    NETGATEWAY'S AUDITORS HAVE QUALIFIED THEIR REPORT ON NETGATEWAY'S FINANCIAL
     STATEMENTS WITH RESPECT TO NETGATEWAY'S ABILITY TO CONTINUE AS A GOING CONCERN

    The report of KPMG LLP, Netgateway's independent auditors, with respect to Netgateway's financial statements and the related notes, indicate that at the date of their report, Netgateway was in the development stage, had generated minimal revenues since inception and was continuing to incur losses. Accordingly, KPMG LLP qualified their report as of that date to indicate that these matters raise substantial doubt about Netgateway's ability to continue as a going concern. Netgateway's financial statements do not include any adjustments that might result from this uncertainty.

    NETGATEWAY HAS HAD A DEFICIT IN STOCKHOLDERS' EQUITY AND ANTICIPATES FUTURE
     LOSSES

    Netgateway has incurred substantial losses since its inception and anticipates incurring substantial losses for the foreseeable future. As of June 30, 1999 and December 31, 1999, Netgateway had a working capital deficit of $1,834,107 and $12,243,106, respectively, and stockholders' equity of $244,917 and $15,272,321 at June 30, 1999 and December 31, 1999, respectively. Netgateway generated revenues of $157,282 for the year ended June 30, 1999 and $1,172,681 for the six months ended December 31, 1999. For the year ended June 30, 1999 and the six months ended December 31, 1999, Netgateway incurred net losses of $10,775,703, and $23,178,464, respectively. Netgateway may never achieve profitability. For the year ended June 30, 1999 and six months ended
December 31, 1999 Netgateway recorded negative cash flows from operations of $4,552,912 and $5,912,096, respectively.

    To succeed, Netgateway must leverage its existing relationships and develop new relationships to substantially increase its revenue by providing more comprehensive eCommerce services. Netgateway has expended and will continue to expend significant resources to build its internal systems, to grow its infrastructure, to add new clients and employees, and to establish access to the Internet Commerce Center platform for clients, directly through systems integrators, who may act as resellers of Netgateway's products. Most of these development expenses must be incurred well in advance of the recognition of revenue. Netgateway intends to continue to invest heavily in infrastructure, development and marketing. As a result, Netgateway may not be able to achieve or sustain profitability.

    IF NETGATEWAY IS UNABLE TO UPGRADE ITS INFRASTRUCTURE, NETGATEWAY MAY BE
     UNABLE TO PROCESS AN INCREASED VOLUME OF TRANSACTIONS

    Netgateway may be unable to effectively upgrade and expand its hardware and software infrastructure or to integrate smoothly any newly developed or purchased software with its existing systems. A key element of Netgateway's business strategy is to provide a cost-effective means by which its clients can generate a high volume of eCommerce transactions through the use of Netgateway's hardware and software infrastructure. If the volume of transactions through Netgateway's infrastructure substantially increases, Netgateway will have to expand and further upgrade its technology, transaction processing systems and hardware and software infrastructure to accommodate these increases or Netgateway's systems may suffer from:

    - unanticipated system disruptions;

    - slower response times;

    - degradation in levels of customer service;

    - impaired quality and speed of transaction processing; and

    - delays in reporting accurate financial information.

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RISKS SPECIFIC TO GALAXY ENTERPRISES

    GALAXY HAS ACHIEVED ONLY LIMITED PROFITABILITY AND ANTICIPATES FUTURE LOSSES

    Since inception, Galaxy Enterprises has achieved only limited profitability and anticipates incurring substantial losses for the foreseeable future. Galaxy Enterprises may not achieve or maintain profitability in the future.

    POSSIBLE VOLATILITY OF STOCK PRICE

    The trading price of Galaxy Enterprises common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in Galaxy Enterprises quarterly operating results, announcements of technological innovations, or new services by Galaxy Enterprises or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and on-line commerce industries, changes in the market valuations of other Internet or on-line service companies, announcements by Galaxy Enterprises or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Galaxy Enterprises common stock in the open market, a termination of the merger agreement with Netgateway and other events or factors, many of which are beyond Galaxy Enterprises control. Further, the stock markets in general, and The Nasdaq Stock Market and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect valuations substantially above historical levels. There can be no assurance that these trading prices and valuations will be sustained. These broad market and industry factors may materially adversely affect the market price of Galaxy Enterprises common stock, regardless of Galaxy Enterprises operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, may also adversely affect the market price of Galaxy Enterprises common stock. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company.

    FAILURE TO CLOSE THE MERGER COULD ADVERSELY AFFECT GALAXY ENTERPRISES

    If the proposed merger with Netgateway does not close, Galaxy Enterprises' business, results of operations and financial condition will be seriously harmed because the announcement of the merger and Galaxy's efforts to close the merger have:

    - disrupted Galaxy Enterprises' sales and marketing efforts;

    - diverted the attention of Galaxy Enterprises' management; and

    - delayed certain strategic initiatives of Galaxy.

    Further, under certain circumstances Galaxy Enterprises will be required to pay Netgateway a termination fee of $1.5 million plus expenses up to $500,000. If the merger agreement terminates under these circumstances, then Netgateway may exercise its option to purchase 980,213 shares of Galaxy Enterprises common stock currently held by John J. Poelman.

RISK RELATED TO NETGATEWAY AND GALAXY ENTERPRISES AS A COMBINED COMPANY

    The following risk factors assume that the merger is successfully completed and describe the risks of the ongoing operations relating to the combined company.

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
    THE COMBINED COMPANY WILL HAVE A LIMITED OPERATING HISTORY AND MAY NOT BE
     ABLE TO IMPLEMENT ITS GROWTH STRATEGY

    Netgateway began its operations in March 1998 and did not begin generating significant revenues until October 1, 1999. Galaxy Enterprises was incorporated in March 1994 and has only achieved limited profitability on a quarterly or annual basis to date. Therefore, we have limited operating histories and our prospects are subject to the risks, expenses and uncertainties frequently encountered by young companies that operate exclusively in the new and rapidly evolving markets for Internet products and services. Successfully achieving the combined company's growth plan depends on our ability to:

    - continue to develop and extend our brands;

    - develop new media properties;

    - maintain and increase the levels of traffic on our Internet sites;

    - develop or acquire competitive services or products;

    - effectively generate revenues through sponsored services and placements;

    - effectively integrate businesses or technologies into our operations;

    - successfully develop Web-based services to meet the specific requirements of our customers; and

    - continue to identify, attract, retain and motivate qualified personnel.

    Furthermore, the growth of the combined company depends on factors outside our control, including:

    - adoption by the market of the Internet, and more specifically, the combined company, as an effective Internet business;

    - relative price stability for Internet-based advertising, despite competition and other factors that could reduce market prices for advertising; and

    - acceptance of Netgateway's basic outsourcing business model.

    IF THE COMBINED COMPANY IS NOT ABLE TO COMPETE EFFECTIVELY IN THE INTERNET
     INDUSTRY, ITS BUSINESS WILL BE ADVERSELY AFFECTED

    Our target market is rapidly evolving and subject to continuous technological change. Our competitors may be better positioned to address new developments or react more favorably to changes, which could have a material adverse effect on our business, prospects, financial condition, and results of operations. The market for eCommerce services is relatively new, but it is already highly competitive and characterized by an increasing number of entrants. Some of these entrants have introduced or developed products and services similar to those offered by the combined company. We believe that competition will intensify and increase in the future.

    We compete on the basis of a number of factors, including the attractiveness of the eCommerce services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation and understanding clients' strategies and needs. A number of these factors are beyond our control. Existing or future competitors may develop or offer eCommerce services that provide significant technological, creative, performance, price or other advantages over the services offered by the combined company.

    Our competitors can be divided into several groups:

    - large systems integrators;

    - Internet service providers and portals;

    - large information technology consulting services providers;

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
    - computer hardware and service vendors;

    - on-line malls and

    - strategic consulting firms.

    We may also compete with telecommunications companies. Although most of these types of competitors have not offered a full range of Internet professional services to date, many have announced their intention to do so. These competitors at any time could elect to focus additional resources in our target markets, which could materially adversely affect our business, prospects, financial condition and results of operations. Many of our current and potential competitors have longer operating histories, larger customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do. Competitors that have established relationships with large companies, but have limited expertise in providing Internet solutions, may nonetheless be able to successfully use their client relationships to enter our target market or prevent our penetration into their client accounts. We believe that our primary competitors currently include, without limitation, Broadvision, Open Market, Commerce One, Intel, Microsoft, AT&T, Intershop, MCI, Yahoo! Stores, iCAT, GE Information Services, IBM, The Internet Mall, iMall Cybreash, Clean Commerce and other smaller Internet services providers.

    Additionally, in pursuing acquisition opportunities, we may compete with other companies with similar growth strategies. Some of these may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

    There are relatively low barriers to entry into our business. We have no patented, and only a limited amount of other proprietary, technology that would preclude or inhibit competitors from entering the eCommerce services market. Therefore, we must rely on the skill of our personnel and the quality of our client services. The costs to develop and provide eCommerce services are relatively low. Therefore, we expect that we will continually face additional competition from new entrants into the market in the future. There is also the risk that our employees may leave and start competing businesses. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition, and results of operations.

    THE COMBINED COMPANY'S ABILITY TO MEET ITS WORKING CAPITAL NEEDS WILL BE
     LIMITED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING WHEN NEEDED

    It is likely we will require additional financing. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our business plan. We may not be able to successfully negotiate or obtain additional financing on favorable terms, or at all. Our ability to obtain additional capital depends on market conditions, the national economy and others factors beyond our control.

    FLUCTUATIONS IN THE COMBINED COMPANY'S OPERATING RESULTS MAY AFFECT ITS
     STOCK PRICE AND ABILITY TO RAISE CAPITAL

    As a result of our limited operating history and the emerging nature of the markets in which it will compete, our operating results may fluctuate materially. As a result, quarter-to-quarter comparisons of our results of operations may not be meaningful. If, in some future quarter, whether as a result of those fluctuations or otherwise, our results of operations fall below the expectations of financial analysts and investors, the trading price of our common stock would likely be materially and adversely affected and our ability to raise capital could be impaired. You should not rely on Netgateway's or Galaxy Enterprises' results of any interim period as an indication of future performance. Additionally, our quarterly results of operations may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

    - our ability to retain existing clients, to attract new clients and partner with eCommerce systems integrators at a steady rate and to maintain client satisfaction;

    - the announcement or introduction of new services and products by us or our competitors;

    - price competition or higher prices in the industry;

    - pricing of hardware and software required for the transaction of eCommerce;

    - Internet and online services usage levels and the rate of market acceptance of these services for transacting commerce;

    - our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

    - our ability to attract, train and retain skilled management, strategic, technical and creative professionals;

    - technical difficulties, system downtime or Internet brownouts;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

    - unanticipated technical, legal and regulatory difficulties with respect to use of the Internet; and

    - general economic conditions and economic conditions specific to Internet technology usage and eCommerce.

    INCREASED COMPETITION MAY EXERT DOWNWARD PRICING PRESSURE ON ECOMMERCE
     SERVICES

    We believe that the number of companies selling eCommerce services has recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of our services and products, which could reduce our revenues. In addition, our sales may be adversely affected to the extent that our competitors offer superior services that better target users.

    THE COMBINED COMPANY'S SUCCESS WILL DEPEND ON CONTINUED GROWTH IN THE USE OF
     ECOMMERCE

    The eCommerce industry must achieve widespread acceptance by a broad base of customers for the combined company to attain success. If the Internet does not prove to be a viable commercial marketplace, the combined company's business will be adversely affected.

    THE MARKET FOR THE COMBINED COMPANY'S PRODUCTS IS NEW, AND THE GROWTH IN
     MARKET ACCEPTANCE FOR THESE PRODUCTS IS UNCERTAIN

    The markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. We could be adversely affected if the market develops more slowly than expected or becomes saturated with competitors, or if our products and services do not sustain market acceptance.

    THE COMBINED COMPANY MUST ATTRACT AND EXPAND ITS USER AND ADVERTISER BASE TO
     BE SUCCESSFUL

    We must develop and maintain a brand identity for the Netgateway and Galaxy Enterprises products. The failure to establish and maintain the Netgateway and Galaxy Enterprises brands could adversely affect our efforts to attract and expand our user and advertiser base. We also believe that the importance of brand recognition will increase due to the growing number of eCommerce services providers and the relatively low barriers to entry. Promotion and enhancement of our brands will depend largely on our success in providing high-quality products and services. To attract and retain Internet users and to promote and maintain our brands, we may need to increase expenditures for

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
creating and maintaining brand loyalty. If there is a breach or alleged breach of security or privacy involving our services, or if any third party undertakes illegal or harmful actions using our community, communications or eCommerce services, our brands and reputation could suffer substantial adverse publicity and impairment.

    THE COMBINED COMPANY MUST SUCCESSFULLY MANAGE ITS GROWTH AND THE INTEGRATION
     OF RECENTLY ACQUIRED COMPANIES TO ACHIEVE ITS DESIRED RESULTS

    Our recent growth has placed a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Further, we will need to maintain relationships with various merchants and other third parties to be successful.

    The process of managing advertising within large, high traffic Web sites such as Netgateway's StoresOnline.com is an increasingly important and complex task. Netgateway relies on both internal and licensed third-party advertising inventory management and analysis systems. To the extent that any extended failure of its advertising management system results in incorrect advertising insertions, Netgateway may be exposed to "make good" obligations, which, by displacing advertising inventory, could defer advertising revenues. Failure of Netgateway's advertising management systems to effectively scale to higher levels of use or to effectively track and provide accurate and timely reports on advertising results also could negatively affect its relationships with advertisers.

    As part of their business strategies, Netgateway and Galaxy Enterprises have completed several recent acquisitions, including Netgateway's acquisition of Spartan Multimedia, Ltd., and Galaxy Enterprises' acquisitions of Galaxy
Malls, Inc. and IMI, Inc. Furthermore, Netgateway expects to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

    - the difficulty of assimilating the operations and personnel of the acquired companies;

    - the potential disruption of its ongoing business and distraction of management;

    - the difficulty of incorporating acquired technology or content and rights into its products and media properties;

    - the negative impact on reported earnings if any of these transactions which are expected to qualify for pooling of interests accounting treatment for financial reporting purposes fail to so qualify;

    - the correct assessment of the relative percentages of in-process research and development expense which can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

    - the failure to successfully develop an acquired in-process technology resulting in the impairment of amounts currently capitalized as intangible assets;

    - unanticipated expenses related to technology integration;

    - the maintenance of uniform standards, controls, procedures and policies;

    - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

    - the potential unknown liabilities associated with acquired businesses.

    We may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

    THE COMBINED COMPANY'S OPERATIONS COULD BE SIGNIFICANTLY HINDERED BY THE
     OCCURRENCE OF A NATURAL DISASTER OR OTHER CATASTROPHIC EVENT

    Our operations will be susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, substantially all of Netgateway's network infrastructure is located in southern California, an area susceptible to earthquakes. Netgateway does not have multiple site capacity in the event of any catastrophic event and, although Netgateway does have a redundant network instructive system, this system does not guarantee continued reliability if a catastrophic event occurs. Despite implementation of network security measures, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with its computer systems. Netgateway does not carry sufficient business interruption insurance at this time to compensate it for losses that may occur as a result of any of these events.

    THE COMBINED COMPANY'S INTELLECTUAL PROPERTY RIGHTS ARE COSTLY AND DIFFICULT
     TO PROTECT

    We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely upon trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. Effective trademark, copyright and trade secret protection may not be available in every country in which our products and media properties are distributed or made available through the Internet. In addition, while we attempt to ensure that the quality of our brand is maintained by our licensees, our licensees may take actions that could materially and adversely affect the value of our proprietary rights or the reputation of our products and media properties. We are aware that third parties have, from time to time, copied significant portions of our directory listings for use in competitive Internet navigational tools and services. Protection of our distinctive elements may not be available under copyright law. We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate.

    THE COMBINED COMPANY MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT
     CLAIMS, WHICH ARE COSTLY TO DEFEND AND COULD LIMIT ITS ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE

    Many parties are actively developing search, indexing, eCommerce and other Web-related technologies. We believe that these parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. For example, we are aware that a number of patents have been issued in the areas of:

    - eCommerce;

    - online auctions;

    - Web-based information indexing and retrieval, including patents recently issued to one of its direct competitors;

    - online direct marketing;

    - fantasy sports;

    - common Web graphics formats;

    - mapping technologies; and

    - custom cut CDs.

    WE MAY INCUR SUBSTANTIAL EXPENSES IN DEFENDING AGAINST THIRD-PARTY
     INFRINGEMENT CLAIMS REGARDLESS OF THE MERIT OF SUCH CLAIMS

    The combined company anticipates that additional third-party patents will be issued in the future. From time to time, parties may assert patent infringement claims against the combined company in the form of letters, lawsuits and other forms of communications. Third parties may also assert claims against the combined company alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. If we decide to license patents or other proprietary rights, we cannot guarantee that we will be able to do so on reasonable terms or at all. If there is a determination that we have infringed third-party proprietary rights, we could incur substantial monetary liability and be prevented from using the rights in the future.

    We are aware of lawsuits filed against two of our competitors regarding the presentment of advertisements in response to search requests on "keywords" that may be trademarks of third parties. It is not clear what, if any, impact an adverse ruling in these recently filed lawsuits would have on us.

    THE COMBINED COMPANY WILL DEPEND ON KEY PERSONNEL THAT IT MAY NOT BE ABLE TO
     RETAIN

    If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected. Netgateway depends on the continued services of its key personnel, including its founders, chief executive officer, president and chief operating officer, chief financial officer, chief information officer, executive vice president--sales and marketing and senior engineers. Galaxy Enterprises also substantially depends upon the continued services of its key personnel, including its president and chief executive officer, executive vice president--sales and marketing, vice president and chief operating officer and vice president and chief financial officer, as well as the chief executive officer and chief financial officer of its wholly owned subsidiary, IMI.

    Each of these individuals has acquired specialized knowledge and skills with respect to Netgateway, Galaxy Enterprises and IMI, and their respective operations. As a result, if any of these individuals were to leave Netgateway or Galaxy Enterprises following the merger, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We expect that we will need to hire additional personnel in all areas. The competition for qualified personnel is intense, and has particularly intensified in the Los Angeles area, where Netgateway's corporate headquarters is located. At times, Netgateway has experienced difficulties in hiring personnel with the necessary training or experience, particularly in technical areas.

    THE COMBINED COMPANY WILL BE SUBJECT TO U.S. AND FOREIGN GOVERNMENT
     REGULATION OF THE INTERNET, THE IMPACT OF WHICH IS DIFFICULT TO PREDICT

    Any existing or new legislation applicable to the combined company could expose it to substantial liability, including significant expenses necessary to comply with such laws and regulations. There are currently few laws or regulations directly applicable to the Internet. The application of new or existing laws and regulations to the combined company relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement is unclear.

    Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on the combined company's international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Web regulated by the FCC in the same manner as other telecommunications services. Many areas with high Internet use have begun to experience interruptions in phone service, and local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs and to impose access fees. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet.

    REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

    We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to eCommerce. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations. Due to the increasing popularity and use of the Internet and other online services, federal, state and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services.

    In 1998, the United States Congress established the Advisory Committee on eCommerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for eCommerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations upon the recommendation of this Advisory Committee or otherwise may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

    IF ANY GOVERNMENT PROPOSALS FOR REGULATING THE INTERNET ARE ADOPTED, THEY
     COULD SUBSTANTIALLY IMPAIR THE GROWTH OF THE INTERNET AND ADVERSELY AFFECT THE COMBINED COMPANY

    Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Internet sites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. We cannot currently predict the effect, if any, that this legislation will have on our business. The legislation may impose significant additional costs on our business or subject it to additional liabilities.

    We post policies concerning the use and disclosure of user data. Any of our failures to comply with our posted privacy policies could adversely affect our business, results of operations and financial condition. Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute the combined company for violations of their laws. We might unintentionally violate such laws. Such laws may be modified, or new laws enacted, in the future. Any such developments could have a material adverse effect on our business, results of operations and financial condition.

    THE COMBINED COMPANY MAY BE SUBJECT TO LEGAL LIABILITY FOR ITS ONLINE
     SERVICES

    We host a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities, including services relating to online auctions and homesteading with and without our prior review of the content of such activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled. Claims could be made against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud or other theories based on the nature and content of information that we provide links to or that may be posted online or generated by our users or with respect to materials bought and sold by our users. These types of claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, we are aware that governmental agencies are currently investigating the conduct of online auctions.

    It is also possible that, if any information we provide contains errors or is otherwise negligently provided to users, third parties could make claims against us. For example, Netgateway offers Web-based e-mail services, which expose Netgateway to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not result in liability.

    ECOMMERCE ACTIVITIES MAY EXPOSE THE COMBINED COMPANY TO UNCERTAIN LEGAL
     RISKS AND POTENTIAL LIABILITIES

    As part of our business, we enter into agreements with sponsors, content providers, service providers and merchants under which we are entitled to receive a share of revenue from the purchase of goods and services by users of our online properties. In addition, we provide hosting and other services to online merchants. These types of arrangements may expose us to additional legal risks and uncertainties, including potential liabilities relating to the products and services offered by those third parties.

    Although we maintain liability insurance, insurance may not cover these claims or may not be adequate. Even to the extent these types of claims do not result in material liability, investigating and defending the claims is expensive.

    INTERNET SECURITY POSES RISKS TO THE BUSINESS OF THE COMBINED COMPANY

    The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business prospects, financial condition and results of operations. The processing of eCommerce transactions by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the consumer, the merchant, or both, as well as our own confidential and proprietary information. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit information and proprietary consumer information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations, as well as the operations of the merchant. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches.

    Concerns over the security of the Internet and other electronic transactions and the privacy of consumers and merchants may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition, and results of operations.

    WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF ECOMMERCE CONTINUES TO
     GROW

    Our future revenues and any future profits depend substantially upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. If Internet use and other online services do not continue to grow or grow more slowly than we expect, our business, prospects, financial condition, and results of operations could be materially adversely affected. Our business could also be adversely impacted if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace.

    Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt and continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, consumers of both retail and business to business services must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

    In addition, the public in general may not accept the Internet and other online services as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online retail and business to business services continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet and online services may be unable to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial use of the Internet and online services technologies, including security, reliability, cost, ease of use and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our product and services in particular.

    THE COMBINED COMPANY MAY NOT BE ABLE TO ADAPT AS THE INTERNET, ECOMMERCE,
     THE ECOMMERCE SERVICES INDUSTRY AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

    Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on the combined company's business, prospects, financial condition and results of operations. The Internet, eCommerce and the eCommerce services industry are characterized by:

    - rapid technological change;

    - changes in user and customer requirements and preferences;

    - frequent new product and service introductions embodying new technologies; and

    - the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

    The combined company's success will depend, in part, on its ability to:

    - enhance and improve the responsiveness and functionality of our online transaction processing services;

    - license or develop technologies useful in our business on a timely basis, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers;

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

    - provide services and products on a timely and acceptable basis and meet the customer support expectation of its customers.

INVESTMENT RISKS

    SOME PROVISIONS OF NETGATEWAY'S CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER TAKEOVER ATTEMPTS WHICH MAY LIMIT THE OPPORTUNITY OF OUR STOCKHOLDERS TO SELL THEIR SHARES AT A FAVORABLE PRICE

    Some of the provisions of Netgateway's certificate of incorporation and bylaws could make it more difficult for a third party to acquire Netgateway, even if doing so might be beneficial to Netgateway's stockholders by providing them with the opportunity to sell their shares at a premium to the then market price. Netgateway's bylaws contain provisions regulating the introduction of business at annual stockholders' meetings by anyone other than the board of directors. These provisions may have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition of or a change in control in Netgateway.

    In addition, the Netgateway board of directors has approved a proposal to amend Netgateway's bylaws to create a classified board. The proposal will be submitted to Netgateway stockholders for their consideration at a special meeting to be held on May 24, 2000. If the proposal is approved by Netgateway stockholders, Netgateway's board of directors will be divided into two classes. The term of the first class will expire at the annual meeting following Netgateway's fiscal year 2000 and the term of the second class will expire at the annual meeting following Netgateway's fiscal year 2001. At each annual meeting following this initial classification and election, the terms of one-half of the directors will expire, and new directors will be elected to serve two years. This proposed amendment will extend the time required to effect a change in control of the board of directors and may discourage hostile takeover bids for Netgateway. Currently, a change in control of the board of directors can be made by stockholders holding a plurality of the votes cast at a single annual meeting. If Netgateway successfully implements a classified board of directors, it will take at least two annual meetings to effectuate a change in control of the board of directors because a majority of the directors cannot be elected at a single meeting. These effects are somewhat mitigated by the fact that a majority of the stockholders can remove any or all directors, with cause, at a special meeting of stockholders or by written consent.

    Further, Netgateway's certificate incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. No shares of preferred stock are currently outstanding, and Netgateway has no present plans for the issuance of any preferred stock. However, the issuance of any preferred stock could materially adversely affect the rights of holders of Netgateway common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict Netgateway's ability to merge with, or sell its assets to, a third party. The ability of the board of directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing or rendering more costly an acquisition or change in control of Netgateway, thereby preserving the current stockholders' control of Netgateway.

    NETGATEWAY'S STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT
     MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE

    The trading price of Netgateway common stock has been, and may continue to be, subject to wide fluctuations. For the period from November 18, 1999 (the date on which Netgateway's stock began trading on The Nasdaq National Market) through April 27, 2000, the closing sale prices of Netgateway common stock on The Nasdaq National Market ranged from $3.75 to $12.25. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and services by Netgateway or its competitors, changes in financial estimates and recommendations by financial analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in its markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Netgateway's stock, regardless of its operating performance.

    AFTER THE MERGER, MANAGEMENT WILL BENEFICIALLY OWN APPROXIMATELY 22.1% OF
     NETGATEWAY'S COMMON STOCK AND THEIR INTERESTS COULD CONFLICT WITH YOURS

    Following the merger, Netgateway's directors and executive officers will beneficially own approximately 22.1% of Netgateway's outstanding common stock, assuming approximately 3.9 million shares are issued in the merger. As a result of their ownership, the directors and executive officers of Netgateway collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Netgateway.

    FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY
     AFFECT OUR STOCK PRICE

    The market price of Netgateway's common stock could decline as a result of sales of a large number of shares of its common stock in the market after the merger is completed, or the perception that these sales could occur. These sales also might make it more difficult for Netgateway to sell equity securities in the future at a time and at a price that it deems appropriate. As of March 31, 2000, Netgateway had outstanding 17,486,027 shares of common stock. As of
      , 2000, [     ] of these shares are freely tradeable. Giving effect to
applicable legal restrictions, the number of shares of common stock and the dates when the remainder these shares will become freely tradeable in the market
is as follows:  [            ]

    As of the date of this joint proxy statement/prospectus, we have reserved an aggregate of 3,133,402 shares of common stock issuable upon the exercise of outstanding warrants and convertible or exchangeable securities. Netgateway has filed a registration statement to register for issuance and resale 9,877,002 shares of common stock reserved for issuance under our existing stock option plans, warrants and stock grants. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of some options, the expiration of the lock-up agreements referred to in the preceding paragraph.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    Netgateway and Galaxy Enterprises have each made forward-looking statements in this document, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements include, but are not limited to, statements as to expectations regarding:

    - future revenue opportunities;

    - the integration of Galaxy Enterprises;

    - the development of the business-to-business eCommerce market and the future growth of our customer base;

    - future expense levels, including research and development, selling, general and administrative expenses, and amortization of goodwill and other tangibles;

    - strategic relationships and distribution relationships;

    - future capital needs;

    - the emergence of new technologies;

    - expansion of marketing and sales forces;

    - investment in new product development and enhancements;

    - expansion into new markets;

    - new distribution and customer acquisition models;

    - acquisition of complementary products, technologies and businesses; and

    - future financial pronouncements.

    When Netgateway or Galaxy Enterprises use words like "believe," "expect," "anticipate" or similar words or terms, they are making forward-looking statements.

    You should note that an investment in Netgateway common stock involves risks and uncertainties that could affect our future business success or financial results. Netgateway actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this document.

    Netgateway believes that it is important to communicate its expectations to its investors. However, there may be events in the future that Netgateway is not able to predict accurately or over which Netgateway has no control. You should be aware that the occurrence of the events described in the risk factors and elsewhere in this document could materially and adversely affect the business, financial condition and operating results of Netgateway. Netgateway undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                      THE NETGATEWAY, INC. SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

    The special meeting will be held on [   ], 2000, at 9:00 a.m., California
time, at the Hilton Hotel--Long Beach, Two World Trade Center, Long Beach, California. This joint proxy statement/prospectus is being furnished in connection with the solicitation by the Netgateway board of directors of proxies to be used at the special meeting and at all adjournments and postponements of the special meeting.

MATTERS TO BE CONSIDERED AT SPECIAL MEETING

    At the special meeting, stockholders of Netgateway will be asked to approve the merger and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

RECORD DATE FOR VOTING ON THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of Netgateway common stock at the close of
business on [   ], 2000 are entitled to notice of and to vote at the special
meeting. As of the close of business on that date, there were [      ] shares of
Netgateway common stock outstanding and entitled to vote, held of record by
[      ] stockholders. A majority of those shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Netgateway stockholder is entitled to one vote for each share of Netgateway common stock held as of the record date.

VOTING AND REVOCATION OF PROXIES

    The proxy accompanying this document is solicited on behalf of Netgateway's board of directors. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Netgateway. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Netgateway prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger.

    Netgateway's board of directors does not presently intend to bring any other business before the special meeting and, so far as is known as of the date of this document, no other matters are to be brought before the special meeting. Any other business that properly comes before the special meeting, will be voted in accordance with the judgment of the persons voting such proxies.

    A Netgateway stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by (1) delivering a written notice, dated later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares with a later date than the date of the previous proxy or (3) attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to Netgateway, Inc., 300 Oceangate, 5th Floor, Long Beach, California 90802, Attention: Secretary, or hand delivered to the secretary of Netgateway at or before the taking of the vote at the special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from that broker in order to change their vote or to vote at the special meeting.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER

    Approval of the merger by Netgateway's stockholders is required by The Nasdaq National Market rules because the number of shares of Netgateway common stock to be issued in the merger potentially represents more than 20% of Netgateway's outstanding shares of common stock. Approval requires the affirmative vote of the holders of a majority of the shares of Netgateway common stock constituting a quorum at the Netgateway special meeting, by attendance in person or by proxy.

BOARD RECOMMENDATION

    NETGATEWAY'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, NETGATEWAY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF NETGATEWAY COMMON STOCK VOTE FOR APPROVAL OF THE MERGER.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF NETGATEWAY. ACCORDINGLY, NETGATEWAY'S STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                  THE GALAXY ENTERPRISES, INC. SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

    The special meeting will be held on [ ], 2000, at 10:00 a.m., Utah time, at the offices of Galaxy Enterprises, 754 E. Technology Avenue, Orem, Utah. This joint proxy statement/prospectus is being furnished in connection with the solicitation by the Galaxy Enterprises board of directors of proxies to be used at the special meeting and at all adjournments and postponements of the special meeting.

MATTERS TO BE CONSIDERED AT SPECIAL MEETING

    At the special meeting, stockholders of Galaxy Enterprises will be asked to approve the merger and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

RECORD DATE FOR VOTING ON THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of Galaxy Enterprises common stock at the close
of business on [   ], 2000 are entitled to notice of and to vote at the special
meeting. As of the close of business on that date, there were [      ] shares of
Galaxy Enterprises common stock outstanding and entitled to vote, held of record
by [    ] stockholders. A majority of those shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Galaxy Enterprises stockholder is entitled to one vote for each share of Galaxy Enterprises common stock held as of the record date.

VOTING AND REVOCATION OF PROXIES

    The proxy accompanying this document is solicited on behalf of Galaxy Enterprises' board of directors. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Galaxy Enterprises. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Galaxy Enterprises prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger.

    Galaxy Enterprises' board of directors does not presently intend to bring any other business before the special meeting and, so far as is known as of the date of this document, no other matters are to be brought before the special meeting. Any other business that properly comes before the special meeting, will be voted in accordance with the judgment of the persons voting such proxies.

    A Galaxy Enterprises stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by (1) delivering a written notice, dated later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares with a later date than the date of the previous proxy or (3) attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to Galaxy Enterprises Inc., 754 E. Technology Avenue, Orem, Utah 84097, Attention: Secretary, or hand delivered to the secretary of Galaxy Enterprises at or before the taking of the vote at the special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from that broker in order to change their vote or to vote at the special meeting.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER

    Approval of the merger by Galaxy Enterprises' stockholders is required by the Nevada General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of Galaxy Enterprises common stock outstanding and entitled to vote at the special meeting. Abstentions and broker non-votes are not affirmative votes and will have the same effect as votes against approval of the merger. ACCORDINGLY, THE REQUIRED VOTE OF THE STOCKHOLDERS OF GALAXY ENTERPRISES IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF GALAXY ENTERPRISES COMMON STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THEREFORE, IF THE HOLDERS OF ANY SUCH SHARES FAIL TO EITHER SUBMIT A PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING, SUCH FAILURE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER.

    THE ACTION PROPOSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS CANNOT BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

    As of [      ], 2000, directors, executive officers and affiliates of Galaxy
Enterprises as a group beneficially owned approximately [ ]% of the outstanding shares of Galaxy Enterprises common stock. On the day the merger agreement was signed, two stockholders of Galaxy Enterprises who collectively own approximately 19% of Galaxy Enterprises' outstanding common stock entered into voting agreements with Netgateway, agreeing to vote their shares of Galaxy Enterprises common stock in favor of the merger and granting Netgateway a proxy to vote all of their shares of Galaxy Enterprises stock for approval of the merger. As of the record date and the date of this joint proxy statement/ prospectus, Netgateway beneficially owns 980,213 shares of Galaxy Enterprises common stock pursuant to an option to purchase shares owned by John J. Poelman.

BOARD RECOMMENDATION

    GALAXY ENTERPRISES' BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, GALAXY ENTERPRISES AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT GALAXY ENTERPRISES STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GALAXY ENTERPRISES. ACCORDINGLY, GALAXY ENTERPRISES' STOCKHOLDERS ARE URGED TO READ AND CAREFULLY

CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SOLICITATION OF PROXIES; EXPENSES

    All expenses of Galaxy Enterprises solicitation of proxies will be borne by Galaxy Enterprises. The cost of preparing and mailing this joint proxy statement/prospectus to Galaxy Enterprises stockholders will be shared equally by Galaxy Enterprises and Netgateway. In addition to solicitation by the use of the mails, proxies may be solicited from Galaxy Enterprises stockholders by directors, officers and employees of Galaxy Enterprises in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries. Galaxy Enterprises will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A transmittal form with instructions for the surrender of your Galaxy Enterprises stock certificates will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your Galaxy Enterprises stock certificates for Netgateway stock certificates, please see the section entitled "The Merger Agreement--Procedures for Exchanging Stock Certificates" on page 52 of this joint proxy statement/prospectus.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER THAT WE CONSIDER IMPORTANT. THE DISCUSSION OF THE MERGER IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE DESCRIPTION OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT ARE ONLY SUMMARIES OF THE MATERIAL TERMS OF THE PROPOSED MERGER. YOU CAN OBTAIN A MORE COMPLETE UNDERSTANDING OF THE MERGER BY READING THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS DOCUMENT AS APPENDIX A AND CERTAIN PROVISIONS OF NEVADA LAW RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX B. YOU ARE ENCOURAGED TO READ THE MERGER AGREEMENT AND THE OTHER APPENDICES TO THIS DOCUMENT IN THEIR ENTIRETY.

BACKGROUND OF THE MERGER

    In August 1999, John Wendel, a former employee of Netgateway, contacted
John J. Poelman, Galaxy Enterprises' chief executive officer, to introduce himself and Netgateway to Galaxy Enterprises. Their meeting did not include the exchange of confidential information, lead to any further discussions or include a proposal for an acquisition of Galaxy Enterprises by Netgateway. The parties had no further direct or indirect contact with respect to a merger or other business combination until on or about November 18, 1999.

    On November 12, 1999, Donald Danks, a stockholder of Netgateway, contacted Red Rock Capital LLC on behalf of Netgateway to ask Red Rock Capital to contact Galaxy Enterprises to inquire if Galaxy Enterprises had any interest in exploring whether Netgateway could better execute their respective business plans by working together through a merger, joint venture or other relationship. Thereafter, Kirby Cochran of Red Rock Capital contacted Mr. Poelman to determine if Galaxy Enterprises had any interest in exploring whether Netgateway and Galaxy Enterprises could better execute their respective business plans by working together through a merger, joint venture or other relationship.
Messrs. Poelman and Cochran met on November 18, 1999. At that meeting,
Mr. Poelman indicated that Galaxy Enterprises was interested in pursuing this possibility. Mr. Cochran reported Galaxy Enterprises' interest to Mr. Danks.

    Between November 18, 1999 and December 3, 1999, Mr. Poelman and Mr. Cochran spoke telephonically on several occasions with respect to the possible terms of such a transaction. The management of Netgateway also met to discuss the possible form and terms of a business relationship between Netgateway and Galaxy Enterprises.

    On December 3, 1999, Alex Chaffetz, Netgateway's senior vice-president--cable, and the head of its CableCommerce division, flew to Orem, Utah to meet with Mr. Poelman and Frank Heyman, Galaxy Enterprises' chief financial officer, at the offices of Galaxy Enterprises, to begin discussions concerning a potential business combination between Netgateway and Galaxy Enterprises. The meetings began in the morning and lasted throughout the day. It was Mr. Chaffetz's intent to gather as much information as possible about Galaxy Enterprises' business so that he could then review it with Netgateway executives, and a decision could be made as to whether or not a business combination was feasible. After Mr. Chaffetz's visit, he reported his findings to Netgateway's management. Management considered and evaluated the benefits and risks attendant to a business combination with Galaxy Enterprises.

    On December 6, 1999, at approximately 11 a.m., California time,
Mr. Chaffetz called Mr. Poelman to inform him that Netgateway was interested in moving forward with discussions concerning a possible business combination, and that Roy W. Camblin III and Donald M. Corliss, Jr., Netgateway's chief executive officer and president, respectively, would contact Mr. Poelman to continue discussions.

    On December 6, 1999, at approximately 2 p.m., California time,
Messrs. Camblin and Corliss initiated a call with Mr. Poelman to discuss a possible business transaction and the terms of a letter of intent. The parties also scheduled a meeting in Orem, Utah for the following morning. Thereafter, Craig S. Gatarz, Netgateway's general counsel, drafted a letter of intent for submission to Mr. Poelman the following day.

    On December 7, 1999, at 10:00 a.m., Utah time, Messrs. Danks, Camblin and Corliss met in Orem, Utah with Mr. Poelman and various other Galaxy Enterprises employees and consultants to discuss Galaxy Enterprises' business, Netgateway's business, the terms of a proposed business combination and the proposed letter of intent. The meeting lasted all day.

    From December 8 through December 11, 2000, negotiations between the parties concerning the letter of intent continued in earnest. There were several telephone conferences and meetings between the parties and their respective financial and legal advisors. The letter of intent was executed on December 12, 1999.

    On December 13, 1999, the parties issued a press release announcing the signing of the letter of intent.

    During the week of December 13, 1999, a team of Netgateway management representatives and employees, an attorney from Nida & Maloney and a representative of KPMG met at Galaxy Enterprises' offices to begin a due diligence review of Galaxy Enterprises. This due diligence review continued through the signing of the merger agreement on March 10, 2000.

    On December 13, 1999, Messrs. Corliss and Gatarz flew to Salt Lake City to begin negotiations on a definitive merger agreement with Mr. Poelman and his attorneys at the offices of Parsons Biehle & Latimer. They were joined on December 14, 1999 by C. Thomas Hopkins, Netgateway's outside counsel, and by Mr. Camblin later in the day.

    On December 15, 1999, the board of directors of Netgateway met to consider the merger. At this meeting, representatives of Nida & Maloney discussed with the Netgateway board their fiduciary duties as directors under Delaware law with respect to the merger and other legal matters. In addition, they made a presentation to the board of directors concerning the status of negotiations with Galaxy Enterprises, the terms of the proposed merger agreement and the financial performance of Galaxy Enterprises during 1999. No action was taken at this meeting to vote on or approve the merger.

    On January 5, 2000, Netgateway's board of directors agreed to provide up to $300,000 of bridge financing to Galaxy Enterprises to allow Galaxy Enterprises to fund costs associated with the merger and for working capital. On January 17, 2000 Galaxy Enterprises retained Houlihan Lokey Howard & Zukin as its financial advisor. On December 13, 1999, Netgateway retained Roth Capital Partners to act as its financial advisor in connection with the merger. On February 4, 2000, Netgateway's board of directors agreed to provide an additional $150,000 of bridge financing to fund costs associated with the merger and for working capital.

    After the letter of intent was signed, negotiations and discussions regarding the transaction continued on a daily basis between the parties, their counsel and other professional advisors. The issues included:

    - providing a fiduciary out in the merger agreement for Galaxy Enterprises;

    - the amount of the termination fee and circumstances under which it would be payable;

    - the elimination of Netgateway's requirement that the former stockholders of Galaxy Enterprises indemnify Netgateway for breaches of representations and warranties in the merger agreement by Galaxy Enterprises;

    - the treatment of employee stock options;

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
    - the termination of management's existing employment agreements and replacement of those agreements with agreements acceptable to Netgateway;

    - Netgateway's requirement that Mr. Poelman and Sue Ann Cochran agree to vote in favor of the merger; and

    - Netgateway's requirement that Mr. Poelman grant Netgateway an option to purchase his shares of Galaxy Enterprises common stock in certain circumstances.

    On January 28, 2000, the board of directors of Galaxy Enterprises met to consider the merger. At this meeting, representatives of Parsons, Behle & Latimer discussed with the Galaxy Enterprises board their fiduciary duties as directors under Nevada law with respect to the merger and other legal matters and the board received presentations concerning the status of negotiations with Netgateway, the terms of the proposed merger agreement and the financial performance of Galaxy Enterprises during 1999. No action was taken at this meeting to vote on or approve the merger.

    On February 18, 2000, the board of directors of Galaxy Enterprises met to receive a presentation from representatives of Houlihan Lokey concerning the fairness of the merger from a financial point of view. At this meeting, Houlihan Lokey delivered its oral opinion to the Galaxy Enterprises board of directors, subsequently confirmed in writing, that as of that date, and based on the assumptions made, matters considered and the scope of review as set forth in such letter, the consideration to be received in the merger was fair to the public stockholders of Galaxy Enterprises from a financial point of view.

    On February 16, 2000, Mr. Poelman and Darryl Clark conducted a due diligence review of Netgateway at Netgateway's offices. This review included meetings with Messrs. Freadhoff, Camblin and Corliss of Netgateway.

    On March 2, 2000, the board of directors of Netgateway met to consider the merger. At this meeting, Roth Capital delivered its oral opinion to the Netgateway board of directors, subsequently confirmed in writing, that as of that date, and based on the assumptions made, matters considered and the scope of review as set forth in such letter, the exchange ratio in the merger was fair to the stockholders of Netgateway from a financial point of view. At the meeting, the board also reviewed developments in the negotiation of, and open issues on, the merger agreement as well as the reasons for the merger. At this meeting, the board approved the merger and authorized the execution of the merger agreement subject to the satisfactory resolution of the open issues.

    On March 8, 2000, the board of directors of Galaxy Enterprises met to consider the merger. At the meeting, the board reviewed developments in the negotiation of, and open issues on, the merger agreement as well as the reasons for the merger. The board members were also informed that Houlihan Lokey continued to believe that the consideration to be received in the merger was fair to the public stockholders of Galaxy Enterprises from a financial point of view. At this meeting, the board approved the merger and authorized the execution of the merger agreement subject to the satisfactory resolution of the open issues.

    The merger agreement was signed on March 10, 2000.

NETGATEWAY'S REASONS FOR THE MERGER

    Netgateway's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Netgateway and its stockholders. Accordingly, Netgateway's board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

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
    In reaching its decision, Netgateway's board of directors identified several potential benefits of the merger, the most important of which included:

    - Netgateway's stockholders will have the opportunity to participate in the potential growth of the combined company after the merger.

    - Netgateway will gain valuable expertise in the Internet marketing and training workshop industry which will be a key component to Netgateway's continued growth and development.

    - Being part of a combined company will reduce the risks of continuing as a relatively small independent company in an industry that is rapidly consolidating and increasingly competitive.

    - Combining with Galaxy Enterprises will allow Netgateway to share synergies with respect to business services, advertising and eCommerce relationships in addition to opportunities available to Netgateway.

    - Combining with Galaxy Enterprises will give Netgateway the opportunity to expand the channels of distribution for its products, particularly with respect to its CableCommerce products and offerings.

    Netgateway's Board considered a number of potentially negative factors in its deliberation of the merger, including:

    - The risk that the synergies and opportunities in the merger will not be achieved.

    - The limited operating history of Galaxy Enterprises.

    - The risk that the merger will not be completed and the potential adverse effects of the public announcement of the merger on:

       - Netgateway's sales and operating results;

       - Netgateway's ability to attract and retain key employees;

       - the progress of certain strategic initiatives; and

       - Netgateway's overall competitive position.

    - The risk that key technical, sales and management personnel might not remain employees of Netgateway or Galaxy Enterprises after the merger closes.

    - The transaction costs expected to be incurred in connection with the merger.

    - The other risks described under "Risk Factors--Risks Related to the Merger" beginning on page 13.

    Netgateway's board of directors consulted with Netgateway's senior management, as well as its legal counsel, independent accountants and financial advisers, in reaching its decision to approve the merger. Among the factors considered by Netgateway's board in its deliberations were the following:

    - Historical information concerning Netgateway's and Galaxy Enterprises' respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the SEC.

    - Netgateway's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Netgateway and Galaxy Enterprises after giving effect to the merger.

    - Current market conditions and historical trading information with respect to Netgateway and Galaxy Enterprises common stock.

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
    - Comparable merger transactions in Netgateway's market and alternatives to the transaction proposed by Galaxy Enterprises available to Netgateway.

    - Current industry, market and economic conditions.

    - The impact the merger might be expected to have on customers, suppliers and employees.

    - The possibility of other strategic alternatives to the merger for enhancing stockholder value.

    - The opinion of Roth Capital Partners dated March 2, 2000, including their related financial analyses, to the effect that, as of the date of the merger agreement and based upon and subject to the facts and assumptions set forth in their opinion (as described more fully in the text of the entire opinion attached as Appendix C to this document), the consideration to be paid in the merger by Netgateway was fair from a financial point of view.

    After due consideration, Netgateway's board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

    Netgateway's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion includes all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Netgateway's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination was made after taking into consideration all of the factors as a whole. In addition, individual members of the Netgateway board may have given different weights to the different factors.

BOARD RECOMMENDATION OF NETGATEWAY'S BOARD OF DIRECTORS

    NETGATEWAY'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, NETGATEWAY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT NETGATEWAY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

GALAXY ENTERPRISES' REASONS FOR THE MERGER

    Galaxy Enterprises' board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Galaxy Enterprises and its stockholders. Accordingly, Galaxy Enterprises' board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

    In reaching its decision, Galaxy Enterprises' board of directors identified several potential benefits of the merger, the most important of which included:

    - Galaxy Enterprises' stockholders will have the opportunity to participate in the potential growth of the combined company after the merger.

    - The balance of the benefits of being part of a combined company and the risks of continuing to be an independent company, especially in light of trends with respect to consolidation and competition in the Internet and eCommerce industries and particularly in light of Galaxy Enterprises relatively small and increasingly, in relative terms, smaller size.

    - Increasing the financial resources available to Galaxy Enterprises and allowing it to share synergies with respect to business services, advertising and eCommerce relationships in addition to opportunities available to Galaxy Enterprises.

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
    - Giving Galaxy Enterprises the opportunity to expand its channels of distribution of its products by giving it access to Netgateway's Internet Commerce Center infrastructure and Netgateway's existing cable and other eCommerce business relationships. Galaxy Enterprises' board of directors considered favorably that the former Galaxy Enterprises stockholders, as stockholders of Netgateway, would share these synergies and opportunities.

    - The anticipated exchange ratio in the merger represented a premium of approximately 217% over the average closing price for Galaxy Enterprises common stock over the 20-day trading period ending on December 10, 1999, the last trading day prior to the day the letter of intent between Galaxy Enterprises and Netgateway was publicly announced.

    - Galaxy Enterprises' stockholders will be afforded substantially increased trading liquidity for their investment.

    Galaxy Enterprises' board of directors considered a number of potentially negative factors in its deliberation of the merger, including:

    - The risk to Galaxy Enterprises' stockholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio.

    - The risk that the synergies and opportunities in the merger will not be achieved.

    - The limited operating history of Netgateway.

    - The risk that the merger will not be completed, including the circumstances under which Netgateway could terminate the merger agreement and the circumstances under which Galaxy Enterprises could be required to pay a termination fee to Netgateway.

    - The potential adverse effects of the public announcement of the merger on:

       - Galaxy Enterprises' sales and operating results;

       - Galaxy Enterprises' ability to attract and retain key employees;

       - the progress of certain strategic initiatives; and

       - Galaxy Enterprises' overall competitive position.

    - The risk that key technical, sales and management personnel might not remain employees of Netgateway or Galaxy Enterprises after the merger closes.

    - The loss of control over the future operations of Galaxy Enterprises following the merger.

    - The impact of the loss of Galaxy Enterprises' status as an independent company on Galaxy Enterprises' stockholders, employees, Web site visitors, business services clients, advertisers and sponsors.

    - The transaction costs expected to be incurred in connection with the merger.

    - The other risks described under "Risk Factors--Risks Related to the Merger" beginning on page 13.

    Galaxy Enterprises' board of directors consulted with Galaxy Enterprises' senior management, as well as its legal counsel, independent accountants and financial advisers, in reaching its decision to approve the merger. Among the factors considered by Galaxy Enterprises' board of directors in its deliberations were the following:

    - Historical information concerning Netgateway's and Galaxy Enterprises' respective financial performance, results of operations, assets, liabilities, operations, technology, brand development,

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
      management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the SEC.

    - Galaxy Enterprises' management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Netgateway and Galaxy Enterprises after giving effect to the merger.

    - Current market conditions and historical trading information with respect to Netgateway and Galaxy Enterprises common stock.

    - Comparable merger transactions in Galaxy Enterprises' market and strategic alternatives to the transaction proposed by Netgateway available to Galaxy Enterprises.

    - The opinion of Houlihan Lokey Howard and Zukin Financial Advisors, Inc. dated March 10, 2000, including their related financial analyses, to the effect that, as of the date of the merger agreement and based upon and subject to the facts and assumptions set forth in their opinion (as described more fully in the text of the entire opinion attached as Appendix D to this document) the consideration to be received in the merger by Galaxy Enterprises' public stockholders was fair to them from a financial point of view.

    - The high costs that Galaxy Enterprises had experienced in acquiring customers and the long term viability of certain of those methods and the experience to date with other methods of acquiring customers.

    - The difficulties Galaxy Enterprises experienced in attracting needed capital.

    - The expected tax-free treatment to Galaxy Enterprises' stockholders.

    - The ability of Galaxy Enterprises' board of directors to enter into discussions with another party in response to an unsolicited superior offer to the merger if Galaxy Enterprises' board of directors believed in good faith, after consultation with its legal counsel, that such action was required in order to comply with its fiduciary obligations.

    - Galaxy Enterprise's prospects if it were to continue as an independent company.

    - Current industry, market and economic conditions.

    - The impact the merger might be expected to have on customers, suppliers and employees.

    - The principal terms of the merger agreement.

    After due consideration, Galaxy Enterprises' board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

    Galaxy Enterprises' board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Galaxy Enterprises' board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors it considered in making its determination. The determination was made after taking into consideration all of the factors as a whole. In addition, individual members of Galaxy Enterprises' board of directors may have given different weights to the different factors.

BOARD RECOMMENDATION OF GALAXY ENTERPRISES BOARD OF DIRECTORS

    GALAXY ENTERPRISES' BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, GALAXY ENTERPRISES AND

ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT GALAXY ENTERPRISES STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

OPINION OF ROTH CAPITAL PARTNERS

    Netgateway engaged Roth Capital Partners to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger, to Netgateway's stockholders. Roth Capital is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

    Netgateway agreed to pay Roth Capital a fee of $210,000 for its preparation and delivery of the fairness opinion. No portion of Roth Capital's fee is contingent upon the successful completion of the merger. Netgateway retained Roth Capital solely to deliver its fairness opinion. Netgateway agreed to indemnify Roth Capital and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Roth Capital. Netgateway's board of directors did not limit Roth Capital in any way in the investigations it made or the procedures it followed in rendering its opinion.

    The full text of Roth Capital's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Roth Capital in rendering its opinion is attached as Appendix C and is incorporated herein by reference. We urge you to read the opinion in its entirety.

    Roth Capital did not, and was not requested by Netgateway to, make any recommendations as to the form or amount of consideration to be paid by Netgateway, the public market values or realizable value of Netgateway's common stock given as consideration in the merger or the prices at which Netgateway's common stock may trade in the future following the merger, and does not express any opinion as to the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

    In arriving at its opinion, among other things, Roth Capital:

    - reviewed certain interim reports of Netgateway and Galaxy Enterprises to their respective stockholders and Quarterly Reports on Form 10-Q of Netgateway and Galaxy Enterprises;

    - reviewed certain internal financial analyses and forecasts for Netgateway and Galaxy Enterprises prepared by their respective management;

    - reviewed certain publicly available documents relating to Netgateway and Galaxy Enterprises;

    - reviewed internal budgets and projections, marketing materials and press releases provided by Netgateway;

    - reviewed a draft copy of the agreement and plan of merger in the form provided by Netgateway;

    - held discussions with members of the senior management of Netgateway and Galaxy Enterprises regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the agreement and plan of merger, and the past and current business operations, financial condition and future prospects of their respective companies and of the combined operations of Netgateway and Galaxy Enterprises;

    - reviewed available research reports for companies that it determined to be comparable to Netgateway and Galaxy Enterprises;

    - reviewed the financial terms of other recent business combinations;

    - reviewed publicly available data and information for companies that it deemed to be comparable to Netgateway and Galaxy Enterprises; and

    - conducted such other financial analysis as Roth Capital deemed appropriate.

OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN

    Galaxy Enterprises engaged Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger, to Galaxy Enterprises' public stockholders. Houlihan Lokey is a nationally recognized investment banking firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Galaxy Enterprises selected Houlihan Lokey as its financial advisor because of its reputation and experience. At the meeting of Galaxy Enterprises board of directors on February 18, 2000, Houlihan Lokey presented its analysis and valuation methodology and an oral opinion with respect to the merger. Houlihan Lokey delivered its written opinion on March 10, 2000.

    Galaxy Enterprises agreed to pay Houlihan Lokey a fee of $160,000 for its preparation and delivery of the fairness opinion. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger. Galaxy Enterprises retained Houlihan Lokey solely to deliver its fairness opinion. Galaxy Enterprises agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. Galaxy Enterprises' board of directors did not limit Houlihan Lokey in any way in the investigations it made or the procedures it followed in rendering its opinion. Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Galaxy Enterprises.

    The full text of Houlihan Lokey's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached as Appendix D and is incorporated herein by reference. We urge you to read the opinion in its entirety.

    Houlihan Lokey did not, and was not requested by Galaxy Enterprises to, make any recommendations as to the form or amount of consideration to be received by the Galaxy Enterprises public stockholders, the public market values or realizable value of Galaxy Enterprises' common stock given as consideration in the merger or the prices at which Netgateway's common stock may trade in the future following the merger, and does not express any opinion as to the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

    In arriving at its opinion, among other things, Houlihan Lokey:

    - reviewed Galaxy Enterprises' annual report on Form 10-KSB for the fiscal year ended December 31, 1998 and quarterly report on Form 10-QSB for the period ended September 30, 1999;

    - reviewed Netgateway's Form S-1 dated November 18, 1999;

    - reviewed the draft Agreement and Plan of Merger by and among Netgateway, Inc., Galaxy Acquisition Corp. and Galaxy Enterprises, Inc. dated as of March 8, 2000;

    - reviewed the draft Registration Statement of Netgateway on Form S-4 dated
      February   , 2000;

    - met with certain members of the senior management of Galaxy Enterprises and Netgateway to discuss the merger, the operations, financial condition, future prospects and projected operations and performance of Galaxy Enterprises and Netgateway;

    - visited the headquarters and operating facilities of both Galaxy Enterprises and Netgateway in Orem, Utah and Long Beach, California, respectively;

    - reviewed the Galaxy Enterprises Business Plan dated February 16, 1999;

    - reviewed financial projections for Galaxy Enterprises prepared by CSK Securities Research and approved by Galaxy Enterprises' management for the years ending December 31, 2001;

    - reviewed Netgateway's pro-forma projections provided by management for the two years ending December 31, 2002;

    - analyzed historical stock performance and trading volume of both Galaxy Enterprises' and Netgateway's common stock;

    - reviewed various industry and research reports for the Internet--eBusiness industry;

    - reviewed transcripts of chat rooms of Galaxy Enterprises and Netgateway during the period before the merger announcement date;

    - reviewed certain other publicly available financial data for certain companies that it deemed comparable to Galaxy Enterprises and Netgateway; and

    - conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

    Houlihan Lokey used various methodologies to assess the fairness, from a financial point of view, of the consideration to be received in the merger to Galaxy Enterprises' public stockholders.

    COMPARISON OF GALAXY ENTERPRISES' VALUE TO CONSIDERATION

    Houlihan Lokey employed methodologies that provided estimates as to the aggregate value of Galaxy Enterprises. The analyses required studies of the overall market, economic and industry conditions in which Galaxy Enterprises operates and the operating results of Galaxy Enterprises. Each methodology provided an estimate as to the value of Galaxy Enterprises and thus provided a basis of comparison to the merger consideration to be received by the stockholders in connection with the merger.

    The primary methodologies Houlihan Lokey used to estimate the value of Galaxy Enterprises' operations were the discounted cash flow approach and the comparable transaction approach. The discounted cash flow analysis considered the projected income stream of Galaxy Enterprises, as provided by Galaxy Enterprises' management, and then discounted that stream to the present using a market-based, risk-adjusted discount rate. Galaxy Enterprises' terminal value, which represents the on-going value of the entity past the time frame of the projected income stream, was determined by capitalizing 2001 projected revenues by an appropriate "exit" multiple. This multiple was based mainly on the implied multiples observed in similar transactions. Houlihan Lokey also analyzed certain financial performance measures for numerous merger and acquisition transactions, which we deemed to be most comparable to the transaction, involving companies in the eCommerce/Internet enabling industry, including Houlihan Lokey clients whose transactions were not publicly disclosed.

    Houlihan Lokey also considered a public trading price value analysis of Galaxy Enterprises' common stock. However, given that (1) there is no investment analyst coverage for Galaxy Enterprises, (2) there are no institutional stockholders and (3) Galaxy Enterprises' common stock is thinly traded relative to the comparable public companies, Houlihan Lokey did not rely on the public valuation of Galaxy Enterprises.

    PRO FORMA ACCRETION ANALYSIS

    In addition to the valuation analysis of Galaxy Enterprises described above, Houlihan Lokey performed a similar valuation of Netgateway on a pro forma basis reflecting the merger. This pro forma valuation analysis consisted of a discounted cash flow approach and comparable transaction approach, as described above, using the projected performance of the combined entities, which was provided by Netgateway's management, as the basis for the valuation. Houlihan Lokey also considered a comparative market multiple approach, which considers the trading multiples for certain income and cash flows of a peer group of companies. Based on a comparative financial analysis of Netgateway and the peer group of companies, an appropriate multiple was selected and applied to future revenues of Netgateway, since Netgateway is not projecting to generate positive cash flows or earnings. In the comparable company analysis, Houlihan Lokey analyzed the trading statistics of (1) Internet enablers, such as Agency.com, iXL Enterprises, Galaxy Enterprises, Razorfish, USWeb/CKS and Viant, and
(2) Internet software companies, such as Broadvision, CheckFree Holdings, Harbinger, HNC Software, Inktomi, Net Perceptions and Vignette.

    Houlihan Lokey also considered a public trading price value analysis of Netgateway's common stock. The common stock price of Netgateway was $9.188 as of March 8, 2000 and was $8.698 per share based upon a 20-day moving average as of March 8, 2000. Netgateway common stock is traded in volumes similar to the comparable public companies, however, there is limited investment analyst coverage of Netgateway.

    FAIRNESS OF CONSIDERATION

    In the opinion, Houlihan Lokey made its determination as to the fairness, from a financial point of view, as of the date of the merger agreement, of the consideration to be received in the merger by Galaxy Enterprises' public stockholders.

    Houlihan Lokey has advised Galaxy Enterprises' board of directors that it used several methodologies to assess the fairness, from a financial point of view, of the merger consideration. In each of the analyses, the estimated value of Galaxy Enterprises' common stock was lower than the merger consideration, leading Houlihan Lokey to conclude that the merger consideration was fair to the Galaxy Enterprises public stockholders, from a financial point of view.

    CONDITIONS AND LIMITATIONS

    The aforementioned analyses required studies of the overall market, and the economic and industry conditions in which Galaxy Enterprises and Netgateway operate. Research into, and consideration of, these conditions were incorporated into the analyses. The opinion is based on the business, economic, market and other conditions as they existed as of March 9, 2000. Specifically, Houlihan Lokey relied upon the assurances of both Galaxy Enterprises and Netgateway that the financial projections and pro forma statements and adjustments provided to Houlihan Lokey were reasonably prepared reflecting the best currently available estimates and good faith judgments, and that there have been no material changes in the information reviewed between the date the information was provided and the date of the opinion or in the assets, financial condition, business or prospects of Galaxy Enterprises or Netgateway. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Galaxy Enterprises or Netgateway and does not assume responsibility for the accuracy or completeness of such information. Additionally, Houlihan Lokey relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of the fairness opinion.

    The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey has advised Galaxy Enterprises' board of directors that it did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses undertaken by it in connection with the opinion.

    Houlihan Lokey has advised Galaxy Enterprises' board of directors that in its analyses, Houlihan Lokey made numerous assumptions with respect to Galaxy Enterprises' and Netgateway's industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Galaxy Enterprises' and Netgateway's control. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of Galaxy Enterprises' board of directors with respect to the merger, you should be aware that some members of Galaxy Enterprises' board of directors and management have interests in the merger that are in addition to, and that may be different from, your interests as a holder of Galaxy Enterprises common stock generally. Galaxy Enterprises' board of directors was aware of these interests and considered the following matters, among others, in approving the merger.

    EMPLOYMENT AGREEMENTS

    In connection with the merger, John J. Poelman, Brandon Lewis, Frank Heyman and David Wise entered into employment agreements with Galaxy Enterprises. In addition, Robert Green and Benjamin Roberts entered into employment agreements with Galaxy Enterprises' wholly owned subsidiary IMI, Inc. These employment agreements will become effective upon consummation of the merger. At that time, Messrs. Poelman, Lewis, Heyman, Wise, Green and Roberts' current employment agreements will be terminated.

    The following table summarizes the key provisions of the Galaxy Enterprises employment agreements.

                                       PER ANNUM
NAME/POSITION                 TERM       SALARY         ADDITIONAL OPTIONS          BONUS ARRANGEMENTS
-------------               --------   ----------   --------------------------  --------------------------
John J. Poelman...........  2 years    $143,000     30,440, pursuant to         $21,450 if still in employ
President of Galaxy                                   Netgateway's 1999 Stock   on September 1, 2000; then
  Enterprises                                         Option Plan for Senior      entitled to participate
                                                      Executives                  in bonus plan
Frank C. Heyman...........  2 years    $ 90,000     12,500, pursuant to         $13,605 if still in employ
Chief Financial Officer of                            Netgateway's 1999 Stock   on September 1, 2000; then
  Galaxy Enterprises                                  Option Plan for Non-        entitled to participate
                                                      Executives                  in bonus plan
Brandon B. Lewis..........  2 years    $114,125     20,000, pursuant to         $17,119 if still in employ
Vice President--Sales and                             Netgateway's 1999 Stock   on September 1, 2000; then
  Marketing of Galaxy                                 Option Plan for Non-        entitled to participate
  Enterprises                                         Executives                  in bonus plan

David Wise................  2 years    $110,650     15,000, pursuant to         $16,598 if still in employ
Vice President--Operations                            Netgateway's 1999 Stock   on September 1, 2000; then
  of Galaxy Enterprises                               Option Plan for Non-        entitled to participate
                                                      Executives                  in bonus plan
Robert Green..............  2 years    $104,100     12,500, pursuant to         $15,615 if still in employ
President of Impact Media,                            Netgateway's 1999 Stock   on September 1, 2000; then
  Inc.                                                Option Plan for Non-        entitled to participate
                                                      Executives                  in bonus plan
Benjamin Roberts..........  2 years    $ 94,000     11,000, pursuant to         $14,115 if still in employ
Executive Vice President                              Netgateway's 1999 Stock   on September 1, 2000; then
  of Impact Media, Inc.                               Option Plan for Non-        entitled to participate
                                                      Executives                  in bonus plan

    BRIDGE LOAN AND PLEDGE AGREEMENT

    In connection with the merger, on January 7, 2000 Netgateway advanced $300,000 in bridge financing to Galaxy Enterprises for working capital purposes and for the payment of certain professional fees incurred by Galaxy Enterprises in connection with the merger. On February 4, 2000, Netgateway advanced an additional $150,000 to Galaxy Enterprises for working capital purposes and for the payment of certain professional fees incurred by Galaxy Enterprises in connection with the merger.

    Each loan is evidenced by a promissory note between Galaxy Enterprises, John
J. Poelman, the chief executive officer and largest stockholder of Galaxy Enterprises (as co-obligor), and Netgateway. The notes bear interest at 9.5% and are due and payable on the earlier of June 1, 2000 or the effective time of the merger.

    In addition, on the date of each loan, Mr. Poelman entered into a pledge agreement whereby Mr. Poelman pledged as collateral for the loans a total of 300,000 of his shares of Galaxy Enterprises common stock. If Galaxy Enterprises fails to repay the loans on time, Netgateway has the option, among other things, to sell the stock Mr. Poelman pledged as collateral.

    INDEMNIFICATION

    The merger agreement provides that following the merger, Netgateway will indemnify the directors and officers of Galaxy Enterprises with respect to any litigation with respect to the merger and all personal guarantees of Galaxy Enterprises obligations they have given and cause such persons to be released from such guarantees. In addition, for six years after the effective time of the merger,

Netgateway will cause the surviving corporation to fulfill and honor Galaxy Enterprises' obligations under any indemnification agreements with its directors and officers that existed as of the effective time of the merger and any indemnification provisions under Galaxy Enterprises' organizational documents that were in effect on the date of the merger agreement.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    Under Section 92A.300 ET SEQ. of the Nevada Revised Statutes, Galaxy Enterprises stockholders are entitled to exercise the rights of a dissenting stockholder to object to the merger and make written demand that Netgateway pay in cash the fair value of the shares of Galaxy Enterprises common stock held as determined in accordance with all pertinent provisions of Galaxy Enterprises' articles of incorporation, bylaws and statutory provisions.

    In order to exercise dissenters' rights, a dissenting stockholder of Galaxy Enterprises must strictly comply with the statutory procedures of
Section 92A.300 ET SEQ. of the Nevada Revised Statutes, which are summarized below. A copy of the text provisions of these statutes is attached hereto as Appendix B. Stockholders of Galaxy Enterprises are urged to read these statutes in their entirety and to consult with their legal advisors. Nevada law requires that holders of Galaxy Enterprises common stock follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the merger. The failure to follow such procedures on a timely basis and in the precise manner required by Nevada law may result in a loss of a stockholder's dissenters' rights.

    Section 92A.320 of the Nevada Revised Statutes provides that a dissenting stockholder will be entitled to receive for each share of Galaxy Enterprises common stock as to which dissenters' rights are perfected, the fair value thereof. "Fair value" is defined as the value of the shares immediately before the special meeting approving the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, Section 92A.340 of the Nevada Revised Statutes further provides that the fair value be paid together with interest computed from the effective date of the merger until the date of payment, at the average rate currently paid by Galaxy Enterprises on its loans or at a rate that is fair and equitable under all the circumstances. The following summary does not purport to be a complete statement of the dissenters rights provision of Nevada law and is qualified in its entirety by reference to the full text provisions of the of the Nevada Revised Statutes pertaining to dissenters' rights attached hereto as Appendix B.

    OVERVIEW

    Holders of Galaxy Enterprises common stock have the right under Nevada law to dissent from the merger and obtain payment of the fair value of his or her shares. Fair value means the value of the shares immediately before the special meeting, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. If Netgateway and a dissenting stockholder are not able to agree on a fair value, Netgateway must petition a court for a determination of fair value.

    PROCEDURE FOR DISSENTING

    A stockholder wishing to dissent from the merger must deliver to Galaxy Enterprises, before the Galaxy Enterprises special meeting, written notice of his or her intent to demand payment for his or her shares if the merger is consummated. The written notice should be sent to Galaxy Enterprises at 754 E. Technology Avenue, Orem Utah 84097; Attn: Investor Relations. A stockholder wishing to dissent may not vote in favor of the merger. If a stockholder's written notice of intent to demand payment is not received by Galaxy Enterprises before the Galaxy Enterprises special meeting, or if the stockholder votes in favor of the merger, that stockholder will not have the right to dissent and will be required to participate in the merger.

    Within 10 days after the special meeting, Galaxy Enterprises will deliver to each dissenting stockholder a written notice instructing the dissenting stockholder to demand payment and send his or her Galaxy Enterprises common stock certificates to Galaxy Enterprises. The notice will include a copy of
Section 92A.300 ET SEQ. of the Nevada Revised Statutes and a form for demanding payment. The notice will show the deadline for submitting the payment demand form and the Galaxy Enterprises common stock certificates. The form will also show the date that the merger was first announced to the news media or the stockholders and the dissenting stockholder will be required to state whether or not he or she acquired his or her shares before that date.

    The dissenting stockholder must then properly complete and sign the payment demand form and submit it to Galaxy Enterprises along with his or her Galaxy Enterprises common stock certificates by the deadline shown in the notice from Galaxy Enterprises. If the payment demand form and the Galaxy Enterprises common stock certificates are not submitted by the deadline, the stockholder will no longer be a dissenting stockholder and will not be entitled to receive payment of the fair value of his or her shares. Instead, that stockholder will be required to participate in the merger. The payment demand form and Galaxy Enterprises common stock certificates should be sent to Galaxy Enterprises at 754 E. Technology Avenue, Orem, Utah 84097; Attn.: Investor Relations.

    PAYMENT FOR SHARES

    Within 30 days after receiving a dissenting stockholder's payment demand form and Galaxy Enterprises common stock certificates, Netgateway will pay such dissenting stockholder, in accordance with Nevada law, Netgateway's estimate of the fair value of the Galaxy Enterprises common stock for which certificates were submitted, plus accrued interest. Accompanying the payment will be financial information for Galaxy Enterprises as of the end of a fiscal year ending not more than 16 months before the date of payment, and for the year then ended, as well as the latest available interim financial information. Also accompanying the payment will be a statement of Netgateway's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting stockholder's rights to demand additional payment and a copy of the relevant Nevada statutes. Netgateway's obligation to pay fair value may be enforced by a court. However, if the dissenting stockholder did not own the shares before the date the merger was first announced to the news media or to the stockholders, Netgateway will have the right to withhold payment, and instead to offer to pay Netgateway's estimate of the fair value of the shares.

    An offer will be accompanied by a statement of Netgateway's estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting stockholder's rights to demand payment.

    If a dissenting stockholder estimates the fair value of his or her shares and the amount of accrued interest to be higher than the amount paid by Netgateway, the dissenting stockholder may send a notice to Netgateway demanding payment of the difference between the dissenting stockholder's estimate and the amount paid by Netgateway. Or, if the dissenting stockholder was only entitled to receive Netgateway's offer to pay fair value, the dissenting stockholder may reject the offer and demand payment of the dissenting stockholder's estimate of the fair value of his or her shares and accrued interest. If a dissenting stockholder does not send a notice demanding payment within 30 days after Netgateway has made its payment or offer, the dissenting stockholder will not have the right to receive any amount in excess of the fair value plus interest already paid or offered by Netgateway.

    COURT PROCEEDING TO DETERMINE FAIR VALUE.

    If a demand for payment remains unsettled for 60 days following Galaxy Enterprises' receipt of the demand, Netgateway will petition a court to determine the fair value of the shares and accrued interest. Court costs will be paid by Netgateway unless the court finds that one or more dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case, some or all court costs may be allocated to such dissenting stockholder or stockholders. Attorneys' and experts' fees may be assessed against Netgateway if the court finds that Netgateway did not comply with the applicable statute or acted arbitrarily, vexatiously or not in good faith, or such fees may be assessed against one or more dissenting stockholders if those stockholders acted arbitrarily, vexatiously or not in good faith.

    Holders of Galaxy Enterprises common stock considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Galaxy Enterprises common stock determined pursuant to Nevada law could be more than, the same as, or less than the value of the securities that they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their Galaxy Enterprises common stock.

    THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF GALAXY ENTERPRISES COMMON STOCK DESIRING TO EXERCISE DISSENTERS' RIGHTS, AND, IN VIEW OF THE FACT THAT EXERCISE OF SUCH RIGHTS REQUIRES STRICT ADHERENCE TO THE RELEVANT PROVISIONS OF THE NEVADA REVISED STATUTES, EACH STOCKHOLDER WHO MAY DESIRE TO EXERCISE APPRAISAL RIGHTS IS ADVISED INDIVIDUALLY TO CONSULT THE LAW (AS SET FORTH IN APPENDIX B HERETO) AND COMPLY WITH THE PROVISIONS THEREOF.

    The foregoing discussion is only a summary of the provisions of Nevada law, does not purport to be complete and is qualified in its entirety by reference to
Section 92A.300 ET SEQ. of the Nevada Revised Statutes, which is attached hereto as Appendix B. Any stockholder who intends to dissent from the merger should review the text of Section 92A.300 ET SEQ. of the Nevada Revised Statutes, carefully and should also consult with his or her own legal counsel. Any stockholder who fails to follow strictly the procedures set forth in said statute will forfeit his or her dissenters' rights.

    Any dissenting stockholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code.

    BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE NEVADA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF NEVADA LAW.

FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of Galaxy Enterprises common stock.

    This discussion does not deal with all income tax considerations that may be relevant to particular Galaxy Enterprises stockholders in light of their particular circumstances, those stockholders who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or stockholders who exercise their dissenters' rights under Nevada law. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger, whether or not such transactions are in connection with the merger, including transactions in which shares of Galaxy Enterprises common stock were or are acquired or in which shares of Netgateway common stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this joint proxy statement/prospectus. The discussion is based on federal income tax law in effect as of the date of this joint proxy statement/ prospectus, which could change at any time, possibly with retroactive effect. Accordingly, Galaxy Enterprises stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger and applicable tax return reporting requirements.

    Although it is not a condition to the closing of the merger that the merger constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code or that either Netgateway or Galaxy Enterprises receive an opinion from its tax advisor to that effect, they each intend to seek such opinions. If the merger qualifies as a reorganization, the following federal income tax consequences will result:

    - No gain or loss will be recognized by holders of Galaxy Enterprises common stock solely upon their receipt of Netgateway common stock in the merger, except as described below with respect to cash received instead of a fractional share of Netgateway common stock;

    - The aggregate tax basis of the Netgateway common stock received in the merger by a Galaxy Enterprises stockholder, including any fractional share not actually received, will be the same as the aggregate tax basis of the Galaxy Enterprises common stock surrendered in exchange for such Netgateway common stock;

    - The holding period of the Netgateway common stock received in the merger by a Galaxy Enterprises stockholder will include the period during which the stockholder held the Galaxy Enterprises common stock surrendered in exchange for such Netgateway common stock, so long as the Galaxy Enterprises common stock is held as a capital asset at the time of the merger;

    - Cash payments received by holders of Galaxy Enterprises common stock instead of a fractional share of Netgateway common stock will be treated as if the fractional share of Netgateway common stock had been issued in the merger and then repurchased by Netgateway; a Galaxy Enterprises stockholder receiving such cash will generally recognize gain or loss upon such payment, equal to the difference between such stockholder's basis in the fractional share and the amount of cash received; and

    - None of Netgateway, the merger subsidiary or Galaxy Enterprises will recognize gain or loss solely as a result of the merger.

    The opinions of the independent auditors that the merger will qualify as a reorganization will be subject to the limitations and qualifications referred to in this document. In addition, the opinions will (1) rely upon the truth and accuracy of representations and covenants set forth in the merger agreement and in certificates to be delivered prior to the effective time by Netgateway, the merger subsidiary and Galaxy Enterprises and (2) assume that the merger will be consummated in accordance with the terms of the merger agreement. The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinions of the independent auditors referred to above do not bind the IRS or prevent the IRS from adopting a contrary position. Netgateway and Galaxy Enterprises undertake to recirculate these proxy materials and resolicit proxies in the event that either Netgateway or Galaxy Enterprises is unable to obtain an opinion from its respective tax advisor that the merger will be a reorganization for federal income tax purposes.

    A successful IRS challenge to the "reorganization" status of the merger would result in a Galaxy Enterprises stockholder recognizing gain or loss with respect to each share of Galaxy Enterprises common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Netgateway common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Netgateway common stock so received would equal its fair market value and his holding period for such stock would begin the day after the merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement by the stockholders of Galaxy Enterprises and the approval of the issuance of shares by the stockholders of Netgateway. The merger will become effective upon the filing of certificates of merger with the States of Delaware and Nevada.

    We are working to complete the merger as quickly as possible. We hope to complete the merger during the third quarter of calendar year 2000, however, we cannot predict the exact date at this time.

ANTICIPATED ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is not a condition to the merger.

DELISTING AND DEREGISTRATION OF GALAXY ENTERPRISES COMMON STOCK

    If the merger is consummated, Galaxy Enterprises common stock will be delisted from the Nasdaq OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

LISTING OF NETGATEWAY COMMON STOCK TO BE ISSUED IN THE MERGER

    It is a condition to the consummation of the merger that the shares of Netgateway common stock to be issued in the merger and the shares of Netgateway common stock to be reserved for issuance in connection with the assumption of outstanding Galaxy Enterprises stock options be approved for listing on The Nasdaq National Market.

RESTRICTION ON RESALES OF NETGATEWAY COMMON STOCK

    The Netgateway common stock to be issued in the merger will have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by all former stockholders of Galaxy Enterprises who are not "affiliates," as such term is defined in Rule 144 of the Securities Act, of Galaxy Enterprises or Netgateway at the time of the special meeting. Persons who may be deemed to be affiliates of Netgateway or Galaxy Enterprises generally include individuals or entities that control, are controlled by or are under common control with, such party and may include certain officers and directors of Netgateway and Galaxy Enterprises, as well as significant stockholders.

    Shares of Netgateway common stock received by those stockholders of Galaxy Enterprises who are deemed to be affiliates of Galaxy Enterprises or Netgateway at the time of the special meeting may be resold without additional registration under the Securities Act only in the manner permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

    Netgateway's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover resales of Netgateway common stock received by any person who may be deemed to be an affiliate of Netgateway or Galaxy Enterprises.

OPERATIONS AFTER THE MERGER

    After completion of the merger, Galaxy Enterprises will continue its operations as a wholly owned subsidiary of Netgateway. The stockholders of Galaxy Enterprises will become stockholders of Netgateway and their rights as stockholders will be governed by Netgateway's certificate of incorporation, bylaws and the laws of the State of Delaware.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF NETGATEWAY AND GALAXY ENTERPRISES ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

THE MERGER

    Following the approval and adoption of the merger and the merger agreement by the stockholders of Galaxy Enterprises and Netgateway, and the satisfaction or waiver of the other conditions to the merger, a wholly owned subsidiary of Netgateway will merge with and into Galaxy Enterprises and Galaxy Enterprises will continue as the surviving corporation and a wholly owned subsidiary of Netgateway.

THE EFFECTIVE TIME

    As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing certificates of merger with the Nevada and Delaware Secretaries of State. The parties anticipate that this will occur in the third quarter of calendar year 2000.

DIRECTORS AND OFFICERS OF GALAXY ENTERPRISES AFTER THE MERGER

    After the merger, the following persons will hold the positions indicated with Galaxy Enterprises:

NAME                                                                 POSITION
----                                                -------------------------------------------
Keith D. Freahhoff................................  Director
Roy W. Camblin III................................  Director
Donald M. Corliss, Jr.............................  Director
John J. Poelman...................................  Director and president
Brandon Lewis.....................................  Executive vice president, sales & marketing
Frank C. Heyman...................................  Controller
David Wise........................................  Vice president, operations

CONVERSION OF SHARES IN THE MERGER

    At the effective time, each share of Galaxy Enterprises common stock will be automatically canceled and converted into the right to receive approximately
0.63 of a share of Netgateway common stock. The actual exchange ratio will be calculated by dividing five million by the sum of the number of outstanding unexercised Galaxy Enterprises employee stock options at the time of the merger and the number of shares of Galaxy Enterprises common stock that are then outstanding. Accordingly, the exchange ratio will vary to the extent that Galaxy Enterprises employee stock options lapse or terminate prior to the time of the merger or there are changes in the number of shares of Galaxy Enterprises' common stock that are outstanding other than as a result of the exercise of employee stock options. Shares of Galaxy Enterprises common stock held immediately prior to the effective time by Galaxy Enterprises, Netgateway or Netgateway's merger subsidiary will be cancelled. In addition, the exchange ratio will be further adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to either Netgateway common stock or Galaxy Enterprises common stock that may occur on or after the date of this joint proxy statement/prospectus.

GALAXY ENTERPRISES' STOCK OPTION AND STOCK PURCHASE PLANS

    At the effective time, each outstanding option to purchase shares of Galaxy Enterprises common stock under Galaxy Enterprises' 1997 Employee Stock Option Plan will be assumed by Netgateway, whether or not vested and exercisable.

    At the effective time, outstanding warrants to purchase 250,000 shares of Galaxy Enterprises common stock at a price of $2.84 per share under the Invest Linc Emerging Growth Fund I Warrant dated January 18, 1999, and warrants to purchase 50,000 shares of Galaxy Enterprises common stock at a price of $7.05 per share under the Bridgewater Corporation Warrants, dated as of January 12, 1999, will be assumed by Netgateway regardless of whether they are exercisable.

    Each Galaxy Enterprises stock option and warrant that is assumed by Netgateway will continue to have, and be subject to, the same terms and conditions that were applicable to the stock option or warrant immediately prior to the effective time, except that:

    - each Galaxy Enterprises stock option or warrant will be exercisable for shares of Netgateway common stock, and the number of shares of Netgateway common stock issuable upon exercise of any given option or warrant will be determined by multiplying the exchange ratio in the merger by the number of shares of Galaxy Enterprises common stock underlying such option or warrant; and

    - the per share exercise price of any such option or warrant will be determined by dividing the exercise price of the option immediately prior to the effective time by the exchange ratio in the merger.

THE EXCHANGE AGENT

    Within ten days after the effective time, Netgateway is required to deposit with a bank or trust company certificates representing the shares of Netgateway common stock to be exchanged for shares of Galaxy Enterprises common stock and cash to pay for fractional shares.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

    Promptly after the effective time, Netgateway will cause the exchange agent to mail to the holders of record of Galaxy Enterprises common stock certificates
(1) a letter of transmittal and (2) instructions on how to surrender Galaxy Enterprises common stock certificates in exchange for certificates representing shares of Netgateway common stock and cash for any fractional shares.

HOLDERS OF GALAXY ENTERPRISES COMMON STOCK SHOULD NOT SURRENDER THEIR GALAXY
ENTERPRISES STOCK   CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL
FROM THE EXCHANGE AGENT

    Upon surrendering their Galaxy Enterprises common stock certificates to the exchange agent for cancellation, together with the letter of transmittal and any other document required by the exchange agent, the holders of Galaxy Enterprises common stock certificates will be entitled to receive a certificate representing that number of whole shares of Netgateway common stock which that holder has the right to receive, cash for fractional shares of Netgateway common stock and cash for any dividends or other distributions to which the holder is entitled under the merger agreement. Until surrendered to the exchange agent, outstanding Galaxy Enterprises common stock certificates will be deemed from and after the effective time to evidence (1) only the right to receive the number of full shares of Netgateway common stock into which the shares of Galaxy Enterprises common stock have converted and (2) the right to receive an amount in cash for any fractional shares.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    Until each Galaxy Enterprises stockholder surrenders his or her Galaxy Enterprises common stock certificate in exchange for a Netgateway stock certificate, that stockholder will not receive any dividends or other distributions declared or made by Netgateway after the effective time of the merger. However, once that stockholder surrenders his or her Galaxy Enterprises stock certificate to the exchange agent, he or she will receive (1) a Netgateway stock certificate, (2) cash as payment for fractional shares and (3) cash, without interest, as payment for any dividends or other distributions declared or made by Netgateway after the effective time of the merger.

NO FRACTIONAL SHARES

    No fractional shares of Netgateway common stock will be issued in the merger. Instead, Galaxy Enterprises stockholders who would be entitled to a fractional share of Netgateway common stock will receive cash. The amount of cash to be received by those Galaxy Enterprises stockholders will be determined by multiplying the fraction of the share that those stockholders would have received by the average closing sale price of one share of Netgateway common stock over the 20 trading days prior to the day before the effective time of the merger.

DISSENTING SHARES

    Any shares of Galaxy Enterprises common stock outstanding immediately prior to the effective time that were not voted in favor of the merger and which are held by stockholders who have complied with the applicable provisions of Nevada law with regard to dissenters' rights shall not be converted into or represent the right to receive Netgateway common stock and cash in lieu of any fractional shares or dividends or distributions holders of such stock would be entitled to receive. Instead, each dissenter shall be entitled only to those rights as are provided to holders of dissenting shares under Nevada law.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, Galaxy Enterprises made a number of representations and warranties in favor of Netgateway that relate to a number of matters, including:

    - the authorization, execution, delivery and enforceability of the merger agreement;

    - Galaxy Enterprises' due organization and good standing;

    - Galaxy Enterprises' capital structure and rights or obligations relating to Galaxy Enterprises' capital stock;

    - identification of subsidiaries of Galaxy Enterprises;

    - the absence of conflict with or violation of any agreement, law or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

    - the accuracy of information supplied by Galaxy Enterprises with respect to its books and records;

    - documents filed by Galaxy Enterprises with the SEC;

    - the absence of certain material changes, events, litigation or investigations since December 31, 1998;

    - the absence of undisclosed liabilities;

    - identification of legal proceedings;

    - Galaxy Enterprises' compliance with laws;

    - Galaxy Enterprises' employee benefit plans and labor relations;

    - Galaxy Enterprises' title to, or valid leasehold interests in, material properties and assets;

    - Galaxy Enterprises' ownership of or right to use, and non-infringement of others' rights to, intellectual property;

    - matters relating to contracts;

    - identification of and transactions with affiliates of Galaxy Enterprises;

    - matters relating to Galaxy Enterprises employees;

    - Galaxy Enterprises accounts and notes receivable and inventory;

    - the payment of broker's or advisor's fees;

    - disclosure of all material information concerning Galaxy Enterprises;

    - the effect of Year 2000;

    - change of control payments to officers and directors of Galaxy
      Enterprises;

    - the receipt of a fairness opinion from Houlihan Lokey;

    - approval of the merger by Galaxy Enterprises' board of directors;

    - the filing of tax returns and the payment of taxes; and

    - pooling of interests accounting treatment for the merger.

    The merger agreement also includes representations and warranties made by Netgateway in favor of Galaxy Enterprises that relate to a number of matters, including the following:

    - the authorization, execution, delivery and enforceability of the merger agreement;

    - Netgateway's due organization and good standing;

    - Netgateway's capital structure;

    - the absence of conflict with or violation of any agreement, law or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

    - documents filed by Netgateway with the SEC;

    - the accuracy of information supplied by Netgateway with respect to books and records;

    - the absence of material changes or events since September 30, 1999;

    - the absence of undisclosed liabilities;

    - the absence of material litigation or investigations;

    - Netgateway's compliance with laws;

    - the payment of broker's or advisor's fees;

    - the filing of tax returns and the payment of taxes; and

    - disclosure of all material information concerning Netgateway.

CONCEPT OF MATERIAL ADVERSE EFFECT

    Many of the representations and warranties contained in the merger agreement are qualified by the concept of "material adverse effect." This concept also applies to some of the covenants and conditions to the merger described under "--Conduct of Business of Galaxy Enterprises Pending Completion of the Merger," "Conduct of Business of Netgateway Pending Completion of the Merger" and "--Conditions to the Merger" below, as well as to termination of the merger agreement for breaches of representations and warranties as described under "--Termination of the Merger Agreement." For purposes of the merger agreement, the concept of "material adverse effect" means any change, effect, event or condition that has a material adverse effect on the business, results of operations or financial condition of Netgateway or Galaxy Enterprises, as the case may be, taken as a whole, or would prevent or materially delay its ability to complete the merger, other than any such change, effect, event or condition that arises as a result of the merger or from changes in general economic conditions. A material adverse effect includes a determination by KPMG LLP that Galaxy Enterprises' revenues for fiscal year 1999 did not exceed $13 million and a determination by Netgateway, in its sole discretion, that a certain threatened patent infringement action involving certain IMI, Inc. intellectual property or a certain U.S. design patent for a shaped CD product issued on January 18, 2000 may result in a significant patent infringement claim against IMI, Netgateway or any of its affiliates. Changes in the market price of Netgateway or Galaxy Enterprises common stock, in and of itself, does not constitute a material adverse effect.

    The representations and warranties of Galaxy Enterprises and Netgateway will terminate at the effective time. The representations and warranty in the merger agreement are complicated and not easily summarized. You are urged to read carefully the relevant articles of the merger agreement.

CONDUCT OF BUSINESS OF GALAXY ENTERPRISES PENDING COMPLETION OF THE MERGER

    Galaxy Enterprises has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will carry on its business in the ordinary course consistent with past practices. Galaxy Enterprises has also agreed that, prior to the effective time or the termination of the merger agreement, without Netgateway's consent, it will and will cause its subsidiaries to, refrain from:

    - amending their articles of incorporation or bylaws or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

    - authorizing, issuing or modifying any securities;

    - declaring or paying any dividend or repurchasing any of its securities;

    - acquiring or disposing of, or incurring any lien on, its assets other than in the ordinary course of business;

    - entering into, modifying or terminating any material contract or license;

    - breaching or defaulting in any material respect any material license or any contract;

    - incurring indebtedness in excess of $50,000;

    - engaging with any person in any other acquisition proposal subject to certain limited exceptions;

    - making capital expenditures in excess of $100,000;

    - writing off or writing down any of its assets; and

    - engaging in any action that would prevent the merger from qualifying as a tax free "reorganization" or from being accounted for as a pooling of interests.

CONDUCT OF BUSINESS OF NETGATEWAY PENDING COMPLETION OF THE MERGER

    Netgateway has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will carry on its business in the ordinary course consistent with past practices. Netgateway has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will refrain from:

    - declaring or paying any dividend; and

    - engaging in any action that would prevent the merger from qualifying as a tax free "reorganization".

    All of Galaxy Enterprises' and Netgateway's covenants will terminate at the effective time of the merger, except those that by their terms survive the effective time of the merger.

NO SOLICITATION

    The merger agreement provides that, except for discussions, negotiations and due diligence with a specified placement agent for a financing, Galaxy Enterprises will not authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to:

    - solicit or induce the making or announcement of any acquisition proposal;

    - participate in any discussions regarding, or furnish to any person any nonpublic information with respect to, or otherwise facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

    - engage in discussions with any person with respect to any acquisition proposal;

    - approve or recommend any acquisition proposal; or

    - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any acquisition proposal.

    However, the merger agreement does not prohibit the Galaxy Enterprises board from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the merger if:

    - Galaxy Enterprises has not violated any of the restrictions set forth above;

    - A superior offer (as defined below) is made to Galaxy Enterprises and is not withdrawn;

    - Galaxy Enterprises has provided written notice to Netgateway advising it that Galaxy Enterprises has received a superior offer, specifying the material terms and conditions of the superior offer and identifying the person or entity making such superior offer;

    - Netgateway has not, within three business days of Netgateway's receipt of the notice of superior offer, made an offer that the Galaxy Enterprises board of directors by a majority vote determines in its good faith judgment to be at least as favorable to the Galaxy Enterprises' stockholders as the superior offer;

    - Galaxy Enterprises' board of directors concludes in good faith, after consultation with its outside counsel, that, in light of the superior offer, the withholding, withdrawal, amendment or modification of recommendation of the merger is required in order for it to properly discharge its fiduciary obligations to Galaxy Enterprises' stockholders.

    In addition, Galaxy Enterprises has agreed to provide Netgateway with prior written notice of any meeting of Galaxy Enterprises' board of directors at which the board is expected to consider a superior offer.

    The merger agreement defines a "superior offer" as an unsolicited bona fide offer or proposal relating to any transaction, other than the transactions contemplated by the merger agreement, involving:

    - a merger or consolidation pursuant to which the stockholders of Galaxy Enterprises immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

    - the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer or exchange offer followed with reasonable promptness by a cash-out merger involving Galaxy Enterprises), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Galaxy Enterprises; or

    - the sale or disposition of all or substantially all the assets of Galaxy Enterprises to a third party;

on terms that Galaxy Enterprises board of directors determines to be more favorable to Galaxy Enterprises' stockholders than this merger.

DIRECTOR AND OFFICER INDEMNIFICATION AND RELEASE OF PERSONAL GUARANTEES

    From and after the effective time of the merger, Netgateway will cause the surviving corporation to fulfill and honor Galaxy Enterprises' obligations under any indemnification agreements with its directors and officers that existed as of the effective time of the merger and any indemnification provisions under Galaxy Enterprises' organizational documents that were in effect on the date of the merger agreement.

    The certificate of incorporation and bylaws of Galaxy Enterprises following the merger will contain provisions relating to indemnification that are at least as favorable to the indemnified directors and officers as those contained in Galaxy Enterprises' organizational documents that were in effect on the date of the merger agreement. These indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if such modification would adversely affect the rights of individuals who were directors, officers, employees or agents of Galaxy Enterprises immediately prior to the effective time of the merger, unless such modification is required by law.

    For six years after the effective time of the merger, Netgateway will cause the surviving corporation to use its commercially reasonable efforts to maintain directors' and officers' liability insurance covering those persons who are currently covered by Galaxy Enterprises' directors' and officers' liability insurance policy, on comparable terms to such policy. However, neither Netgateway nor the surviving corporation will be required to expend more than 150% of the annual premium currently paid by Galaxy Enterprises for such coverage.

    Netgateway has also agreed to indemnify Galaxy Enterprises' directors and officers with respect to litigation and proceedings arising from the merger or any personal guarantee those directors and officers have given on behalf of Galaxy Enterprises or any of its subsidiaries and to use its best efforts to obtain a release of any such personal guarantee.

CONDITIONS TO THE MERGER

    The obligations of Netgateway and Galaxy Enterprises to effect the merger are subject to the satisfaction of the following conditions, among others:

    - Galaxy Enterprises' stockholders and Netgateway's stockholders approval of the merger;

    - the shares of Netgateway common stock to be issued in the merger are approved for listing on The Nasdaq National Market;

    - the respective representation and warranties of Galaxy Enterprises and Netgateway must be true and correct subject to certain exceptions;

    - Galaxy Enterprises and Netgateway have complied with their respective obligations in the merger agreement;

    - no judgment, order, statute or rule may be in effect that would prohibit the merger or make it illegal or which could reasonably be expected to result in a material diminution of its benefits to Netgateway and no action or proceeding which could reasonably be expected to result in the issuance of any such judgement or order or promulgation of any such statute or rule shall be pending; and

    - all necessary governmental consents must be obtained in a satisfactory form.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated by mutual consent or by either Netgateway or Galaxy Enterprises under certain circumstances as summarized below:

    - if the merger is not completed, without fault of the terminating party, by July 31, 2000;

    - if either Galaxy Enterprises' or Netgateway's stockholders do not approve the merger at their respective special meeting;

    - if a governmental entity permanently prohibits the merger and the prohibition is not appealable;

    - if either party is in material breach of its obligations under the merger agreement, the terminating party is not in default of its obligations under this agreement, and the breach is not resonably likely to be cured prior to July 31, 2000;

    - a governmental entity has determined not to issue a necessary governmental consent and such determination has become final and non-appealable; and

    - if the board of directors of Galaxy Enterprises exercizes its right to withhold, withdraw, amend or modify its recommendation of the merger.

    In addition, the merger agreement may be terminated by Netgateway if Netgateway is in substantial compliance with its obligations under the merger agreement and Galaxy Enterprises has breached its obligation not to solicit, encourage, facilitate or endorse any proposal or offer by a third party to acquire Galaxy Enterprises.

FEES AND EXPENSES

    Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated.

    If Netgateway terminates the merger agreement because Galaxy Enterprises breached its obligation not to solicit, encourange, facilitate or endorse another acquisition proposal, or if Netgateway or Galaxy

Enterprises terminates the merger agreement because the board of directors of Galaxy Enterprises withheld, withdrew, amended, or modified its recommendation of the merger agreement, Galaxy Enterprises must, within one day after the date of such termination, pay Netgateway a termination fee of $1.5 million, plus up to $500,000 of expenses incurred by Netgateway in connection with the merger. In addition, if Netgateway terminates the merger agreement because (1) the Galaxy Enterprises stockholders did not approve the merger and (2) a third party announced and did not withdraw a proposal to acquire Galaxy Enterprises, before the vote to approve the merger, then, if Galaxy Enterprises enters into a definitive agreement to be acquired within 12 months of the termination of the merger agreement, Galaxy Enterprises will be required to pay Netgateway a termination fee of $1.5 million plus up to $500,000 of Netgateway's expenses incurred in connection with the merger.

    Failure to pay such amounts promptly will subject Galaxy Enterprises to additional payments of interest on such amounts.

AMENDMENT OR WAIVER OF THE MERGER AGREEMENT

    The merger agreement may be amended at any time in a writing signed by Netgateway and Galaxy Enterprises; provided, that any amendment made after the special meeting that would otherwise require stockholder approval under applicable law must be submitted to the stockholders of Galaxy Enterprises. At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

    - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

    - waive compliance by the other party with any of the agreements or conditions for the benefit of such party as contained in the merger agreement.

                       NETGATEWAY STOCK OPTION AGREEMENT

    Concurrently with the execution of the merger agreement, John J. Poelman, the chief executive officer and principal stockholder of Galaxy Enterprises, and Netgateway entered into a stock option agreement under which Mr. Poelman granted Netgateway an irrevocable option to purchase up to 980,213 of his shares of Galaxy Enterprises common stock at a cash exercise price equal to the product of
(1) the exchange ratio in the merger, or approximately 0.63, and (2) the average closing price of one share of Netgateway common stock for the 20 most recent days that Netgateway common stock traded ending on March 9, 2000, or $8.6982 per share of Galaxy Enterprises common stock. Based on the number of Galaxy Enterprises shares outstanding on March 10, 2000, as represented by Galaxy Enterprises in the merger agreement, the option may be exercisable for approximately 16% of Galaxy Enterprises' outstanding shares. The option was granted to Netgateway for no additional consideration. Netgateway may exercise this option, in whole or in part, at any time during a 30 calendar day period beginning on the day on which the merger agreement is terminated by either Galaxy Enterprises or Netgateway based on Galaxy Enterprises' board's withdrawal, amendment or modification of its recommendation of the merger in a manner that is adverse to Netgateway.

                        VOTING AND AFFILIATE AGREEMENTS

VOTING AGREEMENT

    Concurrently with the execution of the merger agreement, John J. Poelman and Sue Ann Cochran, who collectively own approximately 19% of the outstanding common stock of Galaxy Enterprises, each entered into a voting agreement with Netgateway whereby they agreed not to offer to sell, sell or transfer, grant a proxy or power of attorney with respect to or enter into a voting agreement or voting trust arrangement with respect to and to vote, or cause their respective holders of record to vote, all of the shares of Galaxy Enterprises common stock owned, controlled by or subsequently acquired by them in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement.

    In addition, with respect to all shares owned of record and all shares acquired by Mr. Poelman and Ms. Cochran at any time prior to the effective time of the merger, each of Mr. Poelman and Ms. Cochran have appointed Netgateway as his or her irrevocable proxy and lawful attorney to vote all of their shares in favor of the merger. The voting agreement terminates upon the earlier of the 30th day after the termination of the merger agreement or the effective time of the merger.

GALAXY ENTERPRISES AFFILIATE AGREEMENTS

    Concurrently with or following the execution of the merger agreement, John J. Poelman, Frank C. Heyman, Brandon B. Lewis, Benjamin Roberts, David Wise and Robert Green each entered into affiliate agreements with Netgateway in which they agreed to not sell, transfer or otherwise dispose of any of their Galaxy Enterprises common stock or any of the Netgateway common stock issued to them in connection with the merger until, with certain limited exceptions, the first market day following the date on which Netgateway publishes financial results covering at least 30 days of combined operations of Netgateway and Galaxy Enterprises.

                          eCOMMERCE SERVICES AGREEMENT

    In connection with the merger, and to ease the transition of Netgateway and Galaxy Enterprises into the combined company, from the signing of the merger agreement until the effective time of the merger, Netgateway and Galaxy Enterprises entered into an electronic commerce services agreement dated as of March 1, 2000.

    This agreement provides that Netgateway will, among other things, rebuild and update Galaxy Enterprises' GalaxyMall.com Web site to Netgateway's software. The services provided by Netgateway will include the conversion of all Galaxy Mall storefronts, enhancing the look and ease of use and adding new features to the GalaxyMall.com Web site. In addition, Netgateway will rebuild Galaxy Enterprise's search engine, Matchsite.com.

    The estimated payments to be made by Galaxy Enterprises to Netgateway include $600,000 for rebuilding the GalaxyMall.com Web site, $75 for the conversion of each of the approximately 3,200 storefronts on that site and $50,000 to rebuild the MatchSite.com search engine. Netgateway will also be paid hosting fees of approximately $2,000 per month.

                                FUTURE AGREEMENT

    Netgateway and Galaxy Enterprises have agreed to enter into an agreement prior to the merger that will provide for Galaxy Enterprises to develop an Internet training seminar in which Galaxy Enterprises will instruct Netgateway's CableCommerce business partners in using the Internet as part of their businesses. This agreement will provide for the payment of a fee for the development of the program, as well as fees for each seminar that Galaxy Enterprises actually conducts.

                             FINDER'S FEE AGREEMENT

    In connection with the merger, Netgateway and Red Rock Capital, LLC, a Nevada limited liability company, entered into a finder's fee agreement under which Netgateway agreed to pay to Red Rock a cash fee of 3% of the cash value of the Netgateway common stock to be distributed to the former Galaxy Enterprises stockholders in the merger; provided, however, that in no event shall the purchase price on which the fee is calculated exceed $35,000,000 (i.e., the maximum fee payable to Red Rock is $1,050,000). Kirby Cochran, a principal of Red Rock, is the brother of Gary Cochran, a consultant to Galaxy Enterprises and owner of certain intellectual property licensed to Galaxy Enterprises. Gary Cochran is the husband of Sue Ann Cochran, a stockholder of Galaxy Enterprises.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    On March 10, 2000, Netgateway entered into an agreement to merge with Galaxy Enterprises in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding share or common stock of Galaxy Enterprises will be exchanged for approximately 0.63 shares of Netgateway common stock. Additionally, Netgateway will assume the obligation to issue shares upon exercise of approximately 1,800,000 Galaxy Enterprises stock options which could result in the issuance of approximately 1,137,000 shares of Netgateway common stock.

    The following unaudited pro forma combined financial statements for Netgateway present the effect of the proposed merger between Netgateway and Galaxy Enterprises to be accounted for as pooling of interests as if the merger had been completed on December 31, 1999 for balance sheet purposes and on July 1, 1996 for statement of operations purposes, subject to the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined financial statements.

    Netgateway uses a June 30 fiscal year end and Galaxy Enterprises uses a December 31 fiscal year end. For purposes of preparing the unaudited pro forma combined statement of operations for each of the years in the years ended
June 30, 1997 and 1998, Netgateway's operating results for the period ended June 30, 1997, and March 4, 1998 (inception) through June 30, 1998 have been combined with the operating results of Galaxy Enterprises for each of the years in the two years ended December 31, 1998. Netgateway had no operations for the year ended June 30, 1997, therefore, the statement of operations for the year ended June 30, 1997 are based on Galaxy Enterprises statement of operations for the year ended December 31, 1997. For purposes of preparing the unaudited pro forma combined statement of operations for the year ended June 30, 1999 and the six months ended December 31, 1999, Netgateway's operating results for the period have been combined with the operating results of Galaxy Enterprises for the same period.

    The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to those statements, which are preliminary and have been made solely for purposes of developing this pro forma information. The unaudited pro forma combined financial statements are not necessarily an indication of the results that would have been achieved had those transactions been consummated as of the dates indicated or that may be achieved in the future.

    Netgateway and Galaxy Enterprises estimate that they will incur direct transaction costs of approximately $700,000 and $550,000, respectively, in connection with the proposed merger which will be charged to operations in the quarter in which the merger is consummated. These amounts are preliminary estimates and are therefore subject to change. There can be no assurance that Netgateway or Galaxy Enterprises will not incur additional charges in subsequent quarters to reflect costs associated with the proposed merger.

    The unaudited pro forma statements have been derived from the historical consolidated financial statements of Netgateway and Galaxy Enterprises, which are included elsewhere in this document and are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto.

    The unaudited pro forma statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had occurred on the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma statements do not give effect to any cost savings or synergies which may result from the integration of the Netgateway and Galaxy Enterprises operations.

                                NETGATEWAY, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                     HISTORICAL
                                                ---------------------    PRO FORMA         PRO FORMA
                                                NETGATEWAY    GALAXY    ADJUSTMENTS        COMBINED
                                                ----------   --------   -----------       -----------
ASSETS

Cash..........................................   $ 13,120    $    133      $               $ 13,253
Net trade receivables.........................        464       1,113                         1,577
Related party trade accounts receivable.......         --          53                            53
Unbilled receivables..........................        308          --                           308
Inventories...................................         --         102                           102
Prepaid advertising...........................        300          --                           300
Prepaid expenses and other current assets.....        659         431       (166)(5)(6)         924
Credit card reserves..........................         --         248                           248
                                                 --------    --------      -----           --------
    Total current assets......................     14,851       2,080       (166)            16,765

Property and equipment, net...................      1,599         260        (41)(4)          1,818
Total intangibles, net........................      1,403         850        (67)(3)          2,186
Other assets..................................         27          41                            68
                                                 --------    --------      -----           --------
    Total assets..............................   $ 17,880    $  3,231      $(274)          $ 20,837
                                                 ========    ========      =====           ========

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable..............................   $  1,162    $  1,808      $               $  2,970
Bank overdraft................................         --         349                           349
Accrued wages and benefits....................        759          --                           759
Accrued interest..............................          4          --                             4
Accrued liabilities...........................        647         469                         1,116
Income taxes due currently....................         --           1                             1
Notes payable--current portion................         --         162                           162
Deferred revenue--current portion.............         36      10,335                        10,371
Customer deposits.............................         --         285                           285
                                                 --------    --------      -----           --------
    Total current liabilities.................      2,608      13,409                        16,017

Deferred revenue, net of current portion......         --         411                           411
Notes payable, net of current portion.........         --           5                             5
                                                 --------    --------      -----           --------
    Total liabilities.........................      2,608      13,825                        16,433
                                                 --------    --------      -----           --------

Stockholders equity (deficit)
  Common stock................................         17          41        (38)                20
  Additional-paid-in capital..................     54,291       2,035         38             56,364
  Deferred compensation.......................       (506)       (159)                         (665)
  Accumulated other comprehensive loss........         (4)         --                            (4)
  Accumulated deficit.........................    (38,526)    (12,511)      (274)           (51,311)
                                                 --------    --------      -----           --------
    Total stockholders' equity (deficit)......     15,272     (10,594)      (274)             4,404
                                                 --------    --------      -----           --------
Total liabilities & stockholders' equity......   $ 17,880    $  3,231      $(274)          $ 20,837
                                                 ========    ========      =====           ========

  See accompanying notes to unaudited pro forma combined financial statements.

                                NETGATEWAY, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   HISTORICAL
                                              ---------------------    PRO FORMA           PRO FORMA
                                              NETGATEWAY    GALAXY    ADJUSTMENTS          COMBINED
                                              ----------   --------   -----------         -----------
Revenue.....................................   $  1,173    $17,934      $(6,376)(1)(8)     $ 12,731
Cost of sales...............................         --     13,506       (8,441)(2)(8)        5,065
                                               --------    -------      -------            --------
Gross profit................................      1,173      4,428        2,065               7,666
                                               --------    -------      -------            --------
Product development.........................         --         --        1,835 (2)(8)        1,835
Selling and marketing.......................         --      8,065        3,262 (2)(6)(8)    11,327
General and administrative..................     19,269      2,639       (4,920)(2)(4)(6)(8)    16,988
Depreciation and amortization...............        314        160          (65)(3)(4)          409
Bad debt expense............................         --        675         (675)(2)              --
                                               --------    -------      -------            --------
  Total operating expenses..................     19,583     11,539         (563)             30,559
                                               --------    -------      -------            --------
Income (loss) from operations...............    (18,410)    (7,111)       2,628             (22,893)
                                               --------    -------      -------            --------
  Other income (expense):
  Other income (expense)....................                    (3)           7 (8)               4
Interest expense............................     (4,768)        (4)          (2)(8)          (4,774)
                                               --------    -------      -------            --------
  Total other income (expense)..............     (4,768)        (7)           5              (4,770)
                                               --------    -------      -------            --------
Net income (loss) before taxes..............    (23,178)    (7,118)       2,633             (27,663)

Income taxes................................         --          3           (3)(7)              --
                                               --------    -------      -------            --------

Net income (loss)...........................   $(23,178)   $(7,121)     $ 2,636            $(27,663)
                                               ========    =======      =======            ========
Earnings loss per common share
  Basic and diluted(1)......................   $  (1.96)   $ (1.25)                        $  (1.76)
                                               ========    =======                         ========

Weighted average shares outstanding:
  Basic and diluted(1)......................     11,820      5,676                           15,744
                                               ========    =======                         ========

  See accompanying notes to unaudited pro forma combined financial statements.

                                NETGATEWAY, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                                 ---------------------    PRO FORMA          PRO FORMA
                                                 NETGATEWAY    GALAXY    ADJUSTMENTS          COMBINED
                                                 ----------   --------   -----------         ----------
Revenue........................................   $    157    $13,448      $ (2,830)(1)       $ 10,775
Cost of sales..................................         --      7,016        (5,671)(2)          1,345
                                                  --------    -------      --------           --------
Gross profit...................................        157      6,432         2,841 (2)          9,430
                                                  --------    -------      --------           --------
Product development............................         --         --         1,695 (2)          1,695
Selling and marketing..........................         --      5,526         6,178 (2)(6)      11,704
General and administrative.....................     11,349      1,955        (2,572)(2)(4)(5)    10,732
Depreciation and amortization..................        257        182            16 (3)(4)         455
Bad debt expense...............................         --         44           (44)(2)             --
                                                  --------    -------      --------           --------
    Total operating expenses...................     11,606      7,707         5,273             24,586
                                                  --------    -------      --------           --------
Income (loss) from operations..................    (11,449)    (1,275)       (2,432)           (15,156)
                                                  --------    -------      --------           --------

Other income (expense):
  Realized loss-equity securities..............        (55)        --            --                (55)
  Other income (expense).......................         --         15            --                 15
  Interest expense.............................       (925)        (8)           --               (933)
                                                  --------    -------      --------           --------
    Total other income (expense)...............       (980)         7            --               (973)
                                                  --------    -------      --------           --------
Net loss before taxes..........................    (12,429)    (1,268)       (2,432)           (16,129)
Income tax expense (benefit)...................         --       (535)          535 (2)             --
                                                  --------    -------      --------           --------
Net loss.......................................   $(12,429)   $  (735)     $ (2,967)          $(16,129)
                                                  ========    =======      ========           ========
Net (loss) per common share:
  Basic and diluted............................   $  (1.39)   $ (0.13)                        $  (1.26)
                                                  ========    =======                         ========

Weighted Average shares outstanding:
  Basic........................................      8,912      5,705                           12,836
                                                  ========    =======                         ========

  See accompanying notes to unaudited pro forma combined financial statements.

                                NETGATEWAY, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL
                                                 ---------------------    PRO FORMA          PRO FORMA
                                                 NETGATEWAY    GALAXY    ADJUSTMENTS          COMBINED
                                                 ----------   --------   -----------         ----------
Revenue........................................    $     3    $11,448      $(4,300)(1)         $ 7,151
Cost of sales..................................         --      5,105       (4,719)(2)             386
                                                   -------    -------      -------             -------
Gross profit...................................          3      6,343          419               6,765
                                                   -------    -------      -------             -------

Product development............................         --         --          275 (2)             275
Selling and marketing..........................         --      4,759        4,193 (2)           8,952
General and administrative.....................        721      1,389         (252)(2)(4)        1,858
License fees...................................      3,822         --           --               3,822
Depreciation and amortization..................         13        133           18 (3)(4)          164
Bad debt expense...............................         --         44          (44)                 --
                                                   -------    -------      -------             -------
  Total operating expenses.....................      4,556      6,325        4,190              15,071
                                                   -------    -------      -------             -------

Income (loss) from operations..................     (4,553)        18       (3,771)             (8,306)
                                                   -------    -------      -------             -------

Other income (expense):
  Other income (expense).......................         --          5           --                   5
  Interest expense.............................        (19)        (4)          --                 (23)
                                                   -------    -------      -------             -------
  Total other income (expense).................        (19)         1           --                 (18)
                                                   -------    -------      -------             -------

Net income (loss) before taxes.................     (4,572)        19       (3,771)             (8,324)
Income tax expense (benefit)...................         --        (16)          16 (7)              --

Net income (loss)..............................    $(4,572)   $    35      $(3,787)            $(8,324)
                                                   =======    =======      =======             =======
Earnings (loss) per common share:
  Basic........................................      (0.84)    0.0067                            (0.89)
  Diluted......................................                0.0062

Weighted average shares outstanding:
  Basic........................................      5,416      5,272                            9,340
                                                   =======    =======                          =======
  Diluted......................................      5,416      5,725                            9,340
                                                   =======    =======                          =======

  See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         HISTORICAL
                                                    ---------------------    PRO FORMA     PRO FORMA
                                                    NETGATEWAY    GALAXY    ADJUSTMENTS    COMBINED
                                                    ----------   --------   -----------   -----------
Revenue...........................................    $   --      $2,495      $(2,002)(1)   $   493
Cost of sales.....................................        --       1,057         (913)(2)       144
                                                      ------      ------      -------       -------
Gross profit......................................        --       1,438       (1,089)          349
                                                      ------      ------      -------       -------

Product development...............................        --          --          150 (2)       150
Selling and marketing.............................        --         856          913 (2)     1,769
General and administrative........................        --         305          (13)(2)(4)       292
Depreciation and amortization.....................        --          44            4 (3)(4)        48
Merger expenses...................................                   108         (108)(2)        --
                                                      ------      ------      -------       -------
  Total operating expenses........................        --       1,313          946         2,259
                                                      ------      ------      -------       -------

Income (loss) from operations.....................        --         125       (2,035)       (1,910)

Income taxes......................................        --          38          (38)(7)        --
                                                      ------      ------      -------       -------
Net income (loss).................................    $   --      $   87      $(1,997)      $(1,910)
                                                      ======      ======      =======       =======
Earnings (loss) per common share:
  Basic and diluted...............................    $   --      $ 0.02                    $ (0.49)
                                                      ======      ======                    =======

Weighted average shares outstanding:
  Basic and diluted...............................    $   --       5,272                      3,924
                                                      ======      ======                    =======

  See accompanying notes to unaudited pro forma combined financial statements.

    The following pro forma adjustments have been made to the historical financial statements of Netgateway and Galaxy Enterprises. These adjustments are based upon preliminary estimates and assumptions made by management for purposes of preparing the unaudited pro forma combined financial statements:

    (1) Adjustment to decrease Galaxy Enterprises revenue, by $6,376,632, $2,829,672, $4,299,735 and $2,001,834, for the six months ended
       December 31, 1999 and in the years ended June 30, 1999, 1998 and 1997, respectively, to reflect the impact of the adoption of a change in accounting principle regarding revenue recognition in the financial statements as if the principle was adopted in the beginning of the periods presented on July 1, 1996.

    (2) Adjustment to reclassify cost of sales and operating expenses recorded to conform Netgateway and Galaxy Enterprises' presentation.

    (3) Adjustment to amortization expenses recorded by Galaxy Enterprises in all periods presented to conform to Netgateway's policy of amortizing goodwill over 10 years, including additional amortization expense of $16,411, $31,188, $28,900 and $7,225 for the six months ended
       December 31, 1999 and in the years ended June 30, 1999, 1998 and 1997, respectively.

    (4) Adjustment to depreciation expenses and administration expense recorded by Galaxy Enterprises in all periods presented to conform to Netgateway's capitalization policy, including a decrease in depreciation expenses at $8,647, $15,293, $10,002 and $2,955 for the six months ended
       December 31, 1999 and in the years ended June 30, 1999, 1998 and 1997, respectively. This also resulted in an increase in general and administrative expenses of $19,786, $28,736, $11,519 and $29,060 for the six months ended December 31, 1999 and the years ended June 30, 1999, 1998 and 1997, respectively.

    (5) Adjustment to general and administrative expenses in the amount of $34,967 recorded by Galaxy Enterprises for the six months ended December 31, 1999 to conform to Netgateway's policy of deferring all merger expenses until consummation of the merger.

    (6) Adjustment to selling and marketing expense in the amount of $200,764 recorded by Galaxy Enterprises for the six months ended December 31, 1999 and the year ended June 30, 1999 to conform to Netgateway's policy of expensing all advertising costs.

    (7) Adjustment to reduce income tax expense to reflect the benefit of net losses from Netgateway.

    (8) Adjustment to reflect six months of operating results for Galaxy Enterprises.

    (9) Pro forma combined net income (loss) per share represents Netgateway historical weighted average shares outstanding and Galaxy Enterprises historical weighted average shares outstanding converted to give effect to an assumed exchange ratio of 0.63217.

               DESCRIPTION OF NETGATEWAY AND GALAXY CAPITAL STOCK

    Netgateway is authorized to issue up to 40,000,000 shares of common stock, par value $0.001 per share. As described in Netgateway's proxy statement on
Schedule 14A filed on April 26, 2000 with the SEC, Netgateway's board is recommending that Netgateway stockholders approve an amendment to Netgateway's certificate of incorporation to authorize the issuance of up to 250,000,000 shares of common stock. Holders of shares of Netgateway common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Netgateway common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Netgateway board of directors out of funds legally available therefor. Upon liquidation or dissolution of Netgateway, the holders of Netgateway common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Netgateway preferred stock, if any. Holders of Netgateway common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Netgateway common stock. As of March 31, 2000, there were approximately 17,486,027 shares of Netgateway common stock outstanding, held by approximately 401 holders of record.

    In addition, Netgateway is authorized to issue 5,000,000 shares of preferred stock, $0.001 par value per share, in one or more series as determined by the Netgateway board of directors. No shares of Netgateway preferred stock are currently issued or outstanding. The Netgateway board of directors may, without further action by the stockholders of Netgateway, issue a series of Netgateway preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Netgateway common stock will be subject to, and may be adversely affected by, the rights of the holders of any Netgateway preferred stock issued by Netgateway in the future.

    Galaxy Enterprises is authorized to issue up to 25,000,000 shares of common stock, par value $0.007 per share. Holders of shares of Galaxy Enterprises common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Galaxy Enterprises common stock are entitled to receive such dividends, if any, as may be declared from time to time by Galaxy Enterprises' board of directors out of funds legally available therefor. Upon liquidation or dissolution of Galaxy Enterprises, the holders of Galaxy Enterprises common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Galaxy Enterprises preferred stock, if any. Holders of Galaxy Enterprises common stock have no preemptive rights, subscription rights or conversion rights. As of April 21, 2000, there were approximately 6,218,449 shares of Galaxy Enterprises common stock outstanding, held by approximately 142 holders of record.

     COMPARISON OF RIGHTS OF HOLDERS OF GALAXY ENTERPRISES COMMON STOCK AND
                            NETGATEWAY COMMON STOCK

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF GALAXY ENTERPRISES COMMON STOCK AND NETGATEWAY COMMON STOCK. WHILE WE BELIEVE THAT THIS DESCRIPTION COVERS THE MATERIAL DIFFERENCES BETWEEN THE TWO, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE DIFFERENCES BETWEEN BEING A STOCKHOLDER OF GALAXY ENTERPRISES AND BEING A STOCKHOLDER OF NETGATEWAY.

COMPARISON OF RIGHTS OF NETGATEWAY'S STOCKHOLDERS AND GALAXY ENTERPRISES' STOCKHOLDERS

    The rights of Galaxy Enterprises stockholders are currently governed by the Nevada Business Corporation Act and Galaxy Enterprises' articles of incorporation and bylaws. The rights of Netgateway stockholders are currently governed by the Delaware General Corporation Law and Netgateway's certificate of incorporation and bylaws. As a Delaware corporation with significant operations in California, Netgateway may also be subject to certain provisions of the California Corporations Code. Upon completion of the merger, the rights of Netgateway stockholders, and of Galaxy Enterprises stockholders who become Netgateway stockholders as a result of the merger, will be governed by the Delaware General Corporation Law and Netgateway's certificate of incorporation and bylaws. Although the rights of stockholders of Netgateway and Galaxy Enterprises are in many instances comparable, there are also differences.

INDEMNIFICATION

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  Organizational documents require            -  Organizational documents require
   indemnification to the fullest extent of       indemnification to the fullest extent of
   Nevada law.                                    Delaware law.
-  Under the Nevada Business Corporations      -  Under the General Corporation Law of the
   Act, a corporation has the power to            State of Delaware a corporation has the
   indemnify a director or officer, except no     power to indemnify its directors,
   indemnification shall be allowed on            officers, employees and agents for
   account of: (1) acts or omissions of the       expenses, judgments or settlements
   director or officer which involve              actually and reasonably incurred by them
   intentional misconduct, fraud, or a            in connection with suits and other legal
   knowing violation of law; (2) the payment      actions or proceedings if they acted in
   of distributions in violation of Nevada        good faith and in a manner reasonably
   Revised Statutes Section78.300, which sets     believed to be in or not opposed to the
   forth the circumstances under which            best interests of the corporation and,
   distributions to stockholders may be made;     with respect to any criminal action or
   or (3) any matter in which the director or     proceeding, had no reasonable cause to
   officer has been finally adjudged to be        believe their conduct was unlawful.
   liable to the corporation or for amounts    -  Any indemnification in any suit or action
   paid in settlement to the corporation,         brought by or on behalf of the corporation
   unless the adjudicating court determines       is limited to expenses reasonably incurred
   that the director or officer is entitled       in defense or settlement of the suit or
   to indemnity.                                  action.
                                               -  The Delaware General Corporation Law
                                                  permits corporations to purchase and
                                                  maintain insurance against liability for
                                                  expenses, judgments or settlements whether
                                                  or not the corporation would have the
                                                  power to indemnify such persons therefor.

RESTRICTIONS ON BUSINESS COMBINATIONS

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  Nevada Revised Statutes Section 78.411 ET   -  Netgateway is subject to section 203 of
   SEQ. generally prohibits certain            the Delaware General Corporation Law.
   combinations between Nevada corporations    -  Section 203 prohibits mergers with,
   and any interested stockholder for three       dispositions of assets to, the receipt of
   years after the interested stockholder         disproportionate financial benefits by or
   first becomes an interested stockholder.       any other transaction that would increase
-  The term "interested stockholder" is           the interested stockholder's proportionate
   defined by NRS Section 78.423 but              ownership of any class or series of the
   generally includes (1) beneficial owners       corporation's stock for a period of three
   of more than 10% of the corporation's          years from the date a person became an
   outstanding voting shares or                   interested stockholder.
   (2) affiliates of the corporation who were  -  A corporation may "opt out" of Section
   beneficial owners of more than 10% of the   203.
corporation's outstanding voting shares        -  Even if section 203 is triggered, a
within the preceding three years.                 supermajority vote by stockholders may
-  The term "combination" is defined by NRS       exempt a transaction from the restrictions
   Section 78.416, but generally includes any     contained in Section 203.
   kind of transaction that would allow a      -  An interested stockholder owns 15% or more
   potential acquiror to use the                  of the corporation's voting stock unless
   corporation's assets to finance the            the transaction in which the person became
   acquisition or to benefit the acquiror's       an interested stockholder was approved by
   interests, rather than the interests of        the corporation's board of director or
   the corporation or its other shareholders.     66.67% of the outstanding voting stock of
-  Nevada Revised Statutes Section 78.411 ET      the corporation, excluding shares held by
   SEQ. also prohibits certain combinations       the interested stockholder.
   between Nevada corporations and any
   interested stockholder after the three
   year period unless (1) the combination is
   approved by the board of directors or
   interested stockholders, or (2) the
   interested stockholder satisfies certain
   fair value requirements.
-  Although a Nevada corporation may opt out
   of the requirements of NRS Section 78.411
   ET SEQ., Galaxy Enterprises has not done
   so and thus remains subject to these
   requirements.

DIRECTORS

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  One year term.                              -  One class of one year terms; proposal
-  Any director who has been declared          before the stockholders to create a staggered
   incompetent by a court or convicted of a       board with two classes of two year terms.
   felony may be removed by a majority vote    -  Removal only for cause, either by a
   of (1) the board of directors or (2) the    majority vote of the entire board or by the
   stockholders.                                  vote of the holders of a majority of the
-  Not less than one nor more than nine.          shares entitled at the time to vote at an
                                                  election of directors by two-thirds of the
                                               outstanding shares.

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------
-  Vacancies filled by majority vote of board  -  Not less than one nor more than nine.
   or by stockholders at any regular or        -  Vacancies filled only by board until
special meeting.                               successor elected by stockholders.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  Articles of incorporation may be amended    -  Certificate of incorporation amended by a
   as prescribed by Nevada law. A Nevada       vote of a majority of the shares entitled to
   corporation which has issued stock must        vote.
   follow the following procedures to amend    -  Bylaws amended by either a vote of a
   its articles: (1) the board of directors    majority of the shares entitled to vote or a
   must adopt a resolution setting forth the      vote of a majority of the board of
   proposed amendment and declaring its           directors.
   advisability; (2) the board of directors
   must call a meeting of shareholders,
   either annual or special, to consider the
   amendment; (3) notice of the meeting must
   be given to each shareholder entitled to
   vote; (4) if a majority of shares entitled
   to vote are voted in favor of the
   amendment, the president or vice president
   must execute and file a certificate of
   amendment.
-  Bylaws amended by entire board or majority
   vote of stockholders.

VOTING RIGHTS

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  One vote per share of common stock.         -  One vote per share of common stock,
-  In most cases, a merger must be approved    subject to the rights of any shares of
   by the stockholders of the corporation to      preferred stock.
   be acquired. In some cases, a merger must   -  120 days advance notice requirement for
   be approved by the stockholders of the         stockholder proposals and director
   acquiring corporation.                         nominations.
-  Majority vote to approve merger.            -  Majority vote to approve merger.

TREASURY SHARES

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  Any shares repurchased are deemed to        -  Treasury shares may be reissued in the
   revert to authorized but unissued shares       business judgment of the board.
   upon acquisition.                           -  Shares held in treasury or owned by a
                                                  subsidiary are not deemed to be
                                                  outstanding and may not be voted.

STOCKHOLDER MEETINGS

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  Special meetings may be called by the       -  Special meetings called by the board or
   president or the board and shall be called  the holders of 40% of the capital stock
   by the president at the written request of     entitled to vote at that special meeting.
   the holders of not less than 51% of the     -  Advance notice requirements.
   shares entitled to vote.                    -  Record date must be within 90 days of
-  Record date must be within 60 days of          meeting date.
   meeting date.

DISSENTERS' RIGHTS

             GALAXY ENTERPRISES                                 NETGATEWAY
---------------------------------------------  ---------------------------------------------

-  Stockholders of Nevada corporations may     -  Not granted under Delaware law if the
   dissent, under certain circumstances, from     consideration consists exclusively of
   (1) consummation of a plan of merger,          publicly traded securities.
   (2) consummation of a plan of exchange,     -  Not granted under Delaware law for a sale
   and (3) corporate action taken pursuant to  of all or substantially all of a
   shareholder approval, where the articles       corporation's assets.
   of incorporation, bylaws, or a board
   resolution authorizes dissent.
-  Stockholders of Nevada Corporations have
   no right to dissent where their shares are
   either (1) listed on a national securities
   exchange, or (2) there are at least 2000
   shareholders of record. There are limited
   exceptions to this rule.

    The preceding summary of exceptions is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the Nevada Business Corporation Act, the General Corporation Law of the State of California, where applicable, Netgateway's certificate of incorporation and bylaws and Galaxy Enterprises' articles of incorporation and bylaws.

                        INFORMATION REGARDING NETGATEWAY
           NETGATEWAY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Netgateway's consolidated financial statements and related notes thereto and Netgateway's "Management's Discussion and Analysis of Financial Condition and Results of Operations of Netgateway" which are incorporated by reference in this document and reflect the acquisition of Infobahn Technologies, LLC (d/b/a Digital Genesis) and Spartan Multimedia, Ltd. completed on June 2, 1998 and January 15, 1999, respectively. The consolidated statement of operations data for the period from March 4, 1998 (inception) through June 30, 1998 and the year ended June 30, 1999, and the consolidated balance sheet data at June 30, 1998 and 1999 are derived from the consolidated financial statements of Netgateway which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this document. The unaudited consolidated statement of operations data for the six months ended December 31, 1998 and 1999, and the unaudited consolidated balance sheet data at December 31, 1999 are derived from the unaudited consolidated financial statements included elsewhere in this document. The unaudited consolidated balance sheet data at December 31, 1998 is derived from the unaudited financial records of Netgateway. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                  PERIOD FROM
                                                 MARCH 4, 1998
                                                  (INCEPTION)       YEAR         SIX MONTHS ENDED
                                                    THROUGH         ENDED          DECEMBER 31,
                                                    JUNE 30,      JUNE 30,    -----------------------
                                                      1998          1999         1998         1999
                                                 --------------   ---------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue........................................           3            157          80        1,173
Loss from operations...........................      (4,553)       (11,499)     (5,255)     (18,410)
Loss before extraordinary item.................      (4,572)       (12,429)     (5,291)     (23,178)
Net loss.......................................      (4,572)       (10,776)     (3,638)     (23,178)
Net loss per common share
  Basic and diluted............................       (0.84)         (1.21)      (0.43)       (1.96)
Weighted average common shares outstanding
  Basic and diluted............................       5,416          8,912       8,454       11,820

                                                                  AT JUNE 30          AT DECEMBER 31
                                                              -------------------   -------------------
                                                                1998       1999       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................      255        569       231      13,120
Working capital (deficit)...................................   (1,960)    (1,834)     (796)     12,243
Total assets................................................      872      3,458       519      17,880
Short-term debt.............................................    2,052      1,698       197          --
Long-term debt..............................................      368         --        --          --
Stockholder's equity (deficit)..............................   (1,828)       245      (304)     15,272

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Note 1--Netgateway, Inc. was formed on March 4, 1998, as a Nevada corporation.
In June 1998, Video Calling Card, Inc., a Nevada public shell corporation, acquired 100% of the outstanding common stock of Netgateway. Since the stockholders of Netgateway received the majority voting interests in the combined company, Netgateway is the acquiring enterprise for financial reporting purposes.

Note 2--In November and December 1999, Netgateway sold 3,795,000 shares of common stock in a public offering generating net proceeds of $23,057,844.

Note 3--Netgateway changed its method of accounting for revenue from the completed contract method to the percentage-of-completion method effective October 1, 1999. The percentage-of-completion method is preferable according to Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, issued by the American Institute of Certified Public Accountants. The new method has been applied retroactively by restating Netgateway's consolidated financial statements for prior periods in accordance with Accounting Principles Board Opinion (APB) No. 20.

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          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF NETGATEWAY

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF NETGATEWAY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PORTIONS OF THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVE RISKS AND UNCERTAINTIES. NETGATEWAY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THIS FORWARD-LOOKING INFORMATION. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH NETGATEWAY'S FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    Effective October 1, 1999, Netgateway changed its method of accounting for revenue from the completed contract method to the percentage-of-completion method. Netgateway believes that the percentage-of-completion method more accurately reflects the current earnings process under its contracts. The percentage-of-completion method is preferable according to Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, issued by the American Institute of Certified Public Accountants. The new method has been applied retroactively by restating our consolidated financial statements for prior periods in accordance with Accounting Principals Board Opinion No. 20.

FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY

    In view of the rapidly evolving nature of our business and its limited operating history, Netgateway believes that period-to-period comparisons of our operating results, including our gross profit and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.

    Netgateway cannot predict the degree to which it will experience seasonality in our business because of its limited operating history, and the fact that it cannot identify which companies, if any, it will acquire in the foreseeable future.

RESULTS OF OPERATIONS

    REVENUE

    Service revenue includes revenue related to Web site development and the design of electronic storefronts, internet-based shopping mall development and design, and transaction processing. Service revenues for the six month period ended December 31, 1999 increased to $1,172,681 from $80,184 in the comparable prior period. The growth in service revenues was attributable primarily to the addition of several new customers to Netgateway's Internet Commerce Center. In addition, Netgateway's average price for system development increased as the scope and technical requirements of Netgateway's customers using the Internet Commerce Center has increased.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses consist of payroll and related expenses for executive, sales, marketing, accounting and administrative personnel, recruiting, professional fees, research and development and other general corporate expenses. Selling, general and administrative expenses for the six month period ended December 31, 1999 increased to $19,269,200 from $5,287,318 in the comparable prior period. The increase in selling, general and administrative expenses is attributable primarily to non-cash compensation from common stock issued to executives valued at $11,775,000. The increases in selling, general and administrative expenses are also attributable to increased payroll-related and other infrastructure costs as Netgateway expands and incurs additional costs related to the growth of its business.

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
    INTEREST (INCOME) EXPENSE, NET

    Interest expense consists primarily of amortization of debt issuance costs and debt discount and interest in connection with Netgateway's $1,000,000 of Secured Convertible Debentures due December 31, 1999 and $6,633,500 of Netgateway's Series A 12% Senior Notes. The Senior Notes were issued in connection with Netgateway's May through October 1999 bridge financing private placements. Interest (income) expense, net for the six month period ended December 31, 1999, increased to $4,768,032 from $(17,970) in the comparable prior period. The increase in interest expense is attributable primarily to the amortization of promissory note discounts incurred in conjunction with the bridge financing. The amortization of the debt discount aggregated $4,356,934 during the six-month period ended December 31, 1999. All of the Convertible Debentures were converted into common stock as of December 31, 1999. The Senior Notes were repaid in full in November 1999.

    INCOME TAXES

    Netgateway has not generated any taxable income to date and, therefore, Netgateway has not paid any federal income taxes since its inception. The use of Netgateway's net operating loss carry forwards, which begin to expire in 2013, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1999, Netgateway had $13,119,848 in cash on hand, an increase of $12,550,376 from June 30, 1999.

    Net cash used in operating activities was $5,912,096 for the six month period ended December 31, 1999. Net cash used in operations was primarily attributable to $23,178,464 in net losses and increases in assets, partially offset by non-cash charges as well as increases in accounts payable and accrued expenses. Increases in assets included $420,177 in accounts receivable and $307,678 in unbilled receivables resulting from the growth in revenues. Non-cash charges include $3,389,400 for common stock issued for services, $8,400,000 for stock issued for cancelation of options and $4,022,550 from the amortization of debt discount. Accounts payable and accrued expenses increased $1,145,846 and resulted primarily from the accrual of mid-year bonuses to our employees and balances owed on capital expenditures.

    Net cash used in investing activities was $1,226,673 for the six months ended December 31, 1999 and consisted primarily of purchases of property and equipment for the upgrade of Netgateway's technological infrastructure.

    Net cash provided by financing activities of $19,689,707 for the six month period ended December 31, 1999 resulted primarily from $1,114,950 in proceeds from the issuance of Senior Notes and $25,314,234 in proceeds from the issuance of common stock in connection with Netgateway's secondary offering, which Netgateway completed in November and December 1999. These proceeds were partially offset by $6,633,500 used to repay the bridge financing loans in their entirety.

    As of December 31, 1999, Netgateway believes that its existing capital resources are adequate to meet its cash requirements for at least the next
10 months. Netgateway anticipates that it will incur additional capital expenditures during the third and fourth quarters of its fiscal year to continue upgrading the technological infrastructure.

RECENT EVENTS

    In December 1999, Netgateway reached an agreement with Leading Technologies, Inc., d/b/a/ eDiversity.com, Inc. to develop, manage, and service Leading Technologies, Inc.'s Internet-based shopping mall and client extranet.

    In January 2000, Netgateway reached an agreement with Intermedia Partners Southeast, an affiliate of AT&T Media Services, to launch a local electronic shopping portal in Nashville, Tennessee.

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Under this agreement, Netgateway will design and develop an Internet-based shopping mall, to be branded with Intermedia's name, brand and image. Netgateway will also offer its storefront building and maintenance services to Intermedia's branded collateral material and periodic distribution and updating of advertising spots to promote the branded online shopping mall and storebuiliding services.

    In January 2000, Netgateway also entered into an agreement with PharMerica, a subsidiary of Bergen Brunswig Corporation, and the nation's foremost provider of professional, quality and cost effective pharmacy products and services to the long-term care, assisted living, sub-acute and skilled nursing industries. Under the agreement, Netgateway will design, develop, manage and host a patient prospecting system, known as PMSIOnLine.com, in which sales professionals and claims adjustors will input prospective patient referrals directly into a secured browser session and submit these prospective patient referrals to PharMerica's legacy systems for analysis and possible sales follow-up.

    In March 2000, Netgateway entered a systems integrator partnership agreement with Complete Business Solutions, Inc., a leading systems integrator and worldwide provider of information technology services to large and mid-sized organizations. Under the terms of the agreement, Netgateway will provide CBSI with access to the Internet Commerce Center development environment. Netgateway will also allow CBSI to license access to the Internet Commerce Center platform to individual business-to-business customers of CBSI, primarily located in North America and Mexico. Netgateway receives an upfront access fee from CBSI for each CBSI customer licensing access to the Internet Commerce Center. CBSI provides the integration services for each CBSI customer and collects integration revenue from that customer. Netgateway and CBSI share recurring fees for hosting, transactions and advertising. In April 2000, Netgateway entered into an similar agreement with Complete Business Solutions, India, an Indian subsidiary of CBSI. This agreement contains similar terms to those described above and expands the customer reach available for licensing of the Internet Commerce Center internationally to include Europe, Asia and South America.

              MARKET PRICE AND DIVIDEND INFORMATION FOR NETGATEWAY

    Netgateway's common stock has traded on The Nasdaq National Market under the symbol "NGWY" since November 18, 1999. From June 2, 1998 until November 18, 1999, Netgateway's common stock traded on the Nasdaq OTC Bulletin Board under the symbol "NGWY." The following table sets forth the range of high and low bid prices reported on The Nasdaq National Market or the Nasdaq OTC Bulletin Board, as applicable, for Netgateway common stock for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal 2000
  First Quarter.............................................   $11.88     $6.50
  Second Quarter............................................    11.56      5.13
  Third Quarter.............................................    13.38      7.94
Fiscal 1999
  First Quarter.............................................    11.13      5.75
  Second Quarter............................................    10.00      2.12
  Third Quarter.............................................    15.25      4.50
  Fourth Quarter............................................    16.62      8.75

    The above bid prices indicate the prices that a market maker is willing to pay. These quotations do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

DIVIDENDS

    Netgateway has never paid any cash dividends on its common stock and Netgateway anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of the combined company.

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
                             BUSINESS OF NETGATEWAY

GENERAL

    Netgateway provides eCommerce services that allow clients to extend their business to the Internet to conduct commercial transactions between business enterprises and between business enterprises and consumers. The hub of Netgateway's eCommerce solution is its proprietary Internet Commerce Center, which consists of the hardware, proprietary and licensed software, and the related technical services necessary for Netgateway's clients to transact eCommerce. Netgateway also designs and builds custom interfaces, or spokes, to connect business clients to the Internet Commerce Center. Netgateway's Internet Commerce Center permits a continuum of sophisticated and technologically complex, or scalable, solutions ranging from a simple Internet storefront advertising their products and taking orders through e-mail to a highly complex system of secure client extranets allowing vendors to interact and transact business-to-business eCommerce with one or more specific customers.

    Netgateway, Inc. was incorporated under the laws of the State of Nevada on April 13, 1995 under the name Video Calling Card, Inc. In June 1998, Netgateway, Inc. acquired all of the outstanding capital stock of Netgateway, a Nevada corporation formerly known as eClassroom.com, in exchange for 5,900,000 shares of its common stock. At the same time, Netgateway, Inc. acquired the assets of Infobahn, LLC d/b/a Digital Genesis, an electronic commerce applications developer, in exchange for 400,000 shares of its common stock.

    In January 1999, StoresOnline.com, Ltd., a Canadian corporation and a wholly owned subsidiary of Netgateway, Inc., acquired all of the outstanding capital stock of Spartan Multimedia, Ltd., an Internet storefront developer and storefront service provider, in exchange for 371,429 shares of Class B common stock of StoresOnline.com. The Class B common stock is exchangeable on a one-to-one basis for shares of common stock of Netgateway, Inc.

    In November 1999, Netgateway, Inc. reincorporated under the laws of the State of Delaware.

INDUSTRY BACKGROUND

    THE INTERNET

    The Internet has grown rapidly in recent years, spurred by developments such as:

    - inexpensive, readily available and user-friendly Web browsers;

    - a large and growing installed base of advanced personal computers;

    - the adoption of faster and more cost efficient networks;

    - the emergence of compelling Web-based content and commerce applications;
      and

    - the growing sophistication of the people using the Internet.

    According to International Data Corp., or IDC, a leading research firm, the number of Internet users will grow from approximately 98 million worldwide at the end of 1998 to approximately 320 million by the end of 2002.

    The broad acceptance of the Internet has led to the emergence of secure Web sites accessible only within a given company, known as intranets. In addition, specialized intranets that are also available to select outsiders, such as clients, suppliers or vendors, known as extranets, have also emerged. These new global communications and commerce environments represent a significant opportunity for enterprises to interact in new and highly efficient ways with customers, employees, suppliers and partners.

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
    ECOMMERCE

    The Internet presents opportunities to transform businesses and entire industries as organizations exploit their potential to extend and enhance their business activities and gain competitive advantage. Companies are using the Internet to communicate and transact business on a one-to-one basis with existing customers and to target and acquire new customers. At the same time, companies are using the Internet to collaborate with their supply-chain partners and manage distribution and other strategic relationships. The Internet has also allowed businesses to identify new product and service offerings which extend and complement their core markets.

    A number of organizations have projected that the volume of business transacted by means of eCommerce will grow substantially from present levels. The United States Department of Commerce has estimated that business-to-business commerce by means of the Internet will be a $300 billion dollar marketplace by the year 2002. IDC has estimated that the total value of goods and services purchased over the Internet grew from $318 million in 1995 to an annualized amount of $5.4 billion in December 1996. Sales are projected to increase to $95 billion in 2000 and to $400 billion by 2002. IDC also projects that by the year 2002, 78% of all Internet commerce will occur in the business-to-business sector.

    ECOMMERCE SERVICES MARKET

    IDC forecasts that the market for Internet and eCommerce services worldwide will grow from $4.6 billion in 1997 to $43.7 billion by 2002. Forrester Research, another technology industry research firm, estimates that the market for Internet and eCommerce services will grow from $5.4 billion in 1998 to $32.7 billion by 2002. These projections represent a compound annual growth rate of more than 55% over these periods.

    As a result of the recent growth of eCommerce and its acceptance as a mainstream medium for commercial transactions, businesses are investing in the strategic use of Internet solutions to transform their core business and technology strategies. This, in turn, has created a significant and growing demand for third-party Internet professional services and has resulted in a proliferation of companies offering specialized solutions, such as connectivity, transaction reporting, security and Web site design to business customers. This specialization has resulted in a fragmented market that often requires the business customer to seek solutions from a number of different providers using differing, or even contradictory, strategies, models and designs.

    Companies face significant challenges in successfully adapting their businesses to conduct commerce by means of the Internet. These include systems engineering, technical, commercial, strategic and creative design challenges and an understanding of how the Internet transforms relationships between businesses and their internal organizations, customers and business partners. Companies facing technology investment decisions often need outside technical expertise to recognize viable Internet tools, develop feasible architectures and implement strategies. Companies must also be able to integrate new Internet applications with their existing systems. Finally, a successful solution requires that the Internet application, particularly the user interface, be engaging and easy to use.

    Netgateway believes that few of the existing eCommerce service providers have the range of skills required to assist their clients in a coordinated transformation of the way they use technology and implement Internet solutions. Accordingly, Netgateway believes that organizations are increasingly searching for professional services firms offering turn-key eCommerce solutions, including integrated strategy, technology and creative design, connectivity, transaction processing, data warehousing, transaction reporting, help desk and consulting and training. Furthermore, Netgateway believes that organizations will increasingly look to Internet solutions providers that can leverage industry and client practices, increase predictability of success for Internet solutions and decrease risks associated with implementation by providing low-cost, scalable solutions with minimal lead-time.

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
THE NETGATEWAY SOLUTION

    GENERAL

    Netgateway has structured the Internet Commerce Center, to provide scalable, fully integrated, customizable solutions. Netgateway develops customized interfaces to connect its clients' Web sites, whether created and maintained by Netgateway or others on behalf of the clients, with the Internet Commerce Center and our eCommerce servers. As a result of Netgateway's hub and spoke structure, it can offer rapidly deployed, low cost eCommerce services which incorporate the sales and other practices of its clients and their industries, as well as maintain Netgateway's clients' prior investment in creating and maintaining a Web presence.

    THE INTERNET COMMERCE CENTER

    The Internet Commerce Center consists of hardware and software, as well as related technical services, which are necessary to transact eCommerce. Netgateway has developed the Internet Commerce Center based upon an object-oriented, modular strategy. As a result, Netgateway is able to reuse functional software components of the Internet Commerce Center across different clients and industries, as well as allow introduction of new capabilities and services without adversely affecting existing systems.

    The following features are designed to provide more complete eCommerce services by overcoming limitations in external systems:

    - Inventory management

    - Order status and history

    - Customer support forums

    - Purchase activity reporting

    - Secure, Web browser based system administration

    - Reporting

    - Universal client directory management

    - Sales automation

    - Customer survey systems

    - Budget reporting

    - Customer self-administration

    - Order management

    - System status monitoring

    - Product catalog management

    THE INTERFACE SPOKE

    Netgateway has the capability to rapidly design and deploy software interfaces. These permit client Web sites, networks and enterprises resource planning systems to connect with, receive relevant information from, and provide relevant information to, the Internet Commerce Center. Data integration between the Internet Commerce Center and the buyer or seller is managed in the spoke. Product catalogs, order information, order status, customer data, etc. can be transferred between the hub and the buyer/seller by means of the spoke. Each interface or spoke is specific to a client and industry and contains knowledge about specific products and services as well as processes and business rules, including:

    - Custom pricing;

    - Purchasing work flow;

    - Unique order header for each customer;

    - Product configuration;

    - Graphical interface;

    - Special reporting needs;

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
    - Product variation rules; and

    - Workflow with routing and approvals.

    All spokes are developed according to a common methodology so as clients in similar industries are added to the Internet Commerce Center, the cost and time of development is reduced by sharing previously created modules. Netgateway has developed a substantial library of spokes which are available for future use. Customization, or spoke development, for clients can include:

    - Web site integration;

    - Third party and customer developed systems;

    - Order management;

    - Accounting;

    - Shipping; and

    - Enterprises resource planning systems advantages.

    Netgateway believes that the following are significant advantages of its eCommerce solution over other currently available alternatives:

    - Netgateway's customers do not invest in hardware, software and staffing, but rather connect to Netgateway's existing infrastructure. Netgateway believes this is a highly economical method to obtain and maintain an eCommerce presence.

    - Clients with existing Web sites can maintain their investment in the creation of that presence while seamlessly adding eCommerce capabilities.

    - Because Netgateway's infrastructure permits scalable eCommerce solutions, Netgateway can offer incremental services to its clients through the activation of additional software capabilities in response to client growth or commercial requirements quickly and cost effectively.

    - Because Netgateway's other software resides only on its servers, Netgateway can offer clients easy access to additional functionality on a test or temporary basis in order to permit its clients to try new or additional services with their respective customers on their Web sites. Netgateway can provide real time updates, patches and fixes to software with no additional effort by the client.

BUSINESS STRATEGY

    Key elements of Netgateway's strategy are described below.

    - IMPLEMENT COST EFFECTIVE SERVICES WITH BROAD APPEAL. Netgateway has designed its operations and business model to focus upon the eCommerce services of highest value to its clients. These are services which would require high levels of investment of resources or technical expertise by clients if they were to provide these services themselves. By offering these services to a number of clients simultaneously and by creating and using reusable software modules, Netgateway is able to spread the relatively fixed costs associated with the creation, purchase, or customization of the software, processes, procedures or computer hardware over a larger volume of eCommerce transactions. This permits Netgateway to offer these services to its clients on a highly cost effective basis.

    - LEVERAGE RELATIONSHIPS WITH SYSTEMS INTEGRATIONS TO MAXIMIZE
      GROWTH. Netgateway has embraced a channel strategy with systems integrators to expand its market reach. Netgateway has found that this particular strategy matches well with systems integrators that have existing client

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
      relationships where adding an eCommerce solution for that client will strengthen the relationship.

    - PROVIDE EASY ACCESS TO SCALABLE ECOMMERCE FUNCTIONALITY. Netgateway has designed the Internet Commerce Center and its hardware and software infrastructure to permit scalable eCommerce solutions. Netgateway can offer incremental services to its clients through the activation of additional software capabilities which quickly provide additional services and added functionality in response to client growth or commercial requirements.

    - OFFER ADDITIONAL FUNCTIONALITY OF INTERNET COMMERCE CENTER
      SERVICES. Netgateway's hub and spoke approach constantly generates new features for its Internet Commerce Center clients. For example, as the spoke features become dominant in a particular industry, that feature is integrated into the hub to become a new standard feature of the Internet Commerce Center. This benefits all Internet Commerce Center users in that industry.

    - USE OF TECHNOLOGY TO CREATE ECOMMERCE HUBS. Netgateway has improved the attractiveness of its services by creating eCommerce hubs in the form of
      (1) private label Internet-based shopping malls where eCommerce sites sponsored by a common reseller or of similar product offerings are grouped together for convenient retail use by the public, or (2) secure client extranets.

    - INCORPORATE CLIENT AND INDUSTRY PRACTICES AND MAINTAIN CLIENTS PRIOR INVESTMENT. Netgateway has structured the Internet Commerce Center and its hardware and software infrastructure, and developed customizable, software to permit the easy interconnection of client Web sites with Netgateway's eCommerce servers, whether prepared and maintained by Netgateway or others on behalf of Netgateway's clients. As a result, Netgateway can offer eCommerce services which incorporate the sales and other practices of its clients and their industries, as well as maintain the clients' prior investment in creating and maintaining a Web presence.

    - SEEK STRATEGIC ACQUISITIONS AND INVESTMENTS. Netgateway intends to seek strategic acquisitions of, and investments in, businesses and technologies which Netgateway believes will enhance the functionality of Netgateway's services, operations and competitive position.

SERVICES OFFERED

    Netgateway offers eCommerce services which range from simple Internet storefronts to highly complex business-to-business eCommerce systems. Netgateway currently offers the following specific services to our clients:

    WEB SITE DEVELOPMENT AND DESIGN; DEVELOPMENT OF ELECTRONIC STOREFRONTS

    Netgateway believes that a professionally designed Web site is critical to the success of business customers desiring to transact eCommerce. Netgateway offers Web site development, design and maintenance solutions to our business customers, including the development and design of graphical interfaces and applications necessary to fully integrate each customer's Web site with its order and payment processing, order confirmation and fulfillment centers. Netgateway's software for Web site and electronic storefront development features its own template system, multiple product search engines, multiple price sets and catalogues and support for multiple currencies. Following the merger, Netgateway intends to further develop and enhance this solution and to aggressively market these services through its cable company partners.

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
    INTERNET-BASED SHOPPING MALL DEVELOPMENT AND DESIGN

    Netgateway believes that the use of Internet-based shopping malls is critical to create an effective eCommerce marketplace. Through the creation and use of private labeled Internet malls, users of Netgateway's services can take advantage of both the pre-existing relationships and marketing efforts of the reseller sponsoring the private labeled mall, thereby increasing traffic to, and exposure of, their site. In addition, Netgateway developed and features an eCommerce search engine that searches within each Internet mall, as well as across all Internet malls served by the Internet Commerce Center. Netgateway believes the use of malls and the availability of Netgateway's robust eCommerce search engine adds substantial value to individual stores and resellers alike. For Netgateway customers not otherwise affiliated with any mall, Netgateway provides access to Netgateway's own mall as a value-added service.

    TRANSACTION PROCESSING

    Netgateway offers solutions which capture and transact customer orders according to the business rules and specific "back office" needs of the particular client. Netgateway's eCommerce system solution allows Netgateway to receive and process orders and payments, provide order confirmation and reporting and organize order fulfillment. Netgateway also has the ability to provide support for eCommerce transactions using checks, credit cards, electronic funds transfers, purchase orders and other forms of payment. Netgateway currently provides this capability in conjunction with certain third-party vendors, including PaymentNet in San Jose, California, AuthorizeNet in Salt Lake City, Utah, Clear Commerce in Austin, Texas, eCommerce Exchange in Laguna Hills, California and Card Services International in Agoura Hills, California. Following the merger, Netgateway plans to pursue its own secured transaction clearing solutions as well as a strategic alliance or acquisition of a secured transaction processing center.

    DATA WAREHOUSING AND TRANSACTION REPORTING

    Netgateway anticipates that, as its business continues to grow, Netgateway will compile large amounts of transactional and other data with respect to Netgateway's clients and their businesses, markets, customers, and eCommerce transactions. Netgateway has the capability to automatically generate reports relating to order confirmation, inventory tracking, fulfillment, transaction details, customer data, market research and other sophisticated management reports based on the transactions facilitated through Netgateway's hardware and software infrastructure. Following the merger, Netgateway plans to further develop these capabilities.

    CABLECOMMERCE SERVICES

    In July 1999, Netgateway formed CableCommerce, a new operating division that focuses on providing eCommerce services and solutions to cable television operators. Typically, CableCommerce will design, develop, host and manage branded Internet-based shopping malls in the markets served by the cable television operator featuring businesses local to each of these markets. In addition, CableCommerce offers local and regional classified advertisements, community calendars and coupons, provides mall content, trains cable system salespeople and offers storefront creation and maintenance services to the cable television system's subscribers. To date, Netgateway has entered into contracts to provide these services with MediaOne, CableOne, Wireless One, Frontiervision Media Services and Intermedia Partners Southeast, an affiliate of AT&T Media Services. See "--Clients and Strategic Relationships."

    CUSTOMER SUPPORT SERVICES

    Netgateway provides clients with 24-hour per day and seven-day per week customer service and support through its customer support staff of approximately 17 individuals.

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    ADVERTISING

    Netgateway has signed agreements with 24/7 Media Services, Inc. and Engage Technologies, Inc. to manage national banner advertising in Netgateway's Internet-based shopping malls. Netgateway shares advertising revenues with the respective mall owner on whose Web site the advertisement resides.

    CONNECTIVITY SOLUTIONS

    For business customers to effectively engage in eCommerce, they must be connected to the Internet. Netgateway assists its business customers in structuring and obtaining high-speed Internet connectivity solutions to improve their business-to-business communications by means of the Internet. Netgateway provides these connectivity solutions to its business customers in conjunction with third party Internet access providers. Netgateway's connectivity solutions also include the ability to host clients' Web sites and provide clients with security measures necessary for secure transmissions over the Internet. Netgateway supports its hosted Web sites by a connectivity enhancing, high-performance, high-bandwidth server system.

SALES AND MARKETING

    Netgateway sells and markets its services by means of a combination of direct sales and through partnership agreements with systems integrators. Netgateway maintains a direct sales force of approximately 16 full-time employees. Netgateway anticipates increasing its sales force substantially following the merger, including creating a group within its sales force trained to assist systems integrators in marketing its products and services.

    Netgateway has developed, and is continuing to develop, its relationships with its cable company partners to sell entry level Internet Commerce Center services, such as simple Internet storefronts and services to the cable company's customers. Netgateway will "private label" the Internet storefront service and establish private branded Internet-based shopping malls to provide its cable partners with the means to drive traffic to these storefronts. The storefronts and mall will have the customized "look and feel" of the cable company.

    In July 1999, Netgateway established a call center in American Fork, Utah. The center has immediate capacity for 40 telephone salespeople with future expansion capabilities to add up to 130 telephone sales stations. The primary focus of the call center is to produce revenues by means of outbound sales call campaigns and selling Netgateway products and services. Netgateway believes that the center will also produce revenues by performing outbound calling services for its reseller channel partners charging hourly fees and for other clients requiring inbound or outbound services by charging a combination of development, activation and hourly fees. The center also supports inbound technical questions from Netgateway's user base 24 hours per day, 7 days per week. The center is equipped with the latest technology, affording the operators digital capabilities such as queue control over voice, e-mail and fax in digital format, rapid development and deployment of outbound marketing campaigns, database integration into the outbound queuing system, Web-based monitoring tools and drastically reduced costs as compared to other standard telephone technologies.

CLIENTS AND STRATEGIC RELATIONSHIPS

    Netgateway views its clients as both the sponsor and owner of the eCommerce site in question and, in some cases, resellers of its products and services. Netgateway is currently processing eCommerce transactions for over 2,300 clients. Netgateway's clients are geographically dispersed and represent a mix of businesses.

    Each Netgateway client enters into a standard eCommerce services agreement or subscription agreement, as appropriate. These agreements vary significantly based upon the terms and conditions of

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the particular client transaction, the features of the proposed eCommerce site, the levels of service necessary for the client and other factors. The agreements may include provisions for the payment to Netgateway of development fees, hosting fees, interchange fees, transaction fees and other fees related to the services provided by Netgateway under the agreements.

    The following are descriptions of a number of the client contracts into which Netgateway has recently entered, including contracts with its CableCommerce operating division.

    XOOM.COM. In March 1999, Netgateway entered into an agreement with XOOM.com, an eCommerce Web portal with over 7.8 million members. Under the terms of the agreement:

    - Netgateway is the sole provider of a private labeled version of XOOM.com's products and services which permit its members to create and maintain storefronts on the Web through XOOM.com;

    - Netgateway developed XOOM.com's Internet-based shopping mall located at www.xoommemberstores.com;

    - Netgateway is the sole provider of eCommerce processing services to XOOM.com's eCommerce customers; and

    - Netgateway will use XOOM.com as a Netgateway reseller to provide eCommerce solutions and services to its member companies.

    CB RICHARD ELLIS. In March 1999, Netgateway entered into an eCommerce services agreement with CB Richard Ellis, one of the world's largest building management and real estate services companies with over 12,000 properties under management and over $1 billion in revenue during 1998. Under this agreement, Netgateway developed, manages and services CB Richard Ellis' Internet-based shopping mall and client extranet. This Web site is designed to permit CB Richard Ellis personnel to conduct all of their corporate materials purchasing, including computers and building and maintenance supplies, and all global facilities management by means of the Internet. In addition, CB Richard Ellis will offer to the tenants in the buildings they manage volume purchasing services on the Internet for a variety of office products and supplies.

    WIRELESS ONE. In June 1999, Netgateway entered into a reseller and mall agreement with Wireless One, Inc. Under the agreement, Netgateway will design and develop an Internet-based shopping mall, to be branded with the Wireless One name, brand and image, and will offer its storefront creation and maintenance services to Wireless One's subscribers. Netgateway will also provide marketing support, including development of mall content, training of Wireless One sales people, development of Wireless One branded collateral material and periodic distribution and updating of advertising spots to promote their services. Wireless One will promote this mall with a total of 1,000 30-second spots every month jointly developed by Netgateway and Wireless One in all systems in which it is able to provide advertising.

    RELIANT INNOVATIONS. In June 1999, Netgateway entered into an eCommerce services agreement with Reliant Innovations under which Netgateway will develop an eCommerce site for Reliant Innovations to sell computer products to clients who are members of specific trade and professional associations with which Reliant Innovations has formed a partnership.

    MEDIAONE. In July 1999, Netgateway entered into a strategic relationship with MediaOne, a leading cable television operator. Under the agreement Netgateway will design, develop, host and manage Internet-based shopping malls in each of MediaOne's cable television markets. These markets currently consist of more than five million households. These shopping malls will be branded with the MediaOne name, brand and image, will feature businesses local to each market and will offer additional online services, such as classified advertisements, local community events calendars and

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coupons. MediaOne has agreed to contribute commercial advertising time on their cable systems to promote these malls. In connection with this agreement, MediaOne acquired 50,000 shares of Netgateway common stock and a warrant exercisable for up to 200,000 shares of Netgateway common stock. The warrant vests in four installments upon the satisfaction of milestones relating to the scope of the launch of these Internet-based shopping malls. As of March 31, 2000, MediaOne has launched shopping malls in six cable television markets representing more than 500,000 subscriber households.

    FRONTIERVISION MEDIA SERVICES. In July 1999, Netgateway entered into a reseller and mall agreement with Frontiervision Media Services, a provider of cable television programming services. Under the agreement, Netgateway will design and develop an Internet-based shopping mall, to be branded with the Frontiervision name, brand and image, and will offer its storefront creation and maintenance services to Frontiervision's subscribers. Netgateway will also provide marketing support, including development of mall content, training of Frontiervision salespeople and production of advertising spots to promote their services. Frontiervision will promote this mall with a minimum of 1,000 cablecasts per broadcast month in each broadcast market where the mall services are offered.

    B2BSTORES.COM. In July 1999, Netgateway entered into an eCommerce services agreement with B2BStores.com, Inc., a catalog aggregator and procurement company, under which Netgateway will develop, manage and service an Internet commerce site for B2B Stores.com to offer and sell goods and services to businesses.

    CABLEONE. In August 1999, Netgateway entered into a cable reseller and mall agreement with CableOne, a large cable television operator. Under the agreement, Netgateway will design and develop an Internet-based shopping mall, to be branded with the CableOne name, brand and image, and will offer its storefront creation and maintenance services to CableOne's subscribers. Netgateway will also provide marketing support, including development of mall content, training of CableOne sales people and production of advertising to promote their services. CableOne will promote this mall with a minimum of 400 cablecasts per broadcast month in each broadcast market where the mall services are offered.

    BUYSELLBID.COM. In August 1999, Netgateway entered into a distributor mall and reseller agreement with BuySellBid.com, Under the agreement, Netgateway will design and develop Internet-based shopping malls for BuySellBid.com, which will in turn resell and/or sublicense these Internet-based shopping mall packages, custom-branded, to other resellers. In the alternative, BuySellBid.com will offer to brand any such Internet-based mall with the BuySellBid.com name, brand and image and offer Netgateway's storefront creation and maintenance services to its own subscribers. Netgateway will provide marketing support, including development of mall content, and training of BuySellBid.com salespeople.

    BERGEN BRUNSWIG CORPORATION. In October 1999, Netgateway entered into an internet services agreement with Bergen Brunswig Corporation, a leading supplier of pharmaceutical, medical-surgical supplies and specialty healthcare products. Under this agreement, Netgateway will design, develop, manage and service an Internet-based shopping mall to be branded with the Bergen Brunswig name, brand and image and which will contain on-line storefronts for affiliated local pharmacies. We will also be responsible for training of Bergen Brunswig personnel.

    DIVERSITY ECOMMERCE.COM, INC., FORMERLY KNOWN AS LEADING TECHNOLOGIES. In December 1999, Netgateway reached an agreement with Diversity eCommerce.com Inc. to develop, manage and service its Internet-based mall and client extranet.

    AT&T MEDIA SERVICES. In January 2000, Netgateway entered into a reseller and mall agreement with Intermedia Partners Southeast, an affiliate of AT&T Media Services, to launch an electronic shopping portal in Nashville, Tennessee. Under this agreement, Netgateway will design and develop an

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Internet-based shopping mall, to be branded with Intermedia's name, brand and image, and will offer its storefront creation and maintenance services to Intermedia's subscribers. Netgateway will also provide marketing support, including development of Intermedia's branded collateral material and periodic distribution and updating of advertising spots to promote the branded online shopping mall and storebuilding services. Intermedia will promote the mall with a total of 500 30-second spots every month, jointly developed by Netgateway and Intermedia in the Nashville market.

    PHARMERICA. In January 2000, Netgateway also entered into an agreement with PharMerica, a subsidiary of Bergen Brunswig Corporation that provides professional, quality and cost effective pharmacy products and services to the long-term care, assisted living, sub-acute and skilled nursing industries. Under the agreement, Netgateway will design, develop, manage and host a patient prospecting system, known as PMSIOnLine.com, in which sales professionals and claims adjustors will input prospective patient referrals directly into a secured browser session and submit these prospective patient referrals to PharMerica's legacy systems for analysis and possible sales follow-up.

    Netgateway has embraced a channel strategy with systems integrators to expand its market reach. Netgateway has found that this particular strategy matches well with systems integrators that have existing clients for whom adding an eCommerce solution will strengthen the relationship.

    The following is a description of the systems integrator agreements into which Netgateway has recently entered:

    COMPLETE BUSINESS SOLUTIONS, INC.; COMPLETE BUSINESS SOLUTIONS, INDIA. In March 2000, Netgateway entered into a systems integrator partnership agreement with Complete Business Solutions, Inc., a leading systems integrator and worldwide provider of information technology services to large and mid-sized organizations. Under the terms of the agreement, Netgateway will provide CBSI with access to the Internet Commerce Center development environment, and allow CBSI to license access to the Internet Commerce Center platform to individual business to business customers of CBSI, primarily located in North America and Mexico. Netgateway receives an upfront access fee from CBSI for each CBSI customer licensing access to the Internet Commerce Center. CBSI provides the integration services for each CBSI customer and collects integration revenue from that customer. Netgateway and CBSI share recurring fees for hosting, transactions and advertising. In April 2000, Netgateway entered into an similar agreement with Complete Business Solutions, India, an Indian subsidiary of CBSI. This agreement contains similar terms to those described above and expands the customer reach available for licensing of the Internet Commerce Center internationally to include Europe, Asia and South America.

    Initial customer service and support for Netgateway's customers is provided through Netgateway's customer support staff of 17 individuals that provides telephone customer service and support 24 hours a day, 365 days a year. Netgateway can also provide customers with access to information and customer support services by means of the Internet.

RESEARCH AND DEVELOPMENT

    Since June 1998, Netgateway has conducted extensive research and development with respect to Netgateway's technology. During the year ended June 30, 1999, and during the six months ended December 31, 1999, Netgateway invested approximately $1,496,563 and $1,761,939, respectively, in the research and development of its technology. Netgateway's research and development efforts have:

    - emphasized the development of advanced technology and new services;

    - the enhancement and refinement of existing services in response to rapidly changing client specifications and industry needs;

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    - introduced support for evolving communications methodologies and protocols, software methodologies and protocols and computer hardware technologies; and

    - improved functionality, flexibility, ease of use and enhanced the quality of documentation, training materials and technical support tools.

    Netgateway intends to conduct additional research and development to, among other things, further its strategy of developing cost effective services with broad appeal, provide easy access to scalable eCommerce services and offer additional functionality of its Internet Commerce Center services. At March 31, 2000, Netgateway's research and development activities employed approximately 110 computer programmers and technicians.

COMPETITION

    The eCommerce services market is intensely competitive and characterized by rapidly evolving technologies. Netgateway currently faces substantial competition in all of its product and service lines. Netgateway expects such competition to continue and to increase in the future, as new competitors enter the Internet market and existing competitors expand their product and service offerings. Netgateway's target market is rapidly evolving and is subject to continuous technological change. As a result, Netgateway's competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on Netgateway's business, prospects, financial condition and results of operations. Netgateway competes on the basis of a number of factors, including the attractiveness of the eCommerce services offered, the breadth and quality of these services, creative design, engineering expertise, pricing, technological, innovation and understanding clients' strategies and needs.

    A number of these factors are beyond Netgateway's control. Existing or future competitors may develop or offer eCommerce services that provide significant technological, creative, performance, price or other advantages over the services offered by Netgateway.

    Netgateway's current and potential competitors include:

    - Internet integrators, Internet service providers and Internet consulting service providers, such as IBM, AppNet, Braun Consulting, Calico Commerce, Cambridge Technology, iXL Enterprises, Luminant, Organic Online, Proxicom, RareMedium Group, Razorfish, Sapient, Scient Corp., Us Internetworking, US Web Corporation and Viant Corp;

    - large information technology consulting service providers, such as Andersen Consulting, Cambridge Technology Partners and EDS;

    - Internet commerce providers, such as Internet Capital and Safeguard Scientific;

    - Internet marketing service providers, such as 24/7 Media Services, Inc., AdForce, Ariba, Chemdex Corp., CommerceOne, Critical Path, CyberSource, Digital River, DoubleClick, Earth Web, eBay, Fatbrain, Flycast Communications, Intraware, Modem Media, MyPoints.com, National Info Consortium, pcOrder.com, PurchasePro.com, RoweCm, silknet Software, uBid, VerticalNet and Web Trends;

    - software development companies, such as Microsoft, Broadvision, Open Market and InterShop;

    - telecommunications companies, such as AT&T and MCI;

    - application service providers, such as US Internetworking and the recently announced EDS/SAP relationships; and

    - Internet and online service providers, such as America Online, Lycos and Earthlink.

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    Although most of these types of competitors have not yet offered a full range of Internet professional services, many are currently offering some of these services or have announced their intention to do so. These competitors at anytime could elect to focus additional resources in our target markets, which could materially adversely affect Netgateway's business, prospects, financial condition and results of operations. Many of Netgateway's current and potential competitors have longer operating histories, larger customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than Netgateway. Competitors that have established relationships with large companies, but have limited expertise in providing Internet solutions, may nonetheless be able to successfully use their client relationships to enter Netgateway's target market or prevent Netgateway's penetration into their client accounts.

    Additionally, in pursuing acquisition opportunities, Netgateway may compete with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than Netgateway. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

    There are relatively low barriers to entry into Netgateway's business. Netgateway has limited proprietary technology that would preclude or inhibit competitors from entering the eCommerce services market. Therefore, Netgateway must rely on the skill of Netgateway personnel and the quality of its client services. The costs to develop and provide eCommerce services are low. Therefore, Netgateway expects that it will continually face additional competition from new entrants into the market in the future. In addition, Netgateway is subject to the risk that its employees may leave to start competing businesses. The emergence of these enterprises could have a material adverse effect on Netgateway's business, prospects, financial condition and results of operations.

INTELLECTUAL PROPERTY

    Netgateway's success depends upon its proprietary technology and other intellectual property and on its ability to protect its proprietary technology and other intellectual property rights. In addition, Netgateway must conduct its operations without infringing on the proprietary rights of third parties. Netgateway also intends to rely upon unpatented trade secrets and the know-how and expertise of its employees. To protect Netgateway's proprietary technology and other intellectual property, Netgateway relies primarily on a combination of the protections provided by applicable copyright, trademark and trade secret laws as well as on confidentiality procedures and licensing arrangements. Netgateway has trademark applications pending with the United States Patent and Trademark Office for:

    - CABLECOMMERCE

    - NETGATEWAY

    - NETGATEWAY ICC

    - NETGATEWAY INTERNET COMMERCE CENTER

    - NETGATEWAY KNOWLEDGE AND COMMERCE FOR THE DIGITAL AGE

    - NETGATEWAY WHERE BUSINESS DOES BUSINESS ON THE INTERNET

    - STORESONLINE

    - STORESONLINE.COM

    - STORESONLINE.COM WHERE MERCHANTS DO BUSINESS ON THE INTERNET

    - MERCHANT MISSION CONTROL

    - two NETGATEWAY logos.

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    Although Netgateway believes that it has taken appropriate steps to protect its intellectual property rights, including requiring that its employees and third parties who are granted access to its intellectual property enter into confidentiality agreements, these measures may not be sufficient to protect Netgateway's rights against third parties. Others may independently develop or otherwise acquire unpatented technologies or products similar or superior to Netgateway's.

    Netgateway licenses from third parties certain software and Internet tools that Netgateway includes in its services and products. If any of these licenses were terminated, Netgateway could be required to seek licenses for similar software and Internet tools from other third parties or develop these tools internally. Netgateway may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all.

    Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. Netgateway may in the future be required to defend its intellectual property rights against infringement, duplication, discovery and misappropriation by third parties or to defend against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, Netgateway. An adverse determination could subject Netgateway to significant liabilities to third parties, require Netgateway to seek licenses from, or pay royalties to, third parties, or require Netgateway to develop appropriate alternative technology. Some or all of these licenses may not be available to Netgateway on acceptable terms or at all. In addition, Netgateway may be unable to develop alternate technology at an acceptable price, or at all. Any of these events could have a material adverse effect on Netgateway's business, prospects, financial condition and results of operations.

EMPLOYEES

    As of the date of this joint proxy statement/prospectus, Netgateway had approximately 146 full-time employees, including 7 executive personnel, approximately 21 in sales and marketing, approximately 58 in the development of its eCommerce solutions, approximately 17 in customer support and approximately 8 in general administration and finance. Netgateway intends to hire additional key personnel in the near future.

FACILITIES

    Netgateway's headquarters are located at 300 Oceangate, 5th Floor, Long Beach, California 90802. These premises, which occupy 16,360 square feet, are subject to a lease between Netgateway and an unaffiliated third party. The lease expires on July 9, 2001 and monthly payments under this lease are currently approximately $25,900. Netgateway believes that, in the event alternative or larger offices are required, such space is available at competitive rates.

    To house and support the Netgateway Internet Commerce Center, Netgateway maintains its equipment in Exodus' state-of-the-art data center in Irvine, California, which provides 24-hour per day, seven days per week accessible operating environment with multiple redundant high-speed connections to the Internet backbone. Hardware used by Netgateway at the Exodus data center includes Multiple Sun Spare Servers, Sun Enterprise 3500 and 4500 servers and EMC storage. This data center features raised floors, HVAC temperature control systems and seismically braced racks. All systems are connected to high capacity uninterruptable power supplies, which are in turn backed by a high output diesel generator. Main power is provided to the facility through connectivity to two separate power grids. Non-stop connectivity is provided through multiple fiber egresses using different bandwidth providers. Facility security includes 24-hour per day, seven days per week key card access, video monitors, motion sensors and staff members on-site.

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GOVERNMENTAL REGULATION

    Netgateway is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. However, due to the increasing popularity and use of the Internet, it is possible that various laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on eCommerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. The adoption of any such laws or regulations upon the recommendation of this Advisory Committee or otherwise may decrease the growth of the Internet, which could in turn decrease the demand for Netgateway's products or services, Netgateway's cost of doing business or otherwise have an adverse effect on Netgateway's business, prospects, financial condition or results of operations. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. Future federal or state legislation or regulation could have a material adverse effect on our business, prospects, financial condition and results of operations.

LEGAL MATTERS

    Netgateway is not a party to any material litigation or legal proceeding relating to its products and services or otherwise. Netgateway is not aware of any material legal proceedings threatened against it.

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                            MANAGEMENT OF NETGATEWAY

OUR DIRECTORS AND EXECUTIVE OFFICERS

    Set forth in the table below are the names, ages and positions of the current directors and executive officers of Netgateway. None of the directors or executive officers has any family relationship to any other director or executive officer of Netgateway.

NAME                                             AGE                          POSITION
----                                           --------   ------------------------------------------------
Keith D. Freadhoff...........................     41      Chairman of the Board of Directors
Roy W. Camblin III...........................     53      Chief Executive Officer and Director
Donald M. Corliss, Jr........................     50      President, Chief Operating Officer and Director
Jon C. Frojen................................     41      Chief Financial Officer
Jill Glashow Padwa...........................     42      Executive Vice President-Sales and Marketing
Simon Spencer................................     34      Chief Information Officer
Craig Gatarz.................................     38      General Counsel and Corporate Secretary
David Bassett-Parkins........................     39      Director
R. Scott Beebe...............................     47      Director
William Brock................................     49      Director
John Dillon..................................     50      Director
Joseph Roebuck...............................     64      Director

    Set forth below is a brief description of the business experience for the previous five years of all current directors and executive officers of Netgateway.

    KEITH D. FREADHOFF

    Mr. Freadhoff has served as chairman of the board of directors of Netgateway since its inception in March 1998. He also served as chief executive officer of Netgateway from March 1998 through October 1999. From November 1994 to
November 1997, Mr. Freadhoff was the co-founder, chairman of the board of directors, and chief executive officer of Prosoft I-Net Solutions, a public company engaged in development and provision of software and Internet training solutions. From November 1993 to November 1994, Mr. Freadhoff has served as the executive director of Career Planning Center, a community based organization serving disadvantage populations with job training and social services. From 1993 to 1994, he also served as president of the Focus Institute, a California based Microsoft Authorized Training and Education Center. From 1991 to 1992,
Mr. Freadhoff served as a vice president of Frojen Advertising, an advertising and marketing firm. From 1987 to 1991, Mr. Freadhoff founded and served as president of Oasis Corporate Education and Training, a customized training company that developed courseware for manufacturing, financial, service, and public organizations. Mr. Freadhoff completed graduate level work at the University of Southern California and earned his undergraduate degree at the University of Nebraska.

    ROY W. CAMBLIN III

    Mr. Camblin has served as chief executive officer of Netgateway since October 1, 1999. He has been a Director of Netgateway since December 15, 1999. Mr. Camblin served as chief information officer of Netgateway from July 1999 until his appointment as Chief Executive Officer. Prior to joining Netgateway, from May 1998 until July 1999, Mr. Camblin was the global chief information officer, executive vice president and executive committee member of CB Richard Ellis. From January 1996 to April 1998, Mr. Camblin was the head of global operations and technology, Investment Products Division at Citibank. From
July 1993 to December 1995, Mr. Camblin was the chief information officer and a senior vice president at Oracle Corporation. From June 1989 until July 1993, Mr. Camblin was a senior vice president at Wells Fargo Bank, responsible for operations and technologies for wholesale banking and also responsible for credit card technologies. Prior to Wells Fargo, Mr. Camblin spent over five years at Charles Schwab in several management positions, where he also obtained his Series 7.

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Other career experiences included twelve years as an officer and pilot in the US
Air Force, with jobs including chief of operations plans and chief of flight management for the Pacific region. Mr. Camblin has a Bachelor of Science degree in Marketing from Florida State University and a Masters in Systems Management from the University of Southern California. Past recognitions have included "Visionary of the Year", awarded by Sun Microsystems in 1992.

    DONALD M. CORLISS, JR.

    Mr. Corliss has served as the president and a director of Netgateway since March 1998. He was appointed chief operating officer in March 2000. From 1993 to June 1998, Mr. Corliss was an independent investor and owned, developed and served in senior management positions with several business and development ventures. From July 1993 through June 1998, Mr. Corliss served as a vice president and a director of Westover Hills Development, Inc., a real estate development company. From August 1993 through June 1998, Mr. Corliss served as a vice president and a director of the general partner of Brentwood Development, a residential real estate development company, and was responsible for management of the development projects undertaken by this company. From August 1994 through March 1998, Mr. Corliss served as a consultant and was a founder of Ice Specialty Entertainment, a developer of ice arena complexes, and was responsible for the structuring and negotiation of the business and projects undertaken by this company. From June 1995 to date, Mr. Corliss served as a director and secretary of SHH Properties, Inc., a real estate investment company. From 1996 to June 1998, Mr. Corliss served as a vice president and a director of Brentwood Development III, Inc., a real estate development company, which was one of two corporate general partners of Inglehame Farm L.P. From 1997 through May 1998, Mr. Corliss served as a vice president and a director of Executive Property Management Services, Inc. a provider of executive management services relating to real estate development. As co-founder in many of these projects, responsibilities included the operation, management, structuring and implementation of business strategies and plans, as well as the development and implementation of the general business and accounting systems necessary for such business operations. From 1977 to 1993, Mr. Corliss was engaged in private law practice. Mr. Corliss earned a LLM in Taxation from New York University, his Juris Doctorate degree from the University of Santa Clara, and a Bachelor of Arts degree from the University of California at Santa Barbara. Of the ventures of Mr. Corliss, two real estate development ventures, Westover Hills Development, Inc. and Inglehame Farms L.P. sought protection from creditors pursuant to Chapter 11 of the United States Bankruptcy Code in 1997 and 1998, respectively. Westover has since emerged from Chapter 11 and has resumed operations.

    JILL GLASHOW PADWA

    Ms. Padwa has served as executive vice president--sales and marketing of Netgateway since December 1999. Ms. Padwa has more than 20 years experience in information technology, and has worked for such leading companies as Hewlett-Packard and GartnerGroup, a leader in IT research and consulting services. Ms. Padwa held numerous senior management positions at GartnerGroup from January 1997 to December 1999, and directed the marketing and sales strategies for the company's entry into the healthcare industry market. During her tenure, the business recognized significant growth. Most recently, Ms. Padwa was responsible for managing sales operations for GartnerGroup's North American operations. Ms. Padwa also served as the business development manager for Hewlett-Packard's Healthcare Information Management Division from
October 1994 to December 1996. She managed the team that developed the worldwide product strategies for Hewlett-Packard's successful entry and growth into new market segments. Ms. Padwa held numerous positions with Hewlett-Packard, ranging from technical to sales and marketing management positions. Ms. Padwa received a Bachelor of Science degree in Computer Science from the University of Vermont in 1979 and a Masters of Science in Public Health Policy from Boston University in 1989.

    SIMON SPENCER

    Mr. Spencer has served as chief information officer of Netgateway since March 2000. From September 1999 through February 2000, he served as Netgateway's chief technical officer. He has experience in Internet development in the financial services industry as well as significant experience in the software development industry. Mr. Spencer has been recognized internationally as a leader in the field of information systems and information technology. In 1998 Mr. Spencer was included in the International Who's Who of information technology professionals. Prior to joining Netgateway, Mr. Spencer managed Emerging Technologies within CitiGroup's investment technology organization and was instrumental in the design and implementation of middleware and Internet technologies supporting CitiGroup's new investment platforms. Mr. Spencer has also worked with Oracle Corporation as a director of Global Productivity Systems within their worldwide operations organization. He also was responsible for engineering within their Knowledge Management, InterOffice and Internet (www.oracle.com) organizations.

    JON C. FROJEN

    Mr. Frojen has served as chief financial officer of Netgateway since February 2000. Mr. Frojen has extensive experience in domestic and international finance and treasury. As vice president and treasurer of Long Beach Mortgage from July 1999 to January 2000, Mr. Frojen directed mergers and acquisitions, corporate development and strategic planning. Long Beach Mortgage Company, a specialty finance company, originated $2.6 billion in mortgage production in 1998. Mr. Frojen served as vice president of capital markets and strategy planning for Long Beach Mortgage Company from September 1998 to June 1999. Prior to joining Long Beach Mortgage, Mr. Frojen was vice president and treasurer of Avco Financial Services, Inc. from April 1996 to August 1998, a $9 billion consumer and commercial finance company. Mr. Frojen's responsibilities included the funding of domestic and international finance operations, asset/liability management and risk management. Mr. Frojen spent eleven years in banking at First Interstate Bank, Ltd. and Standard Chartered Bank from January 1993 to March 1996. During his three years at Standard Chartered, Mr. Frojen worked for the Asia Pacific Merchant Banking group. He was responsible for developing business with U.S. based multinational companies for the Group's corporate finance advisory and fund raising activities in the Asia Pacific Region. At First Interstate, Mr. Frojen worked in a variety of areas, including corporate banking, loan syndication, leveraged ESOPs, leveraged buy-outs, and corporate finance. Mr. Frojen earned his Bachelor of Arts degree in Economics at the University of California at Berkeley in 1982 and a Masters of Business Administration degree from the University of Southern California in 1985.

    CRAIG S. GATARZ

    Mr. Gatarz has served as general counsel of Netgateway since April 1999 and was appointed the corporate secretary of Netgateway in February 2000. From
March 1989 until March 1999, Mr. Gatarz was an attorney at the law firm of Jones, Day, Reavis & Pogue and specialized in corporate law, particularly corporate restructurings and asset-based lending transactions. From
September 1987 through February 1989, he was an attorney at the law firm of Cadwalader, Wickersham & Taft in New York, New York. Mr. Gatarz received a Bachelor of Arts degree in Political Science from Boston College in 1984 and his law degree in 1987 from the University of Virginia School of Law. He is admitted to practice in New York, New Jersey and California. Mr. Gatarz serves on the board of directors of BBMG Entertainment, Inc., a California-based film production company.

    DAVID BASSETT-PARKINS

    Mr. Bassett-Parkins served as chief financial officer and chief operating officer of Netgateway from its inception in March 1998 until February 2000. He has also served as a director of Netgateway since Netgateway's inception in March 1998. From February 1992 to May 1998, Mr. Bassett-Parkins held various senior management positions at Wedbush Morgan Securities, a privately held regional securities firm, including Vice President of Management Information Systems, Vice President of Customer Services, and Vice President of Client Banking Services. From 1988 to February 1992, Mr. Bassett-Parkins served as a Director of Automation for ISD, a privately held Interior Architecture firm based in Chicago. From 1985 to 1988, Mr. Bassett-Parkins was managing partner for Architectural CADD Systems, a privately held software developer and reseller. Mr. Bassett-Parkins holds a Bachelor of Science degree in Management from California State Polytechnic University, Pomona and an Executive Education Certificate from University of California at Los Angeles.

    Mr. Bassett-Parkins no longer serves as the chief financial officer or chief operating officer. He remains a director. On April 14, 2000, Netgateway received notice from Mr. Bassett-Parkins of his intent to terminate his employment agreement for "good reason," as that term is defined in his employment agreement, effective as of June 7, 2000. Mr. Bassett-Parkins has alleged that, under his employment agreement, he is entitled to a lump sum severance payment as a result of terminating his employment for "good reason."

    JOHN DILLON

    Mr. Dillon has served as a director of Netgateway since December 1999.
Mr. Dillon was named president and chief executive officer of Salesforce.com in September 1999. Before joining Salesforce.com, Mr. Dillon was interim president and chief executive officer for Perfecto Technologies, a start-up company delivering solutions for ensuring Internet application security. Prior to his employment with Perfecto, he served as president and chief executive officer for Hyperion, the global company formed through the merger of Arbor Software and Hyperion Software. Mr. Dillon also spent five years with Arbor Software as vice president of sales and then as president and chief executive officer. Earlier in his career, Mr. Dillon was employed at Oracle Corporation and Grid Systems in various sales management capacities and at EDS as a systems engineer. A graduate of the United State Naval Academy at Annapolis, Mr. Dillon received a bachelor's degree in engineering and a Master of Business Administration degree from Golden State University. He served five years of active duty in the United States Navy nuclear submarine service and retired with the rank of commander from the Naval Reserve.

    R. SCOTT BEEBE

    Mr. Beebe has served as a director of Netgateway since June 1998. From
April 1987 through June 1998, Mr. Beebe served as the managing partner of Steps, Inc., an investment and consulting firm specializing in technology growth companies. Mr. Beebe was a registered representative in the securities industry from 1982 through 1998. Mr. Beebe received his a Bachelor of Arts degree in English from the University of California at Berkeley in 1973.

    WILLIAM BROCK

    Mr. Brock has served as a director of Netgateway since July 1999. Since
May 1999, Mr. Brock has served as the president and chief operating officer of Marketplace Technologies, Inc., a corporate finance eCommerce company. From September 1996 to April 1999, Mr. Brock served as vice president and head of the structured note group in the Fixed Income Division of Salomon SmithBarney. From December 1994 to August 1996, Mr. Brock served as Managing Director of Blizzard Capital Markets, a leveraged buyout company. From 1987 to November 1994,
Mr. Brock served as vice president and co-head of medium term notes at Goldman, Sachs & Co. From 1980 to 1987, Mr. Brock served as vice president, Short Term Debt at The First Boston Corporation. Since April 1996, Mr. Brock has served as a director and owner of Middleton's, a mill working company.

    JOSEPH ROEBUCK

    Mr. Roebuck was appointed to the board of directors in April 2000.
Mr. Roebuck has served as vice president of strategic sales of Sun Microsystems Computer Systems Division since 1990. Prior to

1990, Mr. Roebuck held the position of vice president for U.S. and intercontinental sales for Asia, Latin American and Canada at Sun Microsystems. Mr. Roebuck joined Sun Microsystems as the vice president of sales in 1983. Prior to 1983, he served as director of vertical marketing for Apple Computer. Mr. Roebuck previously served as a lieutenant junior grade in the United States Navy. He received his Bachelor of Arts degree from Cornell University and completed the advanced management program at Harvard Business School.

DIRECTOR COMPENSATION

    On December 15, 1999, the board of directors approved cash compensation for non-employee directors in the amount of $15,000 annually, payable in four quarterly installments. At that time, the non-employee directors of Netgateway were Messrs. Beebe and Dillon, William Brock and Ronald Spire. In addition, at that time, as part of their compensation package for serving as directors, Messrs. Beebe, Dillon and Spire were each granted 20,000 options to purchase common stock under Netgateway's 1999 Stock Option Plan for Non-Executives. The options vest quarterly over a two-year period beginning on January 1, 2000. At the time of his appointment to the board of directors in July 1999, Mr. Brock was granted options to purchase 150,000 shares of common stock pursuant to Netgateway's 1999 Stock Option Plan for Non-Executives. Mr. Brock's options vest as follows: 50,000 at July 20, 1999 and the remainder in equal quarterly increments for 2 years. At the time of his appointment to the board of directors in April 2000, Mr. Roebuck was granted options to purchase 180,000 shares of common stock under Netgateway's 1999 Stock Option Plan for Non-Executives.
Mr. Roebuck's options vest annually over a three year period from the date of the grant. In April 2000, Mr. Dillon was granted options to purchase an additional 180,000 shares of common stock under the 1999 Stock Option Plan for Non-Executives. Mr. Dillon's options vest quarterly over a three-year period. In April 2000, Mr. Beebe was granted options to purchase an additional 60,000 shares of common stock under the 1999 Stock Option Plan for Non-Executives.
Mr. Beebe's options vest quarterly over a one-year period.

    Messrs. Freadhoff, Camblin and Corliss are employees of Netgateway and are not compensated for their services as directors of the Netgateway.

    All directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the board of directors.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During fiscal year 1999, Netgateway's board of directors held one regularly scheduled meeting and acted by unanimous written consent on 26 occasions. For the period from July 1, 1999 through March 31, 2000, the board of directors held eight regularly scheduled meetings and acted by unanimous written consent on 14 occasions. In addition to attending meetings, directors also discharge their responsibilities by review of management reports to directors, visits to Netgateway's facilities, correspondence and telephone conferences with the company's executive officers and others regarding matters of interest and concern to Netgateway.

    The board of directors has standing audit, finance and compensation committees. All committees report their activities, actions and recommendations to the board of directors.

    The compensation committee currently consists of Messrs. Beebe, Brock and Dillon. The compensation committee interprets the provisions and supervises the administration of Netgateway's stock option plans. It also has the authority to review all of Netgateway's compensation matters.

    The audit committee currently consists of Messrs. Beebe and Brock. The audit committee currently has one vacancy. The audit committee reviews the results of the audit with the independent auditors; reviews the adequacy, scope and results of the internal accounting controls and procedures; reviews the independence of the auditors; reviews the auditors' fees; and makes recommendations concerning the engagement of independent public auditors.

    The finance committee, currently consists of of Messrs. Freadhoff, Corliss, Beebe, Camblin, Brock and Dillon. The finance committee reviews Netgateway's annual operating budgets, strategic business objectives and financial projections. Additionally, the finance committee reviews all proposed financing transactions, merger and acquisition transactions and advises the board of directors on all matters related to the financial condition of Netgateway.

ELECTION OF OFFICERS

    Officers are elected annually by the board of directors and hold office at the discretion of the board of directors. There are no family relationships among our directors and executive officers.

EXECUTIVE COMPENSATION

    The following table and discussion summarizes the compensation for (a) the individuals who served as chief executive officer during fiscal year 1999 and the four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of fiscal year 1999 (Messrs. Freadhoff, Corliss, Bassett-Parkins, Gatarz and Ms. Hahn
Ngo), and (b) individuals who served as the chief executive officer and each of the five other most highly compensated executive officers through March 31, 2000 of fiscal year 2000 (Messrs. Freadhoff, Camblin, Corliss, Bassett-Parkins, Gatarz and Simon Spencer and Ms. Ngo) for the years indicated during which each person was employed by Netgateway.

                                FISCAL YEAR 1999
                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION AWARDS
                           ---------------------------------------------   ------------------------------------
                                                               OTHER       RESTRICTED
                                                               ANNUAL        STOCK       STOCK
NAME AND                               SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS     ALL OTHER
PRINCIPAL POSITION           YEAR       ($)        ($)          ($)         (1) ($)       (#)      COMPENSATION
------------------         --------   --------   --------   ------------   ----------   --------   ------------
Keith D. Freadhoff ......    1999     100,625     57,500            --     $3,200,000(2)         (2)         --
  Chief Executive Officer
  and Director

Roy W. Camblin III(3)....    1999          --         --            --             --         --           --

Donald M. Corliss,           1999      96,250     50,000            --     $3,200,000(4)         (4)     --
  Jr. ...................
  President and Director

David Bassett-Parkins ...    1999      87,500     50,000            --     $3,200,000(5)         (5)         --
  Chief Financial Officer
  and Chief Operating
  Officer

Simon Spencer(6).........    1999          --         --            --             --         --           --

Hahn Ngo ................    1999      75,000     25,000            --             --    150,000(7)         --
  Executive Vice
  President of Operations
  and Secretary

Craig S. Gatarz .........    1999      30,000      7,500            --             --    161,812(8)         --
  General Counsel

--------------------------

(1) Subsequent to June 30, 1999, Netgateway terminated performance-based stock options exercisable for an aggregate of 780,000 shares of common stock and other stock options exercisable for an aggregate 1,200,000 shares of common stock granted to Messrs. Freadhoff, Corliss and Bassett-Parkins and issued in lieu of these options restricted stock awards of an aggregate of 1,200,000 shares of common stock.

(2) During the year ended June 30, 1999, Mr. Freadhoff earned performance-based stock options exercisable for an aggregate of 69,000 shares of common stock and other options exercisable for an aggregate of 200,000 shares of common stock. Subsequent to June 30, 1999, all performance and other options granted to Mr. Freadhoff, including the options referenced in the preceding sentence, were terminated. In lieu of these options, Mr. Freadhoff received a restricted stock award of 400,000 shares of common stock.

(3) Mr. Camblin commenced his employment with Netgateway in August 1999.

(4) During the year ended June 30, 1999, Mr. Corliss earned performance-based stock options exercisable for an aggregate of 64,000 shares of common stock and other options exercisable for an aggregate of 200,000 shares of common stock. Subsequent to June 30, 1999, all performance and other options granted to Mr. Corliss, including the options referenced in the preceding sentence, were terminated. In lieu of these options, Mr. Corliss received a restricted stock award of 400,000 shares of common stock.

(5) During the year ended June 30, 1999, Mr. Bassett-Parkins earned performance-based stock options exercisable for an aggregate of 60,000 shares of common stock and other options exercisable for an aggregate of 200,000 shares of common stock. Subsequent to June 30, 1999, all performance and other options granted to Mr. Bassett-Parkins, including the options referenced in the preceding sentence, were terminated. In lieu of these options, Mr. Bassett-Parkins received a restricted stock award of 400,000 shares of common stock.

(6) Mr. Spencer commenced his employment with Netgateway in September 1999.

(7) During the year ended June 30, 1999, Ms. Ngo earned performance-based stock options exercisable for an aggregate of 50,000 shares of common stock and other options exercisable for an aggregate of 133,333 shares of common stock. Subsequent to June 30, 1999, all performance options granted to Ms. Ngo, including the performance options referenced in the preceding sentence, were terminated and all other options awarded to Ms. Ngo were reduced so as to be exercisable for an aggregate of 150,000 shares of common stock. As a result of this amendment, options exercisable for an aggregate of 75,000 shares of common stock were declared vested as of June 30, 1999.

(8) At June 30, 1999, Mr. Gatarz held options exercisable for an aggregate of 161,812 shares of common stock. Subsequent to June 30, 1999, Netgateway amended performance-based stock options exercisable for an aggregate of 150,000 shares of common stock granted to Mr. Gatarz so as to vest over a period of two years and not as a result of the satisfaction of performance milestones. As a result of this amendment, options exercisable for an aggregate of 21,703 shares of common stock were declared vested as of June 30, 1999.

                                FISCAL YEAR 2000
                            (THROUGH MARCH 31, 2000)
                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                   LONG-TERM COMPENSATION AWARDS
                           ---------------------------------------------   ------------------------------------
                                                               OTHER       RESTRICTED
                                                               ANNUAL        STOCK       STOCK      ALL OTHER
NAME AND                               SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS    COMPENSATION
PRINCIPAL POSITION           YEAR       ($)        ($)          ($)           ($)         (#)          ($)
------------------         --------   --------   --------   ------------   ----------   --------   ------------
Keith D. Freadhoff ......    2000     150,982     57,500            --             --         --           --
  Chairman of the Board
  of Directors

Roy W. Camblin III ......    2000     120,299     28,750            --     $3,375,000(1)  200,000(2)         --
  Chief Executive Officer
  Chief Information
  Officer and Director

Donald M. Corliss,           2000     144,473     55,000            --             --         --           --
  Jr. ...................
  President, Chief
  Operating Officer and
  Director

David                        2000     131,288     50,000            --             --         --           --
  Bassett-Parkins(3).....

Hahn Ngo(4)..............    2000     101,265     37,500            --             --    150,000(5)         --

Simon Spencer ...........    2000      93,785     52,500            --             --    150,000(6)         --
  Chief Technical Officer
  and Chief Information
  Officer

Craig S. Gatarz .........    2000      98,484     37,500            --             --    161,812(7)         --
  General Counsel and
  Secretary

--------------------------

(1) In November 1995, Mr. Camblin received a restricted stock award of 500,000 shares of common stock.

(2) At March 31, 2000, Mr. Camblin held options exercisable for an aggregate of 200,000 shares of common stock. Of these options, options exercisable for 116,667 shares of common stock were declared vested as of March 31, 2000.

(3) Mr. Bassett-Parkins no longer serves as the chief financial officer or chief operating officer. He remains a director. On April 14, 2000, Netgateway received notice from Mr. Bassett-Parkins of his intent to terminate his employment agreement for "good reason," as that term is defined in his employment agreement, effective as of June 7, 2000. Mr. Bassett-Parkins has alleged that, under his employment agreement, he is entitled to a lump sum severance payment as a result of terminating his employment for "good reason."

(4) Ms. Ngo no longer serves as the executive vice president--operations or secretary. On April 14, 2000, we received notice from Ms. Ngo of her intent to terminate her employment agreement with Netgateway for "good reason," as that term is defined in her employment agreement, effective as of June 7, 2000. She has alleged that, under her employment agreement, she is entitled to a lump sum severance payment as a result of terminating her employment for "good reason."

(5) At March 31, 2000, Ms. Ngo held options exercisable for an aggregate of 150,000 shares of common stock. Of these options, options exercisable for 150,000 shares of common stock were declared vested as of March 31, 2000.

(6) At March 31, 2000, Mr. Spencer held options exercisable for an aggregate of 150,000 shares of common stock. Of these options, options exercisable for 12,500 shares of common stock were declared vested as of March 31, 2000.

(7) At March 31, 2000, Mr. Gatarz held options exercisable for an aggregate of 161,821 shares of common stock. Of these options, options exercisable for 77,616 shares of common stock were declared vested as of March 31, 2000.

EMPLOYMENT AGREEMENTS

    The following table summarizes the key provisions of the employment agreements of Netgateway's executive officers.

                                CONTRACT             CONTRACT
                              COMMENCEMENT         TERMINATION                                           BONUS
NAME/POSITION                     DATE                 DATE              PER ANNUM SALARY             ARRANGEMENTS
-------------              ------------------   ------------------   ------------------------   ------------------------
Keith D. Freadhoff......   January 1, 1999      December 31, 2001    $185,000 through June      $57,500 payable in June
  Chairman of the Board                                              30, 1999 $201,500          1999; Eligible for bonus
  of Directors                                                       thereafter                 of up to $28,750 for
                                                                                                each of the three month
                                                                                                periods ended
                                                                                                September 30, 1999 and
                                                                                                December 31, 1999 upon
                                                                                                satisfaction of earnings
                                                                                                milestones; Otherwise as
                                                                                                determined by the board
                                                                                                of directors.

Roy W. Camblin, III.....   August 13, 1999       July 25, 2000       $175,000                   As determined by board
  Chief Executive                                                                               of directors
  Officer

Donald M. Corliss,         January 1, 1999      December 31, 2001    $185,000 through June      $55,000 payable in July
  Jr....................                                             30, 1999; $192,500         1999; Eligible for bonus
  President, Chief                                                   thereafter                 for each of the three
  Operating Officer and                                                                         month periods ended
  Director                                                                                      September 30, 1999 and
                                                                                                December 31, 1999 upon
                                                                                                satisfaction of earnings
                                                                                                milestones; Otherwise as
                                                                                                determined by the board
                                                                                                of directors

Jill Glashow Padwa......   December 15, 1999    December 14, 2001    $180,000                   As determined by board
  Executive Vice                                                                                of directors
  President--Sales and
  Marketing

Jon C. Frojen...........   February 14, 2000    February 13, 2002    $160,000                   As determined by board
  Chief Financial                                                                               of directors
  Officer

Simon Spencer...........    March 1, 2000       February 28, 2002    $200,000                   As determined by board
  Chief Information                                                                             of directors
  Officer

David                      January 1, 1999      December 31, 2001    $175,000                   $25,000 payable in
  Bassett-Parkins(1)....                                                                        December 1999; Eligible
                                                                                                for bonus for each of
                                                                                                the three month periods
                                                                                                ended September 30, 1999
                                                                                                and December 31, 1999
                                                                                                upon satisfaction of
                                                                                                earnings milestones;
                                                                                                Otherwise as determined
                                                                                                by the board of
                                                                                                directors

                                CONTRACT             CONTRACT
                              COMMENCEMENT         TERMINATION                                           BONUS
NAME/POSITION                     DATE                 DATE              PER ANNUM SALARY             ARRANGEMENTS
-------------              ------------------   ------------------   ------------------------   ------------------------
Hanh Ngo(1).............   January 1, 1999      December 31, 2001    $135,000                   $25,000 payable in
                                                                                                December 1999; Eligible
                                                                                                for bonus for each of
                                                                                                the three month periods
                                                                                                ended September 30, 1999
                                                                                                and December 31, 1999
                                                                                                upon satisfaction of
                                                                                                earnings milestones;
                                                                                                Otherwise as determined
                                                                                                by the board of
                                                                                                directors

Craig S. Gatarz.........    April 5, 1999        April 5, 2002       $120,000 through June      As determined by the
  General Counsel and                                                30, 1999; $150,000         board of directors.
  Corporate Secretary                                                through March 31, 2000;
                                                                     $175,000 thereafter

------------------------------

(1) On April 14, 2000, Mr. Bassett-Parkins and Ms. Ngo notified Netgateway of their intent to terminate their employment agreements for "good reason," as that term is defined in their employment agreements, effective as of June 7, 2000. They have alleged that under their employment agreements, they are each entitled to a lump-sum payment as a result of their terminating their employment for good reason.

    In the event of a change in control of Netgateway, all options previously granted to these individuals which are then unvested will vest immediately. Upon a termination of the employment of any of these individuals following a change in control for any reason other than the relevant officer's death or disability or for cause, as defined in each employee's employment agreement, Netgateway is required to pay to such individual in the case of Messrs. Freadhoff, Corliss and Basset-Parkins, a lump sum severance payment equal to three times the sum of
(1) his then current annual salary and (2) his highest bonus in the three year period preceding the change in control, and in the case of Messrs. Camblin, Gatarz, Frojen, Spencer and Mmes. Padwa and Ngo, a lump sum severance payment equal to two times the sum of (1) his or her then current annual salary and
(2) his or her highest bonus in the three year period preceding the change in control. In addition, if the relevant individual's employment is terminated by Netgateway without cause or by the relevant individual with good reason, then Netgateway is required to pay the relevant individual a lump sum severance payment equal to his or her current annual salary for the remainder of the employment period. If any of these severance payments result in the imposition of an excise tax on the relevant individual, Netgateway is required to gross up this individual for such excess tax and any income taxes arising as a result of the gross up payment. The relevant individual may terminate his or her employment at any time upon at least 30 days written notice to us. Upon the termination of such agreement, the relevant individual is subject to non-competition, non-disclosure, and non-solicitation provisions for one year.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning options to purchase Netgateway common stock that were granted in fiscal year 1999 to the named executive officers. Netgateway did not grant SARs in fiscal year 1999.

                              INDIVIDUAL GRANTS
                          -------------------------
                                        PERCENT OF                                                 POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF       TOTAL                                                       ASSUMED ANNUAL RATES OF
                          SECURITIES     OPTIONS                                                   STOCK PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO    EXERCISE                        CLOSING             OPTION TERM ($)
                           OPTIONS     EMPLOYEES IN    OR BASE                          SALE     ---------------------------------
NAME                       GRANTED     FISCAL YEAR    PRICE ($)    EXPIRATION DATE    PRICE($)      5%          10%        0%(7)
----                      ----------   ------------   ---------   -----------------   --------   ---------   ---------   ---------
Keith D. Freadhoff......   276,000(1)       7.7         2.50      December 15, 2008     4.87     1,499,430   2,796,301   1,262,560
                           400,000(1)      11.1         4.87      December 15, 2008     4.87     1,225,087   3,104,610          --

Roy W. Camblin III(2)...        --           --           --                     --       --            --          --          --

Donald M. Corliss,         264,000(3)       7.3         2.50      December 15, 2008     4.87     1,434,237   2,674,723   1,207,666
  Jr....................   400,000(3)      11.1         4.87      December 15, 2008     4.87     1,225,087   3,104,610          --

David Bassett-Parkins...   240,000(4)       6.7         2.50      December 15, 2008     4.87     1,303,852   2,431,566   1,097,878
                           400,000(4)      11.1         4.87      December 15, 2008     4.87     1,225,087   3,104,610          --

Hahn Ngo................   200,000(5)       5.6         2.50      December 15, 2008     4.87     1,086,543   2,026,305     914,898
                           266,667(5)       7.4         4.87      December 15, 2008     4.87       816,726   2,069,743          --

Simon Spencer(6)........        --           --           --                     --       --            --          --          --

Craig S. Gatarz.........   150,000          4.2         6.50          April 4, 2009    12.88     2,172,024   4,036,110   1,815,921
                            11,812          0.3         5.17          April 4, 2009    12.88       186,750     333,540     144,147

------------------------------

*   Less than one percent.

(1) Subsequent to June 30, 1999, all of these options granted to Mr. Freadhoff were terminated.

(2) Mr. Camblin commenced his employment with us in August 1999.

(3) Subsequent to June 30, 1999, all of these options granted to Mr. Corliss were terminated.

(4) Subsequent to June 30, 1999, all of these options granted to Mr. Bassett-Parkins were terminated.

(5) Subsequent to June 30, 1999, options for an aggregate of 316,667 shares of common stock granted to Ms. Ngo were terminated.

(6) Mr. Spencer commenced his employment with Netgateway in September 1999.

(7) Calculated using the Black Scholes pricing model with the following assumptions: (a) volatility--100%, (b) risk free rate--5%, (c) dividend yield--0% and (d) time of exercise--10 years.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of the named executive officers. None of these individuals exercised any options during this period.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS                IN-THE-MONEY OPTIONS
                                                    AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Keith D. Freadhoff(2)..........................         --             --              --             --

Roy W. Camblin III(3)..........................         --             --              --             --

Donald M. Corliss, Jr.(4)......................         --             --              --             --

David Bassett-Parkins(5).......................         --             --              --             --

Simon Spencer(6)...............................         --             --              --             --

Hahn Ngo(7)....................................     75,000         75,000         478,500        478,500

Craig Gatarz(8)................................     21,703        140,109         103,089        665,118

------------------------

(1) Based on the closing sale price of Netgateway common stock on the OTC bulletin board at fiscal year end of $11.25 per share less the exercise price payable for the shares. The fair market value of Netgateway common stock at June 30, 1999 was determined on the basis of the closing sale price of Netgateway common stock on June 30, 1999.

(2) At June 30, 1999, Mr. Freadhoff held stock options under Netgateway plans exercisable for an aggregate of 676,000 shares of common stock. Subsequent to June 30, 1999, all of these options granted to Mr. Freadhoff were terminated. In lieu of these options, Mr. Freadhoff received a restricted stock award of 400,000 shares of common stock. At June 30, 1999, Mr. Freadhoff held exercisable in-the-money stock options for an aggregate of 200,000 shares of common stock with a value of $1,276,000 and held unexercisable in-the-money stock options for an aggregate of 476,000 shares of common stock with a value of $3,036,880.

(3) Mr. Camblin commenced his employment with Netgateway in August 1999.

(4) At June 30, 1999, Mr. Corliss held stock options under Netgateway plans exercisable for an aggregate of 664,000 shares of common stock. Subsequent to June 30, 1999, all of these options granted to Mr. Corliss were terminated. In lieu of these options, Mr. Corliss received a restricted stock award of 400,000 shares of common stock. At June 30, 1999, Mr. Corliss held exercisable in-the-money stock options for an aggregate of 200,000 shares of common stock with a value of $1,276,000 and held unexercisable in-the-money stock options for an aggregate of 464,000 shares of common stock with a value of $2,960,320.

(5) At June 30, 1999, Mr. Bassett-Parkins held stock options under Netgateway plans exercisable for an aggregate of 640,000 shares of common stock. Subsequent to June 30, 1999, all of these options granted to Mr. Bassett-Parkins were terminated. In lieu of these options, Mr. Bassett-Parkins received a restricted stock award of 400,000 shares of common stock. At June 30, 1999, Mr. Bassett-Parkins held exercisable in-the-money stock options for an aggregate of 200,000 shares of common stock with a value of $1,276,000 and held unexercisable in-the-money stock options for an aggregate of 440,000 shares of common stock with a value of $2,807,200.

(6) Mr. Spencer commenced his employment with Netgateway in September 1999.

(7) At June 30, 1999, Ms. Ngo held stock options under Netgateway's plans exercisable for an aggregate of 466,667 shares of common stock. Subsequent to June 30, 1999, options exercisable for an aggregate of 316,667 shares of common stock granted to Ms. Ngo were terminated. At June 30,

    1999, Ms. Ngo held exercisable in-the-money stock options for an aggregate of 133,333 shares of common stock with a value of $850,665 and held unexercisable in-the-money stock options for an aggregate of 333,334 shares of common stock with a value of $2,126,671.

(8) At June 30, 1999, Mr. Gatarz held stock options under Netgateway's plans exercisable for an aggregate of 161,812 shares of common stock. Subsequent to June 30, 1999, we amended performance-based stock options exercisable for an aggregate of 150,000 shares of common stock granted to Mr. Gatarz so as to provide that these options would vest over a period of two years and not as a result of the satisfaction of performance milestones. As a result of this amendment, options exercisable for an aggregate of 21,703 shares of common stock were declared vested as of June 30, 1999. Accordingly, at June 30, 1999, Mr. Gatarz held exercisable in-the-money stock options for an aggregate of 21,703 shares of common stock with a value of $103,089 and held unexercisable in-the-money stock options for an aggregate of 140,109 shares of common stock with a value of $665,118.

    In the event of a change in control of Netgateway, all options previously granted to these individuals that remain unvested will vest immediately. Upon a termination of the employment of any of these individuals following a change in control for any reason other than the relevant officer's death or disability or for cause, as defined in each employee's employment agreement, Netgateway is required to pay to the individual, in the case of Messrs. Freadhoff, Corliss and Bassett-Parkins, a lump sum severance payment equal to three times the sum of
(1) his then current annual salary and (2) his highest bonus in the three-year period preceding the change in control, and, in the case of Messrs. Camblin, Gatarz and Spencer and Ms. Ngo, a lump sum severance payment equal to two times the sum of (1) his or her then current annual salary and (2) his or her highest bonus in the three year period preceding the change in control. In addition, if the relevant individual's employment is terminated by Netgateway without cause or by the relevant individual with good reason, then Netgateway is required to pay the relevant individual a lump sum severance payment equal to his or her current annual salary for the remainder of the employment period. If any of these severance payments result in the imposition of an excise tax on the relevant individual, Netgateway is required to gross up this individual for the excess tax and any income taxes arising as a result of the gross up payment. The relevant individual may terminate his or her employment at any time upon at least 30 days written notice to Netgateway. Upon the termination of the agreement, the relevant individual is subject to non-competition, non-disclosure and non-solicitation provisions for one year.

STOCK OPTION PLANS

    1998 STOCK OPTION PLAN FOR SENIOR EXECUTIVES

    In December 1998, the board of directors adopted, and Netgateway's stockholders approved, the 1998 Stock Option Plan for Senior Executives. This plan provides for the grant of options to purchase up to 5,000,000 shares of common stock to senior executives of Netgateway. Options may be either incentive stock options or non-qualified stock options under Federal tax laws.

    This plan is administered by the compensation committee of the board of directors, which currently consists of three non-employee directors of the board of directors. The committee has appointed a plan administrator to address the day-to-day administration of this plan. The committee determines, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully vested and exercisable, the number of shares of common stock issuable upon the exercise of each option and the option exercise price.

    The exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the compensation committee, but shall not be less than 50% of the fair market value per share of common stock on the date the option is granted. The aggregate fair market value of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution or, if permitted, pursuant to a qualified domestic relations order and, during the lifetime of the optionee, the option will be exercisable only by the optionee. In the event of termination of employment by reason of death, disability, or by Netgateway for cause, as defined in each optionee's employment agreement, the optionee will have no more than 365 days after such termination during which the optionee shall be entitled to exercise the vested options, unless otherwise determined by the board of directors. Upon termination of employment by Netgateway without cause or by the optionee for good reason, as defined in the optionee's employment agreement, the optionee's options remain exercisable to the extent the options were exercisable on the date of such termination until the expiration date of the options pursuant to the option agreement.

    Netgateway may grant options under this plan within ten years from the effective date of the plan. The effective date of this plan is December 31, 1998. Holders of incentive stock options granted under this plan cannot exercise these options more than ten years from the date of grant. Payment of the exercise price may be made by (1) delivery of cash or a check, bank draft or money order, in United States dollars, payable to the order of Netgateway,
(2) through delivery to Netgateway of shares of common stock already owned by the optionee with an aggregate fair market value on the date of exercise equal to the total exercise price, (3) by having shares with an aggregate fair market value on the date of exercise equal to the total exercise price (A) withheld by Netgateway or (B) sold by a broker-dealer under the circumstances meeting the requirements of 12 C.F.R. Section 220 or any successor thereof, (4) by any combination of the above methods of payment or (5) by any other means determined by the board of directors. Therefore, if it is provided in an optionee's option agreement, the optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

    Any unexercised options that expire or that terminate upon an optionee's ceasing to be employed by Netgateway become available again for reissuance under this plan.

    As of March 31, 2000, options exercisable for an aggregate of 835,714 shares of common stock have been granted pursuant to this plan at a weighted average exercise price of $3.41 per share.

    1998 STOCK COMPENSATION PROGRAM

    In July 1998, the board of directors adopted the 1998 Stock Compensation Program. This program provides for the grant of options to purchase up to 1,000,000 shares of common stock to officers, employees, directors and independent contractors and agents of Netgateway. Options may be either incentive stock options or non-qualified stock options under Federal tax laws.

    This program is administered by the compensation committee of the board of directors, which currently consists of three non-employee directors of the board of directors. The committee has appointed a plan administrator to address the day-to-day administration of this plan. The compensation committee determines, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully vested and exercisable, the number of shares of common stock issuable upon the exercise of each option and the option exercise price.

    The exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The aggregate fair market value of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution or, if permitted, pursuant to a qualified domestic relations order and, during the lifetime of the optionee, the option will be exercisable only by the optionee. In the event of termination of employment for reasons other than the death or disability of the optionee, the option shall terminate immediately; provided, however, that the board of directors may, in its sole discretion, allow the option to be exercised, to the extent exercisable on the date of termination of employment or service, at anytime within 60 days from the date of termination of employment or service. In the event of termination of employment by reason of the death or disability of the optionee, the option may be exercised, to the extent exercisable on the date of death or disability, within one year from such date.

    Netgateway may grant options under this program within ten years from the effective date of the plan. The effective date of this program is July 31, 1998. Holders of incentive stock options granted under this program cannot exercise these options more than ten years from the date of grant. Payment of the exercise price may be made by (1) delivery of cash or a check, bank draft or money order, in United States dollars, payable to the order of Netgateway,
(2) through delivery to Netgateway of shares of common stock already owned by the optionee with an aggregate fair market value on the date of exercise equal to the total exercise price, (3) by having shares with an aggregate fair market value on the date of exercise equal to the total exercise price (A) withheld by Netgateway or (B) sold by a broker-dealer under the circumstances meeting the requirements of 12 C.F.R. Section 220 or any successor thereof, (4) by any combination of the above methods of payment or (5) by any other means determined by the board of directors. Therefore, if that is provided in an optionee's option agreement, the optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

    Any unexercised options that expire or that terminate upon an optionee's ceasing to be employed by Netgateway become available again for reissuance under this program.

    This program permits Netgateway to grant, in addition to incentive stock options and non-qualified stock options:

    - rights to purchase shares of our common stock to employees;

    - restricted shares of Netgateway common stock;

    - stock appreciation rights; and

    - performance shares of common stock.

However, Netgateway has not issued any other type of compensation under this program other than non-qualified stock options and has agreed not to do so in the future.

    As of March 31, 2000, options exercisable for an aggregate of 720,451 shares of common stock have been granted pursuant to this program at a weighted average exercise price of $3.62 per share.

    1999 STOCK OPTION PLAN FOR NON-EXECUTIVES

    In July 1999, the board of directors adopted the 1999 Stock Option Plan for Non-Executives. This program is administered by the compensation committee of the board of directors, which currently consists of three non-employee directors of the board of directors. The compensation committee has appointed a plan administrator to address the day to day administration of this plan. The compensation committee determines, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully vested and exercisable, the number of shares of common stock issuable upon the exercise of each option and the option exercise price.

    The exercise price per share of common stock subject to an option is determined on the date of grant, and is generally fixed at 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an option who owns stock possessing more than 10% of the voting power of Netgateway's outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made by (1) delivery of cash or a check, bank draft or money order in United States dollars, payable to the order of Netgateway, (2) through delivery to Netgateway of shares of common stock already owned by the optionee with an aggregate fair market value on the date of exercise equal to the total exercise price (3) by having shares with an aggregate fair market value on the date of exercise equal to the total exercise price (A) withheld by Netgateway or
(B) sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. Section 220 or any successor thereof, (4) by any combination of the above methods of payment or (5) by any other means determined by the board of directors.

    Options granted to employees under the 1999 Stock Option Plan for Non-Executives generally become exercisable in increments, based on the optionee's continued employment with Netgateway, over a period of up to three years. The form of option agreement generally provides that options granted under the 1999 Stock Option Plan for Non-Executives is not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. In the event of termination of employment for reasons other than the death or disability of the optionee, the option shall terminate immediately; provided, however, that the board of directors may, in its sole discretion, allow the option to be exercised, to the extent exercisable on the date of termination of employment or service, at anytime within 60 days from the date of termination of employment or service. In the event of termination of employment by reason of the death or disability of the optionee, the option may be exercised, to the extent exercisable on the date of death or disability, within one year from such date. Generally, in the event of a merger of Netgateway with or into another corporation or a sale of all or substantially all of Netgateway's assets, all outstanding options under the 1999 Stock Option Plan for Non-Executives shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

    The board may amend the 1999 Stock Option Plan for Non-Executives at any time or from time to time or may terminate the 1999 Stock Option Plan for Non-Executives without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1999 Stock Option Plan for Non-Executives requiring stockholder approval under applicable law as in effect at the time. However, no action by the board of directors or stockholders may alter or impair any option previously granted under the 1999 Stock Option Plan for Non-Executives. The board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time.

    Any unexercised options that expire or that terminate upon an optionee's ceasing to be employed by Netgateway become available for reissuance by Netgateway.

    The 1999 Stock Option Plan for Non-Executives provides for the grant of nonstatutory stock options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Netgateway will be subject to tax withholding by Netgateway. Netgateway will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of the shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee's holding period for the shares.

    The foregoing is only a summary, based on the current federal income tax code and treasury regulations, of the federal income tax consequences to the optionee and Netgateway with respect to the grant and exercise of options under the 1999 Stock Option Plan for Non-Executives. It does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

    As of March 31, 2000, options exercisable for an aggregate of 1,577,242 shares of common stock have been granted pursuant to this plan at a weighted average exercise price of $9.08.

    A proposal to approve and adopt this plan will be considered at a special meeting of Netgateway stockholders on May 24, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Netgateway did not have a compensation committee during the period from its inception on March 1, 1998 through September 30, 1998. Messrs. Beebe, Brock and Dillon currently are members of the compensation committee. No interlocking relationships exist between Netgateway's compensation committee and board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. There are no interlocking relationships between Netgateway and other entities that might affect the determination of the compensation of our directors and executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Netgateway's certificate of incorporation and/or by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. Netgateway believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

    Netgateway has directors and officers liability insurance in an amount of not less than $9 million.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to Netgateway's directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Netgateway has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF NETGATEWAY

    The following table sets forth, as of March 31, 2000:

    - each person who is known by Netgateway to be the owner of record or beneficial owner of more than 5% of the outstanding common stock;

    - each of our directors and executive officers named in the Summary Compensation Table, as of March 31, 2000; and

    - all of Netgateway's current directors and executive officers as a group,

the number of shares of common stock beneficially owned by each person and group and the percentage of the outstanding shares owned by each person and group.

    Except as otherwise noted below, the address of each of the persons in the table is c/o Netgateway, Inc., 300 Oceangate, 5th Floor, Long Beach, California 90802.

                                                    NUMBER OF WARRANTS
                                                     OR OPTION GRANTS
                                                     UNDER NETGATEWAY                       PERCENT OF CLASS
                                                      STOCK OPTIONS      TOTAL BENEFICIAL     BENEFICIALLY
NAME OF BENEFICIAL OWNER             SHARES OWNED        PLANS(1)          OWNERSHIP(2)          OWNED
------------------------             ------------   ------------------   ----------------   ----------------
Keith D. Freadhoff.................   1,750,215                0             1,750,215(3)         10.0%
Roy W. Camblin III.................     500,000          150,000               650,000             3.7%
Donald M. Corliss, Jr..............     552,000                0               552,000             3.2%
David Bassett-Parkins..............     840,667                0               840,667             4.8%
Simon Spencer......................           0           12,500                12,500               *
Craig S. Gatarz....................           0           93,071                93,071               *
Hanh Ngo...........................     105,000          150,000               255,000             1.4%
John Dillon........................           0            2,500                 2,500               *
R. Scott Beebe.....................     773,651            2,500               776,151             4.5%
William Brock......................           0          125,000               125,000               *
Ronald Spire.......................      85,302            2,500                87,802               *
Joseph Roebuck.....................           0                0                     0               0%
All current directors and executive
  officers as a group (12
  persons)(4)......................   4,416,533          406,404             4,822,937            27.0%

------------------------

*   Less than 1 percent.

(1) Reflects warrants or options that will be vested as of March 31, 2000 or within 60 days thereof.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following March 31, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.

(3) Includes 456,666 shares of common stock currently held by the individual trusts of which Mr. Freadhoff is trustee and over which Mr. Freadhoff has beneficial ownership.

(4) Netgateway's current directors and executive officers include: Keith D. Freadhoff, Roy W. Camblin III, Donald M. Corliss, Jr., Simon Spencer, Jon C. Frojen, Jill Padwa, Craig S. Gatarz, David Bassett-Parkins,
    John Dillon, Scott Beebe, William Brock and Joseph Roebuck.

STOCKHOLDER RETURN FOR LAST FISCAL YEAR

    Netgateway's common stock was not registered under Section 12 of the Securities Exchange Act of 1934, as amended, at the end of Netgateway's last fiscal year.

                           RELATED PARTY TRANSACTIONS

    In July 1998 and August 1998, Netgateway loaned $600,000 and an additional $200,000, respectively, to Admor Memory Corp., a California-based computer memory maker, during our then pending acquisition of Admor, which acquisition was not consummated. This loan is due and payable on December 31, 1999 and accrues interest at the rate of 9.5% per annum until October 1999 and 10% thereafter per annum. In August 1998, Netgateway agreed to subordinate this obligation to a credit facility obtained by Admor and to receive payment of this obligation from the net income and the proceeds of equity sales of Admor. Subsequently, Admor defaulted on this credit facility and entered receivership. Netgateway has reduced the value of this loan in its financial statements to $0 effective December 31, 1998. Keith D. Freadhoff, Netgateway's chairman of the board of directors and chief executive officer, and Scott Beebe, one of Netgateway's directors, beneficially own less than 1% and 2.89%, respectively, of the outstanding capital stock of Admor. Donald Danks, the beneficial owner of 491,783 shares of Netgateway common stock, owned approximately 1.6% of the outstanding common stock of Admor. These individuals did not directly or indirectly receive any of the proceeds of these loans.

    From Netgateway's inception on March 1, 1998 until June 1998, Netgateway's business plan was to engage in the licensing and distribution of software support materials for the governmental and educational markets. In June 1998, Netgateway changed its business model to the development of technology to enable businesses and other organizations to engage in eCommerce. In connection with the implementation of Netgateway's initial business plan, Netgateway entered into sublicensing agreements related to proprietary courseware of ProSoft, an Internet training solutions provider based in Austin, Texas. ProSoft entered into a courseware reproduction and licensing agreement with Steps Inc., an investment and consulting firm, granting this firm the exclusive right to sell courseware to the federal government. This licensing obligation was personally guaranteed by Scott Beebe. ProSoft also entered into a courseware reproduction and licensing agreement with Training Resources International, granting an exclusive right to sell courseware in the education market. This licensing obligation was personally guaranteed by Michael Khaled, one of Netgateway's significant stockholders. Netgateway, with the consent of ProSoft, entered into exclusive sublicense agreements with each of Steps and Training Resources. In consideration of the sublicense from Training Resources, Netgateway agreed to assume the minimum royalty payments required under their master license, totaling $1,600,000. In consideration of the sublicense from Steps, Netgateway

    - assumed the minimum royalty payments required under their master license, totaling $1,500,000;

    - assumed Steps' $200,000 obligation to Vision Holdings, Inc., which had advanced funds to Steps in connection with its master license; and

    - issued 1,000,000 shares of common stock to Steps.

    Of this aggregate obligation of $3,300,000, Netgateway paid approximately $1,500,000. Due to a lack of revenue derived from these licenses, Netgateway terminated the licenses and, in December 1998, entered into a settlement agreement with such corporation pursuant to which Netgateway has been released from all further obligation with respect to the remaining amounts payable. Steps is substantially owned by Scott Beebe, one of Netgateway's directors and a significant stockholder. Training Resources is owned by Michael Khaled, another of Netgateway's significant stockholders. Mr. Freadhoff was a founder of ProSoft and ProSoft's chief executive officer and a director until his resignation in November 1997. Mr. Freadhoff beneficially owns approximately 3.32% of the outstanding common stock of ProSoft. Donald M. Corliss, Jr., Netgateway's president and a director, and Scott Beebe, a director, each beneficially own less than 1%, of the outstanding common stock of ProSoft. Donald Danks, the beneficial owner of 491,783 shares of our common stock, was an officer, director, and significant stockholder of ProSoft until early 1998.

    During the period from March 2, 1998 through June 30, 1998, Mr. Freadhoff loaned Netgateway $132,429, $100,000 of which was converted into a capital contribution in June 1998. The remaining balance of $32,429 is not interest bearing and is repayable upon demand. During the year ended June 30, 1999, $30,630 was repaid.

    During the period from March 2, 1998 through June 30, 1998, Michael Khaled, Donald Danks, and Lynn Turnbow, stockholders of Netgateway, paid on Netgateway's behalf to ProSoft pursuant to its master licenses $200,000, $100,000, and $100,000, respectively, in exchange for an aggregate of 600,000 shares of Netgateway common stock.

    In May 1999, Mr. Freadhoff loaned Netgateway $100,000. This loan is non-interest bearing. This loan was repaid with a portion of the proceeds of Netgateway's summer 1999 private placement. In June 1999, Netgateway loaned Mr. Freadhoff $30,000 which was repaid in July 1999.

    In November 1998, Netgateway issued warrants exercisable for an aggregate of 300,000 shares of common stock, 50,000 shares of common stock to each of Messrs. Freadhoff, Beebe, Danks, and Vanderhoff, and 100,000 shares of common stock to Michael Khaled, a significant stockholder of Netgateway. The warrants were issued in order to reimburse Messrs. Freadhoff, Beebe, Danks, and Vanderhoof for voluntarily transferring to Mr. Khaled an equal number shares of common stock in order to settle a dispute between Netgateway and Mr. Khaled. These warrants are exercisable at $1.00 per share and expire in November 2000.

    In December 1998, Messrs. Freadhoff, Beebe, Danks, and Vanderhoof, contributed to a master trust 450,000, 100,000, 100,000, and 100,000 shares of common stock, respectively. The trustee of the master trust is Mr. Freadhoff and these individuals are the beneficiaries of the master trust. The master trust sold 350,000 of these shares to each of two trusts the trustee of which is Mr. Freadhoff and the beneficiary of one of which is Donald M. Corliss, Jr., Netgateway's president, chief operating officer and one of its directors and the beneficiary of one of which is David Bassett-Parkins, formerly Netgateway's chief financial officer and chief operating officer, and one of its directors, in exchange for a promissory note from each of these trusts in the principal amount of $350,000. Each of these individuals has delivered to their respective trust a promissory note in the principal amount of $350,000. The master trust sold the remaining 50,000 of these shares to a trust the trustee of which is Mr. Freadhoff and the beneficiary of which is Hanh Ngo, formerly Netgateway's executive vice president--operations, in exchange for a promissory note from this trust in the principal amount of $50,000. Ms. Ngo has delivered to this trust a promissory note in the principal amount of $50,000. The individual trusts of which Messrs. Corliss and Bassett-Parkins and Ms. Ngo are beneficiaries are, by their terms, permitted to deliver the shares of common stock to their beneficiaries in three equal installments for a purchase price of $1.00 per share on or after January 1, 2000, 2001, and 2002 (subject to acceleration in the event of a change of control of Netgateway), provided that the individual beneficiary of the individual trust in question has not voluntarily terminated their employment with Netgateway prior to these dates. These individuals will satisfy the purchase price for their shares by means of the repayment of their respective promissory note to the respective individual trust. In the event that any of these beneficiaries should so terminate their employment with us prior to these dates, the trustee of the respective individual trust will return these shares in individual trust to the master trust in satisfaction of the promissory note from this individual trust to the master trust. The master trust will then deliver these shares to its beneficiaries in proportion to their contributions of shares of common stock to the master trust. In January 2000, a new individual trust was formed, the trustee of which is Mr. Freadhoff and the beneficiary of which is Roy W. Camblin III, Netgateway's chief executive officer and a director. At that time, the master trust contracted to sell to the Mr. Camblin's trust 100,000 shares of common stock in exchange for a promissory note in the amount of $425,000. Messrs. Freadhoff and Beebe intend to contribute 50,000 shares of common stock each to the master trust in respect of this sale to Mr. Camblin trust.
Mr. Camblin has delivered to the his trust a promissory note in the amount of $425,000. The terms of Mr. Camblin's trust are substantially similar to the description of the other individual trusts set forth above.

                 INFORMATION REGARDING GALAXY ENTERPRISES, INC.
      GALAXY ENTERPRISES' SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Galaxy Enterprises' consolidated financial statements and related notes thereto and Galaxy Enterprises' "Management's Discussion and Analysis of Financial Condition and Results of Operations of Galaxy Enterprises" included elsewhere in this document. The consolidated statement of operations data for each of the three years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data at December 31, 1998 and 1999, are derived from the consolidated financial statements of Galaxy Enterprises which have been audited by Wisan, Smith, Racker & Prescott, LLP, independent accountants, and are included elsewhere in this document. The unaudited consolidated statement of operations data for the six months ended December 31, 1998 and 1999, are derived from the unaudited financial records of Galaxy Enterprises. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                      SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,          DECEMBER 31,
                                                    ------------------------------   -------------------
                                                      1997       1998       1999       1998       1999
                                                    --------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...........................................   2,495      11,448     17,934       5,280    11,558
Income (loss) from operations.....................     126          18     (7,111)       (616)   (4,661)
Net income (loss).................................      87          35    (12,639)       (346)  (10,113)
Net loss per common share
  Basic...........................................    0.02      0.0067      (2.23)    (0.0657)    (1.78)
  Diluted.........................................    0.02      0.0062      (2.23)    (0.0657)    (1.78)
Weighted average common shares outstanding
  Basic...........................................   5,272       5,272      5,676       5,272     5,676
  Diluted.........................................   5,272       5,725      5,676       5,272     5,676

                                                                AT DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................   $   25        133
Working capital (deficit)...................................     (800)   (11,330)
Total assets................................................    1,335      3,231
Short-term debt.............................................      115        162
Long-term debt..............................................       --          4
Stockholder's equity (deficit)..............................      256    (10,594)

Note 1--In calendar year 1999, Galaxy Enterprises acquired substantially all of the assets of Impact Media, LLC. The operations of Impact Media, LLC are included in the consolidated statement of operations of Galaxy Enterprises since the date of acquisition.

Note 2--In calendar year 1997, Galaxy Enterprises purchased all of the assets of both Profit Education Systems, Inc. (PES) and CO-OP Business Services (CO-OP). Galaxy Enterprises agreed to assume the liabilities of PES and CO-OP in exchange for their assets.

Note 3--As of December 31, 1999, Galaxy Enterprises recorded a charge of
$5.45 million ($.96 per share), which represents the cumulative effect of a change in accounting principle regarding revenue recognition. Upon evaluation of the accounting requirements of Staff Accounting Bulletin (SAB) 101, Galaxy Enterprises determined that it is required to adopt the provisions and that revenue recognition will more closely parallel the time period over which the revenue is earned. The adoption of this modification in revenue recognition policy is reflected in the 1999 financial statements as of and for the year ended December 31, 1999.

Note 4--During calendar year 1999, Galaxy Enterprises' board of directors granted an additional 788,750 options pending the approval of the Company's stockholders. Stockholder approval is necessary in order to expand the number of shares authorized under the plan from 1,000,000 to 2,000,000 shares. As stockholder approval had not been obtained prior to December 31, 1999, all options granted above the original 1,000,000 shares authorized are not considered outstanding and have not been included in the selected consolidated financial data. Management is seeking stockholder approval at the next annual meeting of the stockholders of Galaxy Enterprises on May 17, 2000. Once stockholder approval is obtained, the additional options will be effectively granted and the appropriate APB 25 and Statement of Financial Accounting Standard (SFAS) 123 calculations can be completed.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATION OF GALAXY ENTERPRISES

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF GALAXY ENTERPRISES' FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PORTIONS OF THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVE RISKS AND UNCERTAINTIES. GALAXY ENTERPRISES' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THIS FORWARD-LOOKING INFORMATION. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH GALAXY ENTERPRISES' FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Galaxy Enterprises and other financial information appearing elsewhere in this joint proxy statement/prospectus.

RESULTS OF OPERATIONS

    REVENUES

    Galaxy Enterprises' sales for the calendar year ending December 31, 1999 were $17,934,277 as compared to $11,448,392 for the twelve months ending December 31, 1998, an increase of 56.7%. This sales comparison between the two years should only be made taking into account that during December 1999, the SEC published Staff Accounting Bulletin Number 101 which deals with revenue recognition issues. The SEC issued the Bulletin to offer guidance on how revenue should be recognized for various transactions including nonrefundable up front fees. Some of Galaxy Enterprises' revenues come from up front fees and therefore should be accounted for as described in the Bulletin. See the notes to the financial statements for a more detailed explanation of this change. Galaxy Enterprises deferred $10,551,402 of 1999 revenues into the years 2000 and 2001 and recognized $5,256,490 as revenues carried into 1999 from 1998. These transactions were accounted for as a change in accounting principal pursuant to Staff Accounting Bulletin 101 during the year ending December 31, 1999.

    The sales increase was partially due to increased attendance at Galaxy Enterprises' Internet training workshops. During 1999, Galaxy Enterprises conducted 177 workshops compared to 108 in 1998. In addition Galaxy Enterprises' Impact Media business generated sales for the year of $3,646,315. Additional segment information on the Impact Media business and the Galaxy Mall business is in footnote 14 to Galaxy Enterprises' financial statements. The Impact Media business was acquired effective May 31, 1999 when Galaxy Enterprises, through its subsidiary IMI, purchased the assets and business interests of Impact Media. There were no corresponding sales in 1998. The purchase transaction is more completely described in Galaxy Enterprises' Form 8-K/A dated June 25, 1999.

    The pending merger with Netgateway will also offer Galaxy Enterprises additional opportunities to increase revenues through contacts with Netgateway's customers. In particular, the cable division of Netgateway has a program which it is anticipated will bring additional people into Galaxy Enterprises' workshops.

    SEASONALITY

    Revenues during the year are subject to seasonal fluctuations. The first and second calendar quarters are generally stronger than the third and fourth quarters. Customers seem less interested in attending Galaxy Enterprises' workshops during the period July 15th through Labor day, and again during the holiday season from Thanksgiving Day through the first week of the following January.

    IMI sales began May 31, 1999 and therefore it is not possible to determine the seasonal fluctuations that may be present on a quarterly basis until such time as we have at least 12 full months of operations.

    The change in accounting principle mentioned above was proposed by the SEC in December 1999 so previously reported quarterly revenues during the year were on the same basis used in 1998 and prior periods.

    COST OF SALES/PRODUCTS SOLD

    Cost of sales during 1999 totaled $13,506,633, which is equal to 75.3% of revenues. Cost of sales during 1998 totaled $5,105,617, which is equal to 44.5% of revenues. This comparison, like the sales comparison, should be made in light of the effect of adopting Staff Accounting Bulletin 101. The increase in the cost of sales as a percentage of revenues is primarily due to the deferral of revenue. Also affecting the change was an increase in telemarketing sales, which have lower margins and IMI's sales which also have lower margins.

    Galaxy Mall's cost of sales were equal to 67.3% of sales in 1999 and 44.5% in 1998. This increase is due to the factors explained above. IMI's cost of sales was 107.4% in 1999.

    IMI's sales are made up of compact discs and multi media presentations. During 1999 only $69,487 were multi media projects. The mix is expected to change in favor of the multi media projects which have a higher gross profit. IMI has raised its prices for compact discs. Galaxy Enterprises anticipates that overall margins at IMI will improve in the year 2000.

    Cost of sales is made up of the cost of tangible products sold, the cost to conduct Internet training workshops, the cost to program customer storefronts and contract telemarketing services. Cost of sales does not include any depreciation.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were equal to $10,703,741 in 1999 compared to $6,147,356 in 1998. These expenses, as a percentage of sales, increased in 1999 to 59.6% from 53.6% in 1998. The increase in the expenses as a percentage of sales is attributable to increases in advertising, postage, mailing expenses and other costs to solicit persons to attend Galaxy Enterprises' preview sessions and workshops. In 1998, the revenue generated by these activities was recognized when the sale at the workshop was made. Under the changed accounting policy much of the revenue from 1999 is deferred into the year 2000, which results in the higher percentage of recognized sales when compared to the same type of expenses.

    Galaxy Enterprises anticipates that selling expenses, as a percentage of sales, will improve in the future as lower cost methods of attracting people to the workshops are employed. Galaxy Enterprises has developed a number of programs which it believes will have lower costs and anticipates that they will be implemented beginning in second quarter of 2000.

    Certain administrative expenses such as legal, telephone and rent for larger quarters showed increases as a percentage of sales from 1998 to 1999. Galaxy Enterprises anticipates that these expenses, as a percentage of sales, will improve in the future as increasing revenues will allow for economies of scale.

    Selling, general and administrative expenses for IMI totaled $545,621 which was equal to 14.9% of sales. These same expenses for Galaxy Mall were $9,700,658 which is equal to 69.9% of sales. Galaxy Enterprises' expenses were affected by the deferral of revenue mentioned above.

    DEPRECIATION

    Depreciation expense in 1999 was $97,591, ($90,867 at Galaxy Mall and $6,724 at IMI) compared to $53,260 in 1998. This was the result of purchases of computer equipment, software and other long-term assets.

    AMORTIZATION

    During 1999 amortization of goodwill and deferred charges was $61,974 ($57,800 at Galaxy Mall and $4,174 at IMI) compared to $80,175 in 1998. In
July 1998, the AICPA issued Statement of Position 98-5 "Reporting on the Costs of Start-up Activities." SOP 98-5 requires start-up costs to be expensed as incurred and requires previously capitalized organization and start-up costs to be written-off effective for fiscal years beginning after December 15, 1998. Further, SOP 98-5 requires that the write-off be reported as the cumulative effect of a change in accounting principle. Accordingly, Galaxy Enterprises reported a cumulative effect charge of $67,127 during the year for previously capitalized organization costs. The balance of the amortization, $61,974, results from the amortization of goodwill. Total goodwill at the end of 1999 was $850,434, net of amortization. The goodwill arose through the purchase by Galaxy Enterprises of the assets and business interests of Profit Education
Systems, Inc., CO-OP Business Services, Inc. and Impact Media, L.L.C.

    INCOME TAXES

    Income tax expense for 1999 was $2,692, resulting from minimum payments due for state income taxes and deferred taxes due for various timing differences between financial and tax accounting. Galaxy Enterprises has not recorded an income tax benefit as a result of the loss for the year or other temporary differences since it is uncertain as to when Galaxy Enterprises will become profitable and thereby be able to use the benefit of such items.

    NET INCOME/LOSS

    Galaxy Enterprises reported a net loss of $12,638,600 for the calendar year ending December 31, 1999, as compared to net income of $35,375 for the twelve-month period ending December 31, 1998. The loss included a non-cash charge of $5,517,778 which resulted from the deferral of revenue into the years 2000 and 2001 and the write-off of organization costs which are reflected as a change in accounting principle discussed previously. On a per share basis the loss amounted to $2.23 per share in 1999 as compared to a profit of $.0067 per share in 1998.

CAPITAL RESOURCES

    NEW INVESTMENTS

    Since the end of fiscal year 1998, Galaxy Enterprises sold (1) a $500,000 convertible note to the Augustine Fund through Augustine Capital Management, an institutional investor based in Chicago, Illinois; (2) 250,000 shares of Galaxy Enterprises common stock to Invest Linc Capital Corp. for $1,000,000; and
(3) 228,570 shares of Galaxy Enterprises common stock to Zylo Ltd. for $300,000. During January and February 1999, the Augustine Fund converted the note into 169,192 shares of Galaxy Enterprises common stock. These capital infusions significantly improved Galaxy Enterprises' liquidity and its ability to meet ongoing working capital needs.

    CASH

    Cash on hand at December 31, 1999 totaled $132,741 as compared to $24,719 at the end of 1998. Bank overdrafts for the same periods were $348,907 and $179,301 respectively.

    ACCOUNTS RECEIVABLE

    Accounts receivable, net of allowance for doubtful accounts, was $1,112,947 at December 31, 1999 ($717,971 at Galaxy Mall and $394,976 at IMI) compared to $40,838 at the prior year's end. This increase is the result of Galaxy Mall offering to finance customer purchases with monthly payments at its Internet training workshops and IMI selling to customers in the normal course of business on open account. The receivables associated with the Internet training workshops are collected for Galaxy Enterprises by Travelers Investment Corporation for a fee.

    PREPAID EXPENSES

    Prepaid expenses at December 31, 1999 were $336,148 compared to $18,549 at the end of 1998. The increase is mainly the result of payments made by Galaxy Mall for certain marketing costs ($200,764) incurred in the third and fourth quarters that apply directly to Internet training workshops to be held during the year 2000. Revenues to be derived from these expenditures will be earned in 2000 and 2001. These marketing costs consist of mailings to and newspaper advertising for potential customers for Galaxy Enterprises' Internet training workshops that target dates in subsequent quarters; the travel costs, meeting rooms and supplies used by our employees to hold "preview sessions" which will secure attendees to workshops in subsequent quarters; and travel, hotel and other costs which must be prepaid to support workshops in subsequent quarters.

    CREDIT CARD RESERVES

    Credit card reserves at December 31, 1999 were $248,431 compared to $129,205 at December 31, 1998. Credit card reserves represent amounts of money due Galaxy Enterprises from banks and credit card processing companies who have handled Visa, Master Card, American Express and Discover Card transactions. Some banks require Galaxy Enterprises to leave on deposit with them 5% of the credit card proceeds until the amount reaches 50% of one month's transactions. This reserve earns interest at the bank's certificate of deposit rate and will be returned to Galaxy Enterprises at a future date.

    ACCOUNTS PAYABLE

    Accounts payable at December 31, 1999 totaled $1,808,482. There was also a bank overdraft of $348,907 bringing the total payable up to $2,157,389 as compared to $830,774 at the end of 1998.

    DEFERRED REVENUE

    Deferred revenue at December 31, 1999 totaled $10,745,563 as compared to zero at the previous year's end. As explained under "Revenues" earlier in this discussion, Galaxy Enterprises has adopted a change in accounting principle as contemplated by Staff Accounting Bulletin 101, which resulted in this amount being established for the first time.

    CUSTOMER DEPOSITS

    Customer deposits amounted to $285,226 at December 31, 1999 as compared to $6,060 at December 31, 1998. This represents amounts paid to the company as deposits from customers for orders to be delivered in the future. At the time the goods are shipped and title transfers to the customer, the amount will be taken into income.

    EQUIPMENT AND PROPERTY

    Equipment increased during 1999 to $259,577 from $171,868 net of accumulated depreciation of $157,364 in 1999 and $59,773 in 1998. This was due to the need for additional computers and other equipment to conduct Galaxy Enterprises' business. Additional capital equipment purchases will be necessary as Galaxy Enterprises grows. Galaxy Enterprises also leases equipment. Leasing allows Galaxy Enterprises the use of equipment without the need to disburse the entire purchase price in cash at the time of acquisition. As of December 31, 1999 future aggregate minimum obligations under leases for the year 2000 were $474,273. This includes both Galaxy Enterprises' office and warehouse buildings and equipment leases.

    STOCKHOLDERS' EQUITY

    Total stockholders' equity decreased to a deficit of $10,593,690 during 1999 from $256,285 at December 31, 1998. This was mainly the result of the change in accounting principle described earlier that established the deferred revenue with the resultant net loss from operations for the year. The sale of additional stock partially offset this decline by the amounts discussed in "New Investments" above. Since the establishment of the deferred revenue was a non-cash transaction, and no monies were required to be repaid to customers as a result of the change, Galaxy Enterprises believes it can continue to operate inspite of the negative net worth.

LIQUIDITY

    RATIOS

    At December 31, 1999, Galaxy Enterprises' current ratio, current assets compared to current liabilities, was .16 to 1 compared to .25 to 1 as of December 31, 1998. This out of balance situation is exacerbated by the deferred revenue adjustment. Based on the previous accounting policy, the ratio at the end of 1999 would have been .68 to 1, an improvement over 1998. The current ratio is expected to improve by projected profitable operations. Galaxy Enterprises also believes it has the ability to raise equity capital through independent investors. This would bring the ratio into line with industry standards.

    FINANCING ARRANGEMENTS

    Galaxy Enterprises has worked out extended payment plans with hotels and other vendors and is meeting its commitments under the plans. On July 30, 1998, Galaxy Enterprises closed on a bank line of credit for $100,000 with Far West Bank of Provo, Utah. This credit line is intended to assist Galaxy Enterprises through the seasonal slow periods it experiences. Generally, from July 15 through Labor Day and again from Thanksgiving Day until January 15 of the following year, Galaxy Enterprises' business is slower than at other times during the year. This seasonal business slow down is the result of fewer attendees at Galaxy Enterprises' Internet training seminars during these traditional vacation and holiday periods.

    CASH FLOW

    During the first quarter of 1999, Galaxy Enterprises obtained $1,450,000 from the sale of debt and equity securities and in the fourth quarter obtained $300,000 from the sale of unregistered common stock. $8,850 was obtained from employees who exercised their stock options during the year so the total cash in-put from debt and equity transactions was $1,758,850. These cash inflows enabled Galaxy Enterprises to begin implementing its strategic plan for future growth, but they will not be sufficient to fund the entire business plan. Therefore, it will be necessary to obtain additional equity funding and long-term loans from banks or other financial institutions to meet its long-term goals.

    In conjunction with the merger agreement with Netgateway and upon consummation of the merger, Galaxy Enterprises will become a wholly-owned subsidiary of Netgateway. The merger is expected to close during the second calendar quarter of 2000 and is subject to the satisfaction or waiver by the parties of certain conditions. Galaxy Enterprises may be required to pay a substantial termination fee if the merger agreement is terminated for certain specific reasons. If required, payment of the fee would have a material adverse effect on Galaxy Enterprises' business, prospects, financial conditions, results of operations and its ability to raise future capital.

    The foregoing statements are based upon management's current assumptions.

          MARKET PRICE AND DIVIDEND INFORMATION FOR GALAXY ENTERPRISES

    Galaxy Enterprises' common stock has traded on the Nasdaq OTC Bulletin Board under the symbol "GLXY" since January 7, 1997. The following table sets forth the range of high and low bid prices reported on the Nasdaq OTC Bulletin Board for Galaxy Enterprises common stock for the periods indicated.

                                                             HIGH       LOW
                                                           --------   --------
Fiscal 2000
  First Quarter..........................................  $ 5.625    $3.3125

Fiscal 1999
  First Quarter..........................................     6.88       2.50
  Second Quarter.........................................     4.24       1.56
  Third Quarter..........................................     2.81       1.47
  Fourth Quarter.........................................     6.00       1.13

Fiscal 1998
  First Quarter..........................................     2.25        .75
  Second Quarter.........................................     2.12        .75
  Third Quarter..........................................     2.32        .56
  Fourth Quarter.........................................     8.63        .56

    The above bid prices indicate the prices that a market maker is willing to pay. These quotations do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

    Galaxy Enterprises has never paid any cash dividends on its common stock.

    Article VIII, Section 2(e) of Galaxy Enterprises' articles of incorporation authorizes the board of directors to determine whether any, and if so, what part, of Galaxy Enterprises' earned surplus shall be paid in dividends to shareholders.

    Nevada Revised Statutes Section 78.288 limits Galaxy Enterprises' ability to pay dividends on its common stock if any such dividend would render the company insolvent.

    Galaxy Enterprises' credit facility with its bank prohibits the payment of dividends without the consent of the bank.

                         BUSINESS OF GALAXY ENTERPRISES

GENERAL

    Galaxy Enterprises was organized as a corporation under the laws of the State of Nevada on March 3, 1994. Galaxy Enterprises was originally formed under the name Cipher Voice, Inc., and was incorporated for the purpose of developing, producing and marketing equipment related to computer hardware security, known as a digital voice encryption-decryption electronic device. Galaxy Enterprises was unsuccessful in developing the technology and subsequently ceased operations. On December 4, 1996, Galaxy Enterprises acquired all of the issued and outstanding common stock of Galaxy Mall, Inc., a Wyoming corporation, in exchange for 3,600,000 shares of Galaxy Enterprises common stock. As a result of this stock acquisition, Galaxy Mall became a wholly owned subsidiary of Galaxy Enterprises. Galaxy Enterprises has neither filed nor been the subject of a bankruptcy, receivership or similar proceeding. On December 16, 1996, Galaxy Enterprises changed its name from Cipher Voice, Inc. to Galaxy
Enterprises, Inc.

    Effective October 1, 1997 Galaxy Enterprises, through its wholly-owned subsidiary Galaxy Mall, acquired the business of Profit Education Systems, a Wyoming corporation. Galaxy Enterprises previously had used the services of Profit Education Systems as a marketer of its services and as a provider and conductor of its Internet education seminars. As part of the Profit Education Systems acquisition, Galaxy Enterprises acquired Profit Education Systems' marketing strategies and products, employees and assets.

    Also effective October 1, 1997, Galaxy Enterprises, again through Galaxy Mall, acquired the business of CO-OP Business Services, Inc., a Utah corporation. CO-OP previously had provided Galaxy Mall with customer support, electronic storefront programming, and merchant and client interface programs for Galaxy Mall's storefronts on the Galaxy Enterprise Mall. As part of the transaction, Galaxy Enterprises agreed to assume approximately $85,000 of CO-OP payables and liabilities, and assumed future payment of certain existing equipment and other leases. CO-OP agreed to transfer to Galaxy Mall its assets including computers, office equipment and inventory.

    Effective May 31, 1999, Galaxy Enterprises, through its wholly owned subsidiary IMI, Inc., acquired substantially all of the assets of Impact Media, L.L.C., a Utah limited liability company engaged in the design, manufacture and marketing of multimedia brochure kits, shaped compact discs and similar products and services intended to facilitate conducting business over the Internet. The assets acquired included, among other things, equipment, inventory and finished goods, intellectual property, computer programs and cash and accounts receivable, the primary use of which assets relate to the design, manufacture and marketing of Impact Media's products and services.

SERVICES OFFERED

    GALAXY MALL BUSINESS

    Galaxy Enterprises, through its subsidiary Galaxy Mall, engages in the business of selling to its customers Internet services and products which include electronic home pages, or storefronts, on its Galaxy Mall, an Internet shopping mall, and hosts those storefront sites on its Internet server. Galaxy Mall's business is to assist its customers in establishing their businesses on the Internet. Storefronts designed and programmed by or for customers by Galaxy Enterprises are displayed on the mall. The Galaxy Mall is located at HTTP://WWW.GALAXYMALL.COM. Galaxy Mall also operates the portal and search engine MatchSite.com. This search engine allows Internet users to locate sites of interest on the Web. When a Web user types in a search request, MatchSite sends the query to several different resources, including several leading, major search engines. The responses are then returned to the user organized into a uniform format, and ranked by relevance.

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
    The Galaxy Mall business contracts with consultants and independent contractors, or creates and produces in-house, various products and services which are used by its customers in marketing their own products or services. Galaxy Mall's products include the following:

    COMMERCIAL WEB SITES/WEB HOSTING

    Galaxy Mall programs commercial web sites with the most current types of Internet programming, such as HTML, JavaScript and Perl. Each site programmed by Galaxy Mall for its customer/merchants has available on-line ordering capabilities. All orders processed on-line are supported by encrypted security, which provides merchants and their customers confidence in the safety of ordering products and services on-line. Galaxy Mall either hosts the sites on the mall itself, or provides virtual hosting, which gives the customer/merchant's site the appearance of having its own server and a non-Galaxy Mall IP address.

    AUTO-RESPONDERS

    Galaxy Mall sets up e-mail addresses for its merchants that send back to the individual requesting information an instant reply, then forwards the original message to the owner of the auto-responder. Similar to fax-on-demand, auto-responders are a powerful marketing tool for merchants offering products or services. A merchant can write advertising copy for its product and when someone inquires to the merchant's auto-responder e-mail address, the ad copy is immediately sent to the potential customer.

    TRACKING SOFTWARE

    Galaxy Mall provides software for a merchant's web site which tracks the volume of traffic to that web site. It also provides the merchant with information concerning the derivation of its potential customer and such person's referring universal resource locator, or URL. This enables the merchant to track its marketing efforts to determine if its potential customer found the merchant through the merchant's Internet advertisements or its listings in search directories.

    INTERNET CLASSIFIED ADVERTISEMENTS

    Galaxy Mall sells 200 word classified ads on its classified ad network. Each classified ad runs on the network for 90 days. This network is comprised of thousands of listings.

    MERCHANT ACCOUNTS

    Galaxy Mall sells merchant accounts combined with software which allows the customer to have real time on-line processing for credit cards and checks.

    BANNER COURSE/BANNER LICENSE

    The banner course consists of over 200 pages and 10 audio cassettes of instruction. Banners are the equivalent of billboards on the Internet. They are graphical images placed throughout the Internet advertising specific web pages. Internet users simply click on the banner image when it is displayed and they are taken immediately to the site the image is advertising. The purpose of this course is to help merchants better understand how banner advertising works on the Internet. They enhance their own Internet business by learning how to properly use banner advertising to promote their Internet site. The banner license, which is sold in conjunction with the course, allows the customer to put banners on multiple sites within the Galaxy Mall Banner Network, as well as benefit from ongoing discounts for future impression and banner purchases.

    BANNER/IMPRESSIONS

    Galaxy Mall designs and program banners for its customers. These banners are then advertised on Galaxy Mall's network of over 20,000 Internet sites. The number of banner impressions is determined

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
by the number of times the banner advertisement is uploaded, or displayed, on one of the banner network's Internet sites. Galaxy Mall's customer purchases a number of impressions based upon its specific marketing and advertising needs. The Galaxy BannerSource network currently markets in excess of one million banner impressions daily to businesses doing commerce on the Internet.

    EXECUTIVE MENTOR PROGRAM

    Galaxy Mall's mentoring program is a ten week program in which a select number of Galaxy Mall's customers become involved. This program provides a personal coach to the customer who works with the customer one-on-one to help the customer build its business on the Internet. These services are provided by Professional Marketing International, Inc. on a contract basis.

IMI BUSINESS

    Galaxy Enterprises, through its subsidiary IMI, is engaged in the design, manufacture and marketing of multimedia brochures, shaped compact disks and other products and services intended to facilitate traditional marketing and to bridge the gap between conventional and Internet marketing. These CDs are an advertising tool and can be used by companies seeking to drive traffic to their Web site. Through the use of custom cut CDs, businesses can, in an inexpensive, broadband-like format, deliver a multimedia presentation of their corporate image or product or tell their story and market their products. A link can be embedded on a custom cut CD which activates a local Internet connection and browser to connect a customer to that company's Web page, thereby allowing that company's customer to place an order or find out the latest information about that company and generally interact with that company's Web site. Custom cut CD's have also been introduced to the trading card industry to turn traditional trading cards into a multimedia presentation or even an Internet experience for collectors.

    IMI's products and services include the following:

    - MULTIMEDIA PRESENTATIONS. IMI creates custom multimedia presentations which allow a company or individual to deliver its message using sound, video, text, photos, and which can link to a corporate Web site when provided on a CD.

    - CUSTOM CDS. IMI works with clients to design shaped CD-Roms which IMI then sells to its clients.

    - WEB SITES. IMI designs and develops custom built web sites for small and medium sized companies.

SALES AND MARKETING

    GALAXY MALL BUSINESS

    Most of the products of Galaxy Enterprises' Galaxy Mall business are Internet related and, consequently, do not use traditional distribution channels. Galaxy Mall's principal products involve delivering to its customers the ability to conduct business over the Internet. Galaxy Mall attracts its customers through Internet marketing workshops. These workshops are presented several times a week during most weeks of the year. Galaxy Mall rents hotel conference rooms in various cities throughout the United States in which it hosts its preview sessions and Internet training workshops. Galaxy Mall uses a 90-minute information seminar which previews the Internet, the "Registered Merchant" section and the option to establish a storefront on the Galaxy Mall and the Internet marketing workshop. Preview attendees are invited to attend a one day workshop at which Galaxy Mall provides an intensive training course on Internet marketing using e-mail, news groups, auto-responders, classified ads, search engines and other Internet "tools" to market their products and services on the Internet. Interested attendees are then offered the opportunity to pay a fee to become a registered merchant with the option to establish "storefront" presence on the Galaxy Mall to market their products and services.

    Galaxy Mall advertises its preview sessions in direct mail solicitations targeted to potential customers meeting certain demographic criteria established by Galaxy Mall. The direct mail pieces are mailed to persons and small businesses located in cities scheduled to be visited by Galaxy Mall's personnel. Mailing lists approximating the demographics established by Galaxy Mall are obtained from list brokers. Announcements of upcoming preview sessions also appear in newspaper advertisements in scheduled cities.

    Galaxy Mall also uses a telemarketing effort to market Galaxy Mall products and services, and also conducts its preview sessions and workshops for audiences assembled by third parties at selected locations.

    IMI BUSINESS

    IMI primarily sells its products through two channels, consisting of eight distributors and an inside sales force of seven employees primarily engaged in outbound telemarketing. IMI has no long term agreements with its customers.

COMPETITION

    The Internet has developed at a very rapid pace and it is impossible to determine what, if any, changes could or will occur that would change current competitive business conditions. Galaxy Enterprises anticipates that new entrants will try to develop competing Internet malls or new forums for conducting e-commerce that could be deemed competitors. Galaxy Enterprises, however, believes that it presently has a competitive advantage due to its marketing strategies for its Galaxy Mall and other products. In 1995, certain of Galaxy Enterprises' principals, who at that time were working with Profit Education Systems, were instrumental in creating an Internet marketing workshop industry. Galaxy Enterprises obtained this Internet marketing workshop expertise when it acquired Profit Education Systems. To the knowledge of Galaxy Enterprises, there were no other businesses engaged in the Internet marketing workshop industry at that time. Due to its experience with such marketing workshops, Galaxy Enterprises believes it enjoys a strong competitive position in this industry. Galaxy Enterprises has used its position as a leader in the Internet marketing workshop industry to establish its Galaxy Mall as one of the largest malls on the Internet. According to the December 1998 edition of Internet World, Galaxy Enterprises is considered "one of the large general malls."

    Galaxy Enterprises is aware of several companies previously active in the Internet marketing workshop industry that no longer are connected with the industry. Galaxy Enterprises is aware of only three companies currently in the industry with which it competes, and to the knowledge of Galaxy Enterprises, none of these competitors have been engaged in the industry as long as Galaxy Enterprises.

    Anticipated and expected technology advances associated with the Internet itself, increasing use of the Internet, and new software products, are welcome advancements expected to attract more interest in the Internet and broaden its potential as a viable marketplace and industry. Galaxy Enterprises anticipates it can compete successfully, building on its three-year head start in its segments of the industry by relying on its infrastructure, existing marketing strategies and techniques, systems and procedures, by adding additional products and services in the future, and by periodic revision of such methods of doing business as deemed necessary.

    IMI's markets are relatively new and there is little accumulated data or accurate means of assessing size but they are believed to be highly fragmented. IMI competes with other providers of custom cut CDs, as well as providers of regular CDs, zip disks, and other means which may be used to deliver a multimedia presentation to the end consumer. IMI's website development business and multimedia presentation creation business compete with many different businesses, including advertising agencies, web development houses and multimedia development houses as well as similar internal resources of many businesses.

REAL PROPERTY

    Galaxy Enterprises' principal office is located at 754 E. Technology Avenue, Orem, Utah 84097. The property consists of the basement and third floor of approximately 12,700 square feet of a three story office building and includes landscaping and a paved parking area adequate for employee and customer vehicle parking. The property is leased from an unaffiliated third party for a period of five years with an annual rental of $241,764. Galaxy Enterprises' IMI business is located at 890 North Industrial Park Drive, Orem, Utah 84057. The property is an unfurnished two-story office building having approximately 8,000 square feet, and includes landscaping and a paved parking area adequate for employee and customer vehicle parking. The property is leased from an unaffiliated third party for a period of three years with annual rental of $72,000. Galaxy Enterprises maintains tenant fire and casualty insurance on its properties located in such buildings in an amount deemed adequate by Galaxy Enterprises. Galaxy Enterprises also rents on a daily basis hotel conference rooms and facilities from time to time in various cities throughout the United States and Canada at which it hosts its preview session and Internet training workshops. Galaxy Enterprises is under no long-term obligations in connection with such hotels.

SUPPLIERS AND CUSTOMERS

    Galaxy Mall does not rely on any raw materials for its business operations. IMI purchases its custom cut CDs ready for shipment to IMI's customers pursuant to purchase orders without guaranteed supply arrangements from two suppliers.

    Although Galaxy Enterprises does not rely, nor is it dependent, on one or a few major customers, IMI's top two customers accounted for approximately 54% of IMI's sales during the period May 31, 1999 through December 31, 1999. Neither of these customers accounted for more than 10% of Galaxy Enterprises' total sales.

INTELLECTUAL PROPERTY

    Galaxy Enterprises' business depends significantly on intellectual property developed by Galaxy Enterprises and intellectual property licensed from third parties. Galaxy Enterprises generally does not seek copyright and patent protection for its intellectual property but does endeavor to treat such as trade secrets where appropriate and has procedures in place to maintain their status as such. Galaxy Enterprises has been informed that certain of IMI's shaped CD products may infringe patents of third parties. IMI's supplier of these CDs has agreed to indemnify Galaxy Enterprises with respect to these claims and IMI currently plans to continue to sell these products pending further developments. There can be no assurance that Galaxy Enterprises' products do not infringe these or other patents.

GOVERNMENTAL REGULATIONS

    Galaxy Enterprises is not aware of any existing governmental regulation and does not anticipate any governmental regulation which materially affects its ability to conduct its business operations. Currently sales on the Internet are not taxed. Whether or when governmental agencies impose sales taxes on Internet sales, it is expected they will be passed on to the consumer as in traditional marketing and sales.

    From time to time, Galaxy Enterprises receives inquiries from attorneys general offices and other regulators about civil and criminal compliance matters with various state and federal regulations. These inquiries sometimes rise to the level of investigations and litigation. In the past, Galaxy Enterprises has received letters of inquiry from and/or has been made aware of investigations by the attorney general offices in Hawaii, Illinois, Nebraska, North Carolina, Utah and Texas and from a regional office of the Federal Trade Commission. Galaxy Enterprises has responded to these inquiries, and has generally been successful in addressing the concerns of these persons and entities, although there is generally no formal closing of the inquiry or investigation and certain of these, including Illinois and Utah, are believed to be ongoing. Hawaii has taken the position that Galaxy's marketing efforts, in their current form, must comply with its "Door-to-Door Sale Law."

    On June 18, 1998, the Commonwealth of Kentucky filed an action against Galaxy Mall, Inc. under the Kentucky business opportunity statute. On
December 15, 1998, an order of dismissal was entered based on Galaxy Mall agreeing to advise the Kentucky Attorney General's office of any complaints from Galaxy Mall customers in Kentucky for a period of twelve months from the date of entry of the order of dismissal. There can be no assurance that these or other inquiries and investigations will not have a material adverse effect on Galaxy Enterprises. Cost of compliance with environmental laws are nominal, if any, and are therefore immaterial to Galaxy Enerprises' operations.

RESEARCH AND DEVELOPMENT

    During the last two fiscal years, Galaxy Enterprises has engaged in extensive research and development activities, developing the various products and services described above. Galaxy Enterprises also has developed the following:

    - An on-line real time order processing system interface allowing its customers to have real time verification and processing of all their orders.

    - A "shopping cart" system allowing unlimited products to be added to an on-line order. It calculates the product price totals and adds shipping, handling and other applicable charges.

    - A "window shopping" feature allowing users to surf through random storefronts with greater ease.

    - Automated auto-responder software allowing a Galaxy Enterprises customer to log in to make changes to the customer's auto-responder text, rather than relying on Galaxy Enterprises programmers to make such changes.

    - A database driven merchant registration service allowing Galaxy Enterprises to monitor and keep secure its "Merchants Only" section of the Galaxy Mall.

    - Integrated directory database and billing database, providing Galaxy Enterprises with faster and easier billing of its customers.

    - New banner exchange software allowing Galaxy to sell advertising space based upon the impressions each site generates. The banner exchange is located at bannersource.com.

    - Development of "Quick-Links" for incorporation into multimedia presentations to allow easy access to customer websites.

    - A search engine, Matchsite.com, which simultaneously queries other search engines.

    Galaxy Enterprises estimates that it spent approximately $146,000 during 1999 and $250,000 during 1998 on research and development activities.

COMPLIANCE WITH ENVIRONMENTAL LAWS

    Cost of compliance with environmental laws are nominal, if any, and are therefore immaterial to Galaxy Enterprises' operations.

EMPLOYEES

    As of April 15, 2000, Galaxy Enterprises employed 171 people, 146 of whom work full-time. Of the total employees, six employees are executive personnel, 47 are technical personnel, 65 are in marketing and sales, 23 are in fulfillment and 30 were administrative, accounting, information systems, and clerical personnel.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             OF GALAXY ENTERPRISES

    The following table sets forth, as of April 21, 2000:

    - each person who is known by Galaxy Enterprises to be the owner of record or beneficial owner of more than 5% of the outstanding common stock;

    - each of our directors and executive officers; and

    - all of Galaxy Enterprises' current directors and executive officers as a group,

the number of shares of common stock beneficially owned by each person and group and the percentage of the outstanding shares owned by each person and group.

                                              NUMBER OF SHARES
BENEFICIAL OWNER                            BENEFICIALLY OWNED(1)   PERCENT OF CLASS(2)
----------------                            ---------------------   -------------------
John J. Poelman...........................       1,030,213(3)               16.2%
4009 N. Quail Run Drive
Provo, UT 84604

Netgateway, Inc...........................         980,213(4)               15.4%
300 Oceangate, 5th floor
Long Beach, CA 90803

Brandon B. Lewis..........................         129,333(5)                2.0%
2952 West 1060 North
Provo, UT 84601

Frank C. Heyman...........................         101,667(6)                1.6%
8468 Jardim Way
Sandy, UT 84093

Darral G. Clarke..........................          22,000(7)                 .3%
4102 N. Quail Run Drive
Provo, UT 84604

All officers and directors as a group
  (5 persons).............................       1,313,213(8)               20.1%

------------------------

(1) Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to presently exercisable options.

(2) The percentage shown for each beneficial owner is calculated based upon the outstanding Common Stock, including shares of Common Stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

(3) Includes 80,000 shares subject to presently exercisable options.

(4) Includes 980,213 shares subject to options granted by John J. Poelman.

(5) Includes 118,333 shares subject to presently exercisable options.

(6) Includes 101,667 shares subject to presently exercisable options.

(7) Includes 22,000 shares subject to presently exercisable options.

(8) Includes 322,000 shares subject to presently exercisable options.

STOCKHOLDERS

    As of April 21, 2000 there were approximately 142 stockholders of record of Galaxy Enterprises' common stock.

LEGAL PROCEEDINGS

    Galaxy Enterprises completed transactions with over 40,000 customers during 1999 and in its regular course of business receives requests for refunds from customers, who at times threaten and/or have brought legal proceedings. Galaxy analyzes each refund request on a case-by-case basis and grants refunds where appropriate. In the vast majority of cases Galaxy Enterprises has been successful in defending these actions. Galaxy Enterprises considers these to be routine claims incidental to its business. See "Information Regarding Galaxy Enterprises, Business, Governmental Regulation."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Nevada Revised Statutes concerning corporations, and Galaxy Enterprises' articles of incorporation and bylaws, provide for indemnification of its officers, directors and others in most instances for any liability suffered by them or arising out of their activities as officers, directors, employees or agents of Galaxy Enterprises if they were not engaged in intentional misconduct, fraud or knowing violation of the law.

    Specifically, Nevada Revised Statutes Sections 78.7502 (1) and (2) grant discretionary authority on corporations to indemnify such persons under certain conditions, and (3) mandates indemnification of any such person who has successfully defended on the merits any action, suit or proceeding, or any claim, issue or matter herein, against expenses, including attorneys' fees, actually and reasonably incurred in such defense. Nevada Revised Statutes
Section 78.751 provides that any discretionary indemnification, unless ordered by a court, may be made only as authorized in the specific case upon a determination that indemnification of the officer, director, officer, employee or agent is proper in the circumstances, which determination must be made:
(a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum of non-party directors so orders, by independent legal counsel in a written opinion; or (d) if a quorum of non-party directors cannot be obtained, by independent legal counsel in a written opinion. Officer and director expenses incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as incurred and in advance of final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Galaxy Enterprises' articles of incorporation and bylaws are essentially the same as the statutory provisions except that indemnification is not allowed for judgments, fines, excise taxes or penalties imposed under the Employee Retirement Income Security Act of 1974, as amended, or other excise taxes or penalties.

                          FUTURE STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, Netgateway stockholders may present proper proposals for inclusion in Netgateway's proxy statement and for consideration at its 2000 annual meeting of stockholders by submitting such proposals to Netgateway in a timely manner. In order to be so included for the 2000 annual meeting stockholder proposals must be received by Netgateway within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

    Pursuant to Rule 14a-8 under the Exchange Act, Galaxy Enterprises stockholders may present proper proposals for inclusion in Galaxy Enterprises' proxy statement and for consideration at its 2001 annual meeting of stockholders, in the event the merger has not been consummated prior thereto, by submitting such proposals to Galaxy Enterprises in a timely manner. In order to be so included for the 2001 annual meeting stockholder proposals must be received by Galaxy Enterprises within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                                    EXPERTS

    The consolidated balance sheets of Netgateway, Inc. and subsidiaries as of June 30, 1998 and 1999 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year ended June 30,1999 and for the period March 4, 1998 (inception) through June 30, 1998, have been included herein and in the Registration Statement in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon authority of said firm as experts in auditing and accounting.

    The consolidated balance sheets of Galaxy Enterprises as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, included in this document, have been so included in reliance on the report of Wisan, Smith, Racker & Prescott LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Netgateway common stock offered hereby will be passed upon for Netgateway by Nida & Maloney, LLP, Santa Barbara, California. Nida & Maloney, LLP is the record and beneficial owner of 15,000 shares of Netgateway common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    Netgateway filed a registration statement with the SEC on Form S-4 under the Securities Act to register the Netgateway common stock to be issued to Galaxy Enterprises stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Netgateway in addition to being a proxy statement for the meetings of Netgateway and Galaxy Enterprises stockholders. This document does not contain all the information contained in the registration statement. For further information with respect to Netgateway or Galaxy Enterprises and the shares of Netgateway common stock to be issued in connection with the merger, Netgateway and Galaxy Enterprises refer you to the registration statement and the exhibits and schedules filed with the registration statement. Netgateway and Galaxy Enterprises have described all material information for each contract, agreement or other document filed with the registration statement in this document. However, statements contained in this document as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

    Netgateway and Galaxy Enterprises file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement and any reports, statements or other information filed by either company at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Netgateway's and Galaxy Enterprises' SEC filings including this registration statement are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at HTTP://WWW.SEC.GOV.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT. NEITHER NETGATEWAY NOR GALAXY ENTERPRISES HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY
STATEMENT/ PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED       ,
2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO GALAXY ENTERPRISES STOCKHOLDERS NOR THE ISSUANCE OF NETGATEWAY COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

NETGATEWAY, INC. AND SUBSIDIARIES
Independent Auditors' Report for Netgateway, Inc............     F-2
Consolidated Balance Sheets as of June 30, 1999 and 1998....     F-3
Consolidated Statements of Operations for The Year Ended
  June 30, 1999 and
  The Period March 4, 1998 (Inception) Through June 30,
  1999......................................................     F-4
Consolidated Statements of Changes in Shareholders' Equity
  (Deficit).................................................     F-5
Consolidated Statements of Cash Flows For The Year Ended
  June 30, 1999 and The Period March 4, 1998 (Inception)
  Through June 30, 1998.....................................     F-7
Notes to the Consolidated Financial Statements..............     F-8
Consolidated Unaudited Balance Sheet as of December 31,
  1999......................................................    F-22
Unaudited Consolidated Statements of Operations for The Six
  Months Ended December 31, 1999 and 1998...................    F-23
Consolidated Unaudited Statement of Changes in Shareholder's
  Equity....................................................    F-24
Consolidated Unaudited Statements of Cash Flows.............    F-26
Notes to Consolidated Unaudited Financial Statements........    F-27
GALAXY ENTERPRISES, INC. AND SUBSIDIARIES
Independent Auditors' Report for Galaxy Enterprises, Inc....    F-32
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................    F-33
Consolidated Statements of Operations For The Years Ended
  December 31, 1999, 1998 and 1997..........................    F-34
Consolidated Statements of Stockholders' Equity For The
  Years Ended December 31, 1999, 1998 and 1997..............    F-35
Consolidated Statements of Cash Flows For The Years Ended
  December 31, 1999, 1998 and 1997..........................    F-36
Notes to Consolidated Financial Statements..................    F-37

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Netgateway, Inc.:

    We have audited the accompanying consolidated balance sheets of Netgateway, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the year ended June 30, 1999 and the period March 4, 1998 (inception) through June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Netgateway, Inc. and subsidiaries as of June 30, 1999 and 1998 and the results of its operations and its cash flows for the year ended June 30, 1999 and the period March 4, 1998 (inception) through June 30, 1998, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company's planned principle operations have commenced, however, minimal revenues have been generated. Additionally, the Company continues to incur net losses and has continuing financial needs. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 1 to the financial statements, the Company changed its method of accounting for revenue in the fiscal year ended June 30, 1999.

KPMG LLP

Los Angeles, California
August 23, 1999, except for the last two paragraphs of note 1, which is as of October 1, 1999.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 1999 AND 1998

                                                              JUNE 30, 1999   JUNE 30, 1998
                                                              -------------   -------------
                                          ASSETS
Current assets:
Cash........................................................  $    569,472         254,597
Accounts receivable less allowance for doubtful accounts of
  $3,000 and $0 June 30, 1999 and 1998, respectively........        44,198          21,305
Note receivable from officer (note 6).......................        30,000              --
Short term notes receivable, net (note 6)...................            --          50,000
Debt issue costs............................................       336,288              --
Prepaid offering costs......................................       325,887              --
Other current assets........................................        73,481          45,565
                                                              ------------     -----------
  Total current assets......................................     1,379,326         371,467
  Property and equipment, net (note 4)......................       496,536         143,384
Intangible assets, net (note 5).............................     1,562,635         351,804
Other assets................................................        19,853           4,897
                                                              ------------     -----------
                                                              $  3,458,350         871,552
                                                              ============     ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable (note 8).................  $  1,496,000              --
  Convertible debentures (note 8)...........................       200,000              --
  Accounts payable..........................................       278,723         106,242
  Accrued wages and benefits................................       278,741          12,720
  Accrued interest..........................................        44,301         130,122
  Accrued liabilities.......................................       543,632          30,000
  Deferred revenue..........................................        67,694              --
  Accrued contract losses...................................       302,543              --
  Current portion of notes payable to related parties
    (note 8)................................................         1,799       2,052,159
                                                              ------------     -----------
  Total current liabilities.................................     3,213,433       2,331,243
Notes payable to related parties, less current portion
  (note 8)..................................................            --         367,892
                                                              ------------     -----------
    Total liabilities.......................................     3,213,433       2,699,135
Shareholders' equity (deficit) (note 9 and 10):
  Preferred stock, par value $.001 per share. Authorized
    5,000,000 shares; issued and outstanding at June 30,
    1999 and 1998 $0........................................            --              --
  Common stock, par value $.001 per share. Authorized
    40,000,000 shares; issued and outstanding 9,912,304 and
    7,510,000 at June 30, 1999 and 1998, respectively.......         9,913           7,510
  Additional paid-in capital................................    15,639,160       2,849,163
  Deferred compensation.....................................       (52,919)       (112,320)
  Accumulated other comprehensive loss......................        (3,598)             --
  Accumulated deficit.......................................   (15,347,639)     (4,571,936)
                                                              ------------     -----------
    Total shareholders' equity (deficit)....................       244,917      (1,827,583)
                                                              ------------     -----------
Commitments and subsequent events (note 12 and 13)
  Total liabilities and shareholders' equity (deficit)......  $  3,458,350         871,552
                                                              ============     ===========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                PERIOD
                                                                             MARCH 4, 1998
                                                                  YEAR        (INCEPTION)
                                                                 ENDED          THROUGH
                                                                JUNE 30,       JUNE 30,
                                                                  1999           1999
                                                              ------------   -------------
Service revenue.............................................  $    157,282         2,800
Operating expenses:
  License fees (note 7).....................................            --     3,822,000
  Depreciation and amortization.............................       257,342        12,249
  Selling, general and administrative.......................    11,349,049      721,2106
                                                              ------------    ----------
    Total operating expenses................................    11,606,391     4,555,459
                                                              ------------    ----------
    Loss from operations....................................   (11,449,109)   (4,552,659)
Loss on sale of equity securities...........................        54,729            --
Interest expense............................................       925,097        19,277
                                                              ------------    ----------
    Loss before extraordinary item..........................   (12,428,935)   (4,571,936)
Extraordinary gain on extinguishment of debt................     1,653,232            --
                                                              ------------    ----------
    Net loss................................................  $(10,775,703)   (4,571,936)
                                                              ============    ==========
Basic and diluted extraordinary gain per share..............  $       0.19            --
                                                              ============    ==========
Basic and diluted loss per share............................  $      (1.21)        (0.84)
                                                              ============    ==========
Weighted average common shares outstanding--basic and
  diluted...................................................     8,912,041     5,416,242
                                                              ============    ==========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                    COMMON STOCK       ADDITIONAL
                                                                     PRICE      --------------------    PAID-IN       DEFERRED
                                                       DATE        PER SHARE     SHARES      AMOUNT     CAPITAL     COMPENSATION
                                                   ------------   -----------   ---------   --------   ----------   -------------
Sale of common stock for cash....................          3/98   $ .07 - .33     754,545   $   755      199,245            --
Common stock issued for services.................          3/98          0.22   1,445,455     1,445      316,555            --
Common stock issued in exchange for shareholder's
  payment of Company debt........................          3/98          0.50     400,000       400      199,600            --
Common stock issued to acquire license...........          3/98          0.22   1,000,000     1,000      219,000            --
Common stock issued for services.................          4/98          0.22     100,000       100       21,900            --
Deferred compensation on stock issued for
  services.......................................          4/98                        --        --           --       (14,080)
Amortization of deferred compensation............   4/98 - 6/98                        --        --           --         1,760
Common stock issued to acquire license...........          4/98          0.22   1,900,000     1,900      416,100            --
Common stock issued for services.................          5/98          0.22     200,000       200       43,800            --
Common stock issued in exchange for shareholder's
  payment of Company debt........................          5/98          1.00     200,000       200      199,800            --
Sale of common stock for cash....................   5/98 - 6/98          1.00     303,000       303      302,697            --
Conversion of debt to capital contribution.......          6/98                        --        --      100,000            --
Adjustment resulting from reverse acquisition....          6/98                   450,000       450         (310)           --
Shares issued in business acquisition............          6/98          1.00     400,000       400      399,600            --
Conversion of debt to common stock, including
  interest.......................................          6/98          1.00     184,000       184      185,349            --
Stock issued for deferred compensation...........          6/98          1.00     100,000       100       99,900      (100,000)
Sale of common stock for cash....................          6/98          2.00      73,000        73      145,927            --
Comprehensive loss:
  Net loss.......................................                                      --        --           --            --
Total comprehesive loss..........................
                                                                                ---------   -------    ----------     --------
Balance at June 30, 1998.........................                               7,510,000     7,510    2,849,163      (112,320)
Sale of common stock for cash....................   7/98 - 9/98          2.00     949,800       950    1,898,650            --
Exercise of warrants.............................   7/98 - 9/98          2.00     132,100       132      264,068            --
Warrants granted for services....................  10/98 - 6/99   2.00 - 5.50          --        --    2,340,720            --
Stock compensation paid by shareholders..........         11/98          2.00          --        --      400,000            --
Stock option compensation........................                                      --        --      233,211      (233,211)
Amortization of deferred compensation............                                      --        --           --       282,052
Forfeited stock..................................                                 (48,000)      (48)     (10,512)       10,560
Capital contributed upon extinguishment of
  debt...........................................         12/98                        --        --      200,000            --
Subsidiary convertible common stock issued in
  business acquisition...........................   1/99 - 4/99   3.00 - 4.50          --        --    1,392,858            --
Options issued for legal services................          2/99          5.50          --        --      479,708            --
Warrants granted for debt issue costs............   2/99 - 6/99   3.50 - 5.50          --        --      775,585            --
Shares issued for debenture conversion...........   3/99 - 5/99          2.50     320,000       320      950,680            --
Shares issued for services.......................  10/98 - 6/99   2.00 - 5.50     366,500       366    1,261,834            --
Shares issued for debt issue costs...............          3/99          4.00      30,000        30      127,470            --
Sale of common stock for cash, net...............   3/99 - 6/99   3.00 - 5.50     614,334       615    2,300,763            --
Cashless exercise of warrants....................          4/99                     2,570         3           (3)           --
Shares issued for technology.....................          5/99          5.00      35,000        35      174,965            --
Comprehensive loss:
  Net loss.......................................                                      --        --           --            --
  Foreign currency translation adjustment........                                      --        --           --            --
Total comprehensive loss.........................
                                                                                ---------   -------    ----------     --------
Balance at June 30, 1999.........................                               9,912,304   $ 9,913    15,639,160      (52,919)
                                                                                =========   =======    ==========     ========

                       NETGATEWAY, INC. AND SUBSIDIARIES

                                                                                              ACCUMULATED         TOTAL
                                                                                                 OTHER        SHAREHOLDERS'
                                                             COMPREHENSIVE    ACCUMULATED    COMPREHENSIVE       EQUITY
                                                                  LOSS          DEFICIT           LOSS          (DEFICIT)
                                                             --------------   ------------   --------------   -------------
Sale of common stock for cash..............................                            --            --            200,000
Common stock issued for services...........................                            --            --            318,000
Common stock issued in exchange for shareholder's payment
  of Company debt..........................................                            --            --            200,000
Common stock issued to acquire license.....................                            --            --            220,000
Common stock issued for services...........................                            --            --             22,000
Deferred compensation on stock issued for services.........                            --            --            (14,080)
Amortization of deferred compensation......................                            --            --              1,760
Common stock issued to acquire license.....................                            --            --            418,000
Common stock issued for services...........................                            --            --             44,000
Common stock issued in exchange for shareholder's payment
  of Company debt..........................................                            --            --            200,000
Sale of common stock for cash..............................                            --            --            303,000
Conversion of debt to capital contribution.................                            --            --            100,000
Adjustment resulting from reverse acquisition..............                            --            --                140
Shares issued in business acquisition......................                            --            --            400,000
Conversion of debt to common stock, including interest.....                            --            --            185,533
Stock issued for deferred compensation.....................                            --            --                 --
Sale of common stock for cash..............................                            --            --            146,000
Comprehensive loss:
  Net loss.................................................    (4,571,936)     (4,571,936)           --         (4,571,936)
                                                              -----------
Total comprehesive loss....................................    (4,571,936)
                                                              ===========     -----------        ------        -----------
Balance at June 30, 1998...................................                    (4,571,936)           --         (1,827,583)
Sale of common stock for cash..............................                            --            --          1,899,600
Exercise of warrants.......................................                            --            --            264,200
Warrants granted for services..............................                            --            --          2,340,720
Stock compensation paid by shareholders....................                            --            --            400,000
Stock option compensation..................................                            --            --                 --
Amortization of deferred compensation......................                            --            --            282,052
Forfeited stock............................................                            --            --                 --
Capital contributed upon extinguishment of debt............                            --            --            200,000
Subsidiary convertible common stock issued in business
  acquisition..............................................                            --            --          1,392,858
Options issued for legal services..........................                            --            --            479,708
Warrants granted for debt issue costs......................                            --            --            775,585
Shares issued for debenture conversion.....................                            --            --            951,000
Shares issued for services.................................                            --            --          1,262,200
Shares issued for debt issue costs.........................                            --            --            127,500
Sale of common stock for cash, net.........................                            --            --          2,301,378
Cashless exercise of warrants..............................                            --            --                 --
Shares issued for technology...............................                            --            --            175,000
Comprehensive loss:
  Net loss.................................................   (10,775,703)    (10,775,703)           --        (10,775,703)
  Foreign currency translation adjustment..................        (3,598)                       (3,598)            (3,598)
                                                              -----------
Total comprehensive loss...................................   (10,779,301)
                                                              ===========     -----------        ------        -----------
Balance at June 30, 1999...................................                   (15,347,639)       (3,598)           244,917
                                                                              ===========        ======        ===========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              MARCH 4, 1998
                                                                               (INCEPTION)
                                                               YEAR ENDED        THROUGH
                                                              JUNE 30, 1999   JUNE 30, 1998
                                                              -------------   -------------
Cash flows from operating activities:
  Net loss..................................................  $(10,775,703)    (4,571,936)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       257,432         12,249
    Common stock issued for services........................     1,262,200        371,680
    Amortization and write-off of license fees..............            --      3,822,000
    Loss on sale of equity securities.......................        54,729             --
    Amortization of deferred compensation...................       282,052             --
    Gain on extinguishment of debt..........................    (1,653,232)            --
    Stock compensation paid by shareholders.................       400,000             --
    Interest expense on debt converted to equity............       236,488         19,277
    Interest expense on warrants issued as debt issue
     costs..................................................       535,535             --
    Amortization of debt issue costs........................       144,000             --
    Options and warrants issued for services................     2,820,428             --
    Provision for doubtful accounts.........................        26,876         25,000
    Write-off of note receivable............................       800,000             --
    Changes in assets and liabilities:
      Accounts receivable...................................       (49,769)        (2,000)
      Prepaid offering costs................................      (325,887)            --
      Other assets..........................................       (76,668)       (45,422)
      Accounts payable and accrued expenses.................     1,206,064        116,033
      Accrued contract losses...............................       302,543             --
                                                              ------------     ----------
        Net cash used in operating activities...............    (4,552,912)      (253,119)
                                                              ------------     ----------
Cash flows from investing activities:
    Cash assumed in business acquisition....................         4,781          3,321
    Loan for notes receivable...............................      (830,000)       (75,000)
    Repayment of notes receivable...........................        50,000             --
    Purchase of equity securities...........................      (100,733)            --
    Proceeds from sale of equity securities.................        46,004             --
    Purchase of property and equipment......................      (250,579)      (102,034)
                                                              ------------     ----------
        Net cash used in investing activities...............    (1,080,527)      (173,713)
                                                              ------------     ----------
Cash flows from financing activities:
    Proceeds from issuance of common stock..................     4,253,360        649,000
    Proceeds from exercise of warrants......................       264,200             --
    Proceeds from issuance of notes payable to related
     parties................................................       100,000        132,429
    Proceeds from issuance of notes payable and convertible
     debentures.............................................     2,506,000             --
    Cash paid for debt issue costs..........................      (181,018)            --
    Repayment of notes payable to related parties...........      (990,630)      (100,000)
                                                              ------------     ----------
        Net cash provided by financing activities...........     5,951,912        681,429
                                                              ------------     ----------
        Net increase in cash................................       318,473        254,597
Cash at beginning of period.................................       254,597             --
Effect of exchange rate changes on cash balances............        (3,598)            --
                                                              ------------     ----------
Cash at end of period.......................................  $    569,472        254,597
                                                              ============     ==========
Supplemental schedule of noncash activities:
  Issuance of common stock for business acquisition.........  $         --        400,000
  Issuance of convertible stock in business acquisition.....     1,392,858             --
  Accrued asset purchases...................................            --         27,743
  Conversion of debt to common stock........................       800,000        284,000
  Common stock issued in exchange for shareholders' payment
    of Company debt.........................................            --        400,000
  Capital contributed upon extinguishment of debt...........       200,000             --
  Common stock issued for internal-use software.............       175,000             --
  Warrants issued for debt issue costs......................       723,203             --
  Stock issued for debt issue costs.........................        77,500             --
                                                              ============     ==========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  DESCRIPTION OF BUSINESS

    Netgateway, Inc. and its subsidiaries ("Netgateway" or the "Company"), was formed on March 4, 1998 as a Nevada corporation. Netgateway is an internet commerce and connectivity company which provides electronic commerce solutions designed to enable companies of any size to extend their business to the internet for a wide variety of purposes, including the advertising and sale of products or services by retailers and the conduct of commercial transactions between business enterprises.

    On June 2, 1998, Video Calling Card, Inc. ("VCC"), a Nevada public shell corporation, acquired 100 percent of the outstanding common stock of Netgateway in exchange for 5,900,000 shares of common stock of VCC. Immediately prior to the acquisition, VCC had 450,000 shares of common stock outstanding and Netgateway had 590,000 shares of common stock outstanding. Since the shareholders of Netgateway received the majority voting interests in the combined company, Netgateway is the acquiring enterprise for financial reporting purposes. The transaction was recorded as a reverse acquisition using the purchase method of accounting whereby equity of Netgateway was adjusted for the fair value of the acquired tangible net assets of VCC. The historical financial statements of Netgateway since March 4, 1998 (inception) have been adjusted retroactively to reflect the equivalent number of shares received in the business combination prior to the reverse acquisition. The 450,000 shares of common stock issued in the reverse acquisition have been included in the weighted-average common shares outstanding since the date of acquisition, June 2, 1998.

    Also on June 2, 1998, the Company acquired certain assets and liabilities of Infobahn Technologies, LLC (d/b/a Digital Genesis), a California limited liability company, in exchange for 400,000 shares of common stock of the Company valued at $400,000. The consideration was allocated based on the relative fair values of the tangible and intangible assets and liabilities acquired, including acquired technology of $120,000, with the excess consideration of $235,193 recorded as goodwill. The operations of Digital Genesis are included in the consolidated statements of operations of the Company since the date of acquisition, June 2, 1998.

    In January 1999, the Company acquired 100% of the outstanding stock of Spartan Multimedia, Inc., a Canadian corporation, in exchange for 185,715 shares of common stock of StoresOnline.com, Ltd., a wholly-owned Canadian subsidiary valued at $557,145. The shares are convertible on a one-to-one basis into common stock of the Company. The issuance of an additional 185,714 shares was contingent upon the attainment of certain performance standards in future periods. In April 1999, the Board of Directors approved the issuance of the contingent shares and waived the performance standards. Accordingly, the consideration increased to $1,392,858. The acquisition of Spartan
Multimedia, Inc. was recorded using the purchase method of accounting. The consideration was allocated based on the relative fair values of the tangible and intangible assets and liabilities acquired. The operations of Spartan Multimedia, Inc. are included in the consolidated statement of operations of the Company from January 15, 1999 through June 30, 1999. Unaudited pro forma consolidated results of operations are summarized below to reflect the acquisition of Spartan Multimedia, Inc. as if it had occurred on July 1, 1998:

Revenue.....................................................  $    146,867
                                                              ============
Net loss....................................................   (10,698,625)
                                                              ============
Loss per share..............................................         (1.20)
                                                              ============

                       NETGATEWAY, INC. AND SUBSIDIARIES

(1)  DESCRIPTION OF BUSINESS (CONTINUED)
    Effective October 1, 1999, the Company changed its method of accounting for revenue from the completed contract method to the percentage-of-completion method. The Company believes the percentage-of-completion method more accurately reflects the current earnings process under the Company's contracts. The percentage-of-completion method is preferable according to Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, issued by the American Institute of Certified Public Accountants. The new method has been applied retroactively by restating the Company's consolidated financial statements for prior periods in accordance with Accounting Principles Board Opinion No. 20.

    Prior to October 1, 1999, the Company was a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7. Planned principal operations commenced and began producing significant revenue on October 1, 1999, and accordingly, Netgateway is no longer considered a development stage company.

(2)  LIQUIDITY

    The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of the date of this report, the Company's planned principal operations have commenced, however, minimal revenues have been generated. The Company has relied upon private placements of its stock and issuances of debt to generate funds to meet its operating needs and plans to continue pursuing financing in this manner during the next year. However, there are no assurances that such financing will be available when and as needed to satisfy current obligations. As such, substantial doubt exists as to whether the Company will continue as a going concern.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (B) REVENUE RECOGNITION

    Revenue generated from consulting services is recognized as services are provided. Web-site development revenues are recognized upon completion of each project. Services billed in advance are recorded as deferred revenue and recognized when revenue is earned.

    (C) INTANGIBLE ASSETS

    Intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Acquired technology.........................................  5 to 7 years
Goodwill....................................................  10 years

    (D) PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, is comprised of computer and office equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 5 years.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (E) RESEARCH AND DEVELOPMENT EXPENDITURES

    Research and development costs are expensed as incurred.

    (F) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (G) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (H) FINANCIAL INSTRUMENTS

    The carrying values of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities and current portion of notes payable at June 30, 1999 and 1998 approximated fair value due to the short maturity of those instruments. The fair value of the notes receivable from and payable to related parties could not be estimated due to the nature of the borrowings. All financial instruments are held for purposes other than trading.

    (I) ACCOUNTING FOR STOCK OPTIONS

    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan employee stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

    Compensation expense related to stock options granted to non-employees is accounted for under Statement of Financial Accounting Standards (SFAS)
    No. 123, "Accounting for Stock-Based Compensation," whereby compensation expense is recognized over the vesting period based on the fair value of the options on the date of grant.

    (J) COMPREHENSIVE INCOME

    SFAS 130, "Reporting Comprehensive Income" (SFAS No. 130) establishes standards for reporting and displaying comprehensive income (loss) and its components in a full set of general-purpose

                       NETGATEWAY, INC. AND SUBSIDIARIES

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements. This statement requires that an enterprise classify items of other comprehensive income (loss) by their nature in a financial statement and display the accumulated balance of other comprehensive income
    (loss) separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has components of other comprehensive income (loss), which are classified in the statement of shareholders' equity (deficit).

    (K) BUSINESS SEGMENTS AND RELATED INFORMATION

    Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires enterprises to report selected information about operating segments in interim financial reports issued to shareholders. Is also establishes standards for related disclosure about products and services, geographic areas and major customers. It replaces the "industry segment" concept of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," with a "management approach" concept as the basis for identifying reportable segments. The Company has only one operating segment. The Company formed its wholly-owned Canadian subsidiary, StoresOnline.com, in January 1999.

    Prior to that time, the Company only had operations in the United States All revenues during the year ended June 30, 1999 and the period March 4, 1998 (inception) through June 30, 1998 were generated in the United States. Substantially all of the Company's long-lived assets were located in the United States at June 30, 1999 and 1998.

    (L) INVESTMENT SECURITIES

    The Company accounts for investment securities in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires investments to be classified based on management's intent in one of the three categories: held-to-maturity securities, available-for-sale securities and trading securities. Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value with unrealized gains and losses reported as a separate component of shareholders' equity and comprehensive income (loss). Trading securities are recorded at market value with unrealized gains and losses reported in operations. The Company's investment securities have been classified as available-for-sale.

    (M) FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's Canadian subsidiary, StoresOnline.com, have been translated into U.S. dollars from its functional currency in the accompanying consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Balance sheet accounts of StoresOnline.com are translated at year-end exchange rates while income and expenses are translated at weighted-average exchange rates for the year. Translation gains or losses that related to StoresOnline.com's net assets are shown as a separate component of shareholders' equity (deficit) and comprehensive income (loss). There were no gains or losses resulting from realized foreign currency transactions (transactions denominated

                       NETGATEWAY, INC. AND SUBSIDIARIES

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in a currency other than the entities' functional currency) during the year ended June 30, 1999 and the period March 4, 1998 (inception) through
    June 30, 1998.

    (N) LOSS PER SHARE

    Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period in accordance with SFAS No. 128 "Earnings Per Share". Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings (loss) per share is computed similarly to fully diluted earnings (loss) per share pursuant to Accounting Principles Board
    (APB) Opinion No. 15. There were 3,840,956 options and 1,750,100 warrants to purchase shares of common stock that were outstanding during the year ended June 30, 1999 which were not included in the computation of diluted loss per share because the impact would have been antidilutive. There were 200,000 options and 73,000 warrants to purchase shares of common stock that were outstanding during the period March 4, 1998 (inception) through June 30, 1998 which were not included in the computation of diluted loss per share because the impact would have been antidilutive.

    (O) COSTS OF START-UP ACTIVITIES

    Pursuant to AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," the Company expenses all the costs of start-up activities as incurred.

    (P) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and the reporting of revenues and expenses during the reporting periods to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (Q) RECLASSIFICATIONS

    Certain amounts have been reclassified to conform with current year presentation.

(4)  PROPERTY AND EQUIPMENT

    Property and equipment balances at June 30, 1999 and 1998 are summarized as follows:

                                                             1999       1998
                                                           --------   --------
Computers and office equipment...........................  $583,021   152,244
Less accumulated depreciation............................    86,485     8,860
                                                           --------   -------
                                                            496,536   143,384
                                                           ========   =======

                       NETGATEWAY, INC. AND SUBSIDIARIES

(5)  INTANGIBLE ASSETS

    Intangible assets balances at June 30, 1999 and 1998 are summarized as follows:

                                                            1999        1998
                                                         ----------   --------
Acquired technology....................................  $1,510,548   120,000
Goodwill...............................................     235,193   235,193
                                                         ----------   -------
                                                          1,745,741   355,193
Less accumulated amortization..........................     183,106     3,389
                                                         ----------   -------
                                                         $1,562,635   351,804
                                                         ==========   =======

(6)  NOTES RECEIVABLE AND NOTES RECEIVABLE FROM OFFICER

    During the period March 4, 1998 (inception) through June 30, 1998, the Company issued a $50,000 note receivable to a customer which was repaid during the year ended June 30, 1999. In July 1998 and August 1998, the Company advanced $800,000 to an entity with which the Company was in merger discussions. Certain Company officers and directors were minor shareholders of the potential merger entity. The merger was not consummated and the advance was deemed uncollectible in December 1998 and written-off. During June 1999, the Company issued its chief executive officer, Keith Freadhoff, a non-interest bearing $30,000 note receivable. The note was repaid in July 1999.

(7)  LICENSE AGREEMENTS

    In March 1998, the Company entered into a sublicense agreement related to proprietary courseware with Training Resources International (TRI), which is wholly-owned by Michael Khaled, a stockholder of the Company, in exchange for the assumption of TRI's obligation of $1,600,000 to the original licensor, ProSoft I-Net Solutions, Inc. (ProSoft). Michael Khaled personally guaranteed the repayment of the Company's obligation under the sublicense agreement with TRI to ProSoft. TRI entered into the original license agreement with ProSoft in January 1998.

    In April 1998, the Company entered into a sublicense agreement related to proprietary courseware with S.T.E.P.S., Inc. (Steps), whose primary stockholder is Scott Beebe, a stockholder and director of the Company, in exchange for
(1) the assumption of Steps' remaining obligation of $1,500,000 to the original licensor, ProSoft, (2) the assumption of Step's obligation of $200,000 to Vision Holdings Inc. (Vision), an unrelated entity, which had advanced funds to Steps, and (3) the issuance of 1,000,000 shares of common stock valued at $220,000 to Steps. Scott Beebe personally guaranteed the repayment of the Company's obligation under the sublicense agreement with Steps to ProSoft. Additionally, the Company acquired supplies, books and other materials related to the licensed technology from Vision in exchange for $84,000. The Company had previously entered into a separate loan agreement for $100,000 with Vision. The Company's chief executive officer, Keith Freadhoff, was the chief executive officer at ProSoft when the original license agreement with Steps was entered into. Don Danks is a stockholder of the Company and was an officer of ProSoft at the time the original license agreements were entered into.

    In April 1998, the Company converted the $300,000 obligation to Vision into 1,900,000 shares of common stock, valued at $418,000. As a result, license fees of $418,000 were recorded for the incremental increase of the stock exchanged for the note payable cancellation.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(7)  LICENSE AGREEMENTS (CONTINUED)
    In June 1998, the Company changed its business plan and began focusing on developing technology to enable businesses and other organizations to conduct commerce over the Internet. Therefore, the Company determined that the license fees would not ultimately be recoverable. Accordingly, the costs of acquiring the sub-license agreements and related supplies are included as license fees expense in the accompanying consolidated statements of operations.

(8) CONVERTIBLE DEBENTURES AND NOTES PAYABLE

    During December 1998 and January 1999, the Company issued $1,000,000 of convertible debentures bearing interest at the 90-day Treasury Bill rate plus
4 percent and issued 274,350 detachable stock purchase warrants valued at $405,395. The debentures are convertible into the Company's common stock at $2.50 per share at the Company's option. The Company recorded interest expense of $151,000 related to the beneficial conversion feature. The debentures are due in December 1999. As of June 30, 1999, $800,000 of the debentures had been converted into 320,000 shares of common stock. The convertible debentures are secured by the Company's accounts receivable and intellectual property.

    In March 1999, Keith Freadhoff, the chief executive officer of the Company, loaned the Company $100,000 which is due within 10 days of the close of bridge financing. In March 1999, the Company issued $160,000 of non-interest bearing notes payable to third parties, which are due within 10 days of the close of bridge financing. The notes were repaid in June 1999.

    In May and June 1999, the Company obtained bridge financing whereby 12% senior notes payable and 288,000 shares of common stock were issued generating proceeds of $2,592,000, net of $288,000 of issuance costs. The senior notes payable are due the earlier of April 30, 2000 or upon the close of a public sale of the Company's common stock. The Company also granted 144,000 warrants to purchase an equivalent number of shares of common stock at an exercise price of $10 per share as additional issuance costs. The warrants are exercisable for a period of four years commencing May 18, 2000. The fair value of the warrants on the dates of issuance was estimated to be $301,300 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5%; volatility of 100% and an expected life of 2 years. The net proceeds from the bridge financing were allocated to the senior notes payable and common stock based on their relative fair values, taking into consideration recent debt and equity transactions. Accordingly, $1,346,000 was recorded as notes payable, $1,488,952 as equity, net of $346,349 of stock issuance costs, and $302,952 as debt issuance costs. Under the Securities Act, the rules and regulations under the Securities Act, and the interpretations of the Commission, we may be required to offer rescission to investors in our May through September 1999 private placement. If the Company is required to rescind the May through September private placement in its entirety, the Company would be required to refund all of the gross proceeds of the May through September private placement to the investors. Even following the repayment of the notes, based on the Securities Act, the rule and regulations under the Securities Act, and the interpretations of the Commission, the investors in the May through September private placement may have the right to require the Company to repurchase the shares of common stock which they received in the May through September private placement if they can successfully argue that those shares were issued in lieu of a higher interest rate on those notes.

    In June 1999, the Company issued a 12% senior note payable of $150,000 and 15,000 shares of common stock valued at $75,000 as settlement of a legal fee obligation. The note is due the earlier of

                       NETGATEWAY, INC. AND SUBSIDIARIES

(8) CONVERTIBLE DEBENTURES AND NOTES PAYABLE (CONTINUED)
April 30, 2000 or upon the close of a public sale of the Company's common stock. The Company also granted 3,750 warrants to purchase an equivalent number of shares of common stock at an exercise price of $10 per share. The warrants are exercisable for a period of four years commencing May 18, 2000. The fair value of the warrants on the dates of issuance was estimated to be $7,098 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5%; volatility of 100% and an expected life of 2 years. As a result, $7,098 of additional legal expense was recorded in the accompanying consolidated financial statements.

    Notes payable and notes payable to related parties at June 30, 1999 and 1998 consists of the following:

                                                                 1999         1998
                                                              ----------   -----------
12% senior notes payable due the earlier of April 30, 2000
  or upon the close of a public sale of the Company's common
  stock.....................................................  $1,496,000            --
Non-interest bearing note payable to ProSoft I-Net
  Solutions, Inc. under license agreements, maturing through
  October 15, 1998..........................................                 1,100,000
Non-interest bearing note payable to ProSoft I-Net
  Solutions, Inc. under license agreements, payable in
  quarterly principal and interest installments of $200,000
  and maturing through December 31, 1999....................          --     1,287,622
Non-interest bearing note payable to an officer and
  shareholder, due within 10 days of the close of bridge
  financing.................................................       1,799        32,429
                                                              ----------   -----------
                                                               1,497,799     2,420,051
Less current portion........................................   1,497,799    (2,052,159)
                                                              ----------   -----------
                                                              $       --       367,892
                                                              ==========   ===========

    During the period from March 4, 1998 (inception) through June 30, 1998, an officer and shareholder loaned the Company $132,429 of which $100,000 was converted into a capital contribution in June 1998. During the year ended
June 30, 1999, the Company repaid $30,630 of the note payable.

    The non-interest bearing note payable to ProSoft I-Net Solutions, Inc. under license agreements due December 31, 1999, is net of imputed interest of $112,378 at June 30, 1998.

    In August 1998, the notes payable agreements to ProSoft I-Net
Solutions, Inc. (ProSoft) aggregating $2,387,622 were amended whereby the scheduled principal payments of $2,100,000 and $400,000 due in fiscal years 1999 and 2000, were changed to $1,800,000 and $700,000, respectively. During the year ended June 30, 1999, the Company repaid $700,000 of the notes payable to ProSoft. In December 1998, ProSoft released the Company of its remaining obligation under the notes payable agreements. As of December 1998, the Company recognized $35,488 of imputed interest as interest expense. The remaining imputed interest balance was expensed upon extinguishment of the debt in December 1998. Additionally, Michael Khaled and Scott Beebe, who personally guaranteed repayment of the Company's obligations to ProSoft, paid ProSoft $200,000 in the aggregate to terminate their individual personal guarantees of the notes payable which was recorded as a capital contribution upon extinguishment of debt. Accordingly, the Company recognized $1,653,232 as gain on extinguishment of debt during the year ended June 30, 1999.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(9) SHAREHOLDERS' EQUITY (DEFICIT)

    During the period March 4, 1998 (inception) through June 30, 1998, the Company issued 1,645,455 shares of common stock valued at $362,000 to certain officers and employees in exchange for compensation. The shares vested immediately upon grant. In April 1998, the Company granted 100,000 shares of common stock under a consulting agreement in exchange for services valued at $22,000. Compensation expense of $7,920 was recognized for the value of the shares which vested immediately upon grant. Under the agreement, the Company may repurchase up to 64,000 shares of the common stock issued to the consultant. The shares eligible for repurchase vest ratably over a 24-month period upon performance of services under the consulting agreement. Deferred compensation of $14,080 was recorded in the accompanying consolidated statement of changes in shareholders' equity (deficit) to reflect the unearned compensation. During the period March 4, 1998 (inception) through June 30, 1998, 8,000 of the shares eligible for repurchase vested resulting in $1,760 of compensation. During the year ended June 30, 1999, 8,000 of the shares eligible for repurchase vested and the consulting agreement was subsequently canceled. As a result, $1,760 of additional compensation was recorded and the 48,000 remaining unvested common shares were forfeited.

    In June 1998, the Company issued 100,000 shares of common stock to an employee in exchange for services valued at $100,000. Half of the shares vested on July 1, 1998 with the remaining shares vesting ratably over a 12-month period. Accordingly, deferred compensation of $100,000 was recorded at June 30, 1998. During the year ended June 30, 1999, the 100,000 shares vested resulting in compensation of $100,000.

    During the period March 4, 1998 (inception) through June 30, 1998, Michael Khaled, Don Danks and Lynn Turnbow, shareholders of the Company, paid, on behalf of the Company, $400,000 of scheduled payments under the $3,000,000 notes payable to ProSoft in exchange for 600,000 shares of common stock valued at $400,000.

    In March 1998, an officer and shareholder of the Company, Keith Freadhoff, loaned the Company $100,000. In June 1998, the note was contributed to capital.

    In June 1998, $184,000 of notes payable to third parties was converted into 184,000 shares of common stock valued at $185,333, including $1,533 of accrued interest.

    During the period March 4, 1998 (inception) through June 30, 1998, the Company sold 1,057,545 shares of common stock for $503,000 in cash. In June 1998, the Company sold 73,000 units in exchange for $146,000. In July 1998 through September 1998, the Company sold 949,800 units in exchange for $1,899,600. Each unit consisted of one share of common stock and one warrant to purchase an equivalent number of shares of common stock at an exercise price of $4.00. The warrants were exercisable at any time prior to September 1, 1998. The estimated fair value of the warrants on the date of the grant was estimated to be $.02 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5.16%; volatility of 100%; and an expected life of two months. The warrants were subsequently repriced to $2.00 per share and the exercise date was extended to October 1, 1998. The estimated fair value of the warrants on the date of repricing remained consistent with the fair value on date of grant. In October 1998, 132,100 warrants were exercised to purchase 132,100 shares of common stock generating proceeds of $264,200.

    During the year ended June 30, 1999, the Company issued warrants as consideration for various consulting fees and debt issue costs associated with the convertible debentures. The warrants were exercisable within two years from the dates of issuance. The fair value of the warrants on the dates of issuance was estimated to be $3,169,839 using the Black-Scholes option-pricing model with the

                       NETGATEWAY, INC. AND SUBSIDIARIES

(9) SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED) following assumptions: dividend yield of 0%; risk-free interest rate of 5%; volatility of 100% and an expected life of 2 years. Accordingly, compensation expense of $2,394,254, debt issuance costs of $187,668 and interest expense of $535,535 was recorded in the accompanying consolidated financial statements.

    During the year ended June 30, 1999, the Company issued 366,500 shares of common stock valued at $1,262,200 as payment of consulting and legal services. In May 1999, the Company issued 35,000 shares of common stock valued at $175,000 to acquire internal-use software from UnitNetImaging (Shopping Planet). The value of the technology was capitalized in the accompanying consolidated financial statements.

    During March 1999, the Company issued 30,000 shares of common stock valued at $127,500 as payment of debt issuance costs associated with the issuance of $160,000 of notes payable.

    In November 1998, the Company entered into a settlement agreement with Michael Khaled, a shareholder of the Company, whereby four shareholders of the Company contributed 200,000 shares of common stock valued at $400,000 to Mr. Khaled. Additionally, the Company granted warrants to purchase 100,000 shares of common stock to Mr. Khaled and warrants to purchase 200,000 shares of common stock to the four shareholders who contributed their stock. The fair value of the warrants on the issuance date was estimated to be $420,000 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5%; volatility of 100% and an expected life of 2 years. Accordingly, compensation expense of $820,000 was recognized in the accompanying consolidated financial statements.

    From March 1999 through May 1999, the Company sold 326,334 shares of common stock in exchange for cash of $979,000.

    In April 1999, the Company issued 2,570 shares of common stock upon the cashless exercise of 25,000 warrants at an exercise price of $12.00 per share.

    In May 1999, the Company authorized the issuance of 5,000,000 shares of preferred stock, $.001 par value, and approved an increase in the authorized number of common shares to 40,000,000.

(10) STOCK OPTIONS

    In June 1998, the Board of Directors approved, for future grants, 500,000 options to acquire an equivalent number of shares of common stock at an exercise price of $1 per share to certain senior management. No options were granted as of June 30, 1998.

    In June 1998, the Board of Directors granted 100,000 options to acquire an equivalent number of shares of common stock at an exercise price of $6 per share as consideration for legal fees. The options vest ratably as services are provided and expire on April 30, 2005. As of June 30, 1998, only a minimal amount of legal services had been provided under the agreement. During the year ended June 30, 1999, under the anti-dilution clause of the agreement, the number of options increased to 240,000 and the exercise price was decreased to $2.50 per share. As a result, compensation for the fair value of the options aggregating $479,708 was recorded. The fair value of the options on the date of repricing was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5%; volatility of 100% and an expected life of 1.5 years.

    In June 1998, the Company granted a consultant 100,000 options to purchase an equivalent number of shares of common stock at an exercise price of $3.50 per share as compensation for services.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(10) STOCK OPTIONS (CONTINUED)
The options vest upon the consultant achieving certain sales goals related to the sale of training courses under the ProSoft license agreement by June 1999. The options expire on June 1, 2003. As of June 30, 1998, no options had been earned under the agreement. The fair value of the options on the date of the grant was estimated to be $.59 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5.50%; volatility of 100%; and an expected life of 5 years. Subsequent to June 30, 1998, these options were canceled.

    In July 1998, the Board of Directors adopted the 1998 Stock Compensation Program ("Program") which consists of an Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Restricted Share Plan, Employee Stock Purchase Plan, Non-Employee Director Stock Option Plan, Stock Appreciation Rights Plan and Other Stock Rights Plan. An aggregate of 1,000,000 shares were reserved for issuance under the Program. During the year ended June 30, 1999, the Company granted 998,301 options under the Program at exercise prices greater than and below the estimated market price of the Company's common stock on the date of grant ranging from $2.17 to $5.34 per share. As a result, $180,292 of compensation expense was recognized during the year ended June 30, 1999. The weighted-average fair value of options granted during the year ended June 30, 1999 under the Program was $2.07 per share. As of June 30, 1999, 1,699 options were available for future grants. The Company applies APB Opinion No. 25 in accounting for stock options granted to employees. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the year ended June 30, 1999:

Net loss--as reported.......................................  $(10,775,703)
Net loss--pro forma.........................................   (13,289,478)
                                                              ============

    In December 1998, the Board of Directors adopted the 1998 Stock Option Plan for Senior Executives. An aggregate of 5,000,000 shares were reserved for issuance under the Plan. As of June 30, 1999, 2,596,656 options had been granted under the Plan at an exercise prices ranging from $2.50 to $6.50 per share. Because the grant price is greater than the market prices of the Company's common stock on the date of grant, there was no intrinsic value on the date of grant. The shares begin vesting on January 1, 2000. Accordingly, compensation expense related to these stock option grants during the year ended June 30, 1999 is the same under APB 25 and SFAS 123. The weighted-average fair value of the options granted under the Plan during the year ended June 30, 1999 was $1.81 per share. As of June 30, 1999, there were 2,403,333 options available for future grants under the Plan.

    The following is a summary of stock option activity:

                                                                   WEIGHTED AVERAGE
                                                NUMBER OF SHARES    EXERCISE PRICE
                                                ----------------   ----------------
Balance at March 4, 1998......................            --             $ --
Granted.......................................       200,000             4.75
                                                   ---------
Balance at June 30, 1998......................       200,000             4.75
Granted.......................................     3,734,968             3.85
Canceled......................................      (100,000)            3.50
                                                   ---------
Balance at June 30, 1999......................     3,834,968             3.80
                                                   =========             ====

                       NETGATEWAY, INC. AND SUBSIDIARIES

(10) STOCK OPTIONS (CONTINUED)
    The following table summarizes information about shares under option at June 30, 1999:

                                        WEIGHTED-AVERAGE                                  WEIGHTED
                                           REMAINING          WEIGHTED                    AVERAGE
                            NUMBER        CONTRACTUAL         AVERAGE         NUMBER      EXERCISE
RANGE OF EXERCISE PRICES  OUTSTANDING         LIFE         EXERCISE PRICE   EXERCISABLE    PRICE
------------------------  -----------   ----------------   --------------   -----------   --------
$2.46 to 3.71.........     1,808,636      9.01 years           $ 2.56         670,930      $ 2.50
3.78 to 6.06..........     1,824,406      9.53 years             4.76         212,880        4.11
6.15 to 7.75..........       191,926      9.83 years             6.58          35,730        6.75
13.30.................        10,000      9.75 years            13.30             833       13.30
                           ---------                                          -------
                          3,834,968..                            3.80         920,373        3.05
                           =========                           ======         =======      ======

(11)  INCOME TAXES

    Income tax expense for the period March 4, 1998 (inception) through June 30, 1998 and the year ended June 30, 1999 represents the California state minimum franchise tax and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

    Income tax expense attributable to loss from operations during the year ended June 30, 1999 and the period March 4, 1998 (inception) through June 30, 1998, differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to loss from operations as a result of the following:

                                                         1999          1998
                                                      -----------   ----------
Computed "expected" tax benefit.....................  $(3,565,585)  (1,554,458)
Decrease (increase) in income taxes resulting from:
State and local income tax benefit, net of federal
  effect............................................     (618,227)    (278,196)
Change in the valuation allowance for deferred tax
  assets............................................    4,139,728    1,859,974
Other...............................................       46,484      (26,520)
                                                      -----------   ----------
    Income tax expense..............................  $     2,400          800
                                                      ===========   ==========

                       NETGATEWAY, INC. AND SUBSIDIARIES

(11)  INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 and 1998 are presented below:

                                                         1999          1998
                                                      -----------   ----------
Deferred tax assets:
  Net operating loss carry forwards.................  $ 4,620,070    1,669,316
  Stock compensation expense........................    1,128,171      179,872
  Intangible assets, principally due to differences
    in amortization.................................       16,902       10,290
  Deferred compensation.............................      112,821           --
  Accounts receivable principally due to allowance
    for doubtful accounts...........................        1,200           --
  Accrued expenses..................................      106,640           --
  Property and equipment, principally due to
    differences in depreciation.....................           --          496
                                                      -----------   ----------
    Total gross deferred tax assets.................    5,985,804    1,859,974
    Less valuation allowance........................   (5,968,503)  (1,859,974)
Deferred tax liability:
  Property and equipment, principally due to
    differences in depreciation.....................      (17,301)          --
                                                      -----------   ----------
    Net deferred tax assets.........................  $        --           --
                                                      ===========   ==========

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the schedule reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income of approximately $11,550,000 prior to the expiration of the carry forward period in 2014. Based on the projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences. Such potential future benefits have been fully reserved, and accordingly, there are no net deferred tax assets.

    As of June 30, 1999, the Company had approximately $11,550,400 and 11,548,000 of net operating loss carry forwards available for Federal and state income tax purposes, respectively, which expire between 2006 and 2018. The ultimate realization of the net operating loss carry forwards will be limited by
Section 382 of the Internal Revenue Code as a result of a change of control.

(12)  LEASE COMMITMENTS

    The Company has noncancelable operating leases for office space which expire at various dates through July 2001. Minimum annual commitments under noncancelable operates leases are $424,700, $237,300, $135,300 and $10,000 during the years ended June 30, 2000, 2001, 2002 and 2003, respectively. All other operating leases are month-to-month arrangements. Rent expense amounted to $115,237 and $18,367 during the year ended June 30, 1999 and during the period March 4, 1998 (inception) through June 30, 1998, respectively.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(13)  SUBSEQUENT EVENTS

    In July 1999, the Board of Directors adopted the 1999 Stock Option Plan for Non-Executives. An aggregate of 2,000,000 shares were reserved for issuance under the Plan. From July 1, 1999 through August 10, 1999, the Company granted 367,266 options under the Plan at exercise prices ranging from $5.25 to $14.50 per share. The Company also granted 200,000 options under the 1998 Executive Plan in July 1999 at an exercise price of $8.18 per share.

    In July 1999, the Company entered into a Cable Reseller and Mall agreement with MediaOne of Colorado, Inc. (MediaOne) whereby the Company also issued to MediaOne 50,000 shares of common stock and warrants to purchase 200,000 shares of common stock. The exercise price of the warrants is dependent upon the market price of the Company's common stock on the date that the warrants are earned under certain performance criteria.

    From July 21, 1999 through August 18, 1999, the Company issued $503,000 of 12% senior notes payable which are due the earlier of April 30, 2000 or upon the close of a public sale of the Company's common stock and 50,300 shares of the Company's common stock in exchange for $503,000. The net proceeds were allocated to the notes payable and common stock based on their relative fair values. Under the Securities Act, the rules and regulations under the Securities Act, and the interpretations of the Commission, we may be required to offer rescission to investors in our May through September 1999 private placement. If the Company is required to rescind the May through September private placement in its entirety, the Company would be required to refund all of the gross proceeds of the May through September private placement to the investors.

    Even following the repayment of the notes, based on the Securities Act, the rule and regulations under the Securities Act, and the interpretations of the Commission, the investors in the May through September private placement may have the right to require the Company to repurchase the shares of common stock which they received in the May through September private placement if they can successfully argue that those shares were issued in lieu of a higher interest rate on those notes.

(14)  SUBSEQUENT EVENT--UNAUDITED

    From August 24, 1999 through September 24, 1999, the Company issued $3,075,500 of 12% senior notes payable which are due the earlier of April 30, 2000 or upon the close of a public sale of the Company's common stock and 307,550 shares of the Company's common stock in exchange for $3,075,500. The net proceeds were allocated to the notes payable and common stock based on their relative fair values. Under the Securities Act, the rules and regulations under the Securities Act, and the interpretations of the Commission, we may be required to offer rescission to investors in our May through September 1999 private placement. If the Company is required to rescind the May through September private placement in its entirety, the Company would be required to refund all of the gross proceeds of the May trough September private placement to the investors. Even following the repayment of the notes, based on the Securities Act, the rule and regulations under the Securities Act, and the interpretations of the Commission, the investors in the May through September private placement may have the right to require the Company to repurchase the shares of common stock which they received in the May through September private placement if they can successfully argue that those shares were issued in lieu of a higher interest rate on those notes.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                      CONSOLIDATED UNAUDITED BALANCE SHEET

                               DECEMBER 31, 1999

                                                              DECEMBER 31, 1999
                                                              -----------------
                                    ASSETS
Current assets:
Cash........................................................    $ 13,119,848
Accounts receivable less allowance for doubtful accounts of
  $600 at December 31, 1999.................................         464,375
Unbilled receivables........................................         307,678
Note receivable from officer (note 4).......................              --
Debt issue costs............................................              --
Prepaid offering costs......................................              --
Prepaid advertising.........................................         300,000
Prepaid expenses and other current assets...................         659,151
                                                                ------------
  Total current assets......................................      14,851,052

Property and equipment, net.................................       1,598,683
Intangible assets, net......................................       1,403,248
Other assets................................................          27,284
                                                                ------------
                                                                $ 17,880,267
                                                                ============
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable (note 5).................    $         --
  Convertible debentures (note 5)...........................              --
  Accounts payable..........................................       1,161,453
  Accrued wages and benefits................................         759,403
  Accrued interest..........................................           3,708
  Accrued liabilities.......................................         646,990
  Deferred revenue..........................................          36,392
  Accrued contract losses...................................              --
  Current portion of notes payable to related parties.......              --
                                                                ------------
  Total current liabilities.................................       2,607,946

Shareholders' equity (note 8):
Common stock, par value $.001 per share. Authorized
  40,000,000 shares; issued and outstanding 16,956,778 and
  9,912,304 at December 31, 1999............................          16,957
Additional paid-in capital..................................      54,291,536
Deferred compensation.......................................        (505,909)
Accumulated other comprehensive loss........................          (4,160)
Accumulated deficit.........................................     (38,526,103)
                                                                ------------
  Total shareholders' equity................................      15,272,321
                                                                ------------
Commitments and subsequent events (note 7)
Total liabilities and shareholders' equity..................    $ 17,880,267
                                                                ============

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               SIX MONTHS ENDED     SIX MONTHS ENDED
                                                              DECEMBER 31, 1999    DECEMBER 31, 1998
                                                              ------------------   ------------------
Service revenue (note 3)....................................     $  1,172,681           $    80,184
Operating expenses:
  Depreciation and amortization.............................          313,913                47,380
  Selling, general and administrative.......................       19,269,200             5,287,318
                                                                 ------------           -----------
      Total operating expenses..............................       19,583,113             5,334,698
                                                                 ------------           -----------
        Loss from operations................................      (18,410,432)           (5,254,514)
Loss on sale of equity securities...........................               --                54,729
Interest (income) expense, net..............................        4,768,032               (17,970)
                                                                 ------------           -----------
    Net loss before extraordinary item......................     $(23,178,464)          $(5,291,273)
Extraordinary gain on debt extinguishments..................               --             1,653,233
                                                                 ------------           -----------
        Net loss............................................     $(23,178,464)          $(3,638,040)
                                                                 ============           ===========
Basic and diluted extraordinary gain per share..............     $         --           $      0.20
                                                                 ============           ===========
Basic and diluted loss per share............................     $      (1.96)          $     (0.43)
                                                                 ============           ===========
Weighted average common shares outstanding--basic and
  diluted...................................................       11,819,559             8,453,939
                                                                 ============           ===========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

      CONSOLIDATED UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                       COMMON STOCK        ADDITIONAL
                                   ---------------------     PAID-IN       DEFERRED     COMPREHENSIVE
                                     SHARES      AMOUNT      CAPITAL     COMPENSATION       LOSS
                                   ----------   --------   -----------   ------------   -------------
Balance at June 30, 1999.........   9,912,304   $ 9,913    $15,639,160     $ (52,919)   $
Common stock issued for prepaid
  advertising....................      50,000        50        299,950            --              --
Common stock issued for
  services.......................     502,400       502      3,388,898            --              --
Warrants issued for services.....          --        --         53,534            --              --
Sale of common stock for cash,
  net............................   4,155,350     4,156     25,455,584            --              --
Shares issued for debenture
  conversion.....................      80,000        80        199,920            --              --
Options granted for services.....          --        --        172,853            --              --
Stock option compensation........          --        --        683,523      (683,523)             --
Amortization of deferred
  compensation...................          --        --             --       230,533              --
Exercise of warrants.............         370        --            370            --              --
Cashless exercise of options and
  warrants.......................     969,810       969           (969)           --              --
Shares issued for cancellation of
  options........................   1,200,000     1,200      8,398,800            --              --
Shares issued upon conversion of
  subsidiary common stock........      86,544        87            (87)           --              --
Comprehensive loss:
  Net loss.......................          --        --             --            --     (23,178,464)
  Foreign currency translation
    adjustment...................          --        --             --            --            (562)
                                                                                        ------------
Total comprehensive loss.........                                                       $(23,179,026)
                                                                                        ============
Balance at December 31, 1999.....  16,956,778   $16,957    $54,291,536     $(505,909)
                                   ==========   =======    ===========     =========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

      UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                                               ACCUMULATED    ACCUMULATED OTHER           TOTAL
                                                 DEFICIT      COMPREHENSIVE LOSS   SHAREHOLDERS' EQUITY
                                               ------------   ------------------   --------------------
Balance at June 30, 1999.....................  $(15,347,639)       $(3,598)            $    244,917
Common stock issued for prepaid
  advertising................................            --             --                  300,000
Common stock issued for services.............            --             --                3,389,400
Warrants issued for services.................            --             --                   53,534
Sale of common stock for cash, net...........            --             --               25,459,740
Shares issued for debenture conversion.......            --             --                  200,000
Options granted for services.................            --             --                  172,853
Stock option compensation....................            --             --                       --
Amortization of deferred compensation........            --             --                  230,533
Exercise of warrants.........................            --             --                      370
Cashless exercise of options and warrants....            --             --                       --
Shares issued for cancellation of options....            --             --                8,400,000
Shares issued upon conversion of subsidiary
  common stock...............................            --             --                       --
Comprehensive loss:
  Net loss...................................   (23,178,464)            --              (23,178,464)
  Foreign currency translation adjustment....            --           (562)                    (562)
Total comprehensive loss
                                               ------------        -------             ------------
Balance at December 31, 1999.................  $(38,526,103)       $(4,160)            $ 15,272,321
                                               ============        =======             ============

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

                CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED     SIX MONTHS ENDED
                                                              DECEMBER 31, 1999    DECEMBER 31, 1998
                                                              ------------------   ------------------
Cash flows from operating activities:
Net loss....................................................     $(23,178,464)          $(3,638,040)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................          313,913                47,380
  Common stock issued for services..........................        3,389,400               725,000
  Loss on sale of equity securities.........................               --                54,729
  Amortization of deferred compensation.....................          230,533                76,760
  Gain on extinguishment of debt............................               --            (1,653,232)
  Stock compensation paid by shareholders...................               --               400,000
  Stock issued in exchange for cancellation of options......        8,400,000                    --
  Amortization of debt issue costs..........................          585,592                    --
  Amortization of debt discount.............................        4,022,550                35,488
  Options and warrants issued for services..................          172,853             1,596,191
  Provision for doubtful accounts...........................               --                10,886
  Write-off of note receivable..............................               --               800,000
  Changes in assets and liabilities:
    Accounts receivable.....................................         (420,177)               (4,931)
    Unbilled receivables....................................         (307,678)                   --
    Other assets............................................         (266,464)               28,386
    Accounts payable and accrued expenses...................        1,145,846               477,344
                                                                 ------------           -----------
    Net cash used in operating activities...................       (5,912,096)           (1,044,039)
                                                                 ------------           -----------
Cash flows from investing activities:
  Loan for notes receivable.................................               --              (800,000)
  Repayment of notes receivable.............................           30,000                50,000
  Purchase of equity securities.............................               --              (100,733)
  Proceeds from sale of equity securities...................               --                46,004
  Purchase of property and equipment........................       (1,256,673)              (33,768)
                                                                 ------------           -----------
    Net cash used in investing activities...................       (1,226,673)             (838,497)
                                                                 ------------           -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net...............       25,314,234             1,932,800
  Proceeds from exercise of warrants........................               --               231,000
  Repayment of notes payable................................       (6,633,500)                   --
  Proceeds from issuance of notes payable and convertible
    debentures..............................................        1,114,950               195,000
  Cash paid for debt issue costs............................         (104,178)                   --
  Repayment of notes payable to related parties.............           (1,799)             (730,630)
                                                                 ------------           -----------
    Net cash provided by financing activities...............       19,689,707             1,628,170
                                                                 ------------           -----------
Net increase (decrease) in cash.............................       12,550,938              (254,366)
Cash at beginning of period.................................          569,472               254,597
Effect of exchange rate changes on cash balances............             (562)                   --
                                                                 ------------           -----------
Cash at end of period.......................................     $ 13,119,848           $       231
                                                                 ============           ===========
Supplemental schedule of noncash activities:
  Conversion of debt to common stock........................     $    200,000           $        --
  Common stock issued for prepaid advertising...............          300,000                    --
  Capital contributed upon extinguishment of debt...........               --               200,000
  Warrants issued to settle an obligation...................           53,534                    --
  Warrants issued for debt issue costs......................     $    145,876           $        --
                                                                 ============           ===========

          See accompanying notes to consolidated financial statements.

                       NETGATEWAY, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS

    Netgateway, Inc. and its subsidiaries ("Netgateway" or the "Company"), was formed on March 4, 1998 as a Nevada corporation. Netgateway is an internet commerce and connectivity company which provides electronic commerce solutions designed to enable companies of any size to extend their business to the internet for a wide variety of purposes, including the advertising and sale of products or services by retailers and the conduct of commercial transactions between business enterprises.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    (b) REVENUE RECOGNITION

    Revenues from the design and development of internet web sites and related consulting projects are recognized using the percentage-of-completion method. Unbilled receivables represent time and costs incurred on projects in progress in excess of amounts billed, and are recorded as assets. Deferred revenue represents amounts billed in excess of costs incurred, and is recorded as a liability. To the extent costs incurred and anticipated costs to complete projects in progress exceed anticipated billings, a loss is recognized in the period such determination is made for the excess.

    (c) BUSINESS SEGMENTS AND RELATED INFORMATION

    Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. It replaces the "industry segment" concept of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," with a "management approach" concept as the basis for identifying reportable segments. The Company has only one operating segment. The Company formed its wholly-owned Canadian subsidiary, StoresOnline.com, Ltd., in January 1999. Prior to that time, the Company only had operations in the United States. All revenues during the six months ended December 31, 1999 and 1998 were generated in the United States. Substantially all of the Company's long-lived assets were located in the United States at December 31, 1999.

    (d) INVESTMENT SECURITIES

    The Company accounts for investment securities in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires investments to be classified based on management's intent in one of the three categories: held-to-maturity securities, available-for-sale securities and trading securities. Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value with unrealized gains and losses reported as a separate component of shareholders' equity and comprehensive income (loss). Trading securities are recorded at market value with unrealized gains and losses reported in operations. The Company's investment securities have been classified as available-for-sale.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (e) FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's Canadian subsidiary, StoresOnline.com, Ltd. have been translated into U.S. dollars from its functional currency in the accompanying consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Balance sheet accounts of StoresOnline.com, Ltd. are translated at period-end exchange rates while income and expenses are translated at actual exchange rates on the date of the transaction. Translation gains or losses that related to StoresOnline.com, Ltd.'s net assets are shown as a separate component of shareholders' equity and comprehensive income (loss). There were no gains or losses resulting from realized foreign currency transactions (transactions denominated in a currency other than the entities' functional currency) during the six months ended December 31, 1999 and 1998.

    (f) LOSS PER SHARE

    Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period in accordance with SFAS No. 128 "Earnings Per Share". Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings (loss) per share is computed similarly to fully diluted earnings (loss) per share pursuant to Accounting Principles Board
    (APB) Opinion No. 15. There were 2,654,873 options and 1,366,375 warrants to purchase shares of common stock that were outstanding during the six months ended December 31, 1999 which were not included in the computation of diluted loss per share because the impact would have been antidilutive. There were 2,575,936 options and 1,150,000 warrants to purchase shares of common stock that were outstanding during the six months ended December 31, 1998 which were not included in the computation of diluted loss per share because the impact would have been antidilutive.

    (g) COSTS OF START-UP ACTIVITIES

    Pursuant to AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," the Company expenses all the costs of start-up activities as incurred.

    (h) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and the reporting of revenues and expenses during the reporting periods to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (i) RECLASSIFICATIONS

    Certain amounts have been reclassified to conform with current year presentation.

(3) CHANGE IN METHOD OF ACCOUNTING FOR REVENUE

    Effective October 1, 1999, the Company changed its method of accounting for revenue from the completed contract method to the percentage-of-completion method. The Company believes the

                       NETGATEWAY, INC. AND SUBSIDIARIES

(3) CHANGE IN METHOD OF ACCOUNTING FOR REVENUE (CONTINUED) percentage-of-completion method more accurately reflects the current earnings process under the Company's contracts. The percentage-of-completion method is preferable according to Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, issued by the American Institute of Certified Public Accountants. The new method has been applied retroactively by restating the Company's consolidated financial statements for prior periods in accordance with Accounting Principles Board Opinion No. 20.

    The impact of the accounting change was a decrease in net loss and loss per share as follows:

                                                       NET LOSS   LOSS PER SHARE
                                                       --------   --------------
Six months ended December 31, 1999...................  $584,298         .05
Six months ended December 31, 1998...................        --          --

(4) NOTES RECEIVABLE AND NOTES RECEIVABLE FROM OFFICER

    During the period March 4, 1998 (inception) through June 30, 1998, the Company issued a $50,000 note receivable to a customer which was repaid during the six months ended December 31, 1998. In July 1998 and August 1998, the Company advanced $800,000 to an entity with which the Company was in merger discussions. Certain Company officers and directors were minor shareholders of the potential merger entity. The merger was not consummated and the advance was deemed uncollectible and written-off during the three months ended
September 30, 1998. During June 1999, the Company issued its chief executive officer, Keith Freadhoff, a non-interest bearing $30,000 note receivable. The note was repaid in July 1999.

(5) NOTES PAYABLE AND CONVERTIBLE DEBENTURES

    In August and September 1999, the Company obtained bridge financing whereby 12% senior notes payable and 357,850 shares of common stock were issued generating proceeds of $2,744,290, net of $803,612 of issuance costs. The senior notes payable are due the earlier of April 30, 2000 or upon the close of a public sale of the Company's common stock. The Company also granted 149,375 warrants to purchase an equivalent number of shares of common stock at an exercise price of $10 per share as additional issuance costs. The warrants are exercisable for a period of four years commencing May 18, 2000. The fair value of the warrants on the dates of issuance was estimated to be $469,402 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rate of 5%; volatility of 100% and an expected life of 2 years. The net proceeds from the bridge financing were allocated to the senior notes payable and common stock based on their relative fair values. Accordingly, $957,450 was recorded as notes payable, $2,035,140 as equity, net of $555,313 of stock issuance costs, and $248,299 as debt issuance costs.

    In September 1999, the Company issued a 12% senior note payable of $500,000 and 50,000 shares of common stock valued at $350,000 stock, the proceeds of which were received in October 1999. The note is due the earlier of April 30, 2000 or upon the close of a public sale of the Company's common stock. In October 1999, the Company issued a 12% senior note payable of $25,000 and 2,500 shares of common stock valued at $17,500 generating net proceeds of $22,500. The note is due the earlier of April 30, 2000 or upon the close of a public sale of the Company's common stock. The Company also granted 1,250 warrants valued at $3,349. The net proceeds were allocated to the senior notes payable and common stock based on their relative fair value.

                       NETGATEWAY, INC. AND SUBSIDIARIES

(5) NOTES PAYABLE AND CONVERTIBLE DEBENTURES (CONTINUED)
    In November 1999, the Company repaid all of the $6,633,500 12% senior notes payable. Upon repayment of the senior notes, the remaining debt discount balance of $3,253,469 was recognized as interest expense.

    In October and November 1999, $200,000 of convertible debentures were converted into 80,000 shares of common stock.

(6) SHAREHOLDERS' EQUITY

    In July 1999, the Board of Directors adopted the 1999 Stock Option Plan for Non-Executives. An aggregate of 2,000,000 shares were reserved for issuance under the Plan. During the six months ended December 31, 1999, the Company granted 1,119,682 options under the Plan at exercise prices ranging from $3.50 to $12.50 per share. The Company also granted 285,714 options under the 1998 Executive Plan during the six months ended December 31, 1999 at exercise prices ranging from $3.50 to $8.18 per share. The Company also granted 123,916 options under the 1998 Employee Stock Option Plan during the six months ended
December 31, 1999 at exercise prices ranging from $3.50 to $4.19 per share.

    In July 1999, the Company entered into a Cable Reseller and Mall agreement with MediaOne of Colorado, Inc. (MediaOne) whereby the Company also issued to MediaOne 50,000 shares of common stock and warrants to purchase 200,000 shares of common stock. The exercise price of the warrants is dependent upon the market price of the Company's common stock on the date that the warrants are earned under certain performance criteria. As of December 31, 1999, the performance criteria had not been met.

    During the six months ended December 31, 1999, the Company issued 502,400 shares of common stock valued at $3,389,400 for services, of which 500,000 shares were issued to the CEO of the Company.

    In October, the Company issued 969,810 shares of common stock upon the cashless exercise of warrants, 100 shares of common stock upon the exercise of warrants for $100, 1,200,000 shares of common stock valued at $8,400,000 to three executives upon the cancellation of 1,980,000 options, and 8,000 shares of common stock upon the conversion of $20,000 of convertible debentures. In November 1999, the Company issued 270 shares of common stock upon the exercise of warrants for $270.

    In November and December 1999, the Company sold 3,795,000 shares of common stock in a public offering generating net proceeds of $23,057,844. The Company also granted 190,250 warrants as stock issuance costs.

    In December 1999, the Company issued 86,544 shares of common stock upon the conversion of common stock of its Storesonline.com subsidiary.

(7) SUBSEQUENT EVENTS

    In December 1999, the Company signed a letter of intent to acquire Galaxy Enterprises, Inc. ("Galaxy Enterprises"). Under the terms of the letter of intent, we will acquire Galaxy Enterprises in an all-stock merger by issuing to Galaxy Enterprises's stockholders approximately 5 million shares of Netgateway with a value of approximately $50 million. Among other things, Galaxy Enterprises, through its subsidiary Galaxy Mall, Inc., engages in the business of selling electronic home pages, or

                       NETGATEWAY, INC. AND SUBSIDIARIES

(7) SUBSEQUENT EVENTS (CONTINUED)
"storefronts" on its Internet shopping mall, and hosts those storefront sites on its Internet server. Galaxy Enterprises also conducts Internet training seminars throughout the United States for its customers and for others interestd in extending their businesses to the Internet.

    In connection with the proposed merger, on January 7, 2000, the Company advanced $300,000 in bridge financing to Galaxy Enterprises for working capital purposes and for the payment of certain professional fees incurred by Galaxy Enterprises in connection with the merger. On February 4, 2000, the Company advanced an additional $150,000 to Galaxy Enterprises for working capital purposes and for the payment of certain professional fees incurred by Galaxy Enterprises in connection with the merger. Each loan is secured by a pledge of Galaxy Enterprises common stock from John J. Poelman, the chief executive officer and largest shareholder of Galaxy Enterprises. The notes bear interest at 9.5% and are due and payable on the earlier of April 30, 2000 or the consummation date of the acquisition.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Galaxy Enterprises, Inc.
Orem, Utah

    We have audited the accompanying consolidated balance sheets of Galaxy Enterprises, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galaxy Enterprises, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

    As discussed in Note 7 to the consolidated financial statements, the Company changed its revenue recognition policies effective January 1, 1999.

WISAN, SMITH, RACKER & PRESCOTT LLP

Salt Lake City, Utah
March 15, 2000

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                  1999          1998
                                                              ------------   ----------
                                        ASSETS
CURRENT ASSETS
Cash........................................................  $    132,741   $   24,719
Trade accounts receivable (net allowance of $677,551 and
  $43,832 respectively).....................................     1,112,947       40,838
Related party trade accounts receivable.....................        52,518       38,910
Inventories.................................................       102,203           --
Prepaid expenses............................................       336,148       18,549
Prepaid income taxes........................................         5,030           --
Employee advances...........................................        89,660        1,871
Deferred income tax asset...................................            --       14,200
Credit card reserves........................................       248,431      129,205
                                                              ------------   ----------
  TOTAL CURRENT ASSETS......................................     2,079,678      268,292
EQUIPMENT...................................................       259,577      171,868

OTHER ASSETS
Deferred charges............................................            --       67,127
Goodwill....................................................       850,434      794,753
Other.......................................................        40,940       32,815
                                                              ------------   ----------
                                                                   891,374      894,695
                                                              ------------   ----------
    TOTAL ASSETS............................................  $  3,230,629   $1,334,855
                                                              ============   ==========
                                LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable......................................  $  1,808,482   $  606,553
Related party trade accounts payable........................            --       44,920
Bank overdraft..............................................       348,907      179,301
Accrued expenses............................................       469,286      108,536
Income taxes payable........................................         1,100        7,900
Notes payable--current portion..............................       161,486      115,000
Deferred revenue--current portion...........................    10,334,844           --
Customer deposits...........................................       285,226        6,060
                                                              ------------   ----------
  TOTAL CURRENT LIABILITIES.................................    13,409,331    1,068,270
DEFERRED INCOME TAXES.......................................            --       10,300
DEFERRED REVENUE............................................       410,719           --
NOTES PAYABLE...............................................         4,269           --

STOCKHOLDERS' EQUITY
Common stock par value $.007, Authorized 25,000,000 shares,
  5,947,514 and 5,281,652 shares issued and outstanding,
  respectively..............................................        41,632       36,971
Additional paid-in-capital..................................     2,034,923       91,959
Unearned stock compensation.................................      (159,000)          --
Retained earnings (deficit).................................   (12,511,245)     127,355
                                                              ------------   ----------
  TOTAL STOCKHOLDERS' EQUITY (DEFICIT)......................   (10,593,690)     256,285
                                                              ------------   ----------
    TOTAL LIABILITIES AND EQUITY............................  $  3,230,629   $1,334,855
                                                              ============   ==========

    The accompanying notes are an integral part of the financial statements.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            1999          1998          1997
                                                        ------------   -----------   -----------
INCOME
Sales.................................................  $ 17,934,277   $11,448,392   $ 2,495,096
Cost of sales.........................................    13,506,633     5,105,617     1,056,579
                                                        ------------   -----------   -----------
  GROSS PROFIT........................................     4,427,644     6,342,775     1,438,517

OPERATING EXPENSES
Selling...............................................     8,064,631     4,758,694       856,073
General and administrative............................     2,639,110     1,388,662       305,215
Bad debt expense......................................       675,200        43,832            --
Depreciation..........................................        97,591        53,260         6,592
Amortization..........................................        61,974        80,175        36,826
Merger expenses.......................................                                   108,000
                                                        ------------   -----------   -----------
                                                          11,538,506     6,324,623     1,312,706
                                                        ------------   -----------   -----------
  OPERATING INCOME (LOSS).............................    (7,110,862)       18,152       125,811

OTHER INCOME (EXPENSES)
Interest income.......................................         6,836            11            31
Other income (expenses)...............................        (2,952)        5,403            --
Interest expense......................................       (11,152)       (4,142)         (433)
                                                        ------------   -----------   -----------
                                                              (7,268)        1,272          (402)
                                                        ------------   -----------   -----------
Income (loss) before income taxes and cumulative
  effect of a change in accounting principle..........    (7,118,130)       19,424       125,409
Income tax expense (benefit)..........................         2,692       (15,951)       38,081
                                                        ------------   -----------   -----------
  INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A CHANGE
    IN ACCOUNTING PRINCIPLE...........................    (7,120,822)       35,375        87,328
  CUMULATIVE EFFECT ON PRIOR YEARS OF ACCOUNTING
    CHANGE............................................    (5,517,778)           --
                                                        ------------   -----------   -----------
  NET INCOME (LOSS)...................................  $(12,638,600)  $    35,375        87,328
                                                        ============   ===========   ===========
Weighted average number of shares outstanding:
Basic.................................................     5,675,744     5,272,069     5,271,652
Diluted...............................................     5,675,744     5,724,683     5,271,652

Net income (loss) per share

Basic.................................................  $      (2.23)  $    0.0067   $      0.02
                                                        ============   ===========   ===========

Diluted...............................................  $      (2.23)  $    0.0062   $      0.02
                                                        ============   ===========   ===========

    The accompanying notes are an integral part of the financial statement.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                          COMMON STOCK        ADDITIONAL
                                      ---------------------    PAID IN                   RETAINED
                                        SHARES      AMOUNT     CAPITAL       OTHER       EARNINGS
                                      ----------   --------   ----------   ---------   ------------
Balance December 31, 1996...........   5,255,352   $36,787    $   78,279   $      --   $      4,652
Common stock issued for bonuses at
  $.007 per share...................      16,300       114            --          --             --
Net income for the year ended
  December 31, 1997.................          --        --            --          --         87,328
                                      ----------   -------    ----------   ---------   ------------
Balance December 31, 1997...........   5,271,652    36,901        78,279          --         91,980
Common stock issued for stock
  options...........................      10,000        70        13,680          --             --
Net income for the year ended
  December 31, 1998.................          --        --            --          --         35,375
                                      ----------   -------    ----------   ---------   ------------
Balance December 31, 1998...........   5,281,652    36,971        91,959          --        127,355
Common stock issued on conversion of
  debt..............................     169,192     1,184       448,816          --             --
Common stock issued for cash........     478,570     3,350     1,111,651          --             --
Issuance of common stock warrants...          --        --       185,000          --             --
Common stock issued for stock
  options...........................      11,800        83         8,767          --             --
Common stock issued for services
  rendered..........................       6,300        44         8,730          --             --
Deferred stock compensation.........          --        --       180,000    (159,000)            --
Net loss for the year ended
  December 31, 1999.................          --        --            --          --    (12,638,600)
                                      ----------   -------    ----------   ---------   ------------
Balance December 31, 1999...........   5,947,514   $41,632    $2,034,923   $(159,000)  $(12,511,245)
                                      ==========   =======    ==========   =========   ============

    The accompanying notes are an integral part of the financial statements.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                  1999         1998        1997
                                                              ------------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(12,638,600)  $  35,375   $  87,328
Adjustments to reconcile net income (loss) to net cash used
  by operating activities:
  Depreciation..............................................        97,591      53,260       6,592
  Amortization..............................................        61,974      80,175      36,826
  Deferred compensation.....................................        21,000          --          --
  Deferred income taxes.....................................         3,900     (11,000)      7,100
  Bad debt provision........................................       675,200      43,832          --
  Changes in operating assets and liabilities:
    Increase in credit card reserves........................      (119,226)    (82,416)    (46,789)
    Increase in trade accounts receivable...................    (1,747,309)    (43,561)    (41,109)
    Increase in employee advances...........................       (87,789)       (871)     (1,000)
    Increase in prepaid expenses............................      (317,599)    (18,549)         --
    Increase in prepaid income taxes........................        (5,030)         --          --
    Increase in inventories.................................       (89,070)         --          --
    (Increase) decrease in trade accounts
      receivable--related entity............................       (13,608)    (38,910)     87,787
    Decrease in deferred charges............................        67,127          --          --
    Increase in other assets................................        (8,125)    (16,799)   (883,019)
    Increase (decrease) in trade accounts payable...........     1,082,289     (66,491)    673,044
    Increase (decrease) in trade accounts payable--related
      entity................................................       (44,920)    (20,040)     63,741
    Increase (decrease) in accrued expenses.................       344,814    (171,507)    280,043
    Increase (decrease) in income taxes payable.............        (6,800)    (19,736)     26,527
    Increase in deferred revenue............................    10,745,563          --          --
    Increase (decrease) in customer deposits................       279,166        (812)    (80,915)
                                                              ------------   ---------   ---------
      Net cash flows from (used by) operating activities....    (1,699,452)   (278,050)    216,156
                                                              ------------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash from purchase of subsidiary..........................        16,905          --          --
  Purchase of equipment.....................................      (149,839)   (103,426)   (128,294)
                                                              ------------   ---------   ---------
      Net cash used by investing activities.................      (132,934)   (103,426)   (128,294)
                                                              ------------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash from notes payable...................................        11,951     100,000      15,000
  Increase in bank overdraft................................       169,606     179,301          --
  Cash received from short-term debt........................       450,000          --          --
  Common stock and common stock warrants issued for cash....     1,308,851      13,750         114
                                                              ------------   ---------   ---------
      Net cash flows from financing activities..............     1,940,408     293,051      15,114
                                                              ------------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       108,022     (88,425)    102,976
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............        24,719     113,144      10,168
                                                              ------------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $    132,741   $  24,719   $ 113,144
                                                              ============   =========   =========
Supplemental schedule of non-cash investing and financing
  activities:
Conversion of debt for common stock.........................  $    450,000   $      --   $      --
Deferred stock compensation included in additional paid-in
  capital...................................................        21,000          --          --
Common stock issued for services rendered...................         8,774          --          --

    The accompanying notes are an integral part of the financial statements.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

    The Company, through its Galaxy Mall subsidiary, engages in the business of leasing to its customers electronic home pages, or "storefronts," through galaxymall.com, an Internet shopping mall, and hosts those storefront sites on its Internet server. Galaxy Mall's business is to allow its customers (i) to acquire a presence on the Internet and (ii) to advertise and sell their products or services on the Internet. Storefronts designed by or for the customers are programmed by Galaxy Mall for display on the mall. Galaxy Mall also contracts with consultants and independent contractors, or creates and produces in-house, various other internet business related products which it markets. The Company's other subsidiary, Impact Media, is engaged in the design, manufacture and marketing of multimedia brochure kits, shaped compact discs and similar products and services intended to facilitate conducting business over the Internet. Impact Media also performs custom website development. The Company markets its products and services throughout the United States.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include those of Galaxy
Enterprises, Inc. and its wholly-owned subsidiaries, Galaxy Mall and IMI (dba Impact Media). IMI was purchased during 1999. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    Cash equivalents are generally comprised of certain highly liquid investments with maturities of less than three months.

PROPERTY AND EQUIPMENT

    Depreciation expense is computed principally on the straight-line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives.

    Normal maintenance and repair items are charged to costs and expenses as incurred. The cost and accumulated depreciation of property and equipment sold or otherwise retired are removed from the accounts and gain or loss on disposition is reflected in net income in the period of disposition.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory consists mainly of manufactured multi-media products.

GOODWILL

    Goodwill resulting from business acquisitions represents the excess of purchase price over fair value of net assets acquired and is being amortized over 15 years using the straight-line method. Periodically, the Company re-evaluates goodwill whenever significant events or changes occur which might impair recovery of recorded asset costs.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts and the length of product life cycles and property and equipment lives. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenue is recognized when earned. The Company has adopted new revenue recognition policies in 1999 (see Note 7). Such policies are as follows:

    Revenue from customer web site hosting and related products and services is deferred and recognized over a twenty-four month period which represents the twelve months in which a customer can activate a web site plus twelve months of free hosting upon activation. Revenue from web site hosting rights that expire is recognized at the point of expiration. Revenue from manufactured multimedia products is recognized when products are shipped. Fees received from the sale of third-party merchant credit card processing services are reported on a net basis.

    On a quarterly basis, management reviews all aspects of revenue recognition and adjusts recognition of revenue as required, based on actual activation and expiration experience.

    At December 31, 1999, deferred revenue under the aforementioned recognition policies totaled $10.75 million.

INCOME TAXES

    The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

    The Company applies the Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and the related interpretation in accounting for all stock option plans. Under APB Opinion 25, compensation cost is only recognized for stock options issued when the exercise price of the Company's stock options granted is less than the market price of the underlying common stock on the grant date. Such costs are expensed over the vesting period of the stock options.

    SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to provide proforma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
No. 123. To provide the required proforma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Such costs were approximately $146,000 in 1999, $250,000 in 1998; and $150,000 in 1997.

ADVERTISING AND PROMOTION

    The Company expenses advertising and promotion costs as they are incurred, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. Direct response advertising consists primarily of advertising costs incurred in connection with the procurement of leases for space in the Company's on-line mall. The costs capitalized in connection with direct response advertising are amortized over the period in which the events (workshops) that have been advertised are held. These events are generally held during the three months following the advertising expenditure.

    Advertising expenses of $4,553,900, $2,414,500 and $524,055 were incurred for the years ended December 31, 1999, 1998 and 1997, respectively. Direct response advertising costs deferred and included in prepaid expenses amounted to $200,764 and $19,800 at December 31, 1999 and 1998, respectively.

SEGMENT INFORMATION

    Subsequent to the purchase of the assets of Impact Media, LLC, the company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements and requires restatement of prior year information. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information, as presented in
Note 14.

RECLASSIFICATIONS

    Certain amounts in 1998 and 1997 have been reclassified to conform with the 1999 financial statement presentation.

NOTE 2--ACQUISITION OF IMPACT MEDIA, LLC

    Effective May 31, 1999, the Company acquired substantially all the net assets of Impact Media, LLC (Impact) using the purchase method of accounting by assuming the liabilities of Impact. The purchase of Impact resulted in the recording of goodwill in the amount of $117,655, which was the extent to which liabilities assumed exceeded the fair values of the assets acquired.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION OF IMPACT MEDIA, LLC (CONTINUED)
    The terms of the acquisition provide for additional consideration of up to 250,000 shares of common stock to be paid if certain agreed-upon targets are met during the years ended May 31, 2000 and May 31, 2001. As of December 31, 1999, none of the targets had been met. If in the future any of the targets are met and the additional consideration becomes issuable, it will be recorded as additional goodwill.

    Following are the summarized unaudited proforma combined results of operations for the years ended December 31, 1999 and 1998, assuming the acquisition had taken place at the beginning of each of those years. No proforma amounts are presented for 1997 as Impact was not formed until 1998. The unaudited proforma results are not necessarily indicative of future earnings or earnings that would have been reported had the acquisition been completed when assumed.

                                                        1999          1998
                                                     -----------   -----------
Net sales..........................................  $18,657,177   $14,659,464
Income (loss) before income........................   (7,380,034)      139,062
Income taxes.......................................        2,692       (15,951)
Net income (loss)..................................  (12,900,504)      155,013
Per basic share....................................        (2.27)         0.03
Per diluted share..................................        (2.27)         0.03

NOTE 3--EQUIPMENT

    Equipment as of December 31, 1999 and 1998 is detailed in the following summary:

                                                          ACCUMULATED    NET BOOK
1999                                             COST     DEPRECIATION    VALUE
----                                           --------   ------------   --------
Computer equipment...........................  $228,728      $112,730    $115,998
Computer software............................    69,602        20,529      49,073
Office equipment.............................    60,865        16,408      44,457
Furniture and fixtures.......................    26,955         3,452      23,503
Leasehold improvements.......................    30,791         4,245      26,546
                                               --------      --------    --------
                                               $416,941      $157,364    $259,577
                                               ========      ========    ========

                                                          ACCUMULATED    NET BOOK
1998                                             COST     DEPRECIATION    VALUE
----                                           --------   ------------   --------
Computer equipment...........................  $157,351     $48,117      $109,234
Computer software............................    32,189       2,263        29,926
Office equipment.............................    33,157       7,883        25,274
Furniture and fixtures.......................     6,104         505         5,599
Leasehold improvements.......................     2,840       1,005         1,835
                                               --------     -------      --------
                                               $231,641     $59,773      $171,868
                                               ========     =======      ========

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 3--EQUIPMENT (CONTINUED)

    Amounts included in property and equipment for assets capitalized under capital lease obligations at December 31, 1999 and 1998 are $18,346 and $0, respectively. Accumulated amortization for the items under capitalized leases was $2,072 and $0 at December 31, 1999 and 1998, respectively. Amortization expense, which is computed using the straight-line method over the term of each lease, is included with depreciation expense.

NOTE 4--DEFERRED CHARGES (SEE NOTE 7)

    Deferred charges consist of the following:

                                                             1999       1998
                                                           --------   --------
Organization costs.......................................  $    --    $  7,955
Startup costs............................................       --     103,923
                                                           -------    --------
                                                           --.....     111,878
Accumulated amortization.................................       --     (44,751)
                                                           -------    --------
                                                           $    --    $ 67,127
                                                           =======    ========

NOTE 5--GOODWILL

    Goodwill is comprised of the following amounts, resulting from the purchase of assets from the corresponding entities:

                                                           1999        1998
                                                         ---------   --------
Profit Education Systems (PES).........................  $ 793,393   $793,394
CO-OP Business Services (CO-OP)........................     73,610     73,610
Impact Media (IMI).....................................    117,655         --
                                                         ---------   --------
                                                           984,658    867,004
Accumulated amortization...............................   (134,224)   (72,251)
                                                         ---------   --------
                                                         $ 850,434   $794,753
                                                         =========   ========

NOTE 6--INCOME TAXES

    The components of income tax expense (benefit) related to continuing operations are as follows:

                                                             1999       1998       1997
                                                           --------   --------   --------
Current..................................................   $1,100    $ (4,951)  $30,981
Deferred.................................................    1,592     (11,000)    7,100
                                                            ------    --------   -------
                                                            $2,692    $(15,951)  $38,081
                                                            ======    ========   =======

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 6--INCOME TAXES (CONTINUED)
    Differences between the U.S. statutory and effective tax rates

U.S. statutory rate....................................  $     --   $  6,600   $29,692
State income taxes, net of federal tax effect..........     1,100      3,300     3,500
Refund of prior year taxes.............................        --    (17,650)       --
Under (over) accrual of prior year tax.................    11,892     (3,750)       --
Other, net.............................................   (10,300)    (4,451)    4,889
                                                         --------   --------   -------
Income tax expense.....................................  $  2,692   $(15,951)  $38,081
                                                         ========   ========   =======
Cash paid for income taxes.............................  $  4,003   $ 32,400   $ 4,500
                                                         ========   ========   =======

    The net deferred income taxes in the accompanying balance sheets include the following amounts of deferred income tax assets and liabilities:

                                                           1999         1998
                                                        -----------   --------
DEFERRED TAX ASSETS
Receivable valuation..................................  $   253,000   $ 14,200
Deferred revenue......................................    4,008,000         --
Customer deposits.....................................      106,000         --
Net operating loss....................................      210,000         --
Officer bonuses.......................................       40,300         --
Accrued vacation......................................        7,400         --
Asset valuation.......................................        3,700         --
Deferred compensation.................................        7,800         --
                                                        -----------   --------
                                                          4,636,200     14,200
Valuation allowance...................................   (4,636,200)        --
                                                        -----------   --------
                                                                 --     14,200
                                                        -----------   --------
DEFERRED TAX LIABILITIES
Depreciation..........................................           --     10,300
                                                        -----------   --------
                                                                 --     10,300
                                                        -----------   --------
Net deferred tax asset (liability)....................  $        --   $  3,900
                                                        ===========   ========
PRESENTATION IN FINANCIAL STATEMENTS
Current deferred tax asset............................  $        --   $ 14,200
Noncurrent deferred tax liability.....................           --    (10,300)
                                                        -----------   --------
Net deferred tax asset (liability)....................  $        --   $  3,900
                                                        ===========   ========

    At December 31, 1999, the Company's deferred tax assets are fully offset by a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 6--INCOME TAXES (CONTINUED)
assessment. Based on the projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences.

    At December 31, 1999, the Company has approximately $564,000 of net operating loss carryforwards available to reduce future taxable income. These carryforwards will expire beginning in 2019.

NOTE 7--CHANGES IN ACCOUNTING PRINCIPLES

REVENUE RECOGNITION

    As of December 31, 1999, the Company recorded a charge of $5.45 million ($0.96 per share), which represents the cumulative effect of a change in accounting principle regarding revenue recognition, in accordance with APB Opinion No. 20, ACCOUNTING CHANGES. In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements (SAB 101), which provides guidance on various revenue recognition issues including nonrefundable fees received upon entering into arrangements to provide products or services. The Company receives such fees on many of the products and services it provides. In prior years, the Company recognized such fees at the time of sale based on the belief that its ongoing obligation did not involve significant cost or effort and should not impact revenue recognition. Upon evaluation of the accounting requirements of SAB 101, the Company determined that it is required to adopt SAB 101's provisions and that revenue recognition will more closely parallel the time period over which the revenue is earned. The adoption of this change is reflected in the accompanying 1999 financial statements. Fees received at the time of sale are deferred and recognized systematically over the periods in which they are earned. The Company's revenue recognition policies are disclosed in Note 1.

    The portion of the cumulative effect adjustment recognized in 1999 amounted to $5.26 million with the remainder to be recognized in 2000. The following table presents sales, income before income taxes, net income, and per share information for the years ended December 31, 1998 and 1997 as if the new principle had been applied during all periods presented.

                                                        1998          1997
                                                     -----------   -----------
Sales..............................................  $ 7,195,387   $ 1,297,450
Income (loss) before income taxes..................  $(4,233,581)  $(1,072,237)
Net income (loss)..................................  $(4,217,630)  $(1,110,318)
Per basic share....................................  $      (.80)  $      (.21)
Per diluted share..................................  $      (.80)  $      (.21)

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 7--CHANGES IN ACCOUNTING PRINCIPLES (CONTINUED)

START-UP COSTS

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company was required to adopt SOP 98-5 for the year ended December 31, 1999. Restatement of previously issued financial statements is not permitted. Initial application of this SOP was required to be reported as the cumulative effect of a change in accounting principle, as described in APB Opinion No. 20, ACCOUNTING CHANGES. The SOP did not require the Company to report the proforma effects of retroactive application; however, the Company is required to disclose the effect of adopting this SOP on net income and on the related per share amounts in the period of the change. As a result of the change in accounting principle, the Company recorded a charge of $67,127 ($0.01 per share) during the year ended December 31, 1999, representing the balance in capitalized start-up and organization costs as of December 31, 1998.

NOTE 8--NOTES PAYABLE

    Notes payable as of December 31, 1999 and 1998 are detailed in the following summary:

                                                                1999        1998
                                                              ---------   ---------
Note payable to an individual, interest at 8.5%,
  unsecured.................................................  $      --   $  15,000
Note payable to a financial institution due in June 2000,
  interest at 10.75% at December 31, 1999, unsecured........      7,096          --
Note payable to a financial institution due September 14,
  2000, interest at prime plus 3% (11.50% at December 31,
  1999), secured by common stock pledged by a major
  stockholder...............................................    148,347     100,000
Obligations under leases classified as capital leases due in monthly installments of $548 including imputed interest at
  7.0%......................................................     10,312          --
                                                              ---------   ---------
                                                                165,755     115,000
Less current portion........................................   (161,486)   (115,000)
                                                              ---------   ---------
Long-term portion...........................................  $   4,269   $      --
                                                              =========   =========

    Interest paid during the years ended December 31, 1999, 1998 and 1997 was approximately $11,200, $4,100 and $400, respectively.

    Maturities of notes payable over the next five years are as follows:

2000........................................................  $161,486
2001........................................................     4,269
2002........................................................        --
2003........................................................        --
2004........................................................        --
Thereafter..................................................        --
                                                              --------
                                                              $165,755
                                                              ========

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 8--NOTES PAYABLE (CONTINUED)
    The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum payments as of December 31, 1999:

2000........................................................  $ 6,573
2001........................................................    4,382
2002........................................................       --
2003........................................................       --
2004........................................................       --
Thereafter..................................................       --
                                                              -------
Total minimum lease payments................................   10,955
Amount representing interest................................     (643)
                                                              -------
Present value of net minimum lease payments (including
  $6,043 classified as current).............................  $10,312
                                                              =======

NOTE 9--COMMITMENTS AND CONTINGENCIES

    The Company leases certain of its equipment and corporate offices under long-term operating lease agreements expiring at various dates through 2004. Future aggregate minimum obligations under operating leases as of December 31, 1999, exclusive of taxes and insurance, are as follows:

                                                              OPERATING
                                                                LEASES
                                                              ----------
Year ending December 31
2000........................................................  $  467,700
2001........................................................     379,000
2002........................................................     298,800
2003........................................................     301,800
2004........................................................     154,200
                                                              ----------
                                                              $1,601,500
                                                              ==========

    Rental expense totaled approximately $276,000, $186,900 and $83,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    The Company is involved in various legal proceedings arising in the normal course of its business. In the opinion of management the liabilities, if any, resulting from these matters will not have a material effect on the consolidated financial statements of the Company.

NOTE 10--RELATED ENTITY TRANSACTIONS

    During 1998, in addition to its direct sales efforts, the Company utilized the services of American Marketing Systems, Inc. ("AMS"), a Nevada corporation. AMS provided telemarketing services to its various clients, including the Company. It sold coaching (mentoring) services to Galaxy Mall merchants, and coaching services and Company products to prospects who had not previously purchased Company products. During the years ended December 31, 1999, 1998 and 1997, the Company paid AMS $0,

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 10--RELATED ENTITY TRANSACTIONS (CONTINUED)
$1,441,800 and $220,200 in sales commissions, respectively. John J. Poelman, President, Chief Executive Officer and a Director of the Company is a 30% shareholder of AMS.

    The Company utilizes the services of Electronic Commerce
International, Inc. ("ECI"), a Utah corporation, which provides merchant accounts and leasing services to small businesses. ECI processes the financing of Company merchants' storefront leases and also wholesales software to the Company used for on-line, realtime processing of credit card transactions. John
J. Poelman, President, Chief Executive Officer and a Director of the Company is the sole stockholder of ECI. Total fees paid to ECI during the years ended December 31, 1999 and 1998 totaled approximately $722,400 and $306,400, respectively. The Company also has a receivable from ECI for leases in process at December 31, 1999 of $52,518.

    Effective October 1, 1997, Galaxy entered into a nonexclusive three year consulting and marketing agreement with Profit Education Specialists which is owned by Gary Cochran ("Cochran"), the husband of a shareholder who owns approximately 3.1% (at December 31, 1999) of the Company's outstanding stock. Such consulting and marketing agreement requires Mr. Cochran to provide services to improve existing marketing programs of Galaxy, assist in developing brochures, advertisements and other marketing materials, training potential sales personnel and evaluating future business products, opportunities or strategies. Compensation payable to Mr. Cochran is $60,000 per year commencing January 1, 1998, and increasing 10% per year commencing the second year and subsequent years. The agreement is automatically renewable unless terminated prior thereto by consent of the parties. The Company further agrees to pay Cochran royalties in various amounts on its sales of Cochran created training and Internet educational materials. Payments to Cochran totaled $66,000 and $60,000 in 1999 and 1998, respectively.

    Effective May 1, 1998 Galaxy entered into a royalty and consulting agreement with Cochran in which Galaxy agrees to pay Cochran a royalty on Galaxy's sales of training manuals, audio tape presentations and related educational items on marketing techniques for the Internet user created by Cochran. Such items are designed to explain Internet banner advertising and are used by Galaxy to promote sales of its banner impressions, BannerWeb License, and BannerWeb Network. The agreement also calls for Cochran to receive speaker fees and reimbursement of travel expenses when Cochran participates in Company-sponsored seminars. The term of the agreement is for three years, and is renewable yearly thereafter provided Galaxy continues to use or distribute such Cochran created materials. The agreement can be cancelled at any time upon consent of both parties. During the years ended December 31, 1999 and 1998, the Company paid Cochran approximately $147,240 and $60,500, respectively for royalties and speaker fees.

NOTE 11--STOCK PURCHASE WARRANTS

    In January 1999, the Company sold a $500,000 convertible promissory note bearing interest at 7% per annum to an institutional investor. During the first quarter, the note was converted into 169,192 shares of the Company's common stock. Along with the convertible promissory note, the Company issued the institutional investor warrants to purchase 50,000 shares of common stock. The warrants are exercisable at $7.05 per share and expire January 11, 2002.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 11--STOCK PURCHASE WARRANTS (CONTINUED)

    During February and March 1999, the Company entered into an agreement with an institutional investor, whereby the investor invested $1 million in exchange for 250,000 shares of common stock. The investor was also issued warrants to purchase up to 250,000 additional shares of the Company's stock at an exercise price of $2.84 per share. The warrants expire March 18, 2001.

NOTE 12--STOCK OPTION PLAN

    The Company has a stock option plan under which officers, employees, directors and others may be granted options to purchase the Company's common stock. Under the Plan, the Company may grant up to 1,000,000 shares of common stock. During 1998, the Company granted 928,250 options to certain employees and directors at an exercise price of $0.63 to $3.50 per share. During 1999, the Company granted 170,750 options to certain employees at an exercise price of $1.00 to $2.63 per share.

    Stock options expire ten years from the date of grant and vest ratably over five years from the date of grant. There are no shares available for future grants at December 31, 1999.

    A summary of the status of the Company's stock option plan as of December 31, 1999 and 1998 and changes during the years then ended is presented below:

                                                            EXERCISE    WEIGHTED AVERAGE    NUMBER
                                                             PRICE       EXERCISE PRICE    OF SHARES
                                                           ----------   ----------------   ---------
Balance, December 31, 1997                                 $       --        $  --               --
  Granted................................................   0.63-3.50         0.80          928,250
  Exercised..............................................        1.38         1.38          (10,000)
  Cancelled or expired...................................   0.63-2.00         0.82          (76,500)
                                                           ----------        -----          -------
Balance, December 31, 1998...............................   0.63-3.50         0.79          841,750
  Granted................................................   1.00-2.63         1.36          170,750
  Exercised..............................................        0.75         0.75          (11,800)
  Cancelled or expired...................................   0.63-3.50         1.06          (22,500)
                                                           ----------        -----          -------
Balance, December 31, 1999...............................  $ .75-3.50        $0.88          978,200
                                                           ==========        =====          =======

    Options currently outstanding and exercisable are as follows:

                                                                        WEIGHTED AVERAGE
                                                            NUMBER         REMAINING         NUMBER
EXERCISE PRICE                                            OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
--------------                                            -----------   ----------------   -----------
$0.75 to 1.00...........................................    887,700        8.36 years        291,252
 1.01 to 2.00...........................................     78,000        9.43 years         16,278
 2.01 to 3.50...........................................     12,500        9.26 years          1,882
                                                            -------        ----------        -------
$0.75 to 3.50...........................................    978,200        8.46 years        309,412
                                                            -------        ----------        -------

    The Company has elected to account for stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees," (APB 25) under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. During 1999, the Company recognized $21,000 of

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 12--STOCK OPTION PLAN (CONTINUED)
compensation expense for options granted below fair market value. During 1998, the Company recognized no compensation expense.

    An alternative method of accounting for stock options is SFAS 123, Accounting for Stock-Based Compensation. Under SFAS 123, employee stock options are valued at grant date using the Black-Scholes valuation model and compensation cost is recognized ratably over the vesting period. Had compensation cost for the Company's stock option and employee stock purchase plans been determined based on the Black-Scholes value at the grant date for awards, the Company's proforma net income and income per share would have been as follows:

                                                           1999         1998
                                                       ------------   --------
Net income (loss) as reported........................  $(12,638,600)  $ 35,375
Proforma net loss....................................  $(12,748,432)  $ (3,059)
Basic EPS as reported................................  $      (2.23)  $ 0.0067
Proforma basic EPS...................................  $      (2.25)  $(0.0006)
Diluted EPS as reported..............................  $      (2.23)  $ 0.0062
Proforma diluted EPS.................................  $      (2.25)  $(0.0006)

    The fair value of the options was estimated using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                1999          1998
                                                              --------      --------
Risk-free interest rate.....................................    6.50%         4.70%
Expected life, in years.....................................    8.46          9.25
Dividend yield..............................................      --            --
Volatility..................................................    35.0%         4.40%

    The weighted average grant date fair value of stock options granted during the year is summarized as follows:

                                                                1999       1998
                                                              --------   --------
Weighted average fair value.................................   $0.53      $0.27

    During 1999, the Company's board of directors granted an additional 788,750 options pending the approval of the Company's shareholders. Shareholder approval is necessary in order to expand the number of shares authorized under the plan from 1,000,000 to 2,000,000. As shareholder approval had not been obtained as of December 31, 1999, all options granted in excess of the original 1,000,000 shares authorized are not considered outstanding and have not been included in the preceding analysis. Management will seek shareholder approval at the next annual meeting of shareholders. Once shareholder approval is obtained, the additional options will be effectively granted and the appropriate APB 25 and SFAS 123 calculations can be completed.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 13--INCENTIVE COMPENSATION PLAN

    During 1998, the Company adopted an Officers' Incentive Compensation Plan. The Plan, as amended, provides that incentive compensation will be paid to the Company's chief executive officer, chief operations officer and chief financial officer if the Company achieves certain levels of revenues and pretax profits as approved by the Board of Directors. During the years ended December 31, 1999 and 1998, $107,993 and $0 were earned under the Plan.

NOTE 14--SEGMENT INFORMATION

    The Company has two principal business segments (Internet access and expertise, and multimedia manufacturing). The first is primarily engaged in the business of providing its customers with the ability to (i) acquire a presence on the Internet and (ii) to advertise and sell their products or services on the Internet. The second is primarily engaged in providing assistance in the design, manufacture and marketing of multimedia brochure kits, shaped compact discs and similar products and services intended to facilitate conducting business over the Internet. Management evaluates segment performance based on the contributions to earnings of the respective segment. An analysis and

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 14--SEGMENT INFORMATION (CONTINUED) reconciliation of the Company's business segment information to the respective information in the consolidated financial statements is as follows.

                                                        1999          1998
                                                    ------------   -----------
Segment sales:
Internet services.................................  $ 14,341,616   $11,448,392
Multimedia products and services..................     3,646,315            --
                                                    ------------   -----------
                                                      17,987,931    11,448,392
Elimination of intersegment sales.................       (53,654)           --
                                                    ------------   -----------
Total consolidated net sales......................  $ 17,934,277   $11,448,392
                                                    ============   ===========
Approximate contribution (charge) to earnings:
Internet services.................................  $ (5,823,695)  $   128,059
Multimedia products...............................      (825,387)           --
Corporate.........................................      (461,780)     (109,907)
                                                    ------------   -----------
                                                      (7,110,862)       18,152
Interest and other income (expense)...............         3,884         5,414
Interest expense..................................       (11,152)       (4,142)
                                                    ------------   -----------
Income (loss) before income taxes.................    (7,118,130)       19,424
Income tax expense (benefit)......................         2,692       (15,951)
                                                    ------------   -----------
Income (loss) before cumulative effect............    (7,120,822)       35,375
Cumulative effect adjustment......................    (5,517,778)           --
                                                    ------------   -----------
                                                    $(12,638,600)  $    35,375
                                                    ============   ===========
Depreciation and Amortization:
Internet services.................................  $    144,349   $   106,741
Multimedia products...............................        10,898            --
Corporate.........................................         4,318        26,694
                                                    ------------   -----------
                                                    $    159,565   $   133,435
                                                    ============   ===========
Capital expenditures:
Internet services.................................  $    122,834   $   103,426
Multimedia products...............................       169,812            --
                                                    ------------   -----------
                                                    $    292,646   $   103,426
                                                    ============   ===========
Assets:
Internet services.................................  $  2,525,344   $ 1,302,770
Multimedia products and services..................       844,909            --
Corporate.........................................     1,397,599       101,793
                                                    ------------   -----------
                                                       4,767,852     1,404,563
Less: Intersegment eliminations...................    (1,537,223)      (69,708)
                                                    ------------   -----------
Total consolidated assets.........................  $  3,230,629   $ 1,334,855
                                                    ============   ===========

    Intersegment sales for 1999 were made up primarily of the reimbursement of fees charged related to the fulfillment of orders. There was no profit added to the fees. The Company did not have multiple segments in 1997.

                   GALAXY ENTERPRISES, INC. AND SUBSIDIARIES

NOTE 15--SUBSEQUENT EVENTS

    On March 10, 2000 the Company signed a definitive merger agreement to be acquired by Netgateway, Inc. for approximately 3.9 million shares in an all-stock merger plus the assumption of all outstanding stock options. The merger calls for Netgateway to issue about six-tenths of one Netgateway share for each Galaxy share. The transaction is subject to shareholder approval of both companies.

                                                                      APPENDIX A

                            ------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               NETGATEWAY, INC.,

                            GALAXY ACQUISITION CORP.

                                      AND

                            GALAXY ENTERPRISES, INC.

                           DATED AS OF MARCH 10, 2000

                            ------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                             --------
ARTICLE I      THE MERGER..................................................     A-2

    1.01       THE MERGER..................................................     A-2
    1.02       EFFECTIVE TIME, CLOSING.....................................     A-2
    1.03       EFFECT OF THE MERGER........................................     A-2
    1.04       ARTICLES OF INCORPORATION; BYLAWS...........................     A-2
    1.05       DIRECTORS AND OFFICERS......................................     A-2
    1.06       EFFECT ON CAPITAL STOCK.....................................     A-2
    1.07       SURRENDER OF CERTIFICATES...................................     A-4
    1.08       NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.........     A-6
    1.09       LOST, STOLEN OR DESTROYED CERTIFICATES......................     A-6
    1.10       TAX AND ACCOUNTING CONSEQUENCES.............................     A-6
    1.11       DISSENTING SHARES...........................................     A-7

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     A-8

    2.01       AUTHORITY...................................................     A-8
    2.02       DUE ORGANIZATION............................................     A-8
    2.03       CAPITAL STOCK...............................................     A-8
    2.04       SUBSIDIARIES................................................     A-9
    2.05       NO CONFLICTS................................................     A-9
    2.06       BOOKS AND RECORDS...........................................    A-10
    2.07       SEC FILINGS.................................................    A-10
    2.08       ABSENCE OF CHANGES..........................................    A-11
    2.09       NO UNDISCLOSED LIABILITIES..................................    A-12
    2.10       LEGAL PROCEEDINGS...........................................    A-12
    2.11       COMPLIANCE WITH LAWS AND ORDERS.............................    A-12
    2.12       EMPLOYEE BENEFIT AND COMPENSATION PLANS.....................    A-13
    2.13       REAL PROPERTY...............................................    A-14
    2.14       TANGIBLE PERSONAL PROPERTY; INVESTMENT ASSETS...............    A-15
    2.15       INTELLECTUAL PROPERTY RIGHTS................................    A-15
    2.16       CONTRACTS...................................................    A-18
    2.17       LICENSES....................................................    A-19
    2.18       INSURANCE...................................................    A-20
    2.19       TRANSACTIONS WITH AFFILIATES................................    A-20
    2.20       EMPLOYEES; LABOR RELATIONS..................................    A-20
    2.21       BANK AND BROKERAGE ACCOUNTS; INVESTMENT ASSETS..............    A-21
    2.22       NO POWERS OF ATTORNEY.......................................    A-21
    2.23       ACCOUNTS RECEIVABLE.........................................    A-21
    2.24       INVENTORY...................................................    A-22
    2.25       BROKERS OR FINDERS..........................................    A-22
    2.26       DISCLOSURE..................................................    A-22
    2.27       Y2K.........................................................    A-23
    2.28       CHANGE OF CONTROL PAYMENTS..................................    A-23
    2.29       OPINION OF FINANCIAL ADVISOR................................    A-23
    2.30       BOARD APPROVAL..............................................    A-23
    2.31       POOLING OF INTERESTS........................................    A-23

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT....................    A-24

    3.01       AUTHORITY...................................................    A-24
    3.02       ORGANIZATION................................................    A-24
    3.03       CAPITAL STOCK...............................................    A-24
    3.04       SUBSIDIARIES................................................    A-24
    3.05       NO CONFLICTS................................................    A-24
    3.06       BOOKS AND RECORDS...........................................    A-24
    3.07       SEC FILINGS.................................................    A-25
    3.08       ABSENCE OF CHANGES..........................................    A-26
    3.09       NO UNDISCLOSED LIABILITIES..................................    A-26

                                                                               PAGE
                                                                             --------
    3.10       LEGAL PROCEEDINGS...........................................    A-26
    3.11       COMPLIANCE WITH LAWS AND ORDERS.............................    A-26
    3.12       NO POWERS OF ATTORNEY.......................................    A-26
    3.13       BROKERS OR FINDERS..........................................    A-26
    3.14       TAXES.......................................................    A-27
    3.15       DISCLOSURE..................................................    A-27

ARTICLE IV     COVENANTS OF COMPANY........................................    A-27

    4.01       REGULATORY AND OTHER APPROVALS..............................    A-28
    4.02       INVESTIGATION BY PURCHASER..................................    A-28
    4.03       NO SOLICITATIONS............................................    A-28
    4.04       CONDUCT OF BUSINESS.........................................    A-29
    4.05       CERTAIN RESTRICTIONS........................................    A-29
    4.06       AFFILIATE TRANSACTIONS......................................    A-30
    4.07       NOTICE OF CERTAIN MATTERS...................................    A-30
    4.08       FULFILLMENT OF CONDITIONS; OTHER ACTIONS....................    A-30

ARTICLE V      COVENANTS OF PARENT.........................................    A-31

    5.01       REGULATORY AND OTHER APPROVALS..............................    A-31
    5.02       INVESTIGATION BY COMPANY....................................    A-31
    5.03       CONDUCT OF BUSINESS.........................................    A-31
    5.04       CERTAIN RESTRICTIONS........................................    A-31
    5.05       NOTICE OF CERTAIN MATTERS...................................    A-31
    5.06       FULFILLMENT OF CONDITIONS; OTHER ACTIONS....................    A-31
    5.07       DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION......    A-32

ARTICLE VI     ADDITIONAL AGREEMENT........................................    A-33

    6.01       PROSPECTUS/PROXY STATEMENT; REGISTRATION STATEMENT; OTHER       A-33
                 FILINGS...................................................
    6.02       MEETING OF COMPANY STOCKHOLDERS.............................    A-34
    6.03       MEETING OF PARENT STOCKHOLDERS..............................    A-36
    6.04       STATE STATUTES..............................................    A-37

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER        A-37
                 SUB.......................................................

    7.01       REPRESENTATIONS AND WARRANTIES..............................    A-37
    7.02       PERFORMANCE.................................................    A-37
    7.03       ORDERS AND LAWS.............................................    A-37
    7.04       REGULATORY CONSENTS AND APPROVALS...........................    A-38
    7.05       THIRD PARTY CONSENTS........................................    A-38
    7.06       STOCKHOLDER APPROVAL........................................    A-38
    7.07       OPINION OF COUNSEL..........................................    A-38
    7.08       ANCILLARY AGREEMENTS........................................    A-38
    7.09       REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT...........    A-38
    7.10       NASDAQ LISTING..............................................    A-38
    7.11       OFFICERS' CERTIFICATES......................................    A-38
    7.12       FAIRNESS OPINION............................................    A-39
    7.13       DISSENTING SHARES...........................................    A-39

ARTICLE VIII   CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY..............    A-39

    8.01       REPRESENTATIONS AND WARRANTIES..............................    A-39
    8.02       PERFORMANCE.................................................    A-39
    8.03       OPINION OF COUNSEL..........................................    A-39
    8.04       REGULATORY CONSENTS AND APPROVALS...........................    A-39
    8.05       ORDERS AND LAWS.............................................    A-39
    8.06       STOCKHOLDER APPROVAL........................................    A-39
    8.07       REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT...........    A-40
    8.08       NASDAQ LISTING..............................................    A-40
    8.09       OFFICERS' CERTIFICATES......................................    A-40
    8.10       FAIRNESS OPINION............................................    A-40

                                                                               PAGE
                                                                             --------
ARTICLE IX     TAX MATTERS.................................................    A-40

    9.01       REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES.............    A-40

ARTICLE X      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND          A-41
                 AGREEMENTS................................................

   10.01       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND          A-41
                 AGREEMENTS................................................

ARTICLE XI     TERMINATION.................................................    A-41

   11.01       TERMINATION.................................................    A-41
   11.02       EFFECT OF TERMINATION.......................................    A-42

ARTICLE XII    DEFINITIONS.................................................    A-44

   12.01       DEFINITIONS.................................................    A-44

ARTICLE XIII   MISCELLANEOUS...............................................    A-49

   13.01       NOTICES.....................................................    A-49
   13.02       ENTIRE AGREEMENT............................................    A-50
   13.03       PUBLIC ANNOUNCEMENTS........................................    A-50
   13.04       CONFIDENTIALITY.............................................    A-50
   13.05       EXPENSES....................................................    A-51
   13.06       WAIVER......................................................    A-51
   13.07       AMENDMENT...................................................    A-51
   13.08       NO THIRD PARTY BENEFICIARY..................................    A-51
   13.09       NO ASSIGNMENT; BINDING EFFECT...............................    A-51
   13.10       HEADINGS....................................................    A-51
   13.11       CONSENT TO JURISDICTION AND SERVICE OF PROCESS..............    A-51
   13.12       INVALID PROVISIONS..........................................    A-51
   13.13       GOVERNING LAW...............................................    A-52
   13.14       COUNTERPARTS................................................    A-52

EXHIBITS

EXHIBIT A      ARTICLES OF INCORPORATION OF THE COMPANY
EXHIBIT B      BYLAWS OF THE COMPANY
EXHIBIT C      FORM OF OPINION OF COUNSEL OF THE COMPANY
EXHIBIT D      FORM OF EMPLOYMENT AGREEMENT
EXHIBIT E      FORM OF AFFILIATE LOCK-UP AGREEMENT
EXHIBIT F      FORM OF OPINION OF COUNSEL OF PARENT
EXHIBIT G      FORM OF VOTING AGREEMENT
EXHIBIT H      FORM OF OPTION AGREEMENT

DISCLOSURE SCHEDULE

                          AGREEMENT AND PLAN OF MERGER

    This Agreement And Plan Of Merger is made and entered into as of March 10, 2000, among Netgateway, Inc., a Delaware corporation ("Parent"), GALAXY ACQUISITION CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and GALAXY ENTERPRISES, INC., a Nevada corporation (the "Company"). All terms not otherwise defined herein shall have the meanings given such terms in ARTICLE XII.

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law") and the Nevada Revised Statutes ("Nevada Law"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

    B. The Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements and (iii) subject to the terms and conditions of this Agreement, has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

    C. The Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to the Merger, subject to and upon consummation of the Merger.

    D. The parties intend, (i) by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and (ii) that the Merger shall qualify for accounting treatment as a pooling of interests.

    E. As a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent and John J. Poelman ("Poelman") have entered into a Voting Agreement in the form of EXHIBIT G-1 hereto, pursuant to which, among other things, such stockholder of the Company agrees to vote in favor of approval and adoption of this Agreement,
(ii) Parent and Sue Ann Cochran have entered into a Voting Agreement in the form of EXHIBIT G-2 hereto pursuant to which, among other things, such stockholder of the Company agrees to vote in favor of approval and adoption of this Agreement (collectively, the "Voting Agreements"), (iii) Parent and Poelman have entered into an Option Agreement in the form of EXHIBIT H hereto (the "Option Agreement"), pursuant to which, among other things, Poelman grants to Parent an option to purchase his shares of Company Common Stock representing 16% of the total outstanding shares of Company Common Stock, (iv) each director, officer and ten percent (10%) or greater shareholder of the Company shall have executed the Affiliate Lock-Up Agreement, substantially in the form of EXHIBIT E hereto (the "Lock-Up Agreements" and together with the Voting Agreements and the Option Agreement, sometimes collectively referred to herein as the "Ancillary Agreements"), and (v) the Company and Poelman, Brandon Lewis, Frank C. Heyman, Robert Green, David Wise and Benjamin Roberts have entered into employment agreements in the form of EXHIBIT D hereto (the "Employment Agreements") , the effectiveness of which are conditioned upon the consummation of the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

        1.01 THE MERGER. At the Effective Time (as defined in SECTION 1.02) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and Nevada Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.02 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Delaware Law and Nevada Law (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Nevada (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Parent, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLES VII and VIII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

        1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.04 ARTICLES OF INCORPORATION; BYLAWS. Unless otherwise agreed to in writing by the Company and Parent prior to the Effective Time:

           (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT A; and

           (b) the By-Laws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT B.

        1.05 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

        1.06 EFFECT ON CAPITAL STOCK. Subject to SECTION 1.11 and the other terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

           (a) CONVERSION OF THE COMPANY COMMON STOCK. Subject to Section 1.06(d) and except for Dissenting Shares, each share of Common Stock, par value $0.007 per share, of the Company

       ("Company Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and is automatically converted (subject to SECTION 1.06(D)) into the right to receive that number of shares of the Common Stock, par value $0.001 per share, of Parent ("Parent Common Stock") equal to (i) [(x) 5,000,000 LESS (y) (a) the total number of Company Plan Options outstanding at the Effective Time MULTIPLIED BY (b) (I) 5,000,000 DIVIDED BY (II) the SUM of (A) the total number of shares of Company Common Stock and (B) the total number of Company Plan Options issued and outstanding at the Effective Time] DIVIDED BY (ii) the total number of shares of Company Common Stock issued and outstanding at the Effective Time (rounded to the nearest five decimal places) (the "Exchange Ratio"), upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in SECTION 1.07 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in SECTION 1.09). If any shares of the Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of the Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

           (b) Stock Options and Warrants.

               (i) At the Effective Time, all Company Options issued under the Company's 1997 Employee Stock Option Plan (the "Company Plan") and the Special Grant disclosed in SECTION 2.03(B) OF THE DISCLOSURE SCHEDULE (the "Company Plan Options"), whether or not vested and exercisable, shall be assumed by Parent. Each Company Plan Option assumed by Parent shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Plan Option and the applicable option agreement issued thereunder (including without limitation any vesting, expiration or termination provisions), except that (a) each assumed Company Plan Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Plan Option immediately prior to the Effective Time multiplied by
           (ii) the Exchange Ratio; and (b) the option price per share of Parent Common Stock subject to each assumed Company Plan Option shall be an amount equal to (i) the option price per share of Company Common Stock subject to such Company Plan Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). The Company represents and warrants that as of the Closing each of the foregoing actions may be taken and effected by the Company without the consent of any holder of any Company Plan Option.

               (ii) At the Effective Time, all Company Options then outstanding, whether or not vested and exercisable, under the Invest Linc Emerging Growth Fund I Warrant, dated March 18, 1999, and the Bridgewater Corporation Warrant, dated as of January 11, 1999, in each case as amended (collectively, the "Company Warrant"), shall be assumed by Parent. Each Company Warrant assumed by Parent shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Warrant and the applicable warrant agreement issued thereunder (including without limitation any vesting, expiration or termination provisions), except that (a) each assumed Company Warrant shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (b) the option price per share of Parent Common Stock subject to each assumed Company Warrant shall be an amount equal to (i) the option price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). The Company represents and warrants that as of the Closing each of the foregoing actions may be taken and effected by the Company without the consent of any holder of any Company Warrant.

           (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

           (d) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of the Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in SECTION 1.07(C)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the twenty (20) most recent days that Parent Common Stock has traded ending on the trading day ending one day prior to the Effective Time (the "Closing Price").

           (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution to Parent securityholders of securities convertible into or exercisable for Parent Common Stock or Company Common Stock), extraordinary dividend, reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring (or with a record date) on or after the date hereof and prior to the Effective Time.

           (f) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Notwithstanding any other provision of this SECTION 1.06, each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

        1.07  SURRENDER OF CERTIFICATES.

           (a) EXCHANGE AGENT. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "Exchange Agent") in the Merger.

           (b) PARENT TO PROVIDE COMMON STOCK. Within ten (10) Business Days after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.06 in exchange for outstanding shares of the Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.06(d) and any dividends or distributions which holders of shares of the Company Common Stock may be entitled pursuant to Section 1.07(d).

           (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to SECTION 1.06(A), cash in lieu of any fractional shares pursuant to SECTION 1.06(D) and any dividends or other distributions pursuant to
       SECTION 1.07(D), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to SECTION 1.06(A), cash in lieu of any fractional shares pursuant to SECTION 1.06(D) and any dividends or other distributions pursuant to SECTION 1.07(D). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock pursuant to SECTION 1.06(A), payment in lieu of fractional shares which such holders have the right to receive pursuant to SECTION 1.06(D) and any dividends or distributions payable pursuant to SECTION 1.07(D), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to SECTION 1.07(D) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of the Company Common Stock shall have been so converted pursuant to SECTION 1.06(A), the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with SECTION 1.06(D) and any dividends or distributions payable pursuant to SECTION 1.07(D).

           (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time or cash in lieu of fractional shares will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to SECTION 1.06(D) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

           (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

           (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Law or under any other applicable Laws. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

           (g) No Liability. Notwithstanding anything to the contrary in this
       SECTION 1.07, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date immediately prior to the date on which such property would otherwise escheat to or become the property of any Governmental or Regulatory Authority, any such property, to the extent permitted by applicable Law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

           (h) Termination. Any property provided to the Exchange Agent which remains undistributed to holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to Parent or the Surviving Corporation for, and Parent shall remain liable for, payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock, without interest thereon.

        1.08 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to SECTION 1.06(D) and 1.07(D)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

        1.09 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to SECTION 1.06(D) and any dividends or distributions payable pursuant to SECTION 1.07(D); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(a) and 368(a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties shall consistently treat the Merger as such a reorganization for all Tax reporting purposes.

    The parties also intend that the Merger be treated as a pooling of interests for accounting purposes.

        1.11 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of the Company Common Stock outstanding immediately prior to the Effective Time that were not voted in favor of the Merger and which are held by stockholders who have complied with the applicable provisions of Nevada Law (the "Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with SECTION 1.06(A) (or cash in lieu of fractional shares in accordance with SECTION 1.06(D)and any dividends or other distributions pursuant to SECTION 1.07(D)), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under Nevada Law. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Nevada Law, then, as of the later of the Effective Time or the occurrence of such event, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of Certificate(s) previously representing such Company Common Stock) Parent Common Stock in accordance with SECTION 1.06(A) (and cash in lieu of any fractional share in accordance with SECTION 1.06(D) and any dividends or other deductions pursuant to SECTION 1.07(D)); provided that if such holder effectively withdraws or loses his right to receive payment for such shares after the Effective Time, then, at such time Parent will comply with SECTIONS 1.06(A), 1.06(D) and 1.07(D) with respect to such shares and deliver additional certificates representing the appropriate number of shares. The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of Nevada Law relating to the appraisal process received by the Company and (y) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent as follows:

        2.01 AUTHORITY. This Agreement has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) Laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

        2.02 DUE ORGANIZATION. Each of the Company, and its two wholly owned Subsidiaries, Galaxy Mall, Inc., a Wyoming corporation ("Galaxy Mall"), and IMI, Inc., a Utah corporation ("IMI") is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is duly authorized, qualified and licensed under all applicable Laws, regulations, ordinances and orders of public authorities to own, operate and lease its Assets and Properties and to carry on its business in the places and in the manner as presently conducted. SECTION
    2.02 OF THE DISCLOSURE SCHEDULE lists the principal lines of business in which Company, Galaxy Mall and IMI is participating or engaged (the "Business"). Each of the Company, Galaxy Mall, and IMI is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in SECTION 2.02 OF THE DISCLOSURE SCHEDULE, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by Company, Galaxy Mall and IMI to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by Company, Galaxy Mall and IMI, as the case may be, becoming qualified or admitted and in good standing. The name of each director and officer of the Company, Galaxy Mall and IMI on the date hereof, and the position with Company, Galaxy Mall and IMI held by each, are listed in SECTION 2.02 OF THE DISCLOSURE SCHEDULE. Each of the Company, Galaxy Mall and IMI has prior to the execution of this Agreement delivered to Parent true and complete copies of their articles of incorporation, bylaws, and other charter documents as in effect on the date hereof.

        2.03  CAPITAL STOCK.

           (a) The authorized capital stock of the Company consists of:
       25,000,000 shares of the Company Common Stock, of which 6,206,514 shares had been issued and were outstanding as of the date hereof. As of the date of this Agreement, there are no shares of the Company Common Stock held in treasury by the Company.

           (b) As of the date of this Agreement: (i) 1,702,750 shares of the Company Common Stock are subject to issuance pursuant to outstanding Company Options to purchase Company Common Stock under the Company Plan or otherwise for an aggregate exercise price of $1,985,445; and (ii) 307,250 shares of the Company Common Stock are reserved for future issuance under the Company Plan. (Stock options or other securities convertible into the Company Common Stock granted by the Company pursuant to the Company Plan or otherwise are referred to in this Agreement as "Company Options"). SECTION 2.03(B) OF THE DISCLOSURE SCHEDULE sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Option was granted; (iii) the number of shares of the

       Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted or assumed; and (vi) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding, the form of all stock option agreements evidencing such options and the applicable vesting schedule for each such option. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in SECTION 2.03(B)(I) OF THE DISCLOSURE SCHEDULE, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger.

           (c) Except as set forth in SECTION 2.03(C) OF THE DISCLOSURE SCHEDULE, all outstanding shares of the Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in substantial compliance with (i) all applicable securities Laws and, to the knowledge of the Company, all other applicable Laws and (ii) all material requirements set forth in applicable Contracts.

           (d) Except as set forth in SECTION 2.03(D) OF THE DISCLOSURE SCHEDULE or except for securities the Company owns free and clear of all material claims and Liens, directly or indirectly through one or more Subsidiaries, and except for shares of capital stock or other similar ownership interests of certain Subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable Law of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect the Company's control of such Subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in SECTIONS 2.03(B) and 2.03(D) OF THE DISCLOSURE SCHEDULE, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

        2.04 SUBSIDIARIES. The Company's only Subsidiaries are Galaxy Mall and IMI. Galaxy Mall and IMI do not have, nor have they ever had, any Subsidiaries.

        2.05 NO CONFLICTS. Subject to the Company obtaining the approval of and adoption of this agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), the execution and delivery by the Company of this Agreement does not, and the performance by it of each of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

           (a) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of any articles of incorporation or bylaws of the Company, Galaxy Mall, or IMI;

           (b) Conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company, Galaxy Mall or IMI or any of their respective Assets and Properties; or

           (c) Except as set forth in SECTION 2.05(C) OF THE DISCLOSURE SCHEDULE, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company, Galaxy Mall, or IMI to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon any of the Company, Galaxy Mall, or IMI or any of their respective Assets and Properties under, any material Contract or material License to which any of the Company, Galaxy Mall, or IMI are a party or by which any of their respective Assets and Properties is bound.

        2.06 BOOKS AND RECORDS. The minute books and other similar records of the Company, Galaxy Mall, and IMI have been made available to Parent prior to the execution of this Agreement, and contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the board of directors of each of the Company, Galaxy Mall, and IMI. The stock transfer ledgers and other similar records of the Company, Galaxy Mall, and IMI as made available to Parent prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of each of the Company, Galaxy Mall, and IMI. The Company, Galaxy Mall, and IMI do not have any of their Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control or the control of the Company's transfer agent.

        2.07  SEC FILINGS.

           Except as set forth on SECTION 2.07 OF THE DISCLOSURE SCHEDULE:

           (a) The Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 1, 1998 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof), as amended, are referred to herein as the "Company SEC Reports." As of their respective dates (or, if amended, as of the date of the last such amendment), the Company SEC Reports (i) were prepared in accordance and complied (or, with respect to those Company SEC Reports that may be filed subsequent to the date hereof, will be prepared in accordance and will comply) in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or, with respect to those Company SEC Reports that may be filed subsequent to the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected or superseded prior to the date hereof by a subsequently filed Company SEC Report. None of the Company's Subsidiaries are required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied (or, with respect to those Company SEC Reports that may be filed subsequent to the date hereof, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared (or, with respect to those Company SEC Reports that may be filed subsequent to the date hereof, will be prepared) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB, 10-KSB or any successor form under the Exchange Act) and (iii) fairly presented (or, with respect to those Company SEC Reports that may be filed subsequent to the date hereof, will fairly present) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company as of September 30, 1999 contained in the Form 10-QSB filed November 15, 1999 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

           (c) The Company has heretofore furnished (or, with respect to copies which are not yet available, will furnish) to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        2.08 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date or as disclosed in SECTION 2.08 OF THE DISCLOSURE SCHEDULE, since December 31, 1998, there has not been (i) any Material Adverse Effect on the Company, Galaxy Mall, or IMI, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of the Company's, Galaxy Mall's or IMI's capital stock, or any purchase, redemption or other acquisition by the Company, Galaxy Mall, or IMI of any of Galaxy Mall's or IMI's capital stock, any other securities, or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's, Galaxy Mall or IMI's capital stock, (iv) any granting by the Company, Galaxy Mall or IMI of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company, Galaxy Mall or IMI of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company, Galaxy Mall or IMI of any increase in severance or termination pay or any entry by the Company, Galaxy Mall or IMI into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company, Galaxy Mall or IMI of the nature contemplated hereby,
    (v) entry by the Company, Galaxy Mall or IMI into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, sponsorship agreements or merchant program agreements entered into in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any licensing agreement filed or required to be filed with the SEC, (vii) any material change by the Company, Galaxy Mall, or IMI in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any material revaluation by any of the Company, Galaxy Mall, or IMI of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

        2.09 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheet and accompanying notes included in the Financial Statements or as set forth on SECTION 2.09 OF THE DISCLOSURE SCHEDULE, there are no Liabilities against, relating to or affecting each of the Company, Galaxy Mall, and IMI or any of their respective Assets and Properties, other than Liabilities incurred since September 30 1999 in the ordinary course of business, none of which, individually or in the aggregate, would constitute a Material Adverse Effect on the Company, Galaxy Mall or IMI, taken as a whole.

        2.10 LEGAL PROCEEDINGS. Except as set forth in SECTION 2.10 OF THE DISCLOSURE SCHEDULE:

           (a) There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting each of the Company, Galaxy Mall, or IMI or any of their Assets and Properties which
       (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Parent, or (ii) if determined adversely against the Company, Galaxy Mall, or IMI, could reasonably be expected to result in
       (x) any injunction or other equitable relief against the Company, Galaxy Mall or IMI that would interfere in any material respect with their business or operations or (y) Losses by the Company, Galaxy Mall or IMI, individually or in the aggregate, exceeding $100,000.00;

           (b) There are no facts or circumstances Known to any of the Company, Galaxy Mall, and IMI that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

           (c) There are no Orders outstanding against any of the Company, Galaxy Mall, and IMI.

        2.11  COMPLIANCE WITH LAWS AND ORDERS.  Except as set forth in SECTION
    2.11 OF THE DISCLOSURE SCHEDULE, each of the Company, Galaxy Mall, and IMI is not, nor has at any time been, nor has it received any notice that it is nor has at any time been, in violation of or in default under, in any material respect, any Law or Order applicable to each of the Company, Galaxy Mall , and IMI or any of its Assets and Properties, the consequences of which will have a Material Adverse Effect on the Company, Galaxy Mall or IMI.

        2.12  EMPLOYEE BENEFIT AND COMPENSATION PLANS.

           (a) SECTION 2.12(A) OF THE DISCLOSURE SCHEDULE provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company or its Subsidiaries for the benefit of the employees or agents of the Company or its Subsidiaries, or has been so sponsored, maintained or contributed to at any time during the Company's or its Subsidiaries' existence:

               (i) each "Employee Plan," as such term is defined in SECTION 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee plans, such as foreign plans, which are not subject to the provisions of ERISA) ("PLAN"); and,

               (ii) each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee plan, agreement, arrangement, program, practice or understanding which is not described in SECTION 2.12(A)(I) ("BENEFIT PROGRAM OR AGREEMENT").

           (b) True, correct and complete copies of each of the Plans and Benefit Programs or Agreements (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Parent. There has also been furnished to Parent, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Parent.

           (c) The Company and its Subsidiaries do not contribute to or have an obligation to contribute to, and the Company and its Subsidiaries have not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

           (d) Except as otherwise set forth in SECTION 2.12(D) OF THE DISCLOSURE SCHEDULE:

               (i) The Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of Law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and, to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

               (ii) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

               (iii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

               (iv) All contributions required to be made to the Plans and Benefit Programs or Agreements pursuant to their terms and provisions and applicable Law have been made timely;

               (v) The Company and its Subsidiaries do not have, nor have they ever had, a Plan or Benefit Program or Agreement intended to be qualified under Section 401 of the Code or subject to Title IV of ERISA;

               (vi) None of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

               (vii) There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

               (viii)The Company and its Subsidiaries do not have, nor have they ever had, a trust funding a Plan.

               (ix) The Company does not have any obligation to provide health benefits to former employees, except as specifically required by Law;

               (x) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of
           Section 280G of the Code;

               (xi) Since January 1, 1997, there have not been any (i) work stoppages, labor disputes or other significant controversies between Company and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

           (e) Except as set forth in SECTION 2.12(E) OF THE DISCLOSURE SCHEDULE, the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a material payment or provide any other material form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

           (f) SECTION 2.12(F) OF THE DISCLOSURE SCHEDULE sets forth by number and employment classification the approximate numbers of employees employed by Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with Company.

           (g) Neither the Parent nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

        2.13  REAL PROPERTY.

           (a) SECTION 2.13 OF THE DISCLOSURE SCHEDULE contains a true and correct list of each parcel of real property leased by the Company, Galaxy Mall or IMI (as lessor or lessee). The Company, Galaxy Mall and IMI do not own any real property.

           (b) The Company, Galaxy Mall and IMI have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, except as enforcement thereof may be limited by (i) Laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies, of the Company, Galaxy Mall and IMI and of each other Person that is a party thereto, and except as set forth in SECTION 2.13 OF THE DISCLOSURE SCHEDULE, there is no, and the Company, Galaxy Mall or IMI have not received any notice of default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company, Galaxy Mall and IMI do not owe any brokerage commissions with respect to any such leased space.

           (c) The Company has delivered to Parent prior to the execution of this Agreement true and complete copies of all such leases (including any amendments and renewal letters).

           (d) The improvements on the real property identified in SECTION 2.13 OF THE DISCLOSURE SCHEDULE are in good operating condition, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

        2.14  TANGIBLE PERSONAL PROPERTY; INVESTMENT ASSETS.

           (a) Each of the Company, Galaxy Mall and IMI is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Financial Statements and tangible personal property acquired since September 30, 1999 other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

           (b) SECTION 2.14 OF THE DISCLOSURE SCHEDULE describes each Investment Asset owned by the Company, Galaxy Mall or IMI on the date hereof. All such Investment Assets are owned by the Company, Galaxy Mall or IMI free and clear of all Liens other than Permitted Liens.

        2.15 INTELLECTUAL PROPERTY RIGHTS. The only Intellectual Property owned or exclusively licensed by the Company, Galaxy Mall and IMI, as the case may be, is the Company Intellectual Property, the Company Registered Intellectual Property, Galaxy Mall Intellectual Property, Galaxy Mall Registered Intellectual Property, IMI Intellectual Property, and IMI Registered Intellectual Property. SECTION 2.15 OF THE DISCLOSURE SCHEDULE sets forth a complete and accurate list of all Company Registered Intellectual Property, Galaxy Mall Registered Intellectual Property and IMI Registered Intellectual Property. No other material Intellectual Property or material Registered Intellectual Property, claimed by the Company, Galaxy Mall or IMI, is used in the conduct of the business of the Company, Galaxy Mall or IMI as it is presently conducted.

           Except as set forth on SECTION 2.15 OF THE DISCLOSURE SCHEDULE:

           (a) No Company Intellectual Property, Galaxy Mall Intellectual Property or IMI Intellectual Property or product or service of the Company, Galaxy Mall or IMI is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, Galaxy Mall or IMI, or which may affect the validity, use or enforceability of such Company Intellectual Property, Galaxy Mall Intellectual Property or IMI Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on the Company, Galaxy Mall or IMI.

           (b) Each material item of the Company Registered Intellectual Property, Galaxy Mall Registered Intellectual Property and IMI Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on the Company, Galaxy Mall or IMI.

           (c) Each of the Company, Galaxy Mall and IMI owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each item of the Company Intellectual Property, Galaxy Mall Intellectual Property and IMI Intellectual Property, respectively, used in connection with the conduct of its business as currently conducted and as proposed to be conducted free and clear of any Liens (excluding licenses and related restrictions); and, except as disclosed in SECTION 2.15(C) OF THE DISCLOSURE SCHEDULE, each of the Company, Galaxy Mall and IMI is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of the Company, Galaxy Mall and IMI, respectively, including the sale of any products or the provision of any services by the Company, Galaxy Mall and IMI.

           (d) Each of the Company, Galaxy Mall and IMI owns exclusively, and has good title to, all copyrighted works that are Galaxy Mall's products or IMI's products or which the Company, Galaxy Mall or IMI otherwise expressly purports in writing to own.

           (e) To the extent that any Intellectual Property has been developed or created by a third party for the Company, Galaxy Mall or IMI, the Company, Galaxy Mall or IMI, as the case may be, has a written agreement with such third party with respect thereto and the Company, Galaxy Mall or IMI thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of Law or by valid assignment.

           (f) SECTION 2.15 OF THE DISCLOSURE SCHEDULE lists all material contracts, licenses and agreements to which each of the Company, Galaxy Mall and IMI is a party (i) with respect to the Company Intellectual Property, Galaxy Mall Intellectual Property or IMI Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company, Galaxy Mall or IMI other than non-exclusive licenses to use commercially available software products.

           (g) All material contracts, licenses and agreements relating to the Company Intellectual Property, the Galaxy Mall Intellectual Property and IMI Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a Material Adverse Effect on the Company, Galaxy Mall or IMI. Each of the Company, Galaxy Mall and IMI is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of each of the

       Company, Galaxy Mall and IMI, all other parties (other than end users or customers under standard form agreements) to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, Parent will be permitted to exercise all of the Company's, Galaxy Mall's and IMI's rights under such contracts, licenses and agreements to the same extent the Company, Galaxy Mall and IMI would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company, Galaxy Mall and IMI would otherwise be required to pay.

           (h) The operation of the business of each of the Company, Galaxy Mall and IMI as such business currently is conducted, including each of the Company's, Galaxy Mall's and IMI's design, development, marketing and sale of the products or services of the Company, Galaxy Mall and IMI (including with respect to products currently under development), to the Knowledge of the Company, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to the Knowledge of the Company, Galaxy Mall and IMI, constitute unfair competition or trade practices under the Laws of any jurisdiction.

           (i) Each of the Company, Galaxy Mall and IMI has not received written notice from any third party, and to the Knowledge of the Company, Galaxy Mall and IMI, no other pending overt threat from any third party, that the operation of the business of the Company, Galaxy Mall or IMI or any act, product or service of the Company, Galaxy Mall or IMI, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

           (j) To the Knowledge of the Company, Galaxy Mall and IMI, no person has been or is infringing or misappropriating any Company Intellectual Property, Galaxy Mall Intellectual Property or IMI Intellectual Property.

           (k) Each of the Company, Galaxy Mall and IMI has taken reasonable steps to protect its confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to the Company, Galaxy Mall or IMI, and, without limiting the foregoing, the Company, Galaxy Mall and IMI have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Parent, and except under confidentiality obligations, there has been not disclosure by the Company, Galaxy Mall or IMI of any such trade secrets or confidential information.

           (l) Each of the Company, Galaxy Mall and IMI has delivered to Parent prior to the execution of this Agreement documentation in its possession with respect to any material invention, process, design, computer program or other know how or trade secret included in the Intellectual Property and Registered Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person. Nothing is this SECTION 2.15(L) shall be construed to require the Company or any Subsidiary to prepare any documentation which they do not already have in their possession.

           (m) Notwithstanding anything to the contrary in this Agreement, the only representations and warranties being furnished by the Company, Galaxy Mall and IMI with respect to Company Intellectual Property, Company Registered Intellectual Property, Galaxy Mall Intellectual Property, Galaxy Mall Registered Intellectual Property, IMI Intellectual Property and IMI Registered Intellectual Property are those set forth in this SECTION 2.15 or as may be necessary in connection with the representations and warranties set forth in SECTIONS 2.07, 2.08, 2.09, 2.11, 2.26 or 2.27.

        2.16  CONTRACTS.

           (a) SECTION 2.16(A) OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Parent prior to the execution of this Agreement) to which the Company, Galaxy Mall or IMI is a party or by which any of their Assets and Properties are bound:

               (i) (A) all Contracts (excluding Plans and Benefit Programs or Agreements) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract exceeding $50,000; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Plans and Benefit Programs or Agreements and any such Contracts referred to in clause (A)) involving an obligation of the Company, Galaxy Mall or IMI to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee exceeding $100,000 or any group of Employees exceeding $100,000 in the aggregate;

               (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company, Galaxy Mall or IMI to engage in any business activity or compete with any Person in connection with the Business or prohibiting or limiting the ability of any Person to compete with the Company, Galaxy Mall or IMI in connection with the Business;

               (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person in connection with the Business;

               (iv) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchises with whom the Company, Galaxy Mall or IMI deals in connection with the Business;

               (v) all Contracts relating to the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions of inventory in the ordinary course of business consistent with past practice;

               (vi) all collective bargaining or similar labor Contracts covering any Employee;

               (vii) all other Contracts (other than Plans and Benefit Programs or Agreements, the Real Property Leases and insurance policies listed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE and those Contracts listed on SECTION 2.15 or 2.17 OF THE DISCLOSURE SCHEDULE) with respect to the Business that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Galaxy Mall or IMI of more than $25,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company, Galaxy Mall or IMI; and

               (viii)without limiting any of the foregoing, all Contracts relating to any strategic alliance with another Person, including, without limitation, Earthlink, Professional

           Marketing International, United Marketing Solutions, and International Television Products.

        Notwithstanding the foregoing, the Company represents and warrants that it or its Subsidiaries have entered into approximately 40,000 Contracts with online merchants and, with the consent of Parent, will not be required to list each such Contract on the DISCLOSURE SCHEDULE unless any such Contract, individually, is material to the Business or Condition of the Company. The Company has hereto furnished to Parent representative examples of all of the types of online merchant Contracts presently used by the Company or its Subsidiaries. The Company further represents and warrants that IMI has entered into approximately 100 customer Contracts and, with the consent of Parent, will not be required to list each such Contract on the DISCLOSURE SCHEDULE unless any such Contract, individually, exceeds $10,000.

           (b) Each Contract required to be disclosed in SECTION 2.16(A) OF THE DISCLOSURE SCHEDULE is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, except as enforcement thereof may be limited by (i) Laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies; and except as disclosed in SECTION 2.16(B) OF THE DISCLOSURE SCHEDULE, neither the Company, Galaxy Mall nor IMI nor, to the Knowledge of the Company, Galaxy Mall or IMI, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

           (c) Except as disclosed in SECTION 2.16(C) OF THE DISCLOSURE SCHEDULE, (i) the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon the Company, Galaxy Mall or IMI or any of their Assets and Properties under, any Contract, and (ii) Company, Galaxy Mall, and IMI are not parties to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other Contracts, materially adverse to the Business or Condition of the Company, Galaxy Mall, or IMI.

    2.17 LICENSES. SECTION 2.17 OF THE DISCLOSURE SCHEDULE contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company, Galaxy Mall and IMI (and all pending applications for any such Licenses), setting forth the grantor, the grantee and the function. Prior to the execution of this Agreement, each of the Company, Galaxy Mall or IMI has delivered to Parent true and complete copies of all such Licenses. Except as disclosed in SECTION 2.17 OF THE DISCLOSURE
SCHEDULE:

               (i) Each of the Company, Galaxy Mall and IMI owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

               (ii) Each License listed in SECTION 2.17 OF THE DISCLOSURE
           SCHEDULE is valid, binding and in full force and effect; and

               (iii) Neither the Company, Galaxy Mall nor IMI is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

        2.18 INSURANCE. SECTION 2.18 OF THE DISCLOSURE SCHEDULE contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation and other insurance policies currently in effect that insure the Business, the employees or the Assets and Properties. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither the Company nor its Subsidiaries have received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Such insurance policies are placed with financially sound and reputable insurers and, in light of the nature of the business and the Assets and Properties, are in amounts and have coverages that are reasonable and customary for Persons engaged in such business and having such Assets and Properties. Neither the Company, its Subsidiaries nor any other Person to whom such policies have been issued have received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

        2.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
    SECTION 2.19 OF THE DISCLOSURE SCHEDULE identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

        2.20  EMPLOYEES; LABOR RELATIONS.

           (a) SECTION 2.20(A) OF THE DISCLOSURE SCHEDULE contains a list of the name of each officer and employee of Galaxy Mall and IMI at the date hereof, together with each such person's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date.

        Except as set forth on SCHEDULE 2.20(B) OF THE DISCLOSURE SCHEDULE:

           (b) Neither the Company, Galaxy Mall, nor IMI has received any information that would lead it to believe that a material number of such persons will or may cease to be employees, or will refuse offers of employment from Parent, because of the consummation of the transactions contemplated by this Agreement. All employees, consultants, officers and directors of the Company, Galaxy Mall and IMI that have had access to the Business are parties to a written agreement, under which each such person or entity (i) is obligated to disclose and transfer to the Company without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for the Company, Galaxy Mall or IMI, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Company, Galaxy Mall or IMI in the Business may be concerned, and
       (ii) is obligated to maintain the confidentiality of proprietary information of the Business. To each of the Company's, Galaxy Mall's and IMI's Knowledge, none of the Company's, Galaxy Mall's or IMI's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of the Company, Galaxy Mall or IMI with regard to the Business or the Assets and Properties or that would conflict with the Business or the Assets and Properties. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by the employees and consultants of the Company and its Subsidiaries, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. To the Knowledge of the Company, it is currently not necessary nor will it be necessary for the Company, Galaxy Mall or IMI to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with the Company, Galaxy Mall or IMI, nor, to the Knowledge of the Company, is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by the Company, Galaxy Mall or IMI, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Company's Knowledge, none of the Company's, Galaxy Mall's or IMI's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to their Assets and Properties has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to their Assets and Properties by such previous employer which has resulted in the Company's, Galaxy Mall's or IMI's access to or use of such proprietary items included in the Assets and Properties, and the Company, Galaxy Mall and IMI will not gain access to or make use of any such proprietary items in the business.

    2.21 BANK AND BROKERAGE ACCOUNTS; INVESTMENT ASSETS. SECTION 2.21 OF THE DISCLOSURE SCHEDULE sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company, Galaxy Mall or IMI has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company, Galaxy Mall or IMI having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

    2.22 NO POWERS OF ATTORNEY. Except in the ordinary course of business consistent with past practice, neither the Company, Galaxy Mall nor IMI have any powers of attorney or comparable delegations of authority outstanding.

    2.23 ACCOUNTS RECEIVABLE. Except as otherwise set forth on SECTION 2.23 OF THE DISCLOSURE SCHEDULE, the accounts and notes receivable of the Company, Galaxy Mall and IMI reflected on the balance sheets included in the Financial Statements, and all accounts and notes receivable arising subsequent to December 31, 1998, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, except as enforcement thereof may be limited by (x) Laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (y) rules of Law governing specific performance, injunctive relief and other equitable remedies, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as enforcement thereof may be limited by (x) Laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (y) rules of Law governing specific performance, injunctive relief and other equitable remedies, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Financial Statements, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company, Galaxy Mall or IMI. SECTION 2.23 OF THE DISCLOSURE SCHEDULE sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company, Galaxy Mall or IMI. All steps reasonably necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company, Galaxy Mall or IMI a security interest in the related collateral, have been taken.

    2.24 INVENTORY. All inventory of the Company, Galaxy Mall and IMI reflected on the balance sheet included in the Financial Statements consisted, and all such inventory acquired since September 30, 1999 consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as disclosed in SECTION 2.24 OF THE DISCLOSURE SCHEDULE or the notes to the Financial Statements, all items included in the inventory of the Company, Galaxy Mall or IMI are the property of the Company, Galaxy Mall or IMI, respectively, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by the Company, Galaxy Mall or IMI on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

    2.25 BROKERS OR FINDERS. The Company represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person, other than as set forth on SECTION
2.25 OF THE DISCLOSURE SCHEDULE, is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and the Company agrees to indemnify and hold Parent and Merger Sub harmless from and against any and all claims, liabilities or obligations with respect to any other commissions or similar fees in connection with any of the transactions contemplated by this Agreement which are asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the parties set forth on SECTION 2.25 OF THE DISCLOSURE SCHEDULE pursuant to which such party would be entitled to any payment relating to the transactions contemplated hereby.

    2.26 DISCLOSURE. All material facts relating to the Business or Condition of the Company, Galaxy Mall and IMI have been disclosed to Parent in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the DISCLOSURE SCHEDULE or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including without limitation the Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/ Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is first mailed to the stockholders of the

Company or Parent, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

    2.27 Y2K. To the Knowledge of the Company, all Intellectual Property and Registered Intellectual Property in the form of computer software that is utilized by the Company, Galaxy Mall, or IMI in the operation of each of their respective Businesses is capable of processing date data between and within 1999 and 2000.

    2.28 CHANGE OF CONTROL PAYMENTS. SECTION 2.28 OF THE DISCLOSURE SCHEDULE sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees and directors of the Company or any of its Subsidiaries as a result of or in connection with the Merger.

    2.29 OPINION OF FINANCIAL ADVISOR. The Company has been advised in writing by its financial advisor, Houlihan Lokey Howard & Zukin, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the holders of shares of the Company Common Stock from a financial point of view.

    2.30 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved, subject to shareholder approval, this Agreement and the transaction contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on the terms that are fair to such shareholders and (iii) recommended that the shareholders of the Company approve this Agreement and the Merger.

    2.31 POOLING OF INTERESTS. To its Knowledge, based on consultation with its independent accountants, neither the Company nor any of its directors, officers or affiliates has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows:

        3.01 AUTHORITY. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub constitutes a legal, valid and binding obligation of Parent and Merger Sub, and is enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by (i) Laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

        3.02 ORGANIZATION. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware . Parent has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Parent has prior to the execution of this Agreement delivered to the Company true and complete copies of Parent's and Merger Sub's charter documents as in effect on the date hereof.

        3.03 CAPITAL STOCK. The authorized capital stock of Parent consists of 40,000,000 shares of common stock. As of March 7, 2000, the number of outstanding shares of common stock was 17,333,217 shares. The Parent Common Stock, when issued by Parent to the Company's Stockholders in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of any preemptive or similar rights with respect thereto.

        3.04 SUBSIDIARIES. In addition to Merger Sub, Parent has the Subsidiaries listed on SECTION 3.04 OF THE DISCLOSURE SCHEDULE.

        3.05 NO CONFLICTS. Subject to Parent obtaining the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the "Parent Stockholder Approval"), the execution and delivery by Parent of this Agreement does not, and the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

           (a) Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or other comparable corporate charter documents) of Parent;

           (b) Conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Parent or any of its respective Assets and Properties; or

           (c) (i) Conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Parent or any of its respective Assets and Properties under, any Contract or License to which Parent is a party or by which any of its respective Assets and Properties is bound.

        3.06 BOOKS AND RECORDS. The minute books and other similar records of Parent were made available to the Company prior to the execution of this Agreement, and contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the board of directors of Parent.

        3.07  SEC FILINGS.

           (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since June 30, 1999 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof), as amended, are referred to herein as the "Parent SEC Reports." As of their respective dates (or, if amended, as of the date of the last such amendment), Parent SEC Reports (i) were prepared in accordance and complied (or, with respect to those Parent SEC Reports that may be filed subsequent to the date hereof, will be prepared in accordance and will comply) in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or, with respect to those Parent SEC Reports that may be filed subsequent to the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected or superseded prior to the date hereof by a subsequently filed Parent SEC Report. None of Parent's Subsidiaries are required to file any forms, reports or other documents with the SEC.

           (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied (or, with respect to those Parent SEC Reports that may be filed subsequent to the date hereof, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared (or, with respect to those Parent SEC Reports that may be filed subsequent to the date hereof, will be prepared) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB, 10-KSB or any successor form under the Exchange Act) and (iii) fairly presented (or, with respect to those Parent SEC Reports that may be filed subsequent to the date hereof, will fairly present) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Report as of September 30, 1999 is hereinafter referred to as (the "Parent Balance Sheet"). Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

           (c) Parent has heretofore furnished (or, with respect to copies which are not yet available, will furnish) to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

        3.08 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, or as disclosed on SECTION 3.08 OF THE DISCLOSURE SCHEDULE, since September 30, 1999, there has not been (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock, any other securities, or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Parent's capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

        3.09 NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheet included in the Parent Financials, there are no Liabilities against, relating to or affecting Parent or any of its respective Assets and Properties, other than Liabilities incurred since September 30, 1999 in the ordinary course of business, none of which, individually or in the aggregate, are material to the Business or Condition of Parent.

        3.10  LEGAL PROCEEDINGS.

           (a) Except as disclosed in SECTION 3.10 OF THE DISCLOSURE SCHEDULE, there are no Actions or Proceedings pending or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to the Company, or (ii) if determined adversely against the Parent, could reasonably be expected to result in (x) any injunction or other equitable relief against Parent that would interfere in any material respect with its business or operations or (y) Losses by Parent, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $100,000.00;

           (b) There are no facts or circumstances Known to Parent that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

           (c) There are no Orders outstanding against Parent.

        3.11 COMPLIANCE WITH LAWS AND ORDERS. Parent is not, nor has at any time been, nor has it received any notice that it is nor has at any time been, in violation of or in default under, in any material respect, any Law or Order applicable to any or any of its Assets and Properties, the consequences of which could have a Material Adverse Effect on Parent.

        3.12 NO POWERS OF ATTORNEY. Parent does not have any powers of attorney or comparable delegations of authority outstanding.

        3.13 BROKERS OR FINDERS. Parent represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person, other than as set forth on
    SECTION 3.13 OF THE DISCLOSURE SCHEDULE, is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and Parent agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other commissions or similar fees in connection with any of the transactions contemplated by this Agreement which are asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of Parent. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and the parties set forth on SECTION 3.13 OF THE DISCLOSURE SCHEDULE pursuant to which such party would be entitled to any payment relating to the transactions contemplated hereby.

        3.14 TAXES. Except as otherwise disclosed in the Parent SEC Reports, Parent has filed all Tax Returns which are required to have been filed in any jurisdiction, and has paid all Taxes shown to be due and payable on such returns and all other Taxes payable by Parent to the extent the same have become due and payable and before they have become delinquent. Parent knows of no proposed material assessment for Taxes against Parent and in the opinion of Parent, all liabilities for Taxes are adequately provided for on the books of Parent.

        3.15 DISCLOSURE. All material facts relating to the Business or Condition of Parent have been disclosed to the Company in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the DISCLOSURE SCHEDULE or in any certificate, list or other writing furnished to the Company pursuant to any provision of this Agreement (including without limitation the Parent Financials), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or Parent, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

    The Company covenants and agrees with Parent that, at all times from and after the date hereof until the Effective Time (unless and until this Agreement is earlier terminated in accordance with ARTICLE XI), the Company will comply with all covenants and provisions of this ARTICLE IV, except to the extent Parent may otherwise consent in writing.

        4.01 REGULATORY AND OTHER APPROVALS. The Company will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of the Company to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Parent or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith, and (c) cooperate with Parent in connection with the performance of its obligations hereunder.

        4.02 INVESTIGATION BY PURCHASER. The Company will, and will cause Galaxy Mall and IMI to (a) provide Parent and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company, Galaxy Mall, and IMI and their Assets and Properties and Books and Records, and (b) furnish Parent and such Representatives with all such information and data (including without limitation copies of contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company, Galaxy Mall, and IMI as Parent or any of such Representatives reasonably may request in connection with such investigation.

        4.03  NO SOLICITATIONS.

           (a) Except for discussions, negotiations and due diligence with DJ Limited ("DJL") and with investors with whom it works related to a $2.5 million convertible debt offering, provided, however, that the Company shall not consummate such offering without Parent's consent, from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article XII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prohibit or restrict the Board of Directors of the Company from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited (from and after the date of this Agreement) Superior Offer. The Company shall provide Parent with a copy of any correspondence to be delivered by the Company in connection with such Superior Offer prior to sending such correspondence to any third party (but not any attachments thereto previously provided by the Company to Parent in connection herewith). Except for discussions, negotiations and due diligence with DJL and with investors with whom it works related to a $2.5 million convertible debt offering, provided, however, that the Company shall not consummate such offering without Parent's consent, the Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this SECTION 4.03 by the Company.

           (b) In addition to the obligations of the Company set forth in paragraph (a) of this SECTION 4.03, the Company as promptly as practicable shall advise Parent orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status of any such Acquisition Proposal, request or inquiry.

        4.04 CONDUCT OF BUSINESS. The Company will, and will cause its Subsidiaries to, conduct business only in the ordinary course consistent with past practice.

        4.05 CERTAIN RESTRICTIONS. Except as disclosed in SECTION 4.05 OF THE DISCLOSURE SCHEDULE, the Company will, and will cause its Subsidiaries to, refrain from:

           (a) Amending their articles of incorporation or bylaws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

           (b) Except with respect to the issuance of shares upon exercise of existing Options, authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to the Company or its Subsidiaries, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to the Company or its Subsidiaries;

           (c) Declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or its Subsidiaries, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to the Company or its Subsidiaries;

           (d) Acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

           (e) (i) Entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any material Contract or (B) any material License or (ii) granting any irrevocable powers of attorney;

           (f) Violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material License held or used by the Company, Galaxy Mall and IMI or any Contract to which the Company, Galaxy Mall or IMI is a party or by which any of its Assets and Properties is bound;

           (g) Incurring Indebtedness in excess of $50,000;

           (h) Engaging with any Person in any merger or other Acquisition Proposal, except as otherwise permitted by and subject to this Agreement ;

           (i) Making capital expenditures in excess of $100,000;

           (j) Writing off or writing down any of the Company's, Galaxy Mall's and IMI's' Assets and Properties;

           (k) entering into any Contract to do or engage in any of the foregoing; or

           (l) engaging in any action that could reasonably be expected to (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Agreement.

        4.06 AFFILIATE TRANSACTIONS. Prior to the Closing, the Company, Galaxy Mall and IMI will not enter into any Contract or amend or modify any existing Contract and will not engage in any transaction, outside the ordinary course of business consistent with past practice or not on an arm's-length basis, with any officer, director or Affiliate thereof.

        4.07 NOTICE OF CERTAIN MATTERS. The Company will notify Parent in writing of, and contemporaneously will provide Parent with true and complete copies of any and all information or documents relating to, the occurrence or non-occurrence of any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, after the date of this Agreement, the occurrence or non-occurrence of which causes or will cause any material failure of the Company to comply with or satisfy any covenant or agreement of the Company that renders or will render untrue or inaccurate in any material respect, at or prior to the Effective Time, any representation or warranty of the Company under this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

        4.08 FULFILLMENT OF CONDITIONS; OTHER ACTIONS. Company will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to (i) satisfy each condition to the obligations of Parent contained in this Agreement and will not, and will not permit Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition, (ii) permit the parties to realize their intentions as set forth in SECTION 1.10 and
    (iii) subject to the terms and conditions herein provided, the Company agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

                                   ARTICLE V

                              COVENANTS OF PARENT

    Parent covenants and agrees with Company that, at all times from and after the date hereof until the Effective Time (unless and until this Agreement is earlier terminated in accordance with Article XI), Parent will comply with all covenants and provisions of this Article V, except to the extent the Company may otherwise consent in writing.

        5.01 REGULATORY AND OTHER APPROVALS. Parent will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Parent to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Company or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith, and (c) cooperate with the Company in connection with the performance of its obligations hereunder.

        5.02 INVESTIGATION BY COMPANY. Parent will (a) provide the Company and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Parent and its Assets and Properties and Books and Records, and (b) furnish Company and such Representatives with all such information and data (including without limitation copies of contracts, Benefit Plans and other Books and Records) concerning the business and operations of Parent as Company or any of such Representatives reasonably may request in connection with such investigation.

        5.03 CONDUCT OF BUSINESS. Parent will conduct business only in the ordinary course consistent with past practice.

        5.04  CERTAIN RESTRICTIONS.  Parent will refrain from:

           (a) Declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of Parent;

           (b) Engaging in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

        5.05 NOTICE OF CERTAIN MATTERS. Parent will notify the Company in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, the occurrence or non-occurrence of any event, transaction or circumstance, as soon as practicable after it becomes known to Parent, after the date of this Agreement, the occurrence or non-occurrence of which causes or will cause any material failure of the Company to comply with or satisfy any covenant or agreement of Parent that renders or will render untrue or inaccurate in any material respect, at or prior to the Effective Time, any representation or warranty of Parent under this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein but shall not give rise to any other rights of the Company hereunder.

        5.06 FULFILLMENT OF CONDITIONS; OTHER ACTIONS. Parent will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to (i) satisfy each condition to the obligations of the Company contained in this Agreement, and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition, (ii) permit the parties to realize their intentions as set forth in SECTION 1.10 and (iii) subject to the terms and conditions herein provided, Parent agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

        5.07  DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

           (a) Parent agrees that at all times after the Effective Time, it shall indemnify, or shall cause the Company (or the Surviving Corporation if after the Effective Time) and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation or by-laws or in the indemnity agreements, copies of which agreements have been previously provided to Parent, of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, which amount is set forth in SECTION 5.07 OF THE DISCLOSURE SCHEDULE, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 150% of such rate. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including, without limitation, the transactions contemplated hereby or any personal guarantee they may have given with respect to any liability, obligation or contract of the Company or any of its Subsidiaries, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume, the defense of such

       Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but, until there is a conflict between the positions of the Indemnified Party and the Indemnitors, the fees and expenses of such counsel shall be paid by such Indemnified Party. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, which consent may not be unreasonably withheld, nor shall Parent settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining a general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this SECTION 5.07 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

           (b) The articles of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company's articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's articles of incorporation and bylaws with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

           (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this SECTION 5.07.

           (d) Parent shall use reasonable efforts from and after the Effective Time to obtain the release of any personal guarantee made by any officer or director of the Company with respect to any obligations, liabilities or contracts of the Company or any of its Subsidiaries.

               (e) RETIREMENT OF INTERCOMPANY DEBT. Parent shall cause, and the Surviving Corporation shall, promptly after the Effective Time, pay to Parent any outstanding balance remaining with regard to any loan from Parent to Company made prior to the Effective Time.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

        6.01  PROSPECTUS/PROXY STATEMENT; REGISTRATION STATEMENT; OTHER
    FILINGS. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file with the SEC, the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of the Company and Parent will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, if required, each of the Company and Parent will prepare and file (i) any pre-merger notification forms required by the merger notification or control Laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign Laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this SECTION 6.01. Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Prospectus/ Proxy Statement or any Antitrust Filings or Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Prospectus/ Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/ Proxy Statement, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and/or Parent, such amendment or supplement. No amendment shall be made to the Registration Statement or Prospectus/Proxy Statement without consultation with the other party and no filing shall be made on a successor form to form S-4 not permitted under current Law without the prior approval of both parties.

        6.02  MEETING OF THE COMPANY STOCKHOLDERS.

           (a) Promptly after the date hereof, the Company will take all action necessary in accordance with Nevada Law and its Articles of Incorporation and ByLaws to convene a meeting of the Company's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Company Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable Law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to SECTION 6.02(c) hereof, the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Nevada Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Nevada Law, the Company's Articles of Incorporation and By-Laws, and all other applicable Laws. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this

       SECTION 6.02(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger and/or this Agreement.

           (b) Subject to SECTION 6.02(c): (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

           (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer,
       (iii) Parent shall not have, within three (3) Business Days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment to be at least as favorable to the Company's Stockholders as such Superior Offer (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to properly discharge its fiduciary obligations to the Company's Stockholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in SECTION 4.03 or this SECTION 6.02. The Company shall provide Parent with at least three (3) Business Days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Proposal. For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer or exchange offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, or (iii) the sale or disposition of all or substantially all the assets of the Company to a third party, in each case on terms that the Board of Directors of the Company determines, in its reasonable judgment, to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors to be obtained by such third party on a timely basis.

           (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any other disclosure to its stockholders as required by Law.

        6.03  MEETING OF PARENT STOCKHOLDERS.

           (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and ByLaws to convene a meeting of Parent's stockholders to consider the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, (the "Parent Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable Law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the issuance of the shares of Parent Common Stock pursuant to the Merger or a vote on the approval of an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/ Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by the Company in connection with the Parent Stockholders' Meeting are solicited in compliance with the Delaware Law, its Certificate of Incorporation and ByLaws, the rules of Nasdaq and all other applicable Laws.

           (b) The Board of Directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger. The Prospectus/ Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's stockholders vote in favor of such matters at the Parent Stockholders' Meeting. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the unanimous recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of such matters. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

           (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any other disclosure to its stockholders as required by Law.

        6.04 STATE STATUTES. The Company and its Board of Directors shall, if any state takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or Affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

                                  ARTICLE VII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub hereunder to consummate the Merger are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent in its sole discretion):

        7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; provided, that the representations and warranties set forth in SECTIONS 2.01, 2.02, 2.03 and
    2.04 shall be true and correct in all respects.

        7.02 PERFORMANCE. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

        7.03 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or which could reasonably be expected to otherwise result in a material diminution of the benefits of the Merger to Parent, and there shall not be pending on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Parent, the Company, any Subsidiary or the Merger of any such Law.

        7.04 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (as set forth in SECTION 7.04 OF THE DISCLOSURE SCHEDULE) (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Parent, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

        7.05 THIRD PARTY CONSENTS. All consents (or in lieu thereof waivers) to the performance by Parent and Company of their obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any Contract to which Parent, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound (as set forth in SECTION 7.05 OF THE DISCLOSURE SCHEDULE) (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Parent, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Parent or the Business or Condition of the Company, Galaxy Mall and IMI or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Parent.

        7.06 STOCKHOLDER APPROVAL. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained. The issuance of the shares of Parent Common Stock pursuant to the Merger shall have been duly approved by the stockholders of Parent under applicable Nasdaq rules.

        7.07 OPINION OF COUNSEL. Parent shall have received the opinion of Parsons Behle & Latimer, P.C., counsel to the Company, dated the Closing Date, substantially in the form and to the effect of EXHIBIT C hereto.

        7.08 ANCILLARY AGREEMENTS. The Ancillary Agreements shall be in full force and effect and shall have been complied with in all material respects.

        7.09 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        7.10 NASDAQ LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

        7.11 OFFICERS' CERTIFICATES. The Company shall have delivered to Parent certificates, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of the Company, in form reasonably acceptable to Parent, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Company, in form reasonably acceptable to Parent.

        7.12 FAIRNESS OPINION. Parent shall have received, in a form acceptable to Parent, its legal counsel and Parent's independent accountants, a fairness opinion issued by Cruttenden Roth Incorporated.

        7.13 DISSENTING SHARES. Holders of no more than two percent (2%) of the outstanding shares of the Company Common Stock shall have exercised (and not subsequently waived their rights or allowed them to lapse), nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable Law with respect to their shares by virtue of the Merger.

                                  ARTICLE VIII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company hereunder to consummate the Merger are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Company in its sole discretion):

        8.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole; provided, that the representations and warranties set forth in SECTION 3.01 shall be true and correct in all respects.

        8.02 PERFORMANCE. Parent shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent at or before the Closing.

        8.03 OPINION OF COUNSEL. Company shall have received the opinion of Nida & Maloney, LLP, counsel to Parent, dated the Closing Date, substantially in the form of Exhibit F hereto.

        8.04 REGULATORY CONSENTS AND APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent and the Company to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (as set forth in SECTION 7.04 OF THE DISCLOSURE SCHEDULE) (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to the Company, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

        8.05 ORDERS AND LAWS. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or which could reasonably be expected to otherwise result in a material diminution of the benefits of the Merger to the Company, and there shall not be pending on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Parent, the Company, any Subsidiary or the Merger of any such Law.

        8.06 STOCKHOLDER APPROVAL. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained. The issuance of the shares of Parent Common Stock pursuant to the Merger shall have been duly approved by the stockholders of Parent under applicable Nasdaq rules.

        8.07 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        8.08 NASDAQ LISTING. The shares of the Company Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market System, subject to notice of issuance.

        8.09 OFFICERS' CERTIFICATES. Parent shall have delivered to the Company certificates, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of the Parent, in form reasonably acceptable to the Company, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Parent, in form reasonably acceptable to the Company.

        8.10 FAIRNESS OPINION. The Company shall have received in a form acceptable to the Company, its legal counsel and the Company's independent accountants, a fairness opinion issued by Houlihan Lokey Howard & Zukin.

                                   ARTICLE IX

                                  TAX MATTERS

        9.01 REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES. The Company represents and warrants to Parent as follows:

           (a) Except as set forth in SECTION 9.01 OF THE DISCLOSURE SCHEDULE, the Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

           (b) The Company and each of its Subsidiaries has paid, or where payment is not yet due, has established an adequate accrual in accordance with GAAP for the payment of, all Taxes for all periods ending through the date hereof.

           (c) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

           (d) No federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the knowledge of the Company, no such Audit is threatened.

           (e) Except as set forth in SECTION 9.01(e) OF THE DISCLOSURE SCHEDULE, the Tax Returns of the Company and each of its Subsidiaries have not been examined by the applicable Tax Authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired), and for any year that a Tax Return was examined, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any such period not so audited.

           (f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

           (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes.

           (h) Neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) and is not subject to Treas. Reg. 1.1502-6 for any period.

           (i) Neither the Company nor any of its Subsidiaries is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                                   ARTICLE X

       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

        10.01  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
    AGREEMENTS Notwithstanding any right of Parent (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Company and Parent have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements set forth in this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

                                   ARTICLE XI

                                  TERMINATION

        11.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholder Approval and the Parent Stockholder Approval:

           (a) by mutual written agreement of Parent and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

           (b) by either the Company or Parent upon notification to the non-terminating party by the terminating party:

               (i) at any time after July 31, 2000 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a material breach of this Agreement by the terminating party;

               (ii) if the Company Stockholder Approval or the Parent Stockholder Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

               (iii) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

               (iv) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in SECTIONS 7.01, 7.02, 8.01 or 8.02 will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the date specified in SECTION 11.01(b)(i), then, for so long as the non-terminating party continues to use its reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this SECTION 11.01(b)(iv);

               (v) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such Order shall have become final and nonappealable;

           (c) by Parent or the Company if the Company or its stockholders receive a Superior Offer in connection with which the Board of Directors of the Company exercises the rights specified in SECTION 6.02(c) to withhold, withdraw, amend or modify its recommendation of the Merger; or

           (d) by Parent if the Company breaches SECTION 4.03 of this Agreement and Parent is in substantial compliance with its obligations under this Agreement.

        11.02  EFFECT OF TERMINATION.

           (a) If this Agreement is validly terminated by either the Company or Parent pursuant to SECTION 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that nothing, other than SECTION 11.02(d), contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, (ii) as provided in paragraph (b) below and (iii) SECTION 13.04 of this Agreement shall survive and continue in full force and effect.

           (b) In the event that Parent (and at the time of termination Parent was in substantial compliance with its obligations under this Agreement) or Company terminates this Agreement pursuant to SECTIONS 11.01(c), or Parent terminates this Agreement pursuant to SECTION 11.01(d), then the Company shall, within one (1) Business Day after receipt of a request from Parent, pay to Parent in cash (x) a termination fee of $1,500,000 and (y) an amount equal to all documented out-of-pocket expenses and fees incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel for acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger, Parent's legal counsel and Parent's independent accountants), provided, that in no event shall the amount of such reimbursable fees and expenses exceed $500,000 in the aggregate (collectively, (x) and (y), the "Termination Fee").

           (c) If (A) this Agreement is terminated by Parent pursuant to SECTION 11.01(b)(II), (B) prior to such termination a third party shall have publicly announced and not withdrawn a proposal or offer for a Company Acquisition (as defined below) and (C) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or the Company enters into a definitive agreement providing for a Company

       Acquisition, then the Company shall pay Parent in immediately available funds at or prior to consummating such Company Acquisition an amount equal to the Termination Fee.

           (d) The Company acknowledges that the agreements contained in this
       SECTION 11.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this SECTION 11.02 and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this SECTION 11.02, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this
       SECTION 11.02 at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made. Payment of the Termination Fee described in this SECTION 11.02 shall be in lieu of Losses incurred in the event of breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less then 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

                                  ARTICLE XII

                                  DEFINITIONS

        12.01  DEFINITIONS.

           (a) DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

           "Acquisition Proposal" means any proposal for a merger or other business combination to which the Company, Galaxy Mall or IMI is a party or the direct or indirect acquisition of any substantial equity interest in, or a substantial portion of the assets of the Company, Galaxy Mall or IMI, other than the transactions contemplated by this Agreement.

           "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

           "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

           "Agreement" unless the context otherwise requires, means this Agreement and Plan of Merger, the exhibits and the schedules hereto and the certificates delivered in accordance herewith, and the Certificate of Merger, as the same shall be amended from time to time.

           "Ancillary Agreements" has the meaning given in RECITAL E.

           "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

           "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

           "Benefit Plan" means any Plan established by the Company, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company, Galaxy Mall, or IMI contributes or has contributed, or under which any employee, former employee or director of the Company, Galaxy Mall, or IMI or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

           "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Person referred to, including without limitation financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

           "Business" has the meaning given such term in SECTION 2.02.

           "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of California and Utah are authorized or obligated to close.

           "Business or Condition" means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the referenced party taken as a whole.

           "Certificate of Merger" has the meaning given in SECTION 1.02.

           "Certificates" has the meaning given in SECTION 1.07(C).

           "Closing" has the meaning given in SECTION 1.02.

           "Closing Date" has the meaning given in SECTION 1.02.

           "Closing Price" has the meaning given in SECTION 1.06(D).

           "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "Company" has the meaning ascribed to it in the forepart of this Agreement.

           "Company Acquisition" has the meaning given in SECTION 11.02.

           "Company Common Stock" has the meaning given in SECTION 1.06(A).

           "Company Financials" has the meaning given in SECTION 2.07(B).

           "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

           "Company Option" has the meaning given in SECTION 2.03(B).

           "Company Plan" has the meaning given in SECTION 1.06(B).

           "Company Plan Options" has the meaning given in SECTION 1.06(B).

           "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

           "Company SEC Reports" has the meaning given in SECTION 2.07(A).

           "Company Stockholder Approval" has the meaning given in SECTION 2.05.

           "Company Stockholders" means all holders of the Company Common Stock as of the Effective Time.

           "Company Stockholders' Meeting" has the meaning given in SECTION
       6.02.

           "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

           "Delaware Law" has the meaning given in RECITAL A.

           "Disclosure Schedule" means the record delivered by Parent and the Company herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Company or Parent pursuant to this Agreement.

           "Dissenting Shares" has the meaning given in SECTION 1.11.

           "Employment Agreements" has the meaning given in RECITAL E.

           "Exchange Act" has the meaning given in SECTION 2.07(A).

           "Exchange Agent" has the meaning given in SECTION 1.07(A).

           "Exchange Ratio" has the meaning given in SECTION 1.06(A).

           "GAAP" means the United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

           "Galaxy Mall" has the meaning given in SECTION 2.02.

           "Galaxy Mall Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Galaxy Mall.

           "Galaxy Mall Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of Galaxy Mall.

           "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

           "IMI" has the meaning given in SECTION 2.02.

           "IMI Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to IMI.

           "IMI Registered Intellectual Property" means all of the Registered Property owned by, or filed in the name of IMI.

           "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

           "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent intellectual property rights to any of the foregoing anywhere in the world.

           "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary(other than trade receivables generated in the ordinary course of business of the Company or any Subsidiary).

           "IRS" means the United States Internal Revenue Service.

           "Knowledge" or "Known" means the actual knowledge of any officer, director or employee of the referenced party hereto or any Subsidiary of such party.

           "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

           "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

           "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

           "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

           "Lock-Up Agreements" has the meaning given in RECITAL E.

           "Loss" means any and all losses, fines, fees, penalties, deficiencies and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

           "Material Adverse Effect" means any materially adverse change in or effect (i) that is or will be materially adverse to the business, results of operations or financial condition, of any party hereto, taken as a whole, or (ii) that will prevent or materially impair any party's ability to consummate the Merger, including without limitation, a determination by Parent's auditors that the Company's revenues for fiscal year 1999 did not exceed $13 million dollars and a determination by Parent, in its sole discretion, that the threatened patent infringement action by AVO Media involving certain IMI Intellectual Property or the U.S. design patent for a shaped CD product issued on January 18, 2000 to SHAPE CD, Inc., may result in a significant patent infringement claim against IMI, Parent or any of their affiliates, provided that a "Material Adverse Effect" shall not include changes or effects (i) relating to economic conditions or financial markets in general or the internet or high technology industries generally, (ii) resulting from the voluntary termination of employment by employees or any party and its Subsidiaries between the date hereof and the Closing Date or (iii) resulting from actions required to be taken by the terms of this Agreement. A decline in the stock market price of the shares of Parent or Company in and of itself shall not be deemed a "Material Adverse Effect."

           "Merger" has the meaning given in SECTION 1.01.

           "Merger Sub Common Stock" has the meaning given in SECTION 1.06(C).

           "Nevada Law" has the meaning given in RECITAL A.

           "Nasdaq" means the National Association of Securities Dealers, Inc. National Market System.

           "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

           "Option Agreement" has the meaning given in RECITAL E.

           "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

           "Parent" has the meaning ascribed to it in the forepart of this Agreement.

           "Parent Common Stock" has the meaning given in SECTION 1.06(A).

           "Parent Stockholder Approval" has the meaning given in SECTION 3.05.

           "Parent Stockholders' Meeting" has the meaning given in SECTION 6.03.

           "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Subsidiary.

           "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

           "Representatives" has the meaning ascribed to it in SECTION 4.02.

           "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

           "SEC" means the United Stated Securities and Exchange Commission.

           "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

           "Superior Offer" has the meaning given in SECTION 6.02(C).

           "Surviving Corporation" has the meaning given in SECTION 1.01.

           "Tax Authority" means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

           "Taxes" means any tax, fee, levy, charge, or other amount assessed by or payable to any Governmental or Regulatory Authority, including without limitation any interest, penalty, or other amount related thereto.

           "Tax Returns" means all federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto.

           "Termination Fee" has the meaning given in SECTION 11.02(B).

           "Voting Agreements" has the meaning given in RECITAL E.

           (b) CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company or Parent or a Subsidiary, as the case may be. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, if applicable.

                                  ARTICLE XIII

                                 MISCELLANEOUS

        13.01 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

    If to the Company, addressed to:

           Galaxy Enterprises, Inc
           754 East Technology Avenue
           Orem, Utah 84907
           Attn: John J. Poelman
           Fax: (801) 228-9762

    With a copy to:

           Parsons Behle & Latimer, P.C.
           One Utah Center
           201 South Main Street, Suite 1800
           P.O. Box 45898
           Salt Lake City, UT 84145-0898
           Attn: Brent Christensen, Esq.
           Fax: (801) 536-6111

    If to Parent and Merger Sub, addressed to:

           Netgateway, Inc.
           300 Oceangate, 5(th) Floor
           Long Beach, CA 90802
           Attn: Craig Gatarz, Esq.
           Fax: (562) 308-0021

    With a copy to:

           Nida & Maloney, LLP
           800 Anacapa Street
           Santa Barbara, CA 93101
           Attn: C. Thomas Hopkins, Esq.
           Fax: (805) 568-1955

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
    All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        13.02 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation that certain letter agreement between the parties dated December 12, 1999 and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        13.03 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Company and Parent will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company, Galaxy Mall and IMI sell goods or provide services or with whom the Company, Galaxy Mall and IMI otherwise have significant business relationships, with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Notwithstanding the foregoing, Parent and Company will attempt to consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Parent or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement. Parent may without obtaining Company's approval, issue one or more press releases following the Closing announcing the consummation of the transactions contemplated by this Agreement.

        13.04 CONFIDENTIALITY. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Parent's use of documents and information concerning the Company furnished by Company hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        13.05 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

        13.06 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        13.07 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        13.08 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except as set forth in Section 5.07.

        13.09 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        13.10 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        13.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Subject to any other provision of this Agreement, each party hereby irrevocably submits to the non-exclusive jurisdiction of the federal and state courts located in Los Angeles, California in any such action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of California other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction.

        13.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        13.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a Contract executed and performed in such State, without giving effect to the conflicts of Laws principles thereof, except to the extent that the Laws of the States of Delaware and Nevada shall apply where mandatorily applicable.

        13.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each of the parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement. The original signature pages shall be forwarded to the Parent or its counsel and the Parent or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

PARENT:                                 NETGATEWAY, INC.,
                                         a Delaware corporation

                                         By:_________________________________
                                           Name:
                                           Title:

MERGER SUB:                           GALAXY ACQUISITION CORP.,
                                         a Delaware corporation

                                         By:_________________________________
                                           Name:
                                           Title:

COMPANY:                               GALAXY ENTERPRISES, Inc.,
                                         a Nevada corporation

                                         By:_________________________________
                                           John J. Poelman
                                           President and Chief Executive Officer

                                   APPENDIX B

                       RIGHTS OF DISSENTING STOCKHOLDERS

    NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

    NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

    NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

    NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

    NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

    NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

    NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

    NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

    NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995,
2087)

    NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

    NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

    NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

    1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

    2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

    NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS
     AND TO OBTAIN PAYMENT FOR SHARES.

    1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

        (a) Consummation of a plan of merger to which the domestic corporation is a party:

           (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

           (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

        (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

        (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

    2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087)

    NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES
     OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

    1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

           (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

               (I) The surviving or acquiring entity; or

               (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

           (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

    2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

    NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY
     TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

    1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

    2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

        (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

        (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

    NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

    1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

    2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

    NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

    1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

        (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (b) Must not vote his shares in favor of the proposed action.

    2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631)

    NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT
     RIGHTS; CONTENTS.

    1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

    2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

        (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

        (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

        (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

    NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF
     RIGHTS OF STOCKHOLDER.

    1.  A stockholder to whom a dissenter's notice is sent must:

        (a) Demand payment;

        (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

        (c) Deposit his certificates, if any, in accordance with the terms of the notice.

    2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

    3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730)

    NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER
     DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

    1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

    2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

    NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

    1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

        (a) Of the county where the corporation's registered office is located;
    or

        (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

    2.  The payment must be accompanied by:

        (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

        (b) A statement of the subject corporation's estimate of the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

        (e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995,
    2090)

    NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF
     DISSENTER'S NOTICE.

    1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

    2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

    NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT
     CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

    1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

    2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

    NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT
     CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

    1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

    3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

    NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS
     AND FEES.

    1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

    2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

        (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

    3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

    4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

    5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)

                                                                      APPENDIX C

March 2, 2000
Board of Directors
Netgateway, Inc.
300 Oceangate, 5th Floor
Long Beach, CA 90802

Gentlemen:

    You have requested that we render our opinion as to the fairness, from a financial point of view, to the shareholders of Netgateway, Inc., (the "Company"), of the exchange ratio of 0.63217 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company (the "Exchange Ratio") to be exchanged for each outstanding share of Common Stock, par value $.007 per share (the "Galaxy Common Stock"), of Galaxy Enterprises, Inc. ("Galaxy") pursuant to the Agreement and Plan of Merger dated as of March 10, 2000 between the Company and Galaxy (the "Agreement").

    Roth Capital Partners, Inc. ("Roth Capital" or the "Firm"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to it, including having acted as placement agent in the private placement of subordinated bridge notes in 1999; having acted as lead managing underwriter in the public offerings of Shares in 1999; and having participated in certain of the negotiations leading to the Agreement.

    In connection with the review and analysis performed to render our opinion, among other things, we have:

     i. Reviewed certain interim reports of the Company and Galaxy to their respective stockholders and Quarterly Reports on Form 10-Q of the Company and Galaxy;

     ii. Reviewed certain internal financial analyses and forecasts for the Company and Galaxy prepared by their respective management;

    iii. Held discussions with members of the senior management of the Company and Galaxy regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies and of the combined operations of the Company and Galaxy;

     iv. Reviewed a draft copy of the Agreement and Plan of Merger in the form provided to us by the Company;

     v. Reviewed certain publicly available documents relating to the Company and Galaxy;

     vi. Reviewed internal budgets and projections, marketing materials and press releases provided to us by the Company;

    vii. Reviewed publicly available data and information for companies which we have determined to be comparable to the Company and Galaxy;

   viii. Reviewed available research reports for companies which we have determined to be comparable to the Company and Galaxy;

     ix. Reviewed the financial terms of other recent business combinations; and

     x. Conducted such other financial analysis as we have determined to be appropriate for purposes of this opinion.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with the Company's consent that the financial forecasts provided by the respective managements of the Company and Galaxy, including the synergies expected to be derived from the business combination, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company and Galaxy. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Galaxy or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote on the proposed transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to holders of the Company's common stock.

    This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Roth Capital hereunder are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Roth Capital shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

    We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to revise our opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

    We hereby consent to the use of this opinion in the Proxy
Statement/Prospectus.

Very Truly Yours,

Roth Capital Partners, Inc.

                                     [LOGO]

                                                                      APPENDIX D

March 10, 2000

Board of Directors
Galaxy Enterprises, Inc.
754 East Technology Avenue
Orem, Utah 84097

Dear Gentlemen:

We understand that Galaxy Enterprises, Inc. (the "Company") (OTC: GLXY) is being merged with and into Netgateway, Inc. ("Netgateway") (NASDAQ: NGWY) in a stock-for-stock transaction (the Transaction), whereby each share of the Company's common stock will be exchanged for 0.632 shares of Netgateway's common stock (the Consideration). Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed Galaxy's annual reports on Form 10-KSB for the two fiscal years ended December 31, 1998 and quarterly report on Form 10-Q for the period ended September 30, 1999;

2.  reviewed Netgateway's Form S-1, dated November 18, 1999;

3. reviewed the draft Agreement and Plan of Merger by and between Netgateway, Inc., Galaxy Acquisition Corp. and Galaxy Enterprises, Inc., dated as of March 8, 2000;

4.  reviewed the draft Form S-4, dated February   , 2000;

5. met with certain members of the senior management of Galaxy and Netgateway to discuss the Transaction, the operations, financial condition, future prospects and projected operations and performance of Galaxy and Netgateway;

6. visited the headquarters and operating facilities of both Galaxy and Netgateway in Orem, Utah and Long Beach, California, respectively;

7.  reviewed Galaxy Business Plan, dated February 16, 1999;

8. reviewed financial projections for Galaxy prepared by CSK Securities Research and approved by Galaxy's management for the years ending December 31, 2001;

9. reviewed Netgateway's pro-forma projections provided by management for the two years ending December 31, 2002;

10. analyzed historical stock performance and trading volume of both Galaxy's and Netgateway's common stock;

11. reviewed various industry and research reports for the Internet--eBusiness industry;

12. reviewed transcripts of chat rooms of Galaxy and Netgateway during the run-up period before the merger announcement date;

13. reviewed certain other publicly available and proprietary financial data for certain companies that we have deemed comparable to Galaxy and Netgateway; and

14. conducted such other studies, analyses and inquiries we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Netgateway's Certificate of Incorporation includes the following language:

    Netgateway's certificate of incorporation and/or bylaws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

    We have in place directors and officers liability insurance in an amount of
not less than $            million.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Netgateway pursuant to the foregoing provisions or otherwise, Netgateway has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

    (a) The following exhibits are filed herewith:

      EXHIBIT NO.         DESCRIPTION
------------------------  -----------
 1.1                      Form of Underwriting Agreement(1)
 3.1                      Certificate of Incorporation(1)
 3.2                      Bylaws(3)
 3.3                      Certificate of Ownership and Merger(4)
 3.4                      Articles of Merger(4)
 4.1                      Form of Representatives' Warrant(1)
 4.2                      Form of Common Stock Certificate(4)
 5.1                      Opinion of Brock Silverstein LLC(5)
10.1                      Form of Employment Agreement, dated as of January 1, 1999, between Netgateway, Inc. and Keith D. Freadhoff(1)
10.2                      Form of Employment Agreement, dated as of January 1, 1999, between Netgateway, Inc. and Donald M. Corliss, Jr.(1)
10.3                      Form of Employment Agreement, dated as of January 1, 1999, between Netgateway, Inc. and David Bassett-Parkins(1)
10.4                      Form of Employment Agreement, dated as of January 1, 1999, between Netgateway, Inc. and Hanh Ngo(1)

      EXHIBIT NO.         DESCRIPTION
------------------------  -----------
10.5                      Form of Employment Agreement, dated as of April 5, 1999,
                          between Netgateway, Inc. and Craig Gatarz(1)
10.6                      1998 Stock Compensation Program(1)
10.7                      1998 Stock Option Plan for Senior Executives(1)
10.8                      Office Lease, dated as of June 26, 1998, between Netgateway,
                          Inc. and Pacific Tower Associates(1)
10.9                      Form of Internet Data Center Services Agreement, between
                          Netgateway, Inc. and Exodus Communications, Inc.(1)
10.10                     Form of Secured Convertible Debenture due December 31,
                          1999(1)
10.11                     Agreement and Plan of Reorganization, dated as of June 2,
                          1998, among Netgateway, Infobahn Technologies, LLC, Video
                          Calling Card, Inc., the Netgateway Shareholders and the
                          Video Majority Shareholder(1)
10.12                     Software Assignment and Grant Back Limited License
                          Agreement, dated as of November 16, 1999, between Netgateway and Shopping Planet(1)
10.13                     Stock Purchase Agreement, dated as of November 1, 1998,
                          among StoresOnline.com, Ltd., Netgateway, Inc. and the
                          Selling Stockholders(1)
10.14                     Amendment to Stock Purchase Agreement, among
                          StoresOnline.com, Ltd., Netgateway, Inc. and the Selling
                          Stockholders(1)
10.15                     Form of Financial Consulting Agreement(1)
10.16                     Letter Agreement, dated June 3, 1998, between Netgateway and
                          Nida & Maloney, including Terms of Retention and Legal Fee
                          Services Option(2)
10.17                     Consulting and Advisory Agreement, dated October 20, 1998, between Burchmont Equities Group, Inc. and Netgateway(2)
10.18                     Consulting and Advisory Agreement, dated November 1, 1998, between North Coast Securities Corp. and Netgateway(2)
10.19                     Consulting Agreement, dated December 24, 1998, between
                          Netgateway and Glashow Associates(2)
10.20                     Consulting Agreement, dated July 1, 1999, between Netgateway and Glashow Associates LLC(2)
10.21                     Amended and Restated Subordinated Secured Promissory Note,
                          dated August 28, 1998, from Admor Memory Corp. and
                          Netgateway, including the Security Agreement, dated as of
                          August 28, 1998, among Admor Memory Corp., Admor Memory,
                          Ltd. and Netgateway(2)
10.22                     Form of Series A 12% Senior Note due 2000(3)
10.23                     Agreement, dated February 25, 1999, between Netgateway, Inc.
                          and Xoom.com(3)
10.24[R]                  Agreement, dated February 25, 1999, between Netgateway, Inc.
                          and Xoom.com(4)
10.25                     Electronic Commerce Services Agreement, dated as of
                          March 24, 1999, between Netgateway, Inc. and CB Richard
                          Ellis(3)
10.26[R]                  Electronic Commerce Services Agreement, dated as of
                          March 24, 1999, between Netgateway, Inc. and CB Richard
                          Ellis(4)
10.27                     Reseller and Mall Agreement, dated as of May 20, 1999, among
                          Netgateway, Inc., StoresOnline.com, Inc. and WirelessOne,
                          Inc.(3)
10.28[R]                  Reseller and Mall Agreement, dated as of May 20, 1999, among
                          Netgateway, Inc., StoresOnline.com, Inc. and WirelessOne,
                          Inc.(4)
10.29                     Electronic Commerce Services Agreement, dated as of
                          June 1999, between Netgateway, Inc. and Reliant Innovations,
                          Inc.(3)
10.30[R]                  Electronic Commerce Services Agreement, dated as of June
                          1999, between Netgateway, Inc. and Reliant Innovations,
                          Inc.(4)
10.31                     Cable Reseller and Mall Agreement, dated as of July 26,
                          1999, among StoresOnline.com, Inc., Netgateway, Inc. and
                          MediaOne of Colorado, Inc.(3)

      EXHIBIT NO.         DESCRIPTION
------------------------  -----------
10.32[R]                  Cable Reseller and Mall Agreement, dated as of July 26,
                          1999, among StoresOnline.com, Inc., Netgateway, Inc. and
                          MediaOne of Colorado, Inc.(4)
10.33                     Stock Purchase Agreement, dated as of July 16, 1999, between
                          Netgateway, Inc. and MediaOne of Colorado, Inc.(3)
10.34[R]                  Stock Purchase Agreement, dated as of July 16, 1999, between
                          Netgateway, Inc. and MediaOne of Colorado, Inc.(4)
10.35                     Distributor Mall/Storefront Agreement, dated as of
                          August 25, 1999, between Netgateway, Inc. and
                          BuySellBid.com, Inc.(3)
10.36[R]                  Distributor Mall/Storefront Agreement, dated as of August
                          25, 1999, between Netgateway, Inc. and BuySellBid.com,
                          Inc.(4)
10.37                     Joint Marketing and Promotion Agreement, dated August 25,
                          1999, between Netgateway, Inc. and BuySellBid.com, Inc.(3)
10.38[R]                  Joint Marketing and Promotion Agreement, dated August 25,
                          1999, between Netgateway, Inc. and BuySellBid.com, Inc.(4)
10.39                     Cable Reseller and Mall Agreement, dated as of August 30,
                          1999 among Netgateway, Inc., StoresOnline and B2BStores.com,
                          Inc.(3)
10.40[R]                  Cable Reseller and Mall Agreement, dated as of August 30,
                          1999 among Netgateway, Inc., StoresOnline and B2BStores.com,
                          Inc.(4)
10.41                     Electronic Commerce Services Agreement, dated as of July 28,
                          1999, between Netgateway, Inc. and B2BStores.com, Inc.(3)
10.42[R]                  Electronic Commerce Services Agreement, dated as of July 28,
                          1999, between Netgateway, Inc. and B2BStores.com, Inc.(4)
10.43                     Form of Employment Agreement between Netgateway, Inc. and
                          Roy W. Camblin III(3)
10.44                     Reseller and Mall Agreement dated as of July 27, 1999, among
                          Frontiervision, Netgateway, Inc. and StoresOnline.com,
                          Inc.(3)
10.45[R]                  Reseller and Mall Agreement dated as of July 27, 1999, among
                          Frontiervision, Netgateway, Inc. and StoresOnline.com,
                          Inc.(4)
10.46                     1999 Stock Option Plan for Non-Executives.(3)
10.47                     Employment Agreement, dated as of November 18, 1998, between
                          Netgateway and Luis Marcelo Povalo(3)
10.48                     Consulting Agreement, dated as of October 14, 1998, between
                          Netgateway, Inc. and Richard A. Beras(3)
10.49                     Letter, dated December 9, 1998, from Netgateway, Inc. to
                          Jerry Czuchan(3)
10.50                     Promissory Note, dated March 15, 1999, in the principal
                          amount of $50,000 payable to Joseph Py(3)
10.51                     Promissory Note, dated March 15, 1999, in the principal
                          amount of $30,000 payable to Robert E. Ciri(3)
10.52                     Common Stock Purchase Warrant, dated November 20, 1998,
                          issued to Sean Beebe(3)
10.53                     Common Stock Purchase Warrant, dated November 20, 1998,
                          issued to Donald Danks(3)
10.54                     Common Stock Purchase Warrant, dated November 20, 1998,
                          issued to Keith D. Freadhoff(3)
10.55                     Common Stock Purchase Warrant, dated November 20, 1998,
                          issued to Michael V. Vanderhoof(3)
10.56                     Master Trust--Oceangate Trust, dated as of December 10,
                          1998, among Keith Freadhoff, as the Trustee and the
                          Beneficiaries(3)
10.57                     Form of Individual Trust--Oceangate Trust, between Keith D.
                          Freadhoff as Trustor, and Keith Freadhoff, as Trustee, for
                          the benefit of the Beneficiary(3)

      EXHIBIT NO.         DESCRIPTION
------------------------  -----------
10.58                     Courseware Reproduction License Agreement, dated as of
                          October 29, 1997, between Prosoft I-Net Solutions, Inc. and
                          S.T.E.P.S., as amended by Amendment No. 1 to the Courseware
                          Reproduction License Agreement, and as amended by Amendment
                          No. 2 to the Courseware Reproduction License Agreement(3)
10.59                     Assignment of License, dated as of April 1, 1998, between
                          S.T.E.P.S. and Netgateway, Inc.(3)
10.60                     Courseware Reproduction License Agreement, dated as of
                          January 20, 1997, between Prosoft I-Net Solutions, Inc. and
                          Training Resources International, Inc., as amended by
                          Amendment No. 1 to the Courseware Reproduction License
                          Agreement(3)
10.61                     Sublicense Agreement, dated as of March 27, 1998 between
                          Netgateway and Training Resources International, Inc.(3)
10.62                     Settlement and Release Agreement, entered into April 19,
                          1999 among Prosoft Training.com (formerly Prosoft I-Net
                          Solutions, Inc., Training Resources International, Inc.,
                          S.T.E.P.S., Netgateway, Inc., Michael Khaled, Scott Beebe
                          and Donald Danks(3)
10.63                     Form of Employment Agreement, dated as of June 1, 1999
                          between Netgateway, Inc. and John Wendel(3)
10.64                     Internet Services Agreement, dated as of October 25, 1999
                          between Netgateway, Inc. and Bergen Brudswig Drug Company(4)
10.65                     Voting Agreement dated as of March 10, 2000, by and among
                          Netgateway, Inc. and John J. Poelman.(6)
10.66                     Voting Agreement dated as of March 10, 2000, by and among
                          Netgateway, Inc. and Sue Ann Cochran(6)
10.67                     Form of Affiliate Lock-Up Agreement(6)
10.68                     Form of Employment Agreement(6)
10.69                     Stock Option Agreement dated as of March 10, 2000, by and
                          among Netgateway, Inc. and John J. Poelman.(6)
10.70[R]                  Electronic Commerce Services Agreement, dated as of
                          December 1, 1999, between Netgateway and Leading
                          Technologies, Inc. d/b/a Mall of Minority America.com,
                          Inc.(7)
10.71[R]                  Cable Reseller and Mall Agreement, dated as of December 9,
                          1999, among Netgateway, StoresOnline.com, Inc. and
                          Intermedia Partners Southeast(7)
10.72                     Pledge Agreement, dated as of January 7, 2000, between
                          John J. Poelman and the Company(7)
10.72                     Promissory Note in the principal amount of $300,000, dated
                          January 7, 2000 issued to the Company(7)
10.73                     Pledge Agreement, dated as of February 4, 2000, between
                          John J. Poelman and the Company(7)
10.74                     Promissory Note in the principal amount of $150,000, dated
                          February 4, 2000 issued to the Company(7)
10.75                     Employment Agreement, dated as of December 15, 1999, between
                          Jill Padwa and the Company(7)
10.76                     Letter of Intent, dated December 12, 1999 between Galaxy
                          Enterprises, Inc., a Nevada corporation and the Netgateway,
                          Inc.(7)
10.77                     Employment Agreement by and between John J. Poelman and
                          Galaxy Enterprises, Inc. dated March 10, 2000
10.78                     Employment Agreement by and between Frank C. Heyman and
                          Galaxy Enterprises, Inc. dated March 10, 2000
10.79                     Employment Agreement by and between David Wise and Galaxy
                          Enterprises, Inc. dated March 10, 2000
10.80                     Employment Agreement by and between Brandon Lewis and Galaxy
                          Enterprises, Inc. dated March 10, 2000

      EXHIBIT NO.         DESCRIPTION
------------------------  -----------
10.81                     Employment Agreement by and between Robert Green and IMI,
                          Inc. dated March 10, 2000
10.82                     Employment Agreement by and between Benjamin Roberts and
                          IMI, Inc. dated March 10, 2000
10.83                     Affiliate Lock-up Agreement by and between Netgateway and
                          Darral Clarke dated March 10, 2000
10.84                     Affiliate Lock-up Agreement by and between Netgateway and
                          Brandon B. Lewis dated March 10, 2000
10.85                     Affiliate Lock-up Agreement by and between Netgateway and
                          David Wise dated March 10, 2000
10.86                     Affiliate Lock-up Agreement by and between Netgateway and
                          Frank C. Heyman dated March 10, 2000
10.87                     Affiliate Lock-up Agreement by and between Netgateway and
                          John J. Poelman dated March 10, 2000
10.88                     Affiliate Lock-up Agreement by and between Netgateway and
                          Benjamin Roberts dated March 10, 2000
10.89                     Affiliate Lock-up Agreement by and between Netgateway and
                          Robert Green dated March 10, 2000
10.90                     Electronic Commerce Services Agreement dated March 1, 2000 between Netgateway, Inc. and Galaxy Enterprises, Inc.
10.91                     Statement of Work for Galaxy Mall and Store Conversion dated
                          March 1, 2000 between Netgateway, Inc. and Galaxy Mall
18.1                      Letter dated February 9, 2000 from KPMG LLP(7)
21.1                      Subsidiaries of Netgateway
23.1                      Consent of KPMG LLP
23.2                      Consent of Wisan, Smith, Racker & Prescott, LLP
23.3                      Consent of Roth Capital Partners, Inc.
23.4                      Consent of Houlihan Lokey Howard & Zukin
23.5                      Consent of Wright Ford Young & Company(3)
23.6                      Consent of Allan Hogenson, Chartered Accountant(5)
23.7                      Consent of Ted A. Madsen, Certified Public Accountant(5)
24.1                      Power of Attorney (set forth on the signature page attached hereto).
24.2                      Power of Attorney of Van Andrews(2)
24.3                      Power of Attorney of William Brock(2)
24.4                      Power of Attorney of Roy W. Camblin III(3)
24.5                      Consent of Roy W. Camblin III(3)
24.6                      Consent of James Demetriades(3)
24.7                      Consent of John Dillon(3)

------------------------

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 333-79751) filed on June 1, 1999.

(2) Incorporated by reference from Amendment No. 1 to the Registrant's Registration Statement on Form S-2 (File No. 333-79751) filed on July 21, 1999.

(3) Incorporated by reference from Amendment No. 2 to the Registrant's Registration Statement on Form S-2 (File No. 333-79751) filed on October 14, 1999.

(4) Incorporated by reference from Amendment No. 3 to the Registrant's Registration Statement on Form S-2 (File No. 333-79751) filed on November 12, 1999.

(5) Incorporated by reference from Amendment No. 4 to the Registrant's Registration Statement on Form S-2 (File No. 333-79751) filed on November 18, 1999.

(6) Incorporated by reference from the Registrant's Report on Form 10-Q filed on February 15, 2000 for the quarter ended December 31, 1999.

(7) Incorporated by reference from Netgateway's Report on Form 8-K filed on March 21, 2000.

    (b) Please note that certain confidential technical and commercial information has been redacted from some of the exhibits attached to this Form S-1 in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission and may be obtained in accordance with the Freedom of Information Act. Exhibits to this Form S-1 which have had confidential information redacted are indicated as follows on the exhibit list above: "[R]." Within the exhibits to this Form S-1, redacted material is indicated by the following sign where such redacted text would have appeared in the relevant exhibit: "[**REDACTED**]"

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final ad judication of such issue.

    (b) The Registrant hereby undertakes that it will:

        (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

    (c) The Registrant hereby undertakes that it will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (d) The Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of this prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

    (e) The Registrant hereby undertakes that it will:

        (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 200 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) Include any material information which with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Long Beach, California on May 5, 2000.

                                                       NETGATEWAY, INC.

                                                       By:            /s/ ROY W. CAMBLIN III
                                                            -----------------------------------------
                                                                        Roy W. Camblin III
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
               /s/ KEITH D. FREADHOFF
     -------------------------------------------       Chairman of the Board of          May 5, 2000
                 Keith D. Freadhoff                      Directors

               /s/ ROY W. CAMBLIN III
     -------------------------------------------       Chief Executive Officer           May 5, 2000
                 Roy W. Camblin III

             /s/ DONALD M. CORLISS, JR.
     -------------------------------------------       President, Chief Operating        May 5, 2000
               Donald M. Corliss, Jr.                    Officer and Director

                  /s/ JON C. FROJEN
     -------------------------------------------       Chief Financial Officer           May 5, 2000
                    Jon C. Frojen

               /s/ JILL GLASHOW PADWA
     -------------------------------------------       Executive Vice President-Sales    May 5, 2000
                 Jill Glashow Padwa                      and Marketing

                  /s/ SIMON SPENCER
     -------------------------------------------       Chief Information Officer         May 5, 2000
                    Simon Spencer

                 /s/ CRAIG S. GATARZ
     -------------------------------------------       General Counsel and Corporate     May 5, 2000
                   Craig S. Gatarz                       Secretary

                 /s/ JOSEPH ROEBUCK
     -------------------------------------------       Director                          May 5, 2000
                   Joseph Roebuck

              /s/ DAVID BASSETT-PARKINS
     -------------------------------------------       Director                          May 5, 2000
                David Bassett-Parkins

                 /s/ R. SCOTT BEEBE
     -------------------------------------------       Director                          May 5, 2000
                   R. Scott Beebe

                  /s/ WILLIAM BROCK
     -------------------------------------------       Director                          May 5, 2000
                    William Brock

                   /s/ JOHN DILLON
     -------------------------------------------       Director                          May 5, 2000
                     John Dillon